Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-132237

PROSPECTUS SUPPLEMENT NO. 33

DATED DECEMBER 31, 2007

(To Prospectus Dated June 23, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

4,605,016 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 23, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 32 thereto dated December 11, 2007, Supplement No. 31 thereto dated November 2, 2007, Supplement No. 30 thereto dated October 26, 2007, Supplement No. 29 thereto dated October 25, 2007, Supplement No. 28 thereto dated October 9, 2007, Supplement No. 27 thereto dated October 4, 2007, Supplement No. 26 thereto dated September 21, 2007, Supplement No. 25 thereto dated September 12, 2007, Supplement No. 24 thereto dated September 6, 2007, Supplement No. 23 thereto dated August 24, 2007, Supplement No. 22 thereto dated August 15, 2007, Supplement No. 21 thereto dated June 29, 2007, Supplement No. 20 thereto dated June 14, 2007, Supplement No. 19 thereto dated May 15, 2007, Supplement No. 18 thereto dated April 19, 2007, Supplement No. 17 thereto dated March 28, 2007, Supplement No. 16 thereto dated March 2, 2007, Supplement No. 15 thereto dated February 14, 2007*, Supplement No. 14 thereto dated January 29, 2007, Supplement No. 13 thereto dated January 19, 2007, Supplement No. 12 thereto dated December 29, 2006, Supplement No. 11 thereto dated December 14, 2006, Supplement No. 10 thereto dated November 15, 2006, Supplement No. 9 thereto dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated October 20, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31 and 32 thereto. The Prospectus relates to the public sale, from time to time, of up to 4,605,016 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31 and 32.

This prospectus supplement includes the attached Form 10-K dated December 28, 2007 as filed by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 23, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 31, 2007.

*The prospectus supplement dated February 14, 2007 was misnumbered and should have been prospectus supplement no. 15.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to             .

Commission File Number 000-51383

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Florida	04-3639490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350 Tampa, Florida	33606
(Address of principal executive offices)	(Zip Code)

(813) 864-2554

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐    Accelerated filer  ☐    Non-Accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

As of March 30, 2007, the aggregate market value of the voting stock held by non–affiliates of the registrant, computed by reference to the last sale price of such stock as of such date on the Nasdaq Global Market, formerly known as, Nasdaq National Market, was approximately $33,653,192.

As of December 1, 2007, there were 42,001,869 shares of the registrant’s Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the registrant’s definitive Proxy Statement for the 2008 Annual Meeting of Stockholders, which will be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this Form 10-K, are incorporated by reference in Part III of this Form 10-K.

Forward-Looking Statements

Statements in this annual report on Form 10-K that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements about: the timing of the commencement, enrollment, and completion of our clinical trials for our product candidates; the progress or success of our product development programs; the status of regulatory approvals for our product candidates; the timing of product launches; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and our estimates for future performance, anticipated operating losses, future revenues, capital requirements, and our needs for additional financing. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” “goal,” and similar expressions intended to identify forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. The underlying information and expectations are likely to change over time. Actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the caption “Risk Factors” in “ITEM 1A. RISK FACTORS” and elsewhere in this annual report on Form 10-K. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

ITEM 1.	BUSINESS

In this annual report on Form 10-K, unless the context indicates otherwise, references to “Accentia,” “the Company,” “our company,” “we,” “us,” and similar references refer to Accentia Biopharmaceuticals, Inc. and its subsidiaries. All references to years in this Form 10-K, unless otherwise noted, refer to our fiscal years, which end on September 30. For example, a reference to “2007” or “fiscal 2007” means the 12-month period ended September 30, 2007.

Overview

We are a biopharmaceutical company focused on the development and commercialization of late-stage, targeted therapeutic clinical products. We have three products in or entering Phase 3 clinical trials, two of which certain have fast-track status. All three products modify the immune system to treat disease. Our first such product candidate, SinuNase™, is being developed as a treatment for chronic sinusitis (CS) which the medical establishment also refers to as chronic rhinosinusitis (CRS), which is a chronic inflammatory condition of the paranasal sinuses that among others, results in nasal congestion, facial pain and pressure, nasal discharge, and headaches. SinuNase is an amphotericin B suspension that is self-administered into a patient’s nasal cavity for the treatment of CS. If approved by the FDA, we expect that SinuNase would be the first and only foreseeable pharmaceutical product indicated for the treatment of chronic sinusitis. In April 2005, we submitted an Investigational New Drug Application, or IND, with the FDA for SinuNase. In December 2006, we commenced the first of two Phase 3 clinical trials for SinuNase for patients who have recurrent CS whose disease severity has warranted surgical intervention for CS sometime in the past, and in November 2007 we completed randomization of all patients required under the SinuNase Phase 3 clinical trial protocol. We expect unblinding of the Phase 3 primary endpoint before the end of March 2008.

Our second product candidate, BiovaxID™, under development by our subsidiary, Biovest International Inc., a publicly held company in which we currently hold approximately 76% of the outstanding capital stock (“Biovest”) is a patient-specific anti-cancer vaccine to treat follicular non-Hodgkins lymphoma, or follicular NHL. Follicular NHL is a cancer of the lymphatic system that results when the body’s follicle center cells, which are a type of white blood cell, become abnormal and eventually spread throughout the body growing and dividing in an uncontrolled fashion. BiovaxID is a customized, patient specific therapeutic anti-cancer vaccine that is derived from a patient’s own cancer cells and is designed to utilize the power of the patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells. We produce this vaccine by extracting the patient’s tumor cells and then replicating and purifying the unique antigen that is present only on the surface of the patient’s own tumor cells. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID in patients with the indolent, or low-grade, form of B-cell follicular NHL. Based on its analysis of available unblinded clinical trial data from the BiovaxID Phase 3 trial, in June 2007 the independent Data Monitoring Committee (DMC) for BiovaxID recommended that Biovest conduct an interim analysis of the study’s efficacy endpoints and overall safety profile. We implemented a data lock in December 2007 to define the clinical trial data to be analyzed and the focus of the clinical trial shifted to the planned interim analysis.

Our third product candidate, Revimmune™, is being developed as a treatment for multiple sclerosis (MS). MS is an autoimmune disease that affects the central nervous system (CNS). Myelin, a fatty tissue, surrounds and protects the nerve fibers of the CNS and helps those nerve fibers to conduct electrical impulses. In MS that myelin sheath is lost in different areas and results in scar tissue which is known as sclerosis. Since the myelin or the nerve fibers are damaged the nerves itself cannot conduct electrical impulses from and to the brain which results in the symptoms of MS. As a result MS is characterized by recurrent episodes of demyelination and inflammation within the central nervous system. Revimmune therapy consists of approximately four consecutive days of in-patient or out-patient treatment with an ultra-high intensity, short-course of an intravenous formulation of an approved drug (cyclophosphamide). This treatment seeks to “reboot” a patient’s immune system, thereby eliminating the autoimmunity which is characteristic of MS. The “rebooting” process is achieved by temporarily eliminating peripheral immune cells, including the immune cells causing the autoimmunity, while selectively sparing the stem cells in the bone marrow. The surviving stem cells are able, typically within two-three weeks, to repopulate the body with a nascent immune system which lacks misdirected immunity to self-antigens. In July 2007, the Company filed a pre-IND submission with the FDA for the commencement of a Phase 3 clinical trial and conducted pre-IND meetings. We are preparing to file our IND with the FDA in the first half of calendar 2008. The Company believes that Revimmune may additionally have applications for the treatment of a variety of autoimmune diseases other than MS, including Systemic Lupus, Myasthenia Gravis and Aplastic Anemia.

We are a vertically-integrated commercial enterprise with demonstrated competencies in the identification, development, regulatory approval, pricing, reimbursement, managed care contracting, manufacturing, and sales and marketing of biopharmaceuticals and medical devices. We currently market pharmaceutical products through our Accentia Pharmaceuticals division, which has a dedicated specialty sales force. Our pharmaceutical product consulting business provides a broad range of services, including product candidate selection, outcomes research on the economic profiles of pharmaceuticals and biologics, pricing and market assessment on these products, reimbursement strategies and various services designed to expedite clinical trials to companies and institutions in the pharmaceutical, biotechnology, and medical markets as well as for our internal use. Our instrument business manufactures equipment used in the production of cells and other biologics based on the hollow-fiber production method and includes our newly introduced automated instrument, AutovaxID™.

We were incorporated in Florida in 2002. Our principal executive offices are located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Our telephone number at that address is (813) 864-2554. Our Internet website address is www.accentia.net and all of our filings with the Securities and Exchange Commission are available free of charge on our website. Any information that is included on or linked to our Internet site is not a part of this annual report on Form 10-K.

Our Business Strategy

Our goal is to acquire, develop, and commercialize innovative late-stage biopharmaceutical products that offer the potential for superior efficacy and safety as compared to competitive products and that address significant unmet medical needs. To achieve this goal, the key elements of our strategy include:

•

Completing clinical development and obtaining regulatory approval for SinuNase, BiovaxID and Revimmune. We intend to complete our Phase 3 clinical trials for SinuNase, BiovaxID and Revimmune and to aggressively pursue regulatory approvals for those products.

•

Identifying and acquiring additional late-stage clinical products and technologies. We intend to pursue the acquisition of additional late-stage products that could increase the value of our development pipeline and complement our existing products and product candidates. This may consist of product acquisition, in-licensing, or company acquisitions. We intend to screen product opportunities and focus on products for which substantial clinical evidence of safety and efficacy has already been demonstrated. We also intend to screen potential product opportunities based on their regulatory pathways, pharmacoeconomic profiles and their payor reimbursement prospects. Although our primary emphasis in acquiring new products will be in the respiratory and oncology therapeutic areas, we will consider products in other therapeutic areas if they satisfy our screening criteria.

•

Leveraging our broad range of internal capabilities to support our ongoing development and commercialization efforts. We believe that our broad range of in-house service capabilities provides a strong platform on which to develop new biopharmaceutical products. We plan to leverage our specialty pharmaceutical business, pharmaceutical product consulting business and biologics production capabilities to pursue, attract, screen, and develop new therapies to increase the size of our development pipeline and commercialize our products.

•

Pursuing strategic relationships on a selective basis for product development or distribution. We may from time to time consider entering into strategic relationships with third-parties in order to facilitate the development of new products and to market and distribute our approved products. Such strategic relationships could be in the form of licensing, distribution arrangements, or joint ventures. In some cases, the acquisition of new products could be effected through the acquisition or licensing of individual products or technologies or the acquisition of an entire business.

We evaluate on a continuing basis, and as appropriate, adjust, our business strategy as discussed above in light of market conditions and other relevant factors such as available financing, opportunities for strategic relationships, and changes impacting our current and future products and product candidates.

SINUNASE

We are developing a product for the treatment of chronic sinusitis or CS based on an intranasal formulation of amphotericin B, and we intend to market and sell this product under the name SinuNase. CS is an inflammatory condition of the paranasal sinuses, which are air cavities within the facial bones that are lined by mucus. CS occurs when the mucus membrane in the nose and the paranasal sinuses become inflamed and swell, thereby blocking the nasal passage or limiting drainage from the sinuses into the nose and throat and causing pressure and pain in the sinuses. CS results in a variety of symptoms, including nasal congestion, facial pain and pressure, nasal discharge, and headaches. The disease is generally categorized into two types: acute rhinosinusitis, which is a temporary short-term condition commonly associated with colds and other viral infections, and chronic rhinosinusitis, which is an ongoing condition that lasts for three or more months but often continues for years.

Since the late 1990s, rhinosinusitis has been replacing the term sinusitis because sinusitis is often preceded by rhinitis and rarely occurs without concurrent nasal airway inflammation. Chronic sinusitis (CS) historically has been accepted as referring to signs and symptoms of sinusitis lasting more than 12 weeks. Recently, several papers have coined the term “chronic rhinosinusitis” (abbreviated in the literature as CRS) and in December 2004, chronic rhinosinusitis was further defined and subcategorized by a panel of experts whose goal was to standardize definitions and suggestions for clinical trial design. For simplicity and historical perspective, the term chronic sinusitis (CS) will be used in this document although CS and CRS may be used interchangeably.

SinuNase is an intranasal antifungal suspension formulated for the treatment of CS. SinuNase’s active ingredient is amphotericin B, which is an antifungal medication currently used as an intravenous formulation to treat a wide variety of systemic fungal infections. As a result of research and studies performed at Mayo Clinic in Rochester, Minnesota, it has been discovered that a hypersensitivity to airborne molds plays a significant role in CRS and that the condition can be substantially relieved using an intranasal application of low-dose antifungals. A recent survey addressed to 950 ear, nose, and throat specialists (ENTs and otolaryngologists) designed and conducted by Beechwood Associates, Inc., a research firm engaged by the Company, reported that of the 750 responding, 91% believe that there is a fungal-induced etiology for CS. There are an estimated ten thousand ENT specialists in the U.S. Mayo Foundation for Medical Education and Research (“MAYO”) has been issued a U.S. patent relating to this treatment method and has filed a European counterpart patent application for the therapy. Our rights to SinuNase are based on a license agreement with MAYO which gives us the exclusive worldwide right to commercialize MAYO’s patented CRS treatment method using the antifungal amphotericin B. Although MAYO’s clinical trials on its CRS therapy were based on the use of amphotericin B, MAYO’s patents and patent applications with respect to the therapy broadly apply to the topical application of any antifungals for the treatment of CRS. We have an option agreement giving us the exclusive right until December 2008, without obligation, to seek to negotiate a license for all antifungals in addition to Amphotericin B. In the event that we are not successful in negotiating such additional licenses, MAYO is not precluded from licensing to third-parties, including potential competitors, the use of antifungals other than amphotericin B for the treatment of CRS.

Market Opportunity

CS is one of the most commonly reported chronic diseases in the U.S., affecting an estimated 14% of the population. Approximately 31 million Americans suffer from rhinosinusitis every year, and an estimated 90% of all rhinosinusitis cases are chronic. According to the March 1999 Journal of Allergy and Clinical Immunology, overall health care expenditures attributable to rhinosinusitis were estimated to be $5.8 billion in direct costs during 1996. A primary diagnosis of acute bacterial rhinosinusitis or CS accounted for 58.7% of all expenditures, or $3.5 billion, for 1996. CS also results in indirect costs for Americans, such as greater than 70 million lost activity days and reduced social and physical functioning. As set forth in the December 2004 Journal of Allergy and Clinical Immunology, at least 30 million courses of antibiotics are prescribed each year for CS, and it is one of the leading forms of chronic disease. The U.S. Department of Health and Human Services estimated that, during a 12-month period ending in 2000, CS accounted for 9.2 million primary care office visits, 1.1 million surgical specialty office visits, 951,000 medical specialty office visits, 1.3 million outpatient department hospital visits, and 693,000 emergency department visits. The U.S. Department of Health & Human Services also estimates that approximately 500,000 people resorted to sinus surgery in 1996.

Causes and Treatment of CS

Currently, there is no FDA-approved therapy for CS. The lack of an effective treatment for CS has historically been due to an inability of the medical community to identify the underlying cause of the condition. Due to lack of knowledge regarding the cause of CS, most treatment methods for CS have focused only on the symptoms of the disease.

As a result of studies begun by Mayo Clinic, researchers have discovered that airborne fungi play a major role in triggering CS. Like pollen, fungi are present in the air in every region of the world, and Mayo Clinic’s studies have demonstrated that fungi are normally present in the mucus of the nasal passages and the sinuses of most everyone, including those without CS. Mayo Clinic’s research has also shown that, in patients with CS, the production of key mediators in the inflammation in CS result from an abnormal immune system response to certain airborne fungi. In CS patients, the presence of this normally innocuous fungi in the mucus triggers an immune response that results in the activation of esonophils, which are immune cells that are predominantly involved in the body’s defense against parasites and foreign organisms. In the mucus, the activation of esonophils triggers an immune defense response and leads to a release of highly destructive and toxic defensive proteins. One such protein is eosinophilic major basic protein, or MBP, which is a substance that attacks fungi but also severely damages the nasal and sinus membrane tissue. Over time, this damage typically leads to inflammation, modification, and blockage of the nasal and sinus drainage passages, as well as polyps and small growths in the nasal passage and the sinuses. Because the damaged tissue is vulnerable to invasion by bacteria and viruses, this damage can also lead to secondary infections.

Prior to the research done at Mayo Clinic, the presence of fungi in the nasal mucus of CS patients was theorized but largely undetected due to the unavailability of effective and accurate methods to detect the presence of the fungi. A study published by Mayo Clinic in 2002 described a new technique for detecting the fungi in mucus, and using this technique, researchers found that 96% of patients with CS had fungi in their mucus. These results were confirmed in a European study that was published in 2003 in Laryngoscope by the American Laryngological, Rhinological and Otological Society, which reported that the presence of fungal organisms in both healthy and CS patients was demonstrated by positive fungal cultures in 91% of individuals in each group. A study by the University of Mainz in Germany published in 2004 in the American Journal of Rhinology reported that fungal DNA was detected in 100% of mucus samples from CS patients.

Historically, the treatment of CS has largely focused on the use of antibiotics, intranasal or orally administered corticosteroids, and sinus surgery. While antibiotics are useful in treating the acute exacerbations that result from the bacterial invasion of the damaged paranasal tissue of CS patients, no antibiotic has proven effective in eradicating the underlying cause of CS. Intranasal and orally administered corticosteroids, which are potent anti-inflammatory hormones, have been used to reduce the inflammation and immune response that play a role in CS, but oral corticosteroids can cause serious side effects and must be avoided or cautiously used with patients that have certain conditions, such as gastrointestinal ulcers, renal disease, hypertension, diabetes, osteoporosis, thyroid disorders, and intestinal disease. Surgery is frequently used in CS patients to improve the drainage of their sinuses based on the assumption that the disease can be reversed by identifying and correcting the obstruction associated with the condition, but while such surgery usually offers temporary relief of symptoms, studies have shown that it is typically not curative.

Clinical Studies on Amphotericin B Therapy

In several published studies, an intranasal administration of amphotericin B has been shown to reduce paranasal inflammation in CS patients by suppressing the production of a protein secreted by the growing top of the fungi in the nasal cavity and mucus, thereby reducing or preventing the immune system response that causes CS. The following is an overview of the studies that were referenced in our IND as submitted to the FDA:

Study	Nature of Study	Number of Patients	Results
2002 Mayo Clinic Study	• Open label study • Twice daily intranasal application of 20 milliliters of amphotericin B in each nostril • Formulation: 100 micrograms of amphotericin B per milliliter of solution	51

•        75% demonstrated improvement in sinus symptoms.

•        35% demonstrated elimination of signs of paranasal inflammation (endoscopic evaluation).

•        39% showed improvement of at least one disease stage (endoscopic evaluation)

2002 Geneva University Study	• Open label study • Four weeks of twice daily of 20 milliliters of amphotericin B in each nostril • Formulation: 100 micrograms of amphotericin B per milliliter suspension	74	• 48% of patients with stage I or II nasal polyposis had complete disappearance of nasal polyposis.

2004 Mayo Clinic Study	• Double blind, randomized placebo controlled study • Twice daily intranasal applications of a 20 milliliter solution with a concentration of 250 micrograms of amphotericin B per milliliter	24	• Statistically significant reduction in mucosal inflammation and reduction in inflammatory markers.

2002 Mayo Clinic Study. In this prospective open label clinical trial conducted at Mayo Clinic and published in 2002 in the Journal of Allergy and Clinical Immunology, 51 patients were given a twice daily intranasal application of an amphotericin B solution in each nostril in the amount of 20 milliliters per application per nostril. Generally, in an open label trial, both the researchers and participants know the drug and dosage that the participant is taking. The concentration of the administered solution was 100 micrograms of amphotericin B per milliliter of solution. The study reported that the therapy resulted in symptom improvement and a reduction in nasal obstruction and discharge, as assessed by endoscopic evaluation and/or CT scan. In this study, patients received the intranasal amphotericin B solution for 3 to 17 months (at an average of 11.3 months), and following a three-month or longer treatment course, improvement in nasal obstruction and nasal discharge symptoms was demonstrated in 38 of 51 of patients, or 75%, as demonstrated by a patient questionnaire. Endoscopic evaluation found 18 of 51 patients, or 35%, to be free from signs of paranasal inflammation at the conclusion of the trial, and an additional 20 patients, or 39%, had improvement of at least one disease stage. CT scans were available for 13 patients and demonstrated significant reduction in nasal mucosal thickening and occlusion of the paranasal sinuses.

2002 Geneva University Study. In this prospective open label study conducted by Geneva University in Switzerland and published in 2002 in the Journal of Laryngology & Otology, 74 patients were administered four weeks of twice daily intranasal application of an amphotericin B suspension. The dosage regimen and amphotericin B concentration used in this study were the same as in the open label Mayo Clinic study. The endpoint of the study was a determination of whether there was complete disappearance of nasal polyposis after endoscopic examination. Of the 74 patients in the study, prior to treatment, 13 had stage I, 48 had stage II, and 13 had stage III of nasal polyposis. Following four weeks of treatment with amphotericin B, the number of patients with stage I, II, and III of the disease was 5, 21, and 13, respectively. This represented a complete disappearance of nasal polyposis in 48% of the combined number of patients with stages I or II of the disease, although none of the patients with stage III of the disease experienced a complete disappearance. Partial disappearance of nasal polyposis or other improvements in condition were not a part of the reported outcomes in this study.

2004 Mayo Clinic Study. In this double blind study of 24 patients conducted at Mayo Clinic and published in the January 2004 Journal of Allergy and Clinical Immunology, amphotericin B was shown to be effective in decreasing mucosal thickening associated with CS. Generally, in a double blind trial, neither the subjects of the study nor the researchers know the drug, dosage, or other critical aspects of the study in order to guard against bias and the effects of the placebo. In this study, the patients were given twice daily intranasal applications of a 20 milliliter solution with a concentration of 250 micrograms of amphotericin B per milliliter. The primary outcome measure, which was a reduction in mucosal thickening measured by CT scan, was statistically significant at six months with an approximate 9% reduction in mucosal thickening in patients treated with amphotericin B versus a slight worsening of mucosal thickening in placebo-treated patients. Endoscopic evaluation of the patients demonstrated statistically significant improvement at three and six months. Eosinophil-derived neurotoxin and other markers of inflammation were decreased in the mucus of patients treated with the amphotericin B.

Development Status

We submitted an IND with the FDA which was accepted by the FDA in May 2005. In April 2006, the FDA granted our SinuNase development program Fast Track status. In calendar year 2006, we commenced the first of two Phase 3 clinical trials for SinuNase. In November 2007, we completed the randomization of patients in the initial Phase 3 trial which comprises 300 patients randomized 1:1 between treatment arm and placebo control arm. Our primary endpoint for these studies is patient reported outcomes measuring the resolution of cardinal symptoms associated with severe post-surgical CS and secondary endpoints including nasal endoscopy and CT scan of the sinuses.

We anticipate that the SinuNase NDA will be filed as a 505(b) (2) application, which is a type of NDA that will enable us to rely in part on the FDA’s previous findings of safety and efficacy for an oral suspension of amphotericin B and on previously published clinical studies of intranasal amphotericin B for CS.

Our initial IND for SinuNase is for a 100 microgram per milliliter amphotericin B suspension self-administered twice daily in each nostril using a plastic barrel syringe in order to fully bathe the sinuses. We intend to subsequently file a supplement to the IND to add a second product consisting of a version of the amphotericin B to be administered with a pump spray for maintenance treatments and in de novo patients with mild/moderate CS disease. The pump spray product candidate may use an encochleation technology that is proprietary to BioDelivery Sciences International, Inc., or BDSI, which has granted to us the exclusive worldwide rights to BDSI’s encochleation technology for amphotericin B used in CS and asthma treatments.

Proprietary Rights to SinuNase

Our rights to SinuNase are based on a license agreement with MAYO. Our license agreement with MAYO gives us the exclusive worldwide right to commercialize MAYO’s patented CRS treatment method using the antifungal amphotericin B. Although MAYO’s clinical trials on its CRS therapy were based on the use of amphotericin B, MAYO’s patents and patent applications with respect to the therapy broadly apply to the topical application of any antifungals for the treatment of CRS. We have entered into an Option Agreement with MAYO giving us the exclusive right until December 2008, without obligation, to seek to negotiate a license for all antifungals in addition to amphotericin B. In the event that we are not successful in negotiating such additional licenses, MAYO is not precluded from licensing to third-parties, including potential competitors, the use of antifungals other than amphotericin B for the treatment of CRS. Such a product would require the license to file a IND and to pursue clinical trials before filing a NDA .

We hold an exclusive license to market and sell products made from amphotericin B based on MAYO’s patented treatment method for CRS. Although amphotericin B has not been approved by the FDA for the treatment of CRS, a number of physicians currently prescribe a variety of compounded aqueous formulations of amphotericin B for their CRS patients. These compounded formulations are custom-made solutions made by compounding pharmacies to fill prescriptions issued by physicians calling for custom-made solutions using FDA-approved active ingredients for individual patients where no commercial product is available. While we have sublicensed our rights to the compounded variant of the product to compounding pharmacies, in exchange for a royalty, if SinuNase is approved by the FDA, these sublicenses will terminate, and compounding pharmacies as a matter of federal regulation will be unable to compound copies of the approved solution without individual medical need for a compounded variation, such as substitution of an inactive ingredient to which a patient is allergic. Additionally, we are aware that other compounding pharmacies may be preparing similar compounded formulations in violation of one or more claims of our licensed patents. Because these patent violations may be sporadic and dispersed, we may not be able to easily identify the violations. In addition, because the patents that we license from MAYO relate to a method of treating CRS, if other amphotericin B solutions become commercially available for other intranasal indications, we may not be able to prevent physicians from prescribing such other intranasal solutions for CRS on an off-label basis. Such actions could hinder our ability to generate enough revenue to justify development costs and to achieve or maintain profitability.

Sales, Marketing, and Manufacturing

If the FDA approves SinuNase for the initial indication of recurrence of CS after sinus surgery, we anticipate that we may market and sell the product through our own sales force directly to ear, nose and throat specialists and allergists who are treating CRS patients and potentially through third-party sales and marketing relationships. There are approximately 10,500 ear, nose, and throat specialists in the U.S. and 5,000 allergists, and we currently market other products to these specialists through our sales force which at October 31, 2007 consisted of 45 employed sales representatives. Additionally, we may seek to establish marketing relationships with third-parties. We anticipate that the labeling for SinuNase will be indicated specifically for “chronic sinusitis,” which is a more widely used name for the condition than “chronic rhinosinusitis.”

We anticipate that the initial SinuNase formulation will be a suspension single-dose, packet of ingredients mixed with sterile water to form a suspension and then administered by the patient through each nostril. We have selected the third-party contract manufacturer to produce the product for our clinical trials which would also have the capability to provide product for commercial sale should this be desired.

BIOVAXID™

BiovaxID is an injectable patient-specific vaccine that we are developing to treat the follicular form of non-Hodgkin’s lymphoma, or NHL. We acquired our rights for BiovaxID through a cooperative research and development agreement (CRADA) with the National Cancer Institute (NCI). BiovaxID is a customized immunotherapy that is derived from a patient’s own cancer cells and is designed to utilize the power of each patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells. BiovaxID is currently undergoing a pivotal Phase 3 clinical trial with patients diagnosed with the indolent follicular form of B-cell NHL. BiovaxID is being developed by Biovest, our publicly held, majority-owned subsidiary.

The Human Immune System

The immune system is the body’s natural defense mechanism for recognizing and combating viruses, bacteria, cancer cells, and other disease-causing organisms. The primary disease fighting functions of the immune system is carried out by white blood cells. In response to the presence of disease, white blood cells can mediate two types of immune responses, referred to as innate immunity and adaptive immunity. Innate immunity refers to a broad, first line of immune defense that occurs as a part of an individual’s natural biological makeup. Adaptive immunity, on the other hand, is specifically generated by a person’s immune system throughout the person’s lifetime as he or she is exposed to particular pathogens, which are agents such as bacteria or other microorganisms that cause disease. In contrast to the broad but unspecific response of innate immunity, the adaptive immune response generates a highly specific, long-lasting, and powerful protection from repeated infection by the same pathogen. This adaptive immune response facilitates the use of preventative vaccines that protect against viral and bacterial infections such as measles, polio, diphtheria, and tetanus.

Adaptive immunity is mediated by a subset of white blood cells called lymphocytes, which are divided into two types: B-cells and T-cells. In the bloodstream, B-cells and T-cells recognize molecules known as antigens, which are proteins or other substances that are capable of triggering a response in the immune system. Antigens include toxins, bacteria, foreign blood cells, and the cells of transplanted organs. When a B-cell recognizes a specific antigen, it secretes proteins, known as antibodies, which in turn bind to a target containing that antigen and tag it for destruction by other white blood cells. When a T-cell recognizes an antigen, it either promotes the activation of other white blood cells or initiates destruction of the target cells directly. A person’s B-cells and T-cells can collectively recognize a wide variety of antigens, but each individual B-cell or T-cell will recognize only one specific antigen. Consequently, in each person’s bloodstream, only a relatively few lymphocytes will recognize the same antigen.

In the case of cancer, cancer cells produce molecules known as tumor-associated antigens, which may or may not be present in normal cells but may be over-produced in cancer cells. T-cells and B-cells have receptors on their surfaces that enable them to recognize the tumor associated antigens. While cancer cells may naturally trigger a T-cell-based immune response during the initial appearance of the disease, the immune system response may not be sufficiently robust to eradicate the cancer. The human body has developed numerous immune suppression mechanisms to prevent the immune system from destroying the body’s normal tissues, and because all cancer cells are originally normal tissue cells, they are often able to aberrantly exploit these mechanisms to suppress the body’s immune response, which would normally destroy them. Even with an activated immune system, the number and size of tumors can overwhelm the immune system.

In the case of cancer and other diseases, immunotherapies are designed to utilize a person’s immune system in an attempt to combat the disease. There are two forms of immunotherapy used to treat diseases: passive and active. Passive immunotherapy is exemplified by the intravenous infusion into a patient of antibodies specific to the particular antigen, and while passive immunotherapies have shown clinical benefits in some cancers, they require repeated infusions and can cause the destruction of normal cells in addition to cancer cells. An active immunotherapy, on the other hand, generates an adaptive immune response by introducing an antigen into a patient, often in combination with other components that can enhance an immune response to the antigen. Although active immunotherapeutics have been successful in preventing many infectious diseases, their ability to combat cancers of various types has been limited by a variety of factors, including the inability of tumor antigens to elicit an effective immune response, difficulty in identifying suitable target tumor antigens, inability to manufacture tumor antigens in sufficiently pure form, and inability to manufacture sufficient quantities of tumor antigens. Nevertheless, there are many active immunotherapeutics for cancer in the late stages of clinical trials, and some are demonstrating encouraging results.

Non-Hodgkin’s Lymphoma

NHL is a cancer of the lymphatic system, which is a part of the immune system and serves as the body’s primary blood filtering and disease fighting tissue. In NHL, specific cells in the lymphatic system become abnormal and multiply in an uncontrolled manner, outliving their normal programmed lifespan, and spreading through the body. NHL can occur in both B-cells and T-cells.

NHL is the sixth most common cancer and the sixth leading cause of death among cancers in the U.S. Approximately 85% of diagnosed cases of NHL are in the form of B-cell NHL, while 15% are T-cell NHL. There are approximately 55,000 new cases of NHL diagnosed each year in the U.S. with a comparable number estimated in Europe, and an estimated 12,500 of the U.S. cases each year are a type of B-cell NHL known as indolent follicular NHL. Our IND and Phase 3 clinical trial for BiovaxID are for indolent follicular NHL.

NHL is usually classified for clinical purposes as being either “indolent” or “aggressive,” depending on how quickly the cancer cells are likely to grow and spread. The indolent, or slow-growing, form of NHL has a very slow growth rate and may need little or no treatment for months or possibly years. Aggressive, or fast-growing, NHL tends to grow and spread quickly and cause severe symptoms. Indolent and aggressive NHL each constitute approximately half of all newly diagnosed B-cell NHL, and roughly half of the indolent B-cell NHL is follicular NHL. Follicular NHL is a form of NHL that is derived from a type of cell known as a follicle center cell. Despite the slow progression of indolent B-cell NHL, the disease is almost invariably fatal. According to the American Cancer Society, the median survival time from diagnosis for patients with indolent B-cell NHL having stage III or IV follicular B-cell NHL is between seven and ten years. Unlike indolent B-cell NHL, approximately 30-60% of aggressive B-cell NHL cases are cured by standard chemotherapy.

Chemotherapy is widely used as a first line of treatment for NHL. Although chemotherapy can substantially reduce the tumor mass and in most cases achieve a clinical remission, the remissions are generally short-lived. Indolent B-cell NHL patients generally relapse within a few months or years of initial treatment, and the cancer usually becomes increasingly resistant to further chemotherapy treatments. Eventually, the patient’s response to therapy is so brief and weak that further chemotherapy would offer no clinical benefit.

A number of passive immunotherapies, such as Rituxan, Bexxar, and other monoclonal antibodies, are approved by the FDA for the treatment of indolent B-cell follicular lymphoma. These therapies have been used as primary treatment and also as part of combination treatment including chemotherapy. A monoclonal antibody is a type of antibody produced in large quantity that is specific to an antigen that is expressed by tumor cells but may also be expressed by at least some normal cells. These NHL antibody therapies target an antigen, CD-20, that all B-cell lymphocytes, both normal and cancerous, have on their surface. As such, the effects of therapy include a temporary reduction in normal B-cell lymphocytes, which can predispose patients to the risk of infection. Generally, these therapies alone have failed to provide unlimited remissions for most patients, and their cost and side-effects are often significant. Moreover, as passively administered antibodies, they do not elicit a sustained immune response to tumor cells. Nevertheless, some recent studies suggest that sustained remissions might be possible with the use of these passive immunotherapies at or near the time of initial diagnosis, either alone or in combination with chemotherapy, and we do not believe that the use of passive and active immunotherapeutics are necessarily mutually exclusive. Rituxan is used in approximately 85% of all new cases of NHL per year, and U.S. sales of Rituxan exceeded $1.8 billion in 2005.

There are two features of B-cell follicular NHL that make it a particularly good target for treatment with an active immunotherapeutic approach. First, the malignant B-cell lymphocytes in follicular NHL have a unique, identifiable tumor-specific antigen domain that is expressed on the surface of each and every cancerous B-cell in that particular patient and not expressed on any other cells. This is in contrast to other solid cancer tumors, such as prostate, pancreatic, or lung carcinomas, which have a heterogeneous expression of different kinds of antigens on their cell surfaces making identification and inclusion of all tumor-specific antigens is very challenging. Second, in cases of relapse after conventional treatment, the malignant B-cells in follicular NHL represent the original cancerous clone. Consequently, the cancer cells that survive treatment of NHL seem to always represent tumor cells with the same antigen idiotype as the original tumor. An idiotype consists of the characteristics of an antigen that make it unique. In follicular NHL patients, the idiotype antigen protein expressed on the tumor cell’s surface is not functioning as an antigen because of its failure to elicit a sufficient immune response to the presence of the tumor cells. The goal of our BiovaxID active immunotherapy is to trigger the body’s immune system so that it can recognize such protein as an antigen. BiovaxID attempts to do this by introducing a purified version of the idiotype antigen, modified by conjugation to a foreign carrier protein, keyhole limpet hemocyanin (KLH), into the patient’s system in conjunction with an immune system stimulant, Granulocyte-Macrophage Colony Stimulating Factor (GM-CSF) as described more specifically below.

Development of Patient-Specific Therapeutic Vaccine for NHL

During the late 1980s, physicians at Stanford University began development of an active immunotherapy for the treatment of indolent B-cell NHL, and the work was thereafter continued by Dr. Larry Kwak and his colleagues at the NCI. In 1996, the NCI began a Phase 1 clinical trial and selected our Biovest subsidiary to produce the vaccine for the trial. In 2001, Biovest entered into a CRADA, with the NCI under which we jointly conducted the Phase 3 clinical trial pursuant to the Investigational New Drug application, or IND, which had been filed by the NCI in 1994. In April 2004, sponsorship of the IND was formally transferred from the NCI to us and in November 2006 the CRADA terminated.

Studies have shown that treatment with an active immunotherapy should allow a patient’s own immune system to produce both B-cells and T-cells that recognize numerous portions of the tumor antigen and generate clinically significant immune responses. These studies have been published in the October 22, 1992 issue of The New England Journal of Medicine, the May 1, 1997 issue of Blood, and the October 1999 issue of Nature Medicine. With respect to follicular NHL and other cancers, tumor cells remaining in the patient after completion of surgery, radiation, and chemotherapy are the cause of tumor relapse. These residual tumor cells cannot be detected by imaging, but their destruction may be feasible by active immunotherapy. With a patient-specific active vaccine, patients receive their own tumor idiotype, as the vaccine is customized for the tumor target of the individual patient. Repeated vaccination with such a tumor vaccine provides the patient’s immune system with an additional opportunity to be effectively activated by the tumor cell itself.

Our research has focused on the indolent form of follicular NHL, which accounts for about 90% of newly diagnosed cases of follicular NHL. In about 40-70% of the indolent cases, there is transformation of the indolent form to a more aggressive lymphoma, such as Diffuse Large B-cell Lymphoma. This transformation is typically an early event in the course of the disease, usually occurring before the sixth year after diagnosis, and it is mainly observed in patients with known adverse prognostic factors. It is the goal of BiovaxID to intervene in the transformation process by treating newly diagnosed patients in their first clinical remission with the hope of inducing indefinitely prolonged remission and thereby eliminating the possibility of transformation to a more aggressive form of the disease.

BiovaxID Treatment and Production Process

BiovaxID is designed to utilize the power of each patient’s immune system and cause it to recognize and destroy cancerous lymphoma B-cells while sparing normal B-cells. Typically, all of a patient’s cancerous B-cells are replicate clones of a single malignant B-cell, and, accordingly, all of a patient’s cancerous B-cells express the same surface antigen idiotype which is absent from non-cancerous cells. BiovaxID is designed to use the patient’s own antigen idiotype from the patient’s tumor cells to direct the patient’s immune system to mount a targeted immune response against the tumor cells. In general, the therapy seeks to accomplish this result through the extraction of tumor cells from the patient, the culturing and growing of a cell culture that secretes idiotype proteins found in the patient’s tumor cells, the production and enhancement of a purified version of the cancer idiotype antigen, and the injection of the resulting vaccine into the patient. By introducing a highly-concentrated, purified and conjugated version of the cancer antigen into the patient’s system, the vaccine is designed to trigger the immune system to mount a robust response to the specific antigen, in contrast to the non-existent pre- vaccination response. Because the antigen is specific to the cancerous B-cells and not found on normal B-cells, the immune response should target the cancerous B-cells for destruction and not cause harm to the normal cells.

The BiovaxID production and treatment process begins when a sample of the patient’s tumor is extracted by a biopsy performed by the treating physician at the time of diagnosis, and the sample is shipped refrigerated to our facility in Worcester, Massachusetts. We identify the antigen idiotype that is expressed on the surface of the patient’s tumor cells through laboratory analysis. The patient’s tumor cells are then fused with an exclusively licensed laboratory cell line from Stanford University to create a hybridoma. The hybridoma is a hybrid cell resulting from the fusion of a patient tumor cell and a murine/human heterohybridoma myeloma cell, which is an antibody-secreting cell created from a fused mouse and human cell. The purpose of creating a hybridoma is to create a cell that secretes antibody proteins bearing the same idiotype or antigen as the patient’s tumor cells. The hybridoma cell can be used to produce the vaccine because the tumor-specific antigen expressed on the surface of the patient’s tumor cells is itself an antibody.

After the creation of the hybridoma, we determine which hybridoma cells secrete the same antigen idiotype as the patient’s tumor cells, and those cells are selected to produce the vaccine. The selected hybridoma cells are then seeded into our hollow fiber bioreactors, where they are cultured and where they secrete an antibody bearing the same idiotype antigen as the patient’s tumor cells. The secreted antigens are then collected from the cells growing on the hollow fibers. After a sufficient amount of antigen is collected for the production of an appropriate amount of the vaccine, the patient’s antigen idiotype is purified using an affinity chromatography column. Affinity chromatography is a technique used to separate and purify a biological molecule from a mixture by passing the mixture through a column containing a substance to which the biological molecule binds.

The resulting purified idiotype antigen is then conjugated, or joined together, with keyhole limpet hemocyanin, or KLH, to create the vaccine. KLH is a foreign carrier protein that is used to improve the immunogenicity, or ability to evoke an immune response, of the tumor-specific antigen. The vaccine is then frozen and shipped to the treating physician. At the treating physician’s office, the vaccine is thawed and injected into the patient as an antigen.

We expect that the initial vaccination will typically commence approximately six months after the patient enters clinical remission following chemotherapy. The vaccine is administered in conjunction with GM-CSF, a natural immune system growth factor that is administered with an antigen to stimulate the immune system and increase the response to the antigen. The patient is administered five monthly injections of the vaccine in the amount of  1/2 milligram of vaccine per injection, with the injections being given over a six-month period of time in which the fifth month is skipped. Through this process, the patient-specific antigens are used to stimulate the patient’s immune system into targeting and destroying B-cells bearing the same antigen idiotype.

To our knowledge, BiovaxID is the only NHL vaccine currently in development under an IND that is produced through a hybridoma process. The hybridoma process is different from the recombinant processes being used by other companies that are currently developing an active idiotype immunotherapeutic for NHL. In the recombinant process, the patient’s own tumor cells are not fused with lymphocytes, but instead the vaccine is produced by introducing genetic material bearing certain portions (known as the variable light and variable heavy chains) of the tumor-derived idiotype protein into mammalian or insect cells. In contrast, the hybridoma method will produce high-fidelity copies of the antigen that, through clonal reproduction, exactly replicates the original gene sequences of the tumor specific idiotype of the parent tumor cell, the recombinant method gives rise to protein products that have combinations of gene sequences different from those of the patient’s tumor.

We use a method known as “hollow-fiber perfusion” to produce the cell cultures used in the manufacture of BiovaxID. Hollow-fiber perfusion, as compared to other cell culture methods, seeks to grow cells to higher densities more closely approaching the density of cells naturally occurring in body tissue. The hollow-fiber perfusion method involves using hair-like plastic fibers with hollow centers which are intended to simulate human capillaries. Thousands of these fibers are inserted in a cartridge, which we refer to as a bioreactor. The cells are grown on the outside of the hollow fibers while nutrient media used to support cell growth is delivered through the hollow centers of the fibers. The fiber walls have small pores, allowing nutrients to pass from the hollow center to the cells. The fibers act as filters and yield concentrated secreted products. Because the cells are immobilized in the bioreactor, the concentrated product can be harvested during the ongoing cell growth process. We believe that hollow-fiber technology permits the harvests of cell culture products with generally higher purities than stirred-tank fermentation, a common alternative cell culture method, thereby reducing the cost of purification as compared to stirred tank fermentation. Additionally, the technology associated with the hollow-fiber process generally minimizes the amount of costly nutrient media required for cell growth as opposed to other cell culturing techniques.

We believe that our vaccine’s anti-tumor effect could exceed that of non-targeted traditional therapy, such as chemotherapy, as our therapy arises from the immune system’s defense cells’ innate ability to selectively target tumor antigen while not attacking the normal healthy B-cells. The immune response triggered by our vaccine against the cancerous tissue is a natural disease-fighting mechanism without causing the side-effects associated with chemotherapy and radiation used to traditionally treat NHL. We also believe that our vaccine’s effectiveness could exceed that of passive immunotherapies, such as Rituxan, Bexar, and other monoclonal antibodies. Unlike BiovaxID, these therapies do not target the unique antigen idiotype that is found on the surface of the patient’s tumor cells. Instead, they target an antigen that is common to all B-cells, known as the CD-20 antigen, which results in the undesirable destruction of normal B-cells.

Manufacture of BiovaxID

We have manufactured BiovaxID for the clinical trial at our facility in Worcester, Massachusetts; however, currently the facility is being used in connection with our interim analysis of clinical trial data. If we receive FDA approval of the vaccine, we may continue to manufacture the vaccine at our existing facility in Worcester, although we will likely need to develop additional facilities or utilize third-party contract manufacturers to fully support commercial production for the U.S. markets. To penetrate markets outside of the U.S., we may enter into agreements such as collaborations with well-established companies that have the capabilities to produce the product, licenses, joint ventures or other arrangements to produce and/or market the product in such countries. To facilitate commercial production of the vaccine, we are continuing to develop our proprietary manufacturing equipment, AutovaxID™ to integrate and automate various stages of vaccine production. We believe that the AutovaxID system will reduce the space and staff currently required for production of the vaccine. We are also commercially manufacturing and selling AutovaxID instruments through our distributor relationship with VWR International, Inc.

Because we use KLH in the BiovaxID manufacturing process, we have entered into a supply agreement with BioSyn Arzneimittel GmbH, or BioSyn, to supply us with KLH. Under this agreement, BioSyn is obligated to use commercially reasonable efforts to fulfill all of our orders of KLH, subject to certain annual minimum orders by us (which we are seeking to suspend during the time that our clinical trial on hold during the data lock and interim analysis). However, BioSyn does not have a specific obligation to supply us with the amounts of KLH currently being supplied and necessary for our current clinical trial purposes or for commercialization. The supply agreement specifies a purchase price for the KLH and also provides for a one-time licensing fee payable by us in installments. The agreement expires in December 2007 but will automatically renew for unlimited successive terms of five years each unless we provide notice of termination to BioSyn at least six months before the expiration of any term. The agreement can be terminated prior to expiration by either party upon the winding-up or receivership of the other party or upon a default that remains uncured for 60 days. Also, the agreement can be terminated by BioSyn if we cease to develop BiovaxID.

Development Status

The Phase 3 clinical trial for BiovaxID was commenced in September 2000 by the NCI for what was originally expected to be under an approved protocol to be a 4-year trial. In April 2004, the NCI formally transferred sponsorship of the IND for BiovaxID to our Biovest subsidiary, which gave Biovest the right to communicate and negotiate with the FDA relating to the approval of BiovaxID and to conduct the clinical trials for the vaccine. In May 2006, we were granted fast-track designation for BiovaxID by the FDA.

As of September 2007, or seven years after commencement of the trial, a total of 233 subjects had been enrolled and 176 subjects had been randomized in the Phase 3 clinical trial, which has a protocol calling for a total of 629 subjects to be enrolled and 540 to be randomized. Under the protocol, subjects are randomized at a 2:1 ratio, with 2 subjects receiving BiovaxID for each subject receiving the control group (placebo) treatment. In June 2007, the independent Data Monitoring Committee (DMC), which is a responsible for ongoing review of unblinded clinical trial data to monitor safety and efficacy for BiovaxID, reviewed the available unblinded clinical trial data from the BiovaxID Phase 3 trial and recommended implementation of a data lock on the clinical trial data and an interim analysis of the study’s endpoints and overall safety profile. This data lock took effect in December 2007 and an interim analysis is being performed. During the data lock and interim analysis, the Company is not enrolling or treating additional subjects in the Phase 3 clinical trial.

The following summarizes the results and status of our ongoing, recently completed, and currently planned clinical trials for BiovaxID:

Trial / Indication	Clinical Phase	Study Design	No. of Patients Treated with BiovaxID or Control	Median Time-to-Disease Progression	Status
Trial No. BV301 Indolent follicular B-cell NHL patients in first complete remission following chemotherapy; 5 immunizations over 24 weeks	Phase 3	Randomized, double blind with KLH-treated control group	540 planned	Treatment phase in progress	Enrolling patients to treatment phase; 233 have been enrolled (176 of which had been randomized to receive BiovaxID or control)

Trial No. T93-0164 Indolent follicular B-cell NHL patients in first complete remission following chemotherapy; 5 immunizations over 24 weeks	Phase 2	Open label, single arm	20	Follow-up period exceeded 9 years as of September 2006: 45% of patients were disease free at that time and 95% of patients were alive at that time	Treatment phase completed; patients in long-term follow-up

The objective of our Phase 3 clinical study is to measure the efficacy of the active idiotype vaccination in regard to prolongation of the period of disease-free survival when compared to treatment with a control vaccine consisting solely of KLH in patients with B-cell indolent follicular NHL. The subjects being treated under this protocol have been diagnosed with previously untreated Stage 2 with bulky adenopathy or Stage 3-4 follicular NHL, Grades I-IIIa, which are the indolent slowly progressing forms of the disease that historically have been incurable. PACE chemotherapy (prednisone, doxorubicin, cytoxan and etoposide) or CHOP-R (cyclophosphamide, adriamycin, vincristine, prednisone, and rituximab) is administered until subjects achieve their best response, which is a minimum of six cycles. Those subjects achieving a complete remission are then randomized to receive vaccination with either BiovaxID or the KLH control in a 2:1 ratio, respectively. Of the 540 subjects who will be in a complete remission (CR/CRu) after chemotherapy in the BV301 study, 360 subjects are scheduled to be randomly selected, or randomized, for the BiovaxID treatment arm, and 180 are scheduled to be randomized to the control arm, KLH-KLH. Of the 360 subjects who are scheduled to be randomized to the BiovaxID treatment arm, we estimate that approximately one half have completed the series of vaccinations and are in the follow-up phase of the trial. The subjects being treated with BiovaxID or the control have received or are receiving a series of five subcutaneous injections of the therapeutic vaccine or KLH control administered over a six-month period. Each vaccination is accompanied by a series of four injections of GM-CSF. After a six-month waiting period, while the subject’s immune system reconstitutes, the subject initiates the vaccination series. The primary endpoint is a comparison between treatment groups of the median duration of disease-free survival measured from the time of randomization to the point of confirmed relapse. Data from the trial are reviewed periodically (at least annually) by an independent Data Monitoring Committee (DMC), and at the June 2007 meeting of this board, no safety concerns regarding the trial were identified.

The objective of the NCI’s Phase 2 clinical investigation was to study the ability of an idiotype vaccine to elicit tumor-specific T-cell immunity in follicular B-cell NHL patients, as measured by the ability of the patient’s T-cells to specifically destroy their own tumor cells in vitro and to exert anti-tumor effects as measured by the elimination of cells from the peripheral blood of a uniform group of patients. In this study conducted by the NCI, 20 evaluable patients who had achieved complete remission following chemotherapy received a series of five BiovaxID and GM-CSF injections over a six-month period. Of the 20 patients, 11 had a molecular marker in their lymphoma cells considered a hallmark of follicular NHL. As assessed by clearance of this marker from their blood, eight of these 11 patients (73%) totally cleared all residual tumor cells post vaccination (molecular remission). The molecular remission was sustained for as long as the patients were followed, for a median follow-up of 18 months, with a range of eight to 32 months. In the Phase 2 study, 75% of the patients treated with BiovaxID developed antibodies to their individual tumor cells and 95% developed T-cell immune responses specific for the patient’s NHL idiotype. At an interim study assessment, 18 of 20 patients remained in continuous complete remission for a median 42 months, with a range of 28 to 52 months. After long-term follow-up at nine years post vaccination, as reported by the NCI in 2005 to the American Society of Hematology, 19 of 20 patients remained alive, and 9 of 20 patients remained in complete continuous remission.

In October 2006, we were granted orphan drug designation for BiovaxID by the EMEA (European Medicines Agency). This designation is intended to promote the development of products that may offer therapeutic benefits for diseases affecting less than five in 10,000 people in the European Union (EU). The Commission of the European Union entered BiovaxID into the European Community’s Drug Register for Rare Diseases. Orphan drug designation provides opportunities for free protocol assistance, fee reductions for access to the centralized community procedures before and after marketing authorization, and 10 years of market exclusivity following drug approval. The EMEA represents 25 EU countries, including France, Germany, Belgium, Italy, Spain, and the United Kingdom. We had previously applied to the FDA for orphan drug designation for the use of BiovaxID for the treatment of certain forms of follicular B-cell NHL, but the FDA has determined that BiovaxID is ineligible for orphan drug designation in the absence of further information and clarification. We have no plans to further pursue this designation with the FDA at this time.

Proprietary Rights to BiovaxID

Our proprietary position in the BiovaxID vaccine and production process is based on a combination of patent protection, trade secret protection and our ongoing innovation. Although the composition of matter of the BiovaxID vaccine is not patentable, we have filed a PCT patent application relating to the type of cell media that is used to grow cell cultures in the production of our vaccine. In addition, we have filed a PCT patent application relating to certain features of an integrated production and purification system that we are developing to produce and purify the vaccine in an automated closed system. Our proprietary production system will use fully enclosed and disposable components for each patient’s vaccine. We believe that, without the availability of an automated production and purification system, the methods used to produce a patient-specific immunotherapy are time-consuming and labor-intensive, resulting in a very expensive process that would be difficult to scale up. An application has also been filed for the registration of the trademark BiovaxID.

On August 30, 2001, our Biovest subsidiary entered into the CRADA with the NCI under which we began the process of assuming control over the ongoing Phase 3 clinical trial being conducted pursuant to NCI’s protocol. On April 29, 2004, the IND for BiovaxID was formally transferred from the NCI to our Biovest subsidiary, making us, rather than the NCI, the sponsor and responsible party. Following the transfer of the IND to us, the trial related functions that continued to be performed at the NCI were largely limited to pathology laboratory services, the operation and maintenance of the small primary trial site and administrative trial oversight through the NCI Data Safety and Monitoring Board (DSMB). On September 25, 2006, our Biovest subsidiary provided written notice to the NCI in accordance with the terms of the CRADA to terminate the CRADA at the end of the sixty day notice period. Under the terms of the CRADA, we are obligated to continue to provide vaccine to the NCI at no charge for purposes of the NCI’s studies that are within the scope of the CRADA. We believe that our trial site at MD Anderson Cancer Center, Houston, Texas, which is presently the most active trial site, will become the new primary trial site. The pathology laboratory services are still performed by the NCI although we have identified two highly qualified pathology laboratories who could perform the same services in the future. A new Data Monitoring Committee has replaced the functions previously performed by the DSMB. We do not believe that the termination of the CRADA or the pending transfer of certain trial related functions will adversely impact the treatment of existing patients, the enrollment of new patients, or the overall time line of the trial.

In September 2004, we entered into an agreement with Stanford University giving us worldwide rights to use two proprietary hybridoma cell lines that are used in the production of BiovaxID. These are the same cell lines that have been used by researchers at Stanford and the NCI to perform their studies of the hybridoma idiotype vaccine in NHL. This agreement gives us exclusive rights to these cell lines through 2019 in the fields of B-cell and T-cell cancers, and it gives us non-exclusive rights in such fields of use at all times after 2019.

The agreement also gives us the right to sublicense or transfer the licensed biological materials to collaborators in the licensed fields. Under our agreement with Stanford, we paid Stanford an up-front license fee of $15,000 and are obligated to pay a yearly maintenance fee of $10,000 per year thereafter. The agreement also provides that we will pay Stanford $100,000 within one year following FDA approval of BiovaxID or five years following the agreement date (whichever occurs first), and following approval we will pay Stanford a running royalty of the higher of $50.00 per patient or 0.05% of the amount received by us for each BiovaxID patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. Our agreement with Stanford obligates us to diligently develop, manufacture, market, and sell BiovaxID and to provide progress reports to Stanford regarding these activities. We can terminate this agreement at any time upon 30 days prior written notice, and Stanford can terminate the agreement upon a breach of the agreement by us that remains uncured for 30 days after written notice of the breach from Stanford.

Sales and Marketing

If BiovaxID moves closer to potential regulatory approval, we currently plan to seek to identify a suitable strategic partner for purposes of collaborating in the marketing and distribution of BiovaxID in the U.S. Alternatively, if we obtain regulatory approval for BiovaxID prior to forming such a strategic relationship, we plan to build a small, highly-focused sales and marketing force to market BiovaxID to oncologists. We believe that a relatively small but highly trained sales force can serve the oncology market in North America due to the limited number of oncologists. There are approximately 8,400 medical oncologists in the U.S. To penetrate oncology markets outside the U.S., we may establish collaborations with companies already positioned in the oncology field to assist in the commercialization of BiovaxID.

REVIMMUNE

Our third product candidate, Revimmune™, is being developed as a treatment for multiple sclerosis (MS). MS is an autoimmune disease that affects the central nervous system (CNS). Revimmune therapy consists of four consecutive days of in-patient or out-patient treatment with an ultra-high intensity, short-course of an intravenous formulation of cyclophosphamide, which is an approved drug for other indications. This treatment seeks to “reboot” a patient’s immune system, thereby eliminating the autoimmunity which is characteristic of MS. The “rebooting” process is achieved by temporarily eliminating peripheral immune cells, including the immune cells causing the autoimmunity, while selectively sparing the stem cells in the bone marrow. The surviving stem cells are able, typically within two-three weeks, to repopulate the body with a nascent immune system which lacks misdirected immunity to self-antigens. In July 2007 the Company filed a pre-IND submission with the FDA for the commencement of a Phase 3 clinical trial and in September 2007 conducted a pre-IND meeting. We are preparing to file our IND with the FDA in the first half of calendar 2008. The Company believes that Revimmune may additionally have applications for the treatment of a variety of autoimmune diseases other than MS, including Systemic Lupus Erthematosus, Myasthenia Gravis, Aplastic Anemia and Autoimmune Hemolytic Anemia.

Multiple Sclerosis

MS is an autoimmune disease characterized by recurrent episodes of demyelination and inflammation within the central nervous system as described above. Myelin, a fatty tissue, surrounds and protects the nerve fibers of the CNS and helps those nerve fibers to conduct electrical impulses. In MS that myelin sheath is lost in different areas and results in scar tissue which is known as sclerosis. Since the myelin or the nerve fibers are damaged the nerves itself cannot conduct electrical impulses from and to the brain which results in the symptoms of MS. As a result, MS is characterized by recurrent episodes of demyelination and inflammation within the central nervous system. Although the exact cause of MS is still unknown, most researchers and clinicians believe that the myelin is damaged due to an abnormal response by the body’s immune system. The immune system typically defends the body against foreign substances such as bacteria and viruses. However, in MS, the immune system fights and attacks its own tissue, specifically the myelin. There are multiple distinct clinical forms of MS, the most common of which is characterized by relapses followed by remissions (RRMS). 85% of MS patients have RRMS at disease onset, though 50% of those will ultimately convert to secondary progressive MS (SPMS).* Patients with RRMS, which is the indication Accentia intends to study, experience flare-ups (also termed as relapses or attacks) and episodes of acute worsening and exacerbations of clinical neurological symptoms. They are then typically followed by a period of recovery or remission. Several features predict the ultimate conversion to SPMS, including frequent clinical attacks, accrual of disability, and the presence of gadolinium enhancing lesions which are revealed on MRI.

Competition

Five drugs are currently approved for the treatment of RRMS: interferon ß-1b (Betaseron), interferon ß-1a (Avonex and Rebif) glatiramer acetate (Copaxone) and mitoxantrone (Novantrone). There are a number of drugs approved to treat MS, including Tysabri (natalizumab), which is the most recently approved drug for MS. We are aware of no therapy in existence for MS that has been shown to reduce disability. To our knowledge, and competitive drugs have only shown the ability to slow the progression of disability, rather than enhance or reverse the disease’s effects.

*	See generally “Neurology” (House Officer Series); Howard L. Weiner, Lawrence P. Levitt and Alexander D. Rae-Grant (Seventh Edition 2004)

Clinical Studies with Ultra-high Intensity Intravenous Cyclophosphamide

Phase I study at SUNY Stonybrook

Recently published data from a clinical trial in SUNY Stonybrook sought to describe the effects of high dose cyclophosphamide on severe refractory multiple sclerosis. In this study 13 patients, 54% secondary progressive MS and 46% relapsing remitting MS, were treated with high dose cyclophosphamide with mean follow-up of 15 months. Five patients showed a decrease in disability by 1.0 or more on the EDSS (an MS severity scale) with no patient showing an increase in disability by more that 1.0 on the EDSS. Following high dose cyclophosphamide treatment 2 patients had resolution of a single gadolinium-enhancing lesion, which was present on MRI at baseline. One patient showed a new enhancing lesion at baseline. Response to treatment was seen regardless of the presence or absence of gadolinium enhancing lesions at baseline. All patients reported an improvement in quality-of-life measures as well as neurologic function: gait, bladder control and visual function.

Phase I safety and tolerability study at Johns Hopkins University

Under the Revimmune for Aggressive MS clinical trial protocol at Johns Hopkins Hospital, 9 patients have been treated and followed for a mean period of 19.4 months. All 9 patients had aggressive relapsing-remitting MS, 8 of whom had failed conventional therapy and 1 was untreated. Median age at time of entry was 29 years, range of 20 to 47 years. The mean number of gadolinium enhancing lesions on baseline MRI was 6.5 (range 3-11). There was a 90% reduction in gadolinium enhancements at 6 months and subsequently a 94% reduction by 18 months following Revimmune treatment. Only one patient had an exacerbation during follow-up and was started on conventional MS therapy at 18 months. At baseline, 66% of patients had a disability score of 5.0 or more on the EDSS. This Johns Hopkins study observed a 45% reduction in disability with 4 patients having virtually no disability (EDSS score of 0-1) at an average follow-up of 20 months. This response rate in terms of reduction of disability is on a magnitude never before seen in any MS therapeutic trial.

In addition to the treatment of MS, high dose cyclophosphamide treatment has been studied in other autoimmune diseases, including the following:

Systemic Lupus:

Investigators have treated 40 severe systemic lupus erythematosus (SLE) patients in clinical studies with high dose cyclophosphamide. A significant improvement in the SLE diseases activity index was observed. There were 5 durable complete responses. Among severe, refractory cases, approximately 80% of patients treated had a complete or partial response when treated.

Myasthenia Gravis:

Using high dose cyclophosphamide, investigators have treated 11 patients with myasthenia gravis refractory to conventional immunosuppressive therapy. Nine of the subjects in the study markedly improved, and have returned to full activity.

Aplastic Anemia:

Acquired severe aplastic anemia (SAA) is a severe, life-threatening autoimmune disease wherein a patients’ immune system mistakenly attacks their own stem cells in their bone marrow. Most SAA patients will die within a year of diagnosis. Investigators have treated 75 SAA patients with high dose cyclophosphamide and the majority of patients have achieved a complete remission without the need of other immunosuppressive agents.

Autoimmune Hemolytic Anemia:

Investigators have treated 10 patients with refractory autoimmune hemolytic anemia. After high dose cyclophosphamide treatment, all patients responded and became transfusion independent. There were 6 patients that achieved complete remission and 3 patients that achieved partial remission. There were no relapses at a median follow-up of 15 months and 7 of the 9 patients were able to discontinue steroids.

Development Status

The Company has filed a pre-IND submission with the FDA for the commencement of a Phase 3 clinical trial. In September 2007, we met with the FDA for a scheduled pre- IND meeting regarding the proposed design of the pivotal Phase 3 trial for Revimmune. We are preparing to file our IND with the FDA in the first half of calendar 2008. We anticipate that the trial will be a Phase 3 randomized controlled, multi-center clinical trial of Revimmune for the treatment of MS. We anticipate that the study will require approximately 200 patients to be enrolled in the clinical trial which will compare baseline disability to disability at month 12 with an option for an interim data analysis. Based on our discussion with the FDA on the design of the trial, we anticipate that the primary endpoint will be recovery of lost function based on the subjects changes in the EDSS score from baseline to 12 months. We further anticipate that our clinical trial will be conducted under a special protocol assessment (SPA). A SPA is a declaration from the Food and Drug Administration that a proposed Phase 3 trial’s design, clinical endpoints, and statistical analyses are acceptable for FDA approval. We believe that the anticipated Revimmune trial design can be contrasted with the trial design for all prior approved therapeutics for MS; those previous trials primarily targeted suppression rather than elimination of autoimmunity, and used the more limited indication of a reduction in the rate of progression of disability (or loss of function) as their primary endpoint, while the trial design for Revimmune is planning to target a reduction in disability and subsequent recovery of lost function. Current immunomodulatory therapies for MS, including interferon ß, GA or mitoxantrone, do not abolish inflammation or disease progression, which we anticipate will be endpoints of a Revimmune trial. We anticipate that the Revimmune clinical trial protocol will include a risk management program to enhance patient safety by ensuring appropriate patient selection, supportive care, and tracking of outcomes data.

Proprietary Rights

We have acquired the exclusive worldwide rights for Revimmune by sublicense (the “Sublicense Agreement”) from Revimmune, LLC, Hopkins Capital Group II LLC (HCG II) portfolio company, which holds the exclusive sublicense for the technology from the Johns Hopkins University (“JHU”). The Sublicense Agreement has a term which expires on the latest to occur of (a) ten years from the date of the Sublicense Agreement; (b) the termination of the JHU license; or (c) the date of expiration of the last- to -expire claim under the JHU patents. The JHU license expires on the date of expiration of the last- to -expire claim under the JHU Patents. HCG II is a “related party” to the Company. The Revimmune license covers all of the estimated 80 autoimmune diseases that are currently recognized including multiple sclerosis, systemic lupus, juvenile diabetes mellitus, rheumatoid arthritis, Crohn’s disease, myasthenia gravis, and scleroderma. The Company is obligated pursuant to the Sublicense Agreement to make certain defined minimum royalty payments pursuant to the JHU License to Revimmune LLC., a running royalty of 4% of net sales to Revimmune LLC, along with certain milestone payments upon FDA approval for treatment of each new autoimmune disease indication.

Sales, Marketing, and Manufacturing

According to information from the National Multiple Sclerosis Society, there are approximately 400,000 people in the US with MS. 85% of MS patients are in the category of RRMS which is the patient population targeted by our proposed Revimmune clinical trial.

Specialty Pharmaceutical Products

We have a specialty pharmaceutical business, Accentia Pharmaceuticals, through which we currently sell Respi-TANN®, Zinotic™ products and Sinutest™ test through our dedicated sales force. At September 30, 2007, we had approximately 45 salespeople. In addition to our currently marketed products, we have AllerNase™ currently being developed for us by a third party. AllerNase is a novel formulated suspension of an intranasal topical steroid indicated for the treatment of allergic and non-allergic rhinitis. If approved, we anticipate commencement of commercial sales of AllerNase in mid-calendar year 2008.

Respi~TANN is a unique family of antitussive and other ingredients, including a decongestant for temporary relief of cough and nasal congestion accompanying respiratory tract conditions associated with the common cold, influenza, sinusitis, and bronchitis. Zinotic is a prescription product for the treatment of superficial infections of the external auditory canal that are complicated by inflammation. Sinutest is a proprietary diagnostic test for determining the level of major basic protein, or MBP, in a patient’s mucus. MBP is an esonophils-derived protein that we believe can be used to diagnose CS by measuring the concentration of it in a patient’s mucus.

We anticipate that our specialty pharmaceutical business may strategically support our commercialization efforts related to SinuNase especially among specialists such as otolarnygologists (ENTs) and allergists, assuming FDA approval. This business may further facilitate our ability to acquire additional products and/or product candidates and potentially establish strategic relationships.

Pharmaceutical Product Consulting Services

Through our subsidiary, Analytica International, Inc. (Analytica), we provide a broad range of consulting services to companies and institutions in the pharmaceutical, biotechnology, and medical markets, including some of the world’s largest pharmaceutical companies. We provide these services to clients throughout the world, and we also utilize these services for our own product development efforts in order to, among other things, evaluate and analyze the market and potential pricing of our product candidates. Our development and commercialization services include outcomes research on the economic profiles of pharmaceuticals and biologics, pricing and market assessment on these products, and various services designed to expedite clinical trials. We also use these services to evaluate the payor reimbursement prospects of our products and to develop reimbursement strategies.

We provide our commercialization and development services through a team of employees who are based in offices in New York and Germany. This team includes research professionals at the Master’s and Doctoral level in the fields of medicine, epidemiology, biochemistry, statistics, engineering, public health, pharmacy, health economics, and business administration.

Instrument Production

We manufacture instruments to produce biologic products such as mammalian cells, proteins, monoclonal antibodies, and other cell culture products. Our instruments are based on the hollow-fiber method of biologic production. In November 2006, we announced the introduction of our new automated instrument, named AutovaxID, which is designed to reduce the cost and space-dependent requirements of manual biologics production. In addition to selling our instruments, including the AutovaxID, to biopharmaceutical and biotechnology companies, medical schools, universities, research facilities, hospitals, and public and private laboratories, we plan to use our instruments to manufacture our BiovaxID vaccine. Additionally, we produce biologic materials for third-parties on a contract basis using our instruments. This business is conducted through Biovest, our majority owned subsidiary, which is also the developer and manufacturer of our BiovaxID vaccine.

Competition

The pharmaceutical industry is highly competitive and includes a number of established large and mid-sized pharmaceutical companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. If approved, our product candidates will compete with a large number of products that could include over-the-counter treatments, prescription drugs, and prescription drugs that are prescribed off-label. In addition, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive.

If approved, each of our product candidates will compete for a share of the existing market with numerous products that have become standard treatments recommended or prescribed by physicians. For example, we believe the primary competition for our product candidates are:

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For SinuNase, we are not aware of any third-party that is marketing or developing a comparable product to treat CS with amphotericin B, although it is possible that other antifungals may be formulated for CS. In addition, our CS therapy will compete with alternative treatments for CS, including surgery, antibiotics, and corticosteroids.

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For BiovaxID, we are aware of several companies focusing on the development of active immunotherapies for NHL, including Genitope Corporation, Antigenics, Inc., and Favrille, Inc. None of these companies uses the hybridoma method to produce a patient-specific vaccine, and of these companies, only Genitope and Favrille have a product candidate in Phase 3 clinical trials. In December 2007, Genitope announced that its product candidate, MyVax™ had failed to achieve its primary endpoints in its Phase 3 clinical trial. Several companies, such as Biogen Idec, and Immunomedics, Inc., are involved in the development of passive immunotherapies for NHL. These passive immunotherapies include Rituxan, a monoclonal antibody, and Zevalin and Bexxar, which are passive radioimmunotherapy products.

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For Revimmune, if approved, we will compete with other drugs approved for the treatment of MS including interferon ß-1b (Betaseron), interferon ß-1a (Avonex and Rebif) glatiramer acetate (Copaxone), mitoxantrone (Novantrone) and Tysabri (natalizumab)

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For Zinotic, we currently compete with one primary competitor in the ototopical class of prescription drug product. The primary competitor in the ototopical class is Ciprodex® which is actively marketed by Alcon Laboratories. Additional competitors which are not actively promoted due to their generic competition are Floxn® Otic (Daiichi Sankyo) and Cortisporin® Otic (King Pharmaceuticals/Monarch).

•	For AllerNase, we will compete with the other intransal corticosteroids currently marketed including Flonase®, Nasonex®, Rhinocort Aqua®, Nasacort AQ®, and Nasarel®.

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For SinuTest, we are not aware of any other diagnostics available to measure the presence of fungi in the nasal mucin or specifically Major Basic Protein (MBP) levels in the mucus. The company’s strategic partner (IMMCO Diagnostics) for SinuTest has an exclusive license for this diagnostic and has an exclusive promotional arrangement with Accentia to commercialize it.

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For Respi~TANN we compete with a wide variety of branded and generic prescription cough, cold, and allergy medications. The market-leading prescription antitussive is Tussionex marketed by UCB Pharma (formerly Celltech). Our Respi~TANN product competes primarily in the antitussive combination market with various combination products from small/regional and mid-size pharmaceutical competitors. Specific competitive companies include ProEthic Pharmaceuticals, Hawthorn Pharmaceuticals, Medpointe Pharmaceuticals, WraSer Pharmaceuticals, Auriga Laboratories and others.

We expect to compete on, among other things, the safety and efficacy of our products and more desirable treatment regimens, combined with the effectiveness of our experienced management team. Competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify and secure the rights to and develop pharmaceutical products and compounds and to exploit these products and compounds commercially before others are able to develop competitive products.

Government Regulation

Government authorities in the United States at the federal, state, and local levels and foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing, and import and export of pharmaceutical products, biologics, and medical devices. All of our products in development will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. Various federal, state, local, and foreign statutes and regulations also govern testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent process of maintaining substantial compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations, and policies may change and new legislation or regulations may be issued that could delay such approvals.

Pharmaceutical Product Regulation

In the United States, the U.S. Food and Drug Administration, or FDA, regulates drugs and well-characterized biologics under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations that are adopted under the FDCA. In the case of biologics, the FDA regulates such products under the Public Health Service Act. If we fail to comply with the applicable requirements under these laws and regulations at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us. The FDA also administers certain controls over the export of drugs and biologics from the U.S.

Under the United States regulatory scheme, the development process for new pharmaceutical products can be divided into three distinct phases:

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Preclinical Phase. The preclinical Phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans.

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Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s current Good Manufacturing Processes (cGMP) requirements. Data from these activities are compiled in a New Drug Application, or NDA, or for biologic products a Biologics License Application, or BLA, for submission to the FDA requesting approval to market the drug.

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Post-Approval Phase. The post-approval phase follows FDA approval of the NDA or BLA, and involves the production and continued analytical and clinical monitoring of the product. The post- approval phase may also involve the development and regulatory approval of product modifications and line extensions, including improved dosage forms, of the approved product, as well as for generic versions of the approved drug, as the product approaches expiration of patent or other exclusivity protection.

Each of these three phases is discussed further below.

Preclinical Phase. The development of a new pharmaceutical agent begins with the discovery or synthesis of a new molecule or well-characterized biologic. These agents are screened for pharmacological activity using various animal and tissue models, with the goal of selecting a lead agent for further development. Additional studies are conducted to confirm pharmacological activity, to generate safety data, and to evaluate prototype dosage forms for appropriate release and activity characteristics. Once the pharmaceutically active molecule is fully characterized, an initial purity profile of the agent is established. During this and subsequent stages of development, the agent is analyzed to confirm the integrity and quality of material produced. In addition, development and optimization of the initial dosage forms to be used in clinical trials are completed, together with analytical models to determine product stability and degradation. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Upon successful completion of preclinical safety and efficacy studies in animals, an IND submission is prepared and provided to the FDA for review prior to commencement of human clinical trials. The IND consists of the initial chemistry, analytical, formulation, and animal testing data generated during the preclinical phase. In general, the review period for an IND submission is 30 days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase 1 clinical trials.

The process for the development of biologic products, such as our BiovaxID product, parallels the process outlined above. Biologics, in contrast to drugs that are chemically synthesized, are derived from living sources, such as humans, animals, and microorganisms. Most biologics are complex mixtures that are not easily identified or characterized and have activity that is different from the activity of small, organic molecules normally found in drugs. Because of the diversity of the nature of biologic products and their substantial molecular size (usually hundreds of times larger than small, organic molecules associated with drugs), special technology is often required for their production and subsequent analysis. Biologic products, especially proteins, may be produced with living cells. Purity testing of biologics can be complex since living cells may harbor viruses and other agents. The potential presence of these agents, and the requirement to establish degradation profiles and identify impurities associated with production and purification, further require establishing, validating, and conducting specialized tests and analyses. Formulation development in this area is often more complex than for small, organic drug substances. For example, molecules produced using recombinant DNA technology are inherently less stable than their organic counterparts because structural integrity must be maintained through administration and distribution of the product. Accordingly, certain aspects of the development process for biologic products may be more challenging than similar aspects encountered in the development of drugs.

Clinical Phase. Following successful submission of an IND, the sponsor is permitted to conduct clinical trials involving the administration of the investigational product candidate to human subjects under the supervision of qualified investigators in accordance with good clinical practice. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the drug. Each protocol must be submitted to the FDA as part of the IND prior to beginning the trial. Each trial must be reviewed, approved and conducted under the auspices of an independent Institutional Review Board, and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

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Phase 1. Phase 1 human clinical trials are conducted in a limited number of healthy individuals to determine the drug’s safety and tolerability and includes biological analyses to determine the availability and metabolization of the active ingredient following administration. The total number of subjects and patients included in Phase 1 clinical trials varies, but is generally in the range of 20 to 80 people.

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Phase 2. Phase 2 clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug’s potential efficacy and ideal dose. These clinical trials are typically well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analysis to confirm the consistent composition of the product.

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Phase 3. Phase 3 clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained and safety (toxicity), tolerability, and an ideal dosing regimen have been established. Phase 3 clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to complete the information needed to provide adequate instructions for the use of the drug, also referred to as the Official Product Information. Phase 3 trials usually include from several hundred to several thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed.

Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at any time for a variety of reasons, including safety issues.

New Drug Application (NDA) or Biologics License Application (BLA)

After the successful completion of Phase 3 clinical trials, the sponsor of the new drug submits an NDA, or BLA in the case of biologics, to the FDA requesting approval to market the product for one or more indications. An NDA, or BLA, is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, on the safety and efficacy of drugs for all relevant pediatric populations before the NDA is submitted. The statute provides for waivers or deferrals in certain situations. We have applied for a pediatric assessment waiver for Emezine but we can make no assurances that such situations apply to our other products. In most cases, the NDA or BLA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information.

The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all NDAs and BLAs submitted before it accepts them for filing. It may refuse to file the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After application is deemed filed by the FDA, the FDA reviews an NDA or BLA to determine, among other things, whether a product is safe and effective for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA or BLA. Drugs that successfully complete NDA or BLA review may be marketed in the United States, subject to all conditions imposed by the FDA. Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities, which will be involved in the manufacture, production, packaging, testing and control of the drug product for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review ranges from a few months to many years.

Fast-Track Review

The Food and Drug Administration Modernization Act of 1997, or the Modernization Act, establishes a statutory program for the approval of “Fast-Track” products, which are defined under the Modernization Act as new drugs or biologics intended for the treatment of a serious or life-threatening condition that demonstrate the potential to address unmet medical needs for this condition. To determine whether a condition is “serious” for the purposes of Fast-Track designation, the FDA considers several factors including, the condition’s impact on survival, day-to-day functioning, and the likelihood that the disease, if left untreated, will progress from a less severe condition to a more serious one. If awarded, the Fast-Track designation applies to the product only for the indication for which the designation was received. Under the Fast-Track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast-Track product in writing at any time during the clinical development of the product. The act specifies that the FDA must determine if the product qualifies for Fast-Track designation within 60 days of receipt of the sponsor’s request.

Fast-Track designation offers a product the benefit of approval based on surrogate endpoints that generally would not be acceptable for approval and also offers possible early or rolling acceptance of the marketing application for review by the agency. However, the time periods to which the FDA has committed in reviewing an application do not begin until the sponsor actually submits the application. The FDA may subject approval of an application for a Fast-Track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint, and the FDA may also subject such approval to prior review of all promotional materials. In addition, the FDA may withdraw its approval of a Fast-Track product on a number of grounds, including the sponsor’s failure to conduct any required post-approval study with due diligence and failure to continue to meet the criteria for designation.

Fast-Track designation should be distinguished from the FDA’s other programs for expedited development and review, although products awarded Fast-Track status may also be eligible for these other benefits. Accelerated approval refers to the use of less than well-established surrogate endpoints discussed above. Priority review is a designation of an application after it has been submitted to FDA for approval. The agency sets the target date for agency actions on the applications of products that receive priority designation for six months, where products under standard review receive a ten month target.

The FDA has granted “Fast-Track” review status to both SinuNase and BiovaxID, which means that these products may be eligible for expedited review procedures by the FDA. However, we cannot predict the impact, if any, that Fast-Track designation will actually have on the duration of the regulatory approval process for these product candidates, and the FDA may deny regulatory approval of either or both of these product candidates notwithstanding their Fast-Track designation.

Post-Approval Phase

If the FDA approves the NDA, BLA, or ANDA application, as applicable, the pharmaceutical product becomes available for physicians to prescribe in the United States. After approval, we are still subject to continuing regulation by FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, we are required to maintain and provide updated safety and efficacy information to the FDA. We are also required to comply with requirements concerning advertising and promotional labeling. In that regard, our advertising and promotional materials must be truthful and not misleading. We are also prohibited from promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Drug and biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state, or local agencies. In addition, approved biological drug products may be subject to lot-by-lot release testing by the FDA before these products can be commercially distributed. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. We use, and will continue to use, third-party manufacturers, to produce certain of our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

In addition, following FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase 4 trials, to evaluate long-term effects.

Hatch-Waxman Act

Under the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, Congress created an abbreviated FDA review process for generic versions of pioneer (brand name) drug products. In order to preserve the incentives of pioneer drug manufacturers to innovate, the Hatch-Waxman Act also provides for patent term restoration and the award, in certain circumstances, of non-patent marketing exclusivities.

Abbreviated New Drug Applications (ANDAs)

An ANDA is a type of application in which approval is based on a showing of “sameness” to an already approved drug product. ANDAs do not contain full reports of safety and effectiveness, as do NDAs, but rather demonstrate that their proposed products are “the same as” reference products with regard to their conditions of use, active ingredient(s), route of administration, dosage form, strength, and labeling. ANDA applicants are also required to demonstrate the “bioequivalence” of their products to the reference product. Bioequivalence generally means that there is no significant difference in the rate and extent to which the active ingredient(s) in the products becomes available at the site of drug action.

All ANDAs must contain data relating to product formulation, raw material suppliers, stability, manufacturing, packaging, labeling, and quality control, among other information. The timing of final FDA approval of an ANDA depends on a variety of factors, including whether the applicant has challenged any patents claiming the reference product and whether the pioneer manufacturer is entitled to one or more periods of non-patent marketing exclusivity. In certain circumstances, these marketing exclusivities can extend beyond the life of a patent, and block the approval of ANDAs after the date on which the patent expires. If the FDA concludes that all substantive ANDA requirements have been satisfied, but final approval is blocked because of a patent or a non-patent marketing exclusivity, the FDA may issue the applicant a “tentative approval” letter.

505(b)(2) Applications

If a proposed product represents a change from an already approved product, yet does not qualify for submission under an ANDA pursuant to an approved suitability petition, the applicant may be able to submit a type of NDA referred to as a “505(b)(2) application.” A 505(b)(2) application is an NDA for which one or more of the investigations relied upon by the applicant for approval was not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigation was conducted. The FDA has determined that 505(b)(2) applications may be submitted for products that represent changes from approved products in conditions of use, active ingredient(s), route of administration, dosage form, strength, or bioavailability. A 505(b)(2) applicant must provide FDA with any additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed change(s). Consequently, although duplication of preclinical and certain clinical studies is avoided through the use a 505(b)(2) application, specific studies may be required. We plan to submit a 505(b)(2) application for SinuNase.

Patent Term Restoration

The Hatch-Waxman Act also provides for the restoration of a portion of the patent term lost during product development and FDA review of an application. However, the maximum period of restoration cannot exceed 5 years, or restore the total remaining term of the patent to greater than 14 years from the date of FDA approval of the product. The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The United States Patent and Trademark Office, in consultation with FDA, reviews and approves the application for patent term restoration. In the future, we may consider applying for patent term restoration for some of our currently owned or licensed patents, depending on the expected length of clinical trials and other factors involved in the filing of an NDA.

ANDA and 505(b)(2) Applicant Challenges to Patents and Generic Exclusivity

ANDA and 505(b)(2) applicants are required to list with FDA each patent that claims their approved products and for which claims of patent infringement could reasonably be asserted against unauthorized manufacturers. ANDA and 505(b)(2) applicants must then certify regarding each of the patents listed with the FDA for the product(s) it references. An applicant can certify that there is no listed patent, that the listed patent has expired, that the application may be approved upon the date of expiration of the listed patent, or that the patent is invalid or will not be infringed by the marketing of the applicant’s product. This last certification is referred to as a “Paragraph IV certification.”

If a Paragraph IV certification is filed, the applicant must also provide notice to the NDA holder and patent owner stating that the application has been submitted and providing the factual and legal basis for the applicant’s opinion that the patent is invalid or not infringed. The NDA holder or patent owner may sue the ANDA or 505(b)(2) applicant for patent infringement. If the NDA holder or patent owner files suit within 45 days of receiving notice of the application, a one-time 30-month stay of FDA’s ability to approve the ANDA or 505(b)(2) application is triggered. FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed or shortens the period because parties have failed to cooperate in expediting the litigation.

As an incentive to encourage generic drug manufacturers to undertake the expenses associated with Paragraph IV patent litigation, the first ANDA applicant to submit a substantially complete ANDA with a Paragraph IV certification to a listed patent may be eligible for a 180-day period of marketing exclusivity. For ANDAs filed after December 8, 2003 that use a reference product for which no Paragraph IV certification was made in any ANDA before that date, this exclusivity blocks the approval of any later ANDA with a Paragraph IV certification referencing the same product. For these ANDAs, the exclusivity period runs from the date when the generic drug is first commercially marketed.

For other ANDAs, the 180-day exclusivity period blocks the approval of any later ANDA with a Paragraph IV certification referencing at least the same patent, if not the same product, and may be triggered on the date the generic drug is first commercially marketed or the date of a decision of a court holding that the patent that was the subject of the Paragraph IV certification is invalid or not infringed. This decision must be from a court from which no appeal can be or has been taken, other than a petition to the United States Supreme Court.

If multiple generic drug manufacturers submit substantially complete ANDAs with Paragraph IV certifications on the first day that any such ANDAs are submitted, all of these manufacturers will share in a single 180-day exclusivity period. Note also that these periods of 180-day exclusivity may be subject to forfeiture provisions, requiring relinquishment of the exclusivity in some situations, including cases where commercial marketing of the generic drug does not occur within a certain time period.

Non-Patent Marketing Exclusivities

The Hatch-Waxman Act also provides three years of “new use” marketing exclusivity for the approval of NDAs, 505(b)(2) applications, and supplements, where those applications contain the results of new clinical investigations (other than bioavailability studies) essential to the FDA’s approval of the applications. Such applications may be submitted for new indications, dosage forms, strengths, or new conditions of use of already approved products. So long as the new clinical investigations are essential to the FDA’s approval of the change, this three-year exclusivity prohibits the final approval of ANDAs or 505(b)(2) applications for products with the specific changes associated with those clinical investigations. It does not prohibit the FDA from approving ANDAs or 505(b)(2) applications for other products containing the same active ingredient.

Orphan Drug Designation and Exclusivity

Some jurisdictions, including the United States and the European Union, designate drugs intended for relatively small patient populations as “orphan drugs.” The FDA, for example, grants orphan drug designation to drugs intended to treat rare diseases or conditions that affect fewer than 200,000 individuals in the United States or drugs for which there is no reasonable expectation that the cost of developing and making the drugs available in the United States will be recovered. In the United States orphan drug designation must be requested before submitting an application for approval of the product.

Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to a marketing exclusivity. For seven years, the FDA may not approve any other application, including NDAs or ANDAs, to market the “same drug” for the same indication. The only exception is where the second product is shown to be “clinically superior” to the product with orphan drug exclusivity, as that phrase is defined by the FDA and if there is an inadequate supply.

Manufacturing

Changes to the manufacturing process or site during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities, such as the recent consolidation of all of the steps in the BiovaxID production process to our Worcester, Massachusetts plant and possible expansion to additional facilities that may be required for successful commercialization of the vaccine. A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If we demonstrate comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or the FDA approval of BiovaxID may be delayed.

We anticipate that the manufacture of the other products in our development pipeline will be outsourced to experienced cGMP-compliant medical manufacturing companies. In addition, our currently marketed specialty pharmaceutical products are manufactured by third-party contract manufacturers, as identified elsewhere in this annual report on Form 10-K.

Prescription Drug Wrap-Up (DESI II Products)

The Federal Food, Drug, and Cosmetic Act (the Act) of 1938 was the first statute requiring pre-market-approval of drugs by the FDA. These approvals, however, focused exclusively on safety data. In 1962, Congress amended the Act to require that sponsors demonstrate that new drugs are effective, as well as safe, in order to receive FDA approval. This amendment also required the FDA to conduct a retrospective evaluation of the effectiveness of the drug products that the FDA approved between 1938 and 1962 on the basis of safety alone. The agency contracted with the National Academy of Science/National Research Council (NAS/NRC) to make an initial evaluation of the effectiveness of many drug products. The FDA’s administrative implementation of the NAS/NRC reports was called the Drug Efficacy Study Implementation (DESI).

Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review. For a period of time, the FDA permitted these drugs to remain on the market without approval. In 1984, however, spurred by serious adverse reactions to one of these products, Congress urged the FDA to expand the new drug requirements to include all marketed unapproved prescription drugs. The FDA created a program, known as the Prescription Drug Wrap-Up, to address these remaining unapproved drugs. Most of these drugs contain active ingredients that were first marketed prior to the 1938 Act. We believe that several of our marketed pharmaceutical products fall within this category.

The FDA asserts that all drugs subject to the Prescription Drug Wrap-Up are on the market illegally and are subject to FDA enforcement discretion because there is an argument that all prescription drugs must be the subject of an approved drug application. There are a couple of narrow exceptions. For example, both the 1938 and 1962 Acts include grandfather provisions exempting certain drugs from the new drug requirements. The 1938 clause exempts drugs that were on market prior to the passage of the 1938 Act and contain the same representations concerning the conditions of use as they did prior to passage of the Act. The 1962 Act exempts, in certain circumstances, drugs that have the same composition and labeling as they had prior to the passage of the 1962 Act. The agency and the courts have interpreted these two exceptions very narrowly. As to drugs marketed over the counter, the FDA exempts through regulation products that are determined to be generally recognized as safe and effective (GRAS/GRASE) and have been used to a material extent and for a material time.

The FDA has adopted a risk-based enforcement policy that prioritizes enforcement of new drug requirements for unapproved drugs that pose a safety threat, lack evidence of effectiveness and prevent patients from pursuing effective therapies, and that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require other manufacturers to also file a NDA or an abbreviated NDA (ANDA) for that same drug in order to continue marketing it in the United States. While the FDA generally provides sponsors a one year grace period, the agency is not statutorily required to do so.

Pharmacy Compounding

The FDA does not regulate the practice of pharmacy but does evaluate pharmacies to determine if their compounding practice qualifies them as drug manufacturers for the purpose of food and drug laws. If the FDA considers the actions of a compounding pharmacy to be similar to those of a drug manufacturer, the FDA will take action to stop such pharmacy compounding until a new drug application is approved for the marketing of such drugs.

Medical Device Regulation

New medical devices are also subject to FDA approval and extensive regulation under the FDCA. Under the FDCA, medical devices are classified into one of three classes: Class I, Class II, or Class III. The classification of a device into one of these three classes generally depends on the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls. These general controls include compliance with the applicable portions of the FDA’s Quality System Regulation, which sets forth good manufacturing practice requirements; facility registration and product reporting of adverse medical events listing; truthful and non-misleading labeling; and promotion of the device only for its cleared or approved intended uses. Class II devices are also subject to these general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Review and clearance by the FDA for these devices is typically accomplished through the so-called 510(k) pre-market notification procedure. When 510(k) clearance is sought, a sponsor must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously approved device. If the FDA agrees that the proposed device is substantially equivalent to the predicate device, then 510(k) clearance to market will be granted. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require pre-market approval. Our instruments and disposables used for the production of cell cultures are generally regulated as Class I devices exempt from the 510(k) clearance process.

Clinical trials are almost always required to support a PMA application and are sometimes required for a 510(k) pre-market notification. These trials generally require submission of an application for an investigational device exemption, or IDE. An IDE must be supported by pre-clinical data, such as animal and laboratory testing results, which show that the device is safe to test in humans and that the study protocols are scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and is eligible for more abbreviated investigational device exemption requirements.

Both before and after a medical device is commercially distributed, manufacturers and marketers of the device have ongoing responsibilities under FDA regulations. The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices. Device manufacturers are subject to periodic and unannounced inspection by the FDA for compliance with the Quality System Regulation, current good manufacturing practice requirements that govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, servicing, labeling, storage, installation, and distribution of all finished medical devices intended for human use.

If the FDA finds that a manufacturer has failed to comply or that a medical device is ineffective or poses an unreasonable health risk, it can institute or seek a wide variety of enforcement actions and remedies, ranging from a public warning letter to more severe actions such as:

•	fines, injunctions, and civil penalties;

•	recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing requests for 510(k) clearance or PMA approval of new products;

•	withdrawing 510(k) clearance or PMA approvals already granted; and

•	criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device.

The FDA also administers certain controls over the export of medical devices from the U.S., as international sales of medical devices that have not received FDA approval are subject to FDA export requirements. Additionally, each foreign country subjects such medical devices to its own regulatory requirements. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

Other Regulation in the United States

Toxic Substances Control Act. The Environmental Protection Agency, or EPA, has promulgated regulations under Section 5 of the Toxic Substances Control Act, or TSCA, which require notification procedures for review of certain so-called Intergeneric microorganisms before they are introduced into commerce. Intergeneric microorganisms are those formed by deliberate combinations of genetic material from organisms classified in different taxonomic genera, which are types of animal or plant groups. The regulations provide exemptions from the reporting requirements for new microorganisms used for research and development when the researcher or institution is in mandatory compliance with the National Institutes of Health Guidelines for Research Involving Recombinant DNA Molecules, or NIH Guidelines. Those researchers voluntarily following the NIH Guidelines can, by documenting their use of the NIH Guidelines, satisfy EPA’s requirements for testing in contained structures. The EPA may enforce the TSCA through enforcement actions such as seizing noncompliant substances, seeking injunctive relief, and assessing civil or criminal penalties. We believe that our research and development activities involving intergeneric microorganisms comply with the TSCA, but there can be no assurance that restrictions, fines or penalties will not be imposed on us in the future.

Health Care Coverage and Reimbursement. Commercial success in marketing and selling our products depends, in part, on the availability of adequate coverage and reimbursement from third-party health care payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the U.S. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products.

Government programs, including Medicare and Medicaid, private health care insurance, and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Examples of how limits on drug coverage and reimbursement in the United States may cause drug price sensitivity include the growth of managed care, changing Medicare reimbursement methodologies, and drug rebates and price controls. Some third-party payors must also approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payors.

Anti-Kickback Laws. In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration to induce the purchase, order or recommendation of health care products and services. These laws constrain the sales, marketing and other promotional activities of pharmaceutical companies, such as us, by limiting the kinds of financial arrangements (including sales programs) we may have with prescribers, purchasers, dispensers and users of drugs and biologics. The HHS Office of Inspector General (OIG) has issued Compliance Guidance for pharmaceutical manufacturers which, among other things, identifies manufacturer practices implicating the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and describes elements of an effective compliance program. The OIG Compliance Guidance is voluntary, and we have not adopted a formal compliance program modeled after the one described in the OIG guidance. Although none of our practices have been subject to challenge under any anti-kickback laws, due to the breadth of the statutory provisions of some of these laws, it is possible that some of our practices might be challenged under one or more of these laws in the future. Violations of these laws can lead to civil and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs. Any such violations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Health Information Privacy and Security. Individually identifiable health information is subject to an array of federal and state regulation. Federal rules promulgated pursuant to the Health Information Portability and Accountability Act of 1996 (“HIPAA”) regulate the use and disclosure of health information by “covered entities” (which includes individual and institutional providers from which we may receive individually identifiable health information). These regulations govern, among other things, the use and disclosure of health information for research purposes, and require the covered entity to obtain the written authorization of the individual before using or disclosing health information for research. Failure of the covered entity to obtain such authorization (absent obtaining a waiver of the authorization requirement from an Institutional Review Board) could subject the covered entity to civil and criminal penalties. As the implementation of this regulation is still in its early phases, we may experience delays and complex negotiations as we deal with each entity’s differing interpretation of the regulations and what is required for compliance. Further, HIPAA’s criminal provisions are not limited in their applicability to “covered persons,” but apply to any “person” that knowingly and in violation of the statute obtains or discloses individually identifiable health information. Also, where our customers or contractors are covered entities, including hospitals, universities, physicians or clinics, we may be required by the HIPAA regulations to enter into “business associate” agreements that subject us to certain privacy and security requirements, including making our books and records available for audit and inspection by HHS and implementing certain health information privacy and security safeguards. In addition, many states have laws that apply to the use and disclosure of health information, and these laws could also affect the manner in which we conduct our research and other aspects of our business. Such state laws are not preempted by the federal privacy law where they afford greater privacy protection to the individual. While activities to assure compliance with health information privacy laws are a routine business practice, we are unable to predict the extent to which our resources may be diverted in the event of an investigation or enforcement action with respect to such laws.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products. Clinical trials conducted in the European Union must comply with the EU Clinical Trials Directive.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure for most products. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. Under European Commission Regulation 726/2004, the centralized authorization procedure is required for all biotechnology-derived medicinal products developed through recombinant DNA technology, controlled expression of genes coding for biologically active proteins, and hybridoma and monoclonal antibody methods. It is also required for designated orphan medicinal products and all new active substances indicated for the treatment of AIDS, cancer, neurodegenerative disorder, or diabetes. This authorization is a marketing authorization approval, or MAA. The decentralized procedure provides for mutual recognition of national regulatory authority approval decisions. Under this procedure, the holder of a national marketing authorization granted by one member state may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure, or MRP.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

Manufacturing

For the clinical trial, we manufactured BiovaxID primarily at Biovest’s facility in Worcester, Massachusetts operated by its subsidiary, Biovax, Inc. If we receive FDA approval of the vaccine, we may continue to manufacture the vaccine at our existing facility in Worcester, although we will likely need to develop additional facilities or utilize third-party contract manufacturers to fully support commercial production for the U.S. markets. To penetrate markets outside of the U.S., we may enter into collaborations with well-established companies that have the capabilities to produce the product. To facilitate commercial production of the vaccine, we have developed proprietary manufacturing equipment that integrates and automates various stages of vaccine production. We believe that such equipment will reduce the space and staff currently required for production of the vaccine.

We anticipate that the manufacture of the other products in our development pipeline will be outsourced to experienced cGMP-compliant medical manufacturing companies. In addition, our currently marketed specialty pharmaceutical products are manufactured by third-party contract manufacturers, as identified elsewhere in this annual report on Form 10-K.

Intellectual Property

We are pursuing a number of methods to establish and maintain market exclusivity for our product candidates to the greatest extent possible, including seeking patent protection, the use of statutory market exclusivity provisions, and otherwise protecting our intellectual property.

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology, and know-how; to operate without infringing the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications when possible relating to our proprietary technology, inventions, and improvements that are important to our business. We also rely on trade secrets, know-how, continuing technological innovation, and in-licensing opportunities to develop and maintain our proprietary position.

The following is information regarding our owned and licensed patents and patent applications that we consider material to our business:

•

With respect to SinuNase, MAYO holds one issued U.S. patent relating to the treatment of CRS with intranasal antifungals and another U.S. patent relating to the treatment of asthma through muco-administration of antifungals. It also holds one related European Union counterpart patent application for the CRS therapy. Each of these patents expires in October 2018. Each of these issued patents and patent applications are exclusively licensed by us under our license agreement with MAYO, which expires on the date of expiration of the last- to -expire claim under the licensed patents.

•

With respect to BiovaxID, we have filed a first PCT application relating to the type of cell media used to grow cell cultures in the production of BiovaxID, and we have filed a second PCT application relating to certain features of the integrated production and purification system used to produce and purify the vaccine in an automated closed system.

•	With respect to Revimmune, we have two published applications relating to the treatment of autoimmune diseases. In addition, we have several additional pending applications.

•

With respect to ZINOTIC™, Accentia’s co-promotion corporate partner (Arbor Pharmaceuticals) has received an exclusive license for a broad composition patent from Advanced Medical Instruments. This patent comprises a topical ear composition that uses penetration enhancers to diffuse the therapeutic agents for the purpose of reducing the inflammation of ear tissues, providing pain relief, and introducing agents with antimicrobial activity to combat infection. The co-promotion agreement term expires on April 6, 2009, and may be extended for successive one-year periods by mutual agreement. This patent expires in 2019.

•

With respect to SinuTest™, MAYO holds another U.S patent relating to the diagnosis of specific inflammatory conditions. The invention provides methods and materials related to the diagnosis of eosinophil degranulating conditions. The patented invention provides methods and materials that involve visual types of analysis (e.g., microscopic analysis) that are used to determine the presence or absence of specific inflammatory markers relevant to sinusitis (among other diseases). This patent expires in 2020.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products. In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

We rely in some circumstances on trade secrets to protect our technology, particularly with respect to certain aspects of our BiovaxID manufacturing process. However, trade secrets are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors, and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

We use Accentia™, Accentia Biopharmaceuticals™, and the Accentia Biopharmaceuticals logo as trademarks in the U.S. and other countries, and we are seeking U.S. trademark registrations for Accentia Biopharmaceuticals™ and the Accentia Biopharmaceuticals logo, SinuNase, SinuTest, BiovaxID, Revimmune and Biovest. Respi~TANN® is a registered trademark of Accentia Pharmaceuticals our wholly owned subsidiary. We use AllerNase™ as trademarks in the U.S. and other countries.

Customers

For the 2007 fiscal year, two of our customers, both wholesale distributors, accounted for more than 10% of our revenue. Revenues from Cardinal Health and McKesson Corporation represented approximately 15.3% and 15.7% of our revenue for the years ended September 30, 2007. For the 2006 and 2005 fiscal years, two of our customers, both wholesale distributors, accounted for more than 10% of our revenue. Revenues from Cardinal Health represented approximately 18.9% and 25.0% of our revenue for the years ended September 30, 2006 and 2005, respectively, and revenues from McKesson Corporation represented approximately 17.5% and 14.6% of our revenue for the year ended September 30, 2006 and 2005, respectively.

Third-Party Reimbursement and Pricing Controls

In the United States and elsewhere, sales of pharmaceutical products depend in significant part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost effective, and coverage and reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis. The passage of the Medicare Prescription Drug and Modernization Act of 2003 imposes new requirements for the distribution and pricing of prescription drugs which may affect the marketing of our products.

In many foreign markets, including the countries in the European Union, pricing of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental pricing control. While we cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and profitability.

Employees

As of September 30, 2007, we had 140 full-time employees (including 39 at Biovest). None of our employees is represented by labor unions or covered by collective bargaining agreements. We have not experienced any work stoppages, and we consider our employee relations to be good.

Executive Officers

The following table sets forth our current executive officers and their ages as of September 30, 2007:

Name	Age	Position
Francis E. O’Donnell, Jr., M.D.	57	Chairman of the Board; Chief Executive Officer

Steven R. Arikian, M.D.	50	President and Chief Operating Officer, Biopharmaceutical Products and Services; Director

Alan M. Pearce	58	Chief Financial Officer; Director

Samuel S. Duffey, Esq.	62	General Counsel

Francis E. O’Donnell, Jr., M.D. has served as our Chairman of the Board since the company’s founding in March 2002 and has served as our Chief Executive Officer since September 2003. Dr. O’Donnell also served as our President from September 2003 through November 2004. Since 1995, Dr. O’Donnell has served as manager of The Hopkins Capital Group, LLC, a biotechnology business development and investment company. Since May 2002, Dr. O’Donnell has also served as the Chairman of the Board of BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company, and since June 2003, he has served as a director (and as Co Vice-Chairman since 2004) of Biovest International, Inc., our majority owned, publicly held subsidiary. He is co-founder and a director of RetinaPharma Technologies, Inc., a privately held biotechnology company developing novel pharmaceuticals and related products for the prevention, treatment, rescue, and recovery of ophthalmic and other neurodegenerative and neurovascular disease. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and has been awarded 34 U.S. patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International and is a Trustee for St. Louis University and The Health Careers Foundation. Dr. O’Donnell is a graduate of the Johns Hopkins School of Medicine, where he received his specialty training at the Wilmer Ophthalmological Institute.

Steven R. Arikian, M.D. began serving as a director in April 2002. Since November 2004, Dr. Arikian has served as President and Chief Operating Officer of Product Development and Market Services. In February 2005, his title was changed to President and Chief Operating Officer, Biopharmaceutical Products and Services. From January 2003 to November 2004, he was President of Pre-Market Services and Operations and from April 2002 to January 2003, he was President of Pre-Market Services. Since 1997, Dr. Arikian has served as the Chairman, Chief Executive Officer, and founder of our Analytica subsidiary, and September 2004, he has served and the Chairman and Chief Executive Officer of Biovest. Since 2003, Dr. Arikian has served as a director, and since 2004 has served as Chief Executive Officer, President, and Chairman, of Biovest International, Inc., our majority-owned, publicly held subsidiary. Dr. Arikian began providing pharmaceutical clients with Clinical and Outcomes Research services in 1988. He served as President of The Center for Health Outcomes and Economics at Bristol Myers Squibb from May 1995 to July 1997, where he supervised a staff of over 50 professionals responsible for development of global health outcomes research. He has designed and implemented research projects in the United States, Canada, Latin America and Europe. Dr. Arikian holds a faculty appointment at the Columbia University Mailman School of Public Health. He has also held faculty appointments at the University of Toronto and the University of Kentucky. He is widely published in the peer-reviewed literature and has been a frequent speaker at industry and trade group sponsored meetings on topics including Formulary Management, Pharmaceutical Pricing, Multi-National Health Economic Studies, and Pharmacoepidemiology. Dr. Arikian is a graduate of Fordham University with a degree in Biology and is also a graduate of the University of Catania (Italy) Medical School.

Alan M. Pearce has served as a director and our Chief Financial Officer since August 2004. Prior to serving as our Chief Financial Officer, Mr. Pearce served as Senior Vice President, Financial Services for McKesson Corporation, a large publicly traded healthcare company, from April 1999 to March 2004. Mr. Pearce also currently serves on the advisory boards of The Georgia Institute of Technology and Emory University BioEngineering Foundation and The Hopkins Capital Group. He also previously served as a director and a member of the finance committee of XL Insurance Company. From September 2002 to September 2005, Mr. Pearce served as a director of BioDelivery Sciences International, Inc. Mr. Pearce is a graduate of Georgia Tech, where he earned a B.S. degree in Industrial Management, and the University of Texas, where he earned an MBA degree in finance.

Samuel S. Duffey has served as our General Counsel since April 2003. Prior to that, Mr. Duffey practiced business law with Duffey and Dolan P.A. beginning in 1992. From February 2000 to September 2003, Mr. Duffey served as the non-executive chairman and as a member of the Board of Directors of Invisia, Inc., a small publicly held safety company, and from October 2001 to May 2004, Mr. Duffey also served as the non-executive chairman and as a member of the Board of Directors of FlashPoint International, Inc., a publicly held automotive parts company which is currently named Navitrak International Corporation. Mr. Duffey received his B.A. and J.D. degrees from Drake University.

Available Information

We were incorporated in the State of Florida in 2002. Our principal executive offices are located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and our telephone number at that address is (813) 864-2554. We maintain an Internet website at www.accentia.net. However, information found on, or that can be accessed through, our website is not incorporated by reference into this annual report on Form 10-K. We make available free of charge on or through our website our filings with the Securities and Exchange Commission, or SEC, including this annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Further, a copy of this annual report is located at the SEC’s Public Reference Room at 100 F Street N. E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding our filings at www.sec.gov.

ITEM 1A.	RISK FACTORS

Risk Factors

Statements in this annual report on Form 10-K that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements about: the timing of the commencement, enrollment, and completion of our clinical trials for our product candidates; the progress or success of our product development programs; the status of regulatory approvals for our product candidates; the timing of product launches; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and our estimates for future performance, anticipated operating losses, future revenues, capital requirements, and our needs for additional financing. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” “goal,” and similar expressions intended to identify forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. The underlying information and expectations are likely to change over time.

Factors that could cause actual results to differ materially from what is expressed or forecasted in our forward-looking statements include, but are not limited to, the following:

Risks Related to Our Business

We are largely dependent on the success of our three most significant product candidates, SinuNase, BiovaxID and Revimmune, and we may not be able to successfully commercialize these therapies.

We have expended and will continue to expend significant time, money, and effort on the development of our three most significant product candidates, SinuNase, BiovaxID and Revimmune. We will incur significant costs and may never generate significant revenues from commercial sales of these products, if approved. None of these products is approved for marketing in any jurisdiction, and they may never be commercialized. Before we can market and sell these products, we will need to demonstrate in clinical trials that these products are safe and effective and will also need to obtain necessary approvals from the U.S. Food and Drug Administration, or FDA, and similar foreign regulatory agencies.

If we fail to successfully commercialize any or all of these product candidates, we may be unable to generate sufficient revenue to sustain and grow our business, and our business, financial condition, and results of operations will be adversely affected.

If we fail to obtain FDA approval of SinuNase, BiovaxID, Revimmune or any of our other current or future product candidates, we will be unable to commercialize these products.

Development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The process of obtaining FDA approval of pharmaceutical products is costly and time consuming. Any new pharmaceutical product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA. Such regulatory review includes the determination of manufacturing capability and product performance.

In addition to seeking approval from the FDA for SinuNase, BiovaxID and Revimmune, we intend to seek the governmental approval required to market our products in the European Union potentially additional countries and territories. We anticipate commencing the applications required in some or all of these countries following approval by the FDA; however, we may determine to file applications in advance of the FDA approval if we determine such filings to be both time and cost effective. Marketing of our products in these countries, and in most other countries, is not permitted until we have obtained required approvals or exemptions in each individual country.

In addition, patient-specific active immunotherapies such as BiovaxID are complex, and regulatory agencies lack experience with them. To date, the FDA has not approved for marketing a patient-specific active idiotype immunotherapy for any form of cancer. This lack of precedent and experience may lengthen the regulatory review process and impede our ability to obtain timely FDA approval for BiovaxID, if at all. Even if BiovaxID is approved by the FDA, the FDA’s lack of precedent and experience with respect to a patient-specific active idiotype vaccine may increase our development costs and otherwise delay or prevent commercialization.

There can be no assurance that the pharmaceutical products currently in development, or those products acquired or in-licensed by us, will be approved by the FDA. In addition, there can be no assurance that all necessary approvals will be granted for future products or that FDA review or actions will not involve delays caused by the FDA’s request for additional information or testing that could adversely affect the time to market and sale of the products. For our currently marketed products and our future products, failure to comply with applicable regulatory requirements can, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions.

Any delay in any approval or any failure to obtain approval of a product could delay or impair our ability to commercialize that product and to generate revenue as well as increase costs for that product.

Before we can seek regulatory approval of SinuNase, BiovaxID, Revimmune or any other product candidates, we may need to successfully complete clinical trials, outcomes of which are uncertain.

Conducting clinical trials is a lengthy, time-consuming, and expensive process, and the results of these trials are inherently uncertain. The time required to complete necessary clinical trials is often difficult, if not impossible, to predict. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	ineffectiveness of our product candidate or perceptions by physicians that the product candidate is not safe or effective for a particular indication;

•	inability to manufacture sufficient quantities of the product candidate for use in clinical trials;

•	delay or failure in obtaining approval of our clinical trial protocols from the FDA or institutional review boards;

•	slower than expected rate of patient recruitment and enrollment;

•	inability to adequately follow and monitor patients after treatment;

•	difficulty in managing multiple clinical sites;

•	unforeseen safety issues;

•	government or regulatory delays; and

•	clinical trial costs that are greater than we currently anticipate.

Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial or require us to conduct additional trials. We do not know whether our existing or any future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. Our clinical trials may be suspended at any time for a variety of reasons, including if the FDA or we believe the patients participating in our trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

Failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospects, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

We have incurred significant costs in our development efforts to date and may never generate significant revenue from commercial sales of our product candidates, if approved.

With respect to our product candidates, we have focused primarily on developing and preparing for the regulatory approval process for SinuNase, the patented therapy for CS that we license from MAYO and conducting clinical trials and seeking regulatory approval for BiovaxID, a patient-specific vaccine for treating indolent follicular NHL. With respect to SinuNase, we have paid $2.0 million in up-front royalties on this product. To date, we have received only limited revenues in connection with sublicensing fees from pharmacies for using the patented therapy for CS to compound patient-specific antifungal nasal products. We have generated no revenues to date from the commercial sale of BiovaxID and must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of this vaccine. In addition, we will expend significant sums in the development efforts for Revimmune. Our net loss for the fiscal years ended September 30, 2007, 2006 and 2005 was $76.0 million and $43.4 million and $44.7 million, respectively. As of September 30, 2007, we had an accumulated deficit of $237.6 million. We expect to continue to incur significant operating expenses and capital expenditures as we:

•	conduct clinical trials;

•	conduct research and development on existing and new product candidates;

•	seek regulatory approvals for our product candidates;

•	commercialize our product candidates, if approved;

•	hire additional clinical, scientific, sales and marketing and management personnel; and

•	identify and license additional product candidates.

If product candidates fail in clinical trials or do not gain regulatory approval or gain regulatory approval for more restricted indications than we have anticipated, we may not generate significant revenues from any of our product candidates. In addition, we may continue to experience net losses for the foreseeable future, in which case our accumulated deficit will continue to increase, and we may exhaust our resources and be unable to complete the development of our product candidates. If we are unable to fund the continuing development of our product candidates or if we fail to generate significant revenues from any of our product candidates, you could lose all or part of your investment.

We anticipate that we will need substantial additional funding in the future, and if we are unable to raise capital when needed, we would be forced to delay, reduce, or eliminate our product development programs or commercialization efforts.

Developing biopharmaceutical products, conducting clinical trials, establishing manufacturing capabilities, and marketing developed products is expensive. We anticipate that we will need to raise substantial additional capital in the future in order to complete the commercialization of our product candidates, to continue to pursue the submission of NDAs for our product candidates and to fund the development and commercialization of our specialty pharmaceutical product candidates. We have committed in various contractual covenants that the Company will not, without required consents, provide funds to Biovest through investment, loan, or loan guarantee. Accordingly, we anticipate that Biovest will need to raise substantial additional capital from other sources in order to continue the clinical trials for BiovaxID. Additional sources of funding have not been established by Biovest; however, additional financing is currently being sought from a number of sources, including the sale of Biovest equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of Biovest’s vaccine. Based on our current operating plans, we expect that our existing capital and cash flow from operations, together with borrowing availability under our existing lines of credit, will be sufficient to fund our operations and development activities into the second quarter of fiscal 2008 assuming Biovest receives its own funding. We have received a report from our independent registered certified public accounting firm on our consolidated financial statements for our fiscal years ended September 30, 2007, 2006, 2005, in which our auditors have included explanatory paragraphs indicating that our significant net losses and working capital deficiency cause substantial doubt about our ability to continue as a going concern.

We expect to finance future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants. If our Biovest subsidiary raises funds through the issuance of equity securities, our equity interest in Biovest could be substantially diminished. If our Biovest subsidiary raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or grant licenses on terms that are not favorable to us. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets or business units (such as specialty pharmaceuticals, market services or cell culture equipment) that are non-essential to the ongoing development or future commercialization of SinuNase or Revimmune, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at this time.

We cannot predict the impact, if any, that “Fast-Track” status will have on the regulatory approval process for SinuNase and BiovaxID.

The FDA has granted “Fast-Track” review status to both SinuNase and BiovaxID, which means that these products may be eligible for expedited review procedures by the FDA. However, we cannot predict the impact, if any, that Fast-Track designation will actually have on the duration of the regulatory approval process for these product candidates, and the FDA may deny regulatory approval of either or both of these product candidates notwithstanding their Fast-Track designation.

Failure to enroll patients in our clinical trials may cause delays in developing SinuNase, BiovaxID, Revimmune, or any other product candidate.

We may encounter delays in development and commercialization, or fail to obtain marketing approval, of SinuNase, BiovaxID, Revimmune, or any other product candidate that we may develop if we are unable to enroll enough patients to complete current or future clinical trials. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial, and competing clinical trials.

Our clinical trials for SinuNase, BiovaxID and/or Revimmune may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these product candidates or cease our trials.

We are currently engaged in a pivotal Phase 3 clinical trial for BiovaxID, we have completed patient enrollment in the first of two Phase 3 clinical trials for SinuNase, and we have made a pre-IND submission to the FDA for our planned Phase 3 clinical trial for Revimmune. We do not know whether our existing or future clinical trials will demonstrate safety and efficacy sufficiently to result in marketable products. For example, safety and efficacy results attained in our anticipated Phase 3 clinical trials for SinuNase may be less positive than the results obtained in Mayo Clinic’s previous clinical trials for SinuNase, and we may be unable to establish efficacy or the safety profile required for approval without supporting Phase 1 and 2 studies. Furthermore, we could be required to conduct a Phase 2 study or safety study contemporaneously with, the Phase 3 studies, or could be required to conduct more than two Phase 3 clinical trials for SinuNase if our two initial concurrent trials are not confirmatory. With respect to BiovaxID, safety and efficacy results attained in our pivotal Phase 3 clinical trial for BiovaxID may be less positive than the results obtained in the NCI’s Phase 2 clinical trials for BiovaxID. Because our clinical trials may produce negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing for these product candidates or cease our clinical trials. Further, interim data from clinical trials, which combines both patients receiving active treatment and placebos on a blinded basis may not be indicative of the final results or conclusions with regard to safety and efficacy which are determined when the clinical trial data is unblinded. If this happens, we may not be able to obtain approval for these products or the anticipated time to market for these products may be substantially delayed, and we may also experience significant additional development costs. We may also be required to undertake additional clinical testing if we change or expand the indications for our product candidates.

The clinical trials for SinuNase and BiovaxID have demonstrated that certain side effects may be associated with these treatments, and ongoing or future clinical trials may reveal additional unexpected or unanticipated side effects.

In clinical trials conducted to date by Mayo Clinic, a small number of CRS patients have demonstrated a sensitivity or suspected allergy to amphotericin B that was non-systemic and temporary, but these patients fully recovered quickly after the cessation of treatment with amphotericin B. A relatively small number of patients in the BiovaxID clinical trials have experienced adverse events, none of which were life-threatening, at the time of vaccine or control administration, but it seems likely from the nature of these events that they were either unrelated to the study or were due to the concomitant administration of GM-CSF. Also, skin irritation consisting of redness and induration, or hardening of the tissue, at the site of BiovaxID or control injection has been noted, but this condition has generally lasted only a few days and was limited to skin surrounding the injection site. The NCI Data Safety Monitoring Board (DSMB) for BiovaxID, which historically has reviewed all adverse event reports related to BiovaxID, has not expressed any concerns to date about the safety of the vaccine, although we are transferring the trial to a new DMC following concerns raised by the NCI DSMB regarding administrative matters, including the rate of enrollment in our BiovaxID clinical trial. We cannot guarantee that our current or future trials for BiovaxID and SinuNase will not demonstrate additional adverse side effects that may delay or even preclude regulatory approval. Even if either or both of BiovaxID and SinuNase receive regulatory approval, if we or others identify previously unknown side effects following approval, regulatory approval could be withdrawn and sales of the product could be significantly reduced.

If we do not in the future obtain a license from MAYO for antifungals other than amphotericin B in the treatment of CRS, then MAYO will not be precluded from licensing its patented CS therapy to third-parties using other antifungals.

Our rights to SinuNase are based on an exclusive license agreement with MAYO. Our license agreement with MAYO gives us the exclusive worldwide right to commercialize MAYO’s patented CS treatment method using the antifungal amphotericin B. Although MAYO’s clinical trials on its CS therapy were based on the use of amphotericin B, MAYO’s patents and patent applications with respect to the therapy broadly apply to the topical application of any antifungals for the treatment of CRS. We entered into an Option Agreement with MAYO giving us the exclusive right until December 6, 2008 without obligation, to seek to negotiate a license for all antifungals in addition to amphotericin B. In the event that we are not successful in negotiating such additional licenses, MAYO is not precluded from licensing to third-parties, including potential competitors, the use of antifungals other than amphotericin B for the treatment of CS. If MAYO grants such a license to a third-party, and if the use of such other antifungal is shown to have an efficacy and safety profile that equals or exceeds that of amphotericin B for this application, we may not be able to commercialize or generate revenue from SinuNase and our business, financial condition, and results of operations could be adversely affected.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Significant delays in clinical testing could materially impact our product development costs. We do not know whether clinical trials will begin on time, will need to be restructured, or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence and continue a study, delays in reaching agreement on acceptable clinical study terms with prospective sites, delays in obtaining institutional review board approval to conduct a study at a prospective site, and delays in recruiting patients to participate in a study. For example, when the IND for BiovaxID was transferred by the NCI to us, we experienced delays in our clinical trials because the investigative sites for the trials were required to get new approvals from institutional review boards, which are independent bodies that oversee the conduct of research involving human subjects.

The FDA may require that we conduct clinical studies on the safety and efficacy of our drug product candidates for all relevant pediatric populations as part of the approval process. If the FDA requires us to amend our study protocols to address pediatric populations, the approval of our products may be delayed.

In addition, we typically rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to oversee the operations of such clinical trials and to perform data collection and analysis. As a result, we may face additional delays outside of our control if these parties do not perform their obligations in a timely fashion. Significant delays in testing or regulatory approvals for SinuNase, BiovaxID, Revimmune, or any of our other current or future product candidates, could cause delays in, and could even prevent the commercialization of such product and generation of revenue from that product and could cause our costs to increase.

Inability to obtain regulatory approval for our manufacturing facility or to manufacture on a commercial scale may delay or disrupt our commercialization efforts.

Before we can obtain FDA approval for any new biologic drug, the manufacturing facility for the drug product must be inspected and approved by the FDA. In order to obtain approval, we will need to ensure that all of our processes, methods, and equipment are compliant with the current Good Manufacturing Practices, or cGMP, and perform extensive audits of vendors, contract laboratories, and suppliers. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. In complying with cGMP, we will be obligated to expend time, money, and effort in production, record keeping, and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we could experience product liability claims from patients receiving our vaccines, we might be subject to possible regulatory action and we may be limited in the jurisdictions in which we are permitted to sell any new drug.

We have manufactured BiovaxID for our clinical trials at our facility in Worcester, Massachusetts. Our manufacturing facility in Worcester is currently subject to licensing requirements of the Massachusetts Department of Public Health. Our facility is subject to inspection by the FDA as well as by the Massachusetts Department of Public Health at any time. Failure to obtain and maintain a license from the Massachusetts Department of Public Health or to meet the inspection criteria of the FDA and the Massachusetts Department of Public Health would disrupt our manufacturing processes, increase costs, and would harm our business. If an inspection by the FDA, the Massachusetts Department of Public Health, or foreign regulatory authorities indicates that there are deficiencies, we would be required to take remedial actions or our facility may be closed, and we may be subject to additional enforcement activity. Our current manufacturing capacity in Worcester is limited and we anticipate that upon approval, we may reopen additional manufacturing facilities or third party manufacturing.

In order to commercialize BiovaxID, or any other immunotherapies that we may develop, we will need to develop and qualify one or more additional manufacturing facilities. Preparing a facility for commercial manufacturing may involve unanticipated delays, and the costs of complying with state, local, and FDA regulations may be higher than we anticipated. In addition, any material changes we make to the manufacturing process may require approval by the FDA and state or foreign regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays. Such delays could increase costs and adversely affect our business. In general, the FDA views cGMP standards as being more rigorously applied as products move forward from development to commercialization. In seeking to comply with these standards, we may encounter problems with, among other things, controlling costs and quality control and assurance. Although we believe that our BiovaxID manufacturing facility in Worcester is currently cGMP compliant, it may be difficult to maintain compliance with cGMP standards as the development and commercialization of BiovaxID progresses, if it progresses. In addition, although we intend to use the Worcester facility for purposes of commercial-scale manufacturing of BiovaxID, the demands and increasingly rigorous cGMP standards that will be applicable to that facility may require us to construct a new and different facility or seek a third-party contract manufacturer for the therapy, which could also cause increased costs.

We have been denied orphan drug exclusivity for BiovaxID, and our competitors may obtain orphan drug exclusivity.

We have applied for orphan drug designation for the use of BiovaxID for the treatment of certain forms of follicular B-cell NHL. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a Biologics License Application, or BLA. After the FDA grants orphan drug designation to a product, the generic identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product which has an orphan drug designation subsequently receives the first

FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances such as greater effectiveness, greater safety, major contribution to patient care, or inadequate supply. Even though we have applied for orphan drug status, the FDA has determined that BiovaxID is ineligible for orphan drug designation in the absence of further information and clarification. Although we have successfully achieved the equivalent of Orphan Drug designation in the European Union, we have not yet determined whether we will continue to pursue orphan drug designation for BiovaxID in the U.S. Even if designated as an orphan drug, BiovaxID may not be approved, or may not be approved before other applications, or granted orphan drug exclusivity if approved. Our competitors may obtain orphan drug exclusivity for products competitive with our product candidates before we do or even if we do not obtain such status, in which case we would be excluded from that market if the FDA deems the competitive drug to be the same drug as BiovaxID. Even if we obtain orphan drug exclusivity for BiovaxID, we may not be able to maintain it. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have obtained will not block the approval of such competitive product.

The commercialization of our product candidates may not be profitable.

In order for the commercialization of our product candidates to be profitable, our products must be cost-effective and economical to manufacture on a commercial scale. Furthermore, if our products do not achieve market acceptance, we may not be profitable. Subject to regulatory approval, we expect to incur significant sales, marketing, and manufacturing expenses in connection with the commercialization of SinuNase, BiovaxID, Revimmune, and our other product candidates. Even if we receive additional financing, we may not be able to complete planned clinical trials and the development, manufacturing, and marketing of any or all of our product candidates. Our future profitability will depend on many factors, including, but not limited to:

•	the cost and timing of developing a commercial scale manufacturing facility or the costs of outsourcing our manufacturing of BiovaxID;

•	the costs of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights;

•	the costs of establishing sales, marketing, and distribution capabilities;

•	the effect of competing technological and market developments; and

•	the terms and timing of any collaborative, licensing, and other arrangements that we may establish.

Even if we receive regulatory approval for BiovaxID, including regulatory approval of a commercial scale manufacturing facility, we may not ever receive significant revenues from BiovaxID. Additionally, although we currently receive licensing revenue from compounding pharmacies to produce antifungal solutions for CS upon the prescription of licensed physicians, we may not receive significant revenues from an FDA-approved CS therapy for many years. With respect to the products in our development pipeline that are being developed by third parties, our ability to generate revenues from those products will depend in large part on the efforts of those third parties. To the extent that we are not successful in commercializing our product candidates, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.

We have no experience manufacturing BiovaxID or any other immunotherapies for the number of patients and at a cost that would enable widespread commercial use.

To date, we have only manufactured BiovaxID in quantities necessary to support our ongoing clinical trials for BiovaxID. We have no experience in manufacturing BiovaxID, or any other immunotherapies, for the number of patients and at a cost that would support commercial use. In addition, since no other company has manufactured for commercial sale a patient-specific immunotherapeutic product derived from the patient’s own cancer cells, there are no precedents from which we could learn. If we or a third-party are unable to manufacture sufficient quantities of BiovaxID at a reasonable cost to support commercial use, we will not be able to commercialize BiovaxID and generate revenue, despite significant development expenditures.

We may experience difficulties in manufacturing BiovaxID or in obtaining approval of the change in manufacturing site from the FDA, which could prevent us from completing our ongoing clinical trials and delay the commercialization of BiovaxID.

Manufacturing BiovaxID is complex and requires coordination internally among our employees as well as externally with physicians, hospitals and third-party suppliers and carriers. This process involves several risks that may lead to failures or delays in manufacturing BiovaxID, including:

•	difficulties in obtaining adequate tumor samples from physicians;

•	difficulties in timely shipping of tumor samples to us or in the shipping of BiovaxID to the treating physicians due to errors by third-party carriers, transportation restrictions or other reasons;

•	destruction of, or damage to, tumor samples or BiovaxID during the shipping process due to the improper handling by third-party carriers, hospitals, physicians or us;

•	destruction of, or damage to, tumor samples or BiovaxID during storage at our facility; and

•	difficulties in ensuring the availability, quality, and consistency of materials provided by our suppliers.

If we experience any difficulties in manufacturing BiovaxID, or any other immunotherapies that we may develop, our ongoing clinical trials may be delayed and commercialization of BiovaxID, or any other immunotherapies that we may develop, may be delayed, resulting in delays in generating revenue and increased costs.

In addition, changes to the manufacturing process during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing. This requirement applies to relocations or expansions of manufacturing facilities, such as the possible expansion to additional facilities that may be required for successful commercialization of the vaccine, resulting in increased costs.

A showing of comparability requires data demonstrating that the product continues to be safe, pure, and potent and may be based on chemical, physical, and biological assays and, in some cases, other non-clinical data. If we demonstrate comparability, additional clinical safety and/or efficacy trials with the new product may not be needed. The FDA will determine if comparability data are sufficient to demonstrate that additional clinical studies are unnecessary. If the FDA requires additional clinical safety or efficacy trials to demonstrate comparability, our clinical trials or FDA approval of BiovaxID may be delayed, which would cause delays in generating revenue and increased costs.

We are dependent on third-party development partners for the development and regulatory approval of some of our products and on third-party contract manufacturers for the supply of many of our products.

Allernase is being developed by a third party, which is responsible for obtaining necessary regulatory approvals for the product. In addition, with the exception of BiovaxID, we currently rely, or will in the future rely, on third-party contract manufacturers to produce our currently marketed products and the product candidates in our pipeline. We are or will be substantially dependent on the following third-parties in connection with the following products:

•	Collegium Pharmaceutical, Inc. is the developer of our AllerNase product, which is to be manufactured through a third-party contract manufacturer.

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Arbor Pharmaceuticals, Inc. is the exclusive supplier of our Zinotic product. Arbor Pharmaceuticals has licensed the promotional rights of Zinotic to Accentia Pharmaceuticals exclusively for promotion to otolaryngologists (ENTs) and pediatricians in Accentia territories.

•	IMMCO Diagnostics is the exclusive provider of laboratory analysis used in our SinuTest product.

•	ANI Laboratories is the exclusive manufacturer for our Respi~TANN product. ANI manufactures the Respi-TANN® product line with Tannate Conversion Technology under license from Kiel Laboratories.

•	Chemwerth USA and/or Alpharma, Inc., suppliers of the active ingredient in SinuNase.

Our ability to commercialize the products that we develop with our partners and generate revenues from product sales depends on our partners’ ability to assist us in establishing the safety and efficacy of our product candidates, obtaining and maintaining regulatory approvals and achieving market acceptance of the products once commercialized. Our partners may elect to delay or terminate development of one or more product candidates, independently develop products that could compete with ours, or fail to commit sufficient resources to the marketing and distribution of products developed through their strategic relationships with us. If our partners fail to perform as we expect, our potential for revenue from products developed through our strategic relationships with them could be dramatically reduced.

The risks associated with our reliance on contract manufacturers include the following:

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Contract manufacturers may encounter difficulties in achieving volume production, quality control, and quality assurance and also may experience shortages in qualified personnel and obtaining active ingredients for our products.

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If we need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these manufacturers in advance. This would involve testing and pre-approval inspections to ensure compliance with FDA and foreign regulations and standards.

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Contract manufacturers are subject to ongoing periodic, unannounced inspection by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with cGMP and other governmental regulations and corresponding foreign standards. Other than through contract, we do not have control over compliance by our contract manufacturers with these regulations and standards. Our present or future contract manufacturers may not be able to comply with cGMP and other FDA requirements or similar regulatory requirements outside the United States. Failure of contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us in some cases, including fines, injunctions, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect our business.

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Contract manufacturers may breach the manufacturing agreements that we or our development partners have entered into with them because of factors beyond our control or may terminate or fail to renew a manufacturing agreement based on their own business priorities at a time that is costly or inconvenient for us.

If we are not able to obtain adequate supplies of our current and future products, it will be more difficult for us to develop our product candidates and compete effectively. Dependence upon third parties for the manufacture of our product candidates may reduce our profit margins, if any, on the sale of our products and may limit our ability to develop and deliver products on a timely and competitive basis, which could delay our ability to generate revenue and increase costs.

Some of our specialty pharmaceutical products are not the subject of FDA-approved new drug applications.

New drugs must be the subject of an FDA-approved NDA, or ANDA, application demonstrating safety and effectiveness before they may be marketed in the United States. Some prescription and other drugs marketed by pharmaceutical companies are not the subject of an approved marketing application because new drug applications requiring demonstration of safety and effectiveness were not required at the time that these active ingredients were initially marketed. While the FDA reviewed classes of these products in the 1960s and 1970s as part of the Drug Efficacy Study Implementation (DESI) program, there are several types of drugs, including some cold and cough drugs, which the FDA has not yet evaluated and remain on the market without FDA approval.

Respi~TANN is marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related, or similar to products that have existed in the market without an NDA or ANDA. This product is marketed subject to the FDA’s regulatory discretion and/or enforcement policies. FDA has adopted a risk-based enforcement policy concerning unapproved drugs. The agency has articulated that, in enforcing the new drug application requirements, it prioritizes drugs that pose potential safety risks, lack evidence of effectiveness and prevent patients from seeking effective therapies, and those that are marketed fraudulently. In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements. Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require us to also file a NDA or ANDA application for that same drug in order to continue marketing it in the United States. While the agency generally provides sponsors a one year grace period, the agency is not statutorily required to do so. In addition, although we may be given time to submit a marketing application before the agency would take enforcement action, the time it takes us to complete the necessary clinical studies and submit an application to FDA may exceed this time period, resulting in an interruption of marketing. It is also possible that the FDA could disagree with our determination that this product is identical, related, or similar to products that have existed in the marketplace without an NDA or ANDA.

In addition, our Respi~TANN product contains a timed-release dosage mechanism utilizing tannic acid. In 1960, the FDA issued a policy stating that when a timed-release dosage feature is added to a drug, then an approved NDA is required in order to market the drug. While listed in the Code of Federal Regulations, this policy has never gone through the notice and comment rulemaking process required for the development of an FDA regulation. Additionally, numerous tannic-acid based medications have been introduced by other pharmaceutical companies since the FDA’s pronouncement without an NDA. Consequently, in continuing to market this product, we rely on the FDA’s enforcement discretion with respect to the product, but we cannot guarantee that the FDA will not in the future choose to require an NDA or ANDA for the product, notwithstanding the fact that similar products have been marketed for many years.

In the May 29, 2007, Federal Register the FDA issued a statement on extended release products containing guaifenesin and its intention to take enforcement action against drug products in time-released forms containing guaifenesin that are not subject to a formal approved New Drug Application (NDA). Only one firm, Adams Respiratory Therapeutics, has obtained approved NDAs for products in timed-release dosage forms containing guaifenesin. These products are sold under the trade names of MUCINEX and HUMIBID. The FDA stated that unapproved time-released products containing guaifenesin could no longer be manufactured after August 2, 2007 nor distributed on or after November 26, 2007.

At the time the Federal Register was made public, it was our opinion and the opinion of the manufacturer of Respi-TANN G, Kiel Laboratories, that this ruling did not affect Respi-TANN G. This opinion was based on the fact that the guaifenesin in Respi-TANN G is in an immediate released form, not an extended released form. Based on further internal review of the Federal Register document and further clarification from the FDA Accentia management made a corporate decision to stop distribution, promotion and manufacture of Respi-TANN G effective November 26, 2007. On November 26, 2007, the Company instructed its distributor of record, DDN Pharmaceutical Logistics, to place the existing inventory of Respi-TANN G, both trade and sample inventories, on hold. Furthermore, the Company instructed the Accentia sales force to cease promotion and sampling of Respi-TANN G effective immediately. In addition, the Company’s management communicated with all wholesalers about this decision with regard to DDN Pharmaceutical Logistics no longer shipping Respi-TANN G.

The FDA ruling on extended release products does not affect Respi-TANN Pd, Respi-TANN Suspension or Respi-TANN Chewable Tablets.

If we fail to enter into and maintain successful strategic relationships for our product candidates, we may have to reduce or delay our product candidate development or increase our expenditures.

Our strategy for developing, manufacturing, and commercializing products in certain therapeutic areas currently requires us to enter into and successfully maintain strategic relationships with pharmaceutical companies or other industry participants to advance our programs and reduce our expenditures on each program. In addition to our development partner for AllerNase, we have to date formed strategic relationships with Pharmaceutical Product Development, Inc. and other companies. We may not be able to negotiate additional strategic relationships on acceptable terms, if at all. If we are not able to maintain our existing strategic relationships or establish and maintain additional strategic relationships, we may have to limit the size or scope of, or delay, one or more of our product development programs or research programs, or undertake and fund these programs ourselves. If we elect to increase our expenditures to fund product development programs or research programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all.

If we acquire other complementary technologies or companies, our financial performance could suffer, and such acquisitions involve a number of risks.

We may from time to time actively seek to identify and acquire companies, technologies, or pharmaceutical products with attributes complementary to our products and services. Acquisitions that we make may involve numerous risks, including:

•	diverting management’s attention from other business concerns;

•	being unable to maintain uniform standards, controls, procedures, and policies;

•	entering markets in which we have no direct prior experience;

•	improperly evaluating new services and technologies or otherwise being unable to fully exploit the anticipated opportunity; and

•	being unable to successfully integrate the acquisition.

Any of the factors listed above would adversely affect our results of operations.

We are not able to prevent third parties, including potential competitors, from developing and selling an anti-cancer vaccine for NHL having the same composition of matter as BiovaxID.

Our BiovaxID vaccine is based on research and studies conducted at Stanford University and the NCI. As a result of published studies, the concept of the vaccine and its composition of matter are in the public domain and cannot be patented by us, the NCI, or any other party. We have filed a PCT patent application on the type of cell media that is used to grow cell cultures in the production of our vaccine, and we have filed a PCT patent application on certain features of the integrated production and purification system used to produce and purify the vaccine in an automated closed system. However, we cannot prevent other companies using different manufacturing processes from developing active immunotherapies that directly compete with BiovaxID.

We are aware of several companies focusing on the development of active immunotherapies for NHL, including Genitope Corporation, Antigenics, Inc., Favrille, Inc., and Large Scale Biology Corporation. We believe none of these companies uses the hybridoma method to produce a patient-specific vaccine, and of these companies, only Genitope and Favrille have a product candidate in Phase 3 clinical trials. In December 2007, Genitope announced that its product candidate MyVax™ had failed to achieve its primary endpoints in its Phase 3 clinical trial. Several companies, such as Genentech, Inc., Curia Corporation, Biogen Idec, and Immunomedics, Inc., are involved in the development of passive immunotherapies for NHL. These passive immunotherapies include Rituxan, a monoclonal antibody, and Zevalin and Bexxar, which are passive radioimmunotherapy products. Competition could impair our ability to generate revenue and could increase costs.

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

SinuNase is the subject of a patent that we license from MAYO that expires in 2018. In addition, we have filed for additional patent protection for SinuNase. For Revimmune, we have published patent applications as well as additional patent protection. For BiovaxID, we hold the patent relating to the method of producing BiovaxID and we have filed additional patent applications for BiovaxID. There are filed patent applications for AutovaxID as well.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;

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our issued patents and issued patents of our licensors may not provide a basis for commercially viable products, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our strategic partners’ employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods, and know-how, it will be more difficult for us to enforce our patent rights and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our technologies and product candidates, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may find it difficult to prevent compounding pharmacies from preparing compounded formulations of amphotericin B solution for the treatment of CS in violation of the patents that we license.

We hold an exclusive license to market and sell products made from amphotericin B based on MAYO’s patented treatment method for CS. Although amphotericin B has not been approved by the FDA for the treatment of CRS, a number of physicians currently prescribe a compounded formulation of amphotericin B solution for their CS patients. These formulations are prepared by compounding pharmacies that are in the business of preparing custom-made solutions using FDA-approved active ingredients. While we have sublicensed our rights to the compounded variant of the product to compounding pharmacies, we are aware that other compounding pharmacies may be preparing similar compounded formulations in violation of one or more claims of our licensed patents. Because these patent violations may be sporadic and dispersed, we may not be able to easily identify the violations. In addition, because the patents that we license from MAYO relate to a method of treating CS, if other amphotericin B solutions become commercially available for other indications, we may not be able to prevent physicians from prescribing such other solutions for CS on an off-label basis. Such actions could hinder our ability to generate enough revenue to justify development costs and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize our products depends on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Numerous United States and foreign issued patents and pending applications, which are owned by third parties, exist in the various areas in which we have products or are seeking to create products, including patents relating to specific antifungal formulations and methods of using the formulations to treat infections, as well as patents relating to serum-based vaccines and methods for detection of lymphoma. The interpretation of patent claims is complex and uncertain. The legal standards governing claim interpretations are evolving and changing. Thus, any significant changes in the legal standards would impact the way that we interpret the claims of third-party patents in our product areas. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

If a third party claims that we infringe on their patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

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infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do;

•	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and

•	redesigning our process so that it does not infringe, which may not be possible or may require substantial time and expense.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

If federal or state enforcement authorities characterize any portion of the fees payable to us by sublicensee of our CRS therapy as remuneration for recommending or referring business to the compounding pharmacies, then such fees could be challenged under federal and/or state anti-kickback laws.

We have sublicensed our rights to Mayo Clinic’s patented CS therapy to several compounding pharmacies that pay us a sublicensing fee each time they dispense an antifungal for CS treatment under a physician’s prescription. We may enter into additional sublicensing arrangements in the future with other compounding pharmacies and charge similar royalties. We also maintain a small group from our specialty pharmaceuticals business to educate physicians about Mayo Clinic’s research and studies relating to the causes and potential treatment methods for CRS. We believe that the fees payable to us by sublicensed compounding pharmacies are payable solely for the grant of the sublicense to the Mayo Clinic’s CRS therapy, and such sublicense fees are payable regardless of the source of the prescription. However, if federal or state enforcement authorities characterize any part of these sublicense fees as remuneration to us in exchange for arranging for or recommending the services of, or otherwise referring business to, these compounding pharmacies, then these sublicense fees could be challenged under federal and/or state anti-kickback laws. To the extent that enforcement is initiated, we could face fines and other penalties, which could harm our business.

The revenues that we receive from sublicensing the amphotericin B therapy for CS to compounding pharmacies could be materially adversely impacted by FDA enforcement action.

Although we cannot market SinuNase until we obtain FDA approval, our license agreement with MAYO permits us to sublicense MAYO’s patent rights related to amphotericin B for use as a therapy for CS to compounding pharmacies under license agreements approved by MAYO. Such compounding pharmacies would then have the right to use the sublicense to compound the product for prescribing physicians. Pharmacy compounding is considered to be part of the practice of pharmacy, regulated by state pharmacy practice acts. The FDA does not typically exercise its enforcement authority against traditional pharmacy compounding whereby pharmacists extemporaneously compound and manipulate reasonable quantities of human drugs upon receipt of a valid prescription for an individually identified patient from a licensed practitioner. However, the FDA has taken enforcement action against pharmacies whose activities the FDA believes exceed the scope of the practice of pharmacy by engaging in the actual manufacturing of drug products. The FDA has identified that such activities may include, but not be limited to, compounding drugs in anticipation of receiving prescriptions, using commercial-scale manufacturing or testing equipment for compounding, failing to document individual medical need for the compounded product, and failing to operate in conformance with state law regulating the practice of pharmacy. In the event that the FDA takes an enforcement action against any of the compounding pharmacies to which we may sublicense the amphotericin B therapy, the revenues we receive could materially decline, which could harm our business. We have no assurance that the FDA will refrain from taking enforcement actions against any of the compounding pharmacies, nor can we assure you that laws related to the FDA’s regulation of compounding pharmacies will not provide the FDA with additional enforcement authority against compounding pharmacies, all of which could result in a decline in our revenues which would harm our business. In addition, our representatives educate physicians about the availability of the compounding services, and while we believe that such information does not represent promotion of the product, the FDA may disagree, and we could be subject to enforcement action, including but not limited to a warning letter demanding that we cease the provision of such information.

Physicians may be reluctant to prescribe amphotericin B for treatment of CRS while it is an unapproved indication.

Physicians are permitted to prescribe drug for unapproved indications, sometimes referred to as “off-label” uses, as part of the practice of medicine. However, the federal Medicaid program, which provides significant reimbursement for prescription drugs, restricts the types and uses of drugs which may be paid for with federal funds. The Medicaid program primarily provides reimbursement only for drugs used for medically accepted indications. A medically accepted indication is defined as a use that has either been approved by the FDA or is supported by specific compendia set forth in the Medicaid statute, in which off-label usage is significantly restricted. Submission of a claim to federal or state governments for reimbursement of an off-label use of a drug not eligible for such reimbursement could be considered a false claim under the Federal False Claims Act, if such claim was submitted knowing it was false. Although the federal government has focused its attention in this area on the activities of drug manufacturers in promoting off-label uses of their products, these actions have been high profile and have involved substantial settlements. Such governmental activity has heightened concerns of physicians regarding off-label prescribing. This may result in a decline in prescriptions of amphotericin B for treatment of CRS. Such decline could cause our revenues to decline materially and harm the business of our company.

We currently depend on a sole-source supplier for KLH, a critical raw material used in the manufacture of BiovaxID, and physicians who administer BiovaxID depend on a sole-source supplier for GM-CSF, an immune system stimulant administered with BiovaxID.

We currently depend on single source suppliers for critical raw materials used in BiovaxID and other components used in the manufacturing process and required for the administration of BiovaxID. In particular, manufacturing of BiovaxID requires keyhole limpet hemocyanin, or KLH, a foreign carrier protein. We purchase KLH from BioSyn Arzneimittel GmbH, or BioSyn, a single source supplier. We have entered into a supply agreement with BioSyn, pursuant to which BioSyn has agreed to supply us with KLH. The supply agreement has an initial term of three years and is renewable for indefinite additional terms of five years each at our discretion, so long as we are not in default of our obligations pursuant to this agreement. Either party may terminate the supply agreement earlier upon a breach that is not cured within 60 days or other events relating to insolvency or bankruptcy. Under this agreement BioSyn is not contractually obligated to supply us with the amounts of KLH currently being supplied and necessary for our current clinical trial purposes or for commercialization. There may be no other supplier of KLH of suitable quality for our purposes.

When BiovaxID is administered, the administering physician uses a cytokine to enhance the patient’s immune response, and this cytokine is administered concurrently with BiovaxID. The cytokine used by physicians for this purpose is Leukine® sargramostim, a commercially available recombinant human granulocyte-macrophage colony stimulating factor known as GM-CSF. This cytokine is a substance that is purchased by the administering physician and is administered with an antigen to enhance or increase the immune response to that antigen. The physicians who administer BiovaxID will rely on Berlex Inc., or Berlex, as a supplier of GM-CSF, and these physicians will generally not have the benefit of a long-term supply contract with Berlex. GM-CSF is not commercially available from other sources in the United States or Canada.

Establishing additional or replacement suppliers for these materials or components may take a substantial amount of time. In addition, we may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of BiovaxID, or any other immunotherapies that we may develop, could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization of BiovaxID, or any other immunotherapies that we may develop. If we are unable to obtain adequate amounts of these components, our clinical trials will be delayed. In addition, we will be required to obtain regulatory clearance from the FDA to use different components that may not be as safe or as effective. As a result, regulatory approval of BiovaxID may not be received at all. All these delays could cause delays in commercialization of BiovaxID, delays in our ability to generate revenue from BiovaxID, and increased costs.

The market may not be receptive to our products upon their introduction.

The biopharmaceutical products that we may develop may not achieve market acceptance among physicians, patients, health care payors, and the medical community. The degree of market acceptance will depend upon a number of factors, including

•	the receipt of regulatory approvals;

•	limited indications of regulatory approvals;

•	the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantages over existing treatment methods;

•	the prices of such products;

•	reimbursement policies of government and third-party payors;

•	market acceptance of patient-specific active immunotherapies, in the case of BiovaxID;

•	the prevalence and severity of any side effects;

•	potential advantages over alternative treatments;

•	ability to produce our products at a competitive price;

•	stocking and distribution;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support; and

•	sufficient third-party coverage or reimbursement.

The failure of our product pipeline to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business, financial condition and results of operations.

The National Cancer Institute is not precluded from working with other companies on developing products that are competitive with BiovaxID.

Our BiovaxID vaccine is based on research and studies conducted at Stanford University and the NCI. The concept of producing a patient-specific anti-cancer vaccine through the hybridoma method from a patient’s own cancer cells has been discussed in a variety of publications over a period of many years, and, accordingly, the general method and concept of such a vaccine is not eligible to be patented by us, the NCI, or any other party. Until November 2006, we were a party to a Cooperative Research and Development Agreement, or CRADA, with the NCI for the development of a hybridoma-based patient-specific idiotypic vaccine for the treatment of indolent follicular NHL. We gave notice of termination of the CRADA in September 2006, and the termination will be effective 60 days after notice. Although the NCI transferred sponsorship of the IND for BiovaxID to us in 2004, and although there are certain confidentiality protections for information generated pursuant to the CRADA, the CRADA does not prevent the NCI from working with other companies on other hybridoma-based idiotypic vaccines for indolent follicular NHL or other forms of cancer, and the NCI or its future partners may be able to utilize certain technology developed under our prior CRADA. If the NCI chooses to work with other companies in connection with the development of such a vaccine, such other companies may also develop technology and know-how that may ultimately enable such companies to develop products that compete with BiovaxID. Additionally, through their partnership with the NCI, these companies could develop immunotherapies for other forms of cancer that may serve as barriers to any future products that we may develop for such indications.

Risks Related to Our Industry

Our competitors may develop products that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any future products that we may commercialize.

We compete with several biopharmaceutical companies, and our competitors may:

•	develop product candidates and market products that are less expensive or more effective than our future products;

•	commercialize competing products before we or our partners can launch any products developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic relationships; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with ours, and these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do.

If our competitors market products that are less expensive, safer or more effective than our potential products, or that reach the market sooner than our potential products, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

If we fail to comply with extensive regulations enforced by the FDA, EMEA, and other agencies, the sale of our current products, and the commercialization of our product candidates would be prevented or delayed.

Research, pre-clinical development, clinical trials, manufacturing, and marketing of our products are subject to extensive regulation by various government authorities. Neither we nor our partners have received marketing approval for SinuNase, BiovaxID or Revimmune. The process of obtaining FDA, European Medicines Agency, or EMEA, and other required regulatory approvals is lengthy and expensive, and the time required for such approvals is uncertain. The approval process is affected by such factors as

•	the severity of the disease;

•	the quality of submission;

•	the clinical efficacy and safety;

•	the strength of the chemistry and manufacturing control of the process;

•	the manufacturing facility compliance;

•	the availability of alternative treatments;

•	the risks and benefits demonstrated in clinical trials; and

•	the patent status and marketing exclusivity rights of certain innovative products.

Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the drug, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

Our U.S. manufacturing, labeling, storage, and distribution activities also are subject to strict regulation and licensing by the FDA. Our biopharmaceutical manufacturing facilities are subject to periodic inspection by the FDA, the EMEA, and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure, or the failure of our biopharmaceutical manufacturing facilities, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA or these other authorities, including the interruption or prevention of marketing, closure of our biopharmaceutical manufacturing facilities and fines or penalties.

Regulatory authorities also will require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our products or product candidates. Congress or the FDA in specific situations can modify the regulatory process. Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions, and criminal prosecutions.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer.

Although we do not have material sales of our biopharmaceutical products outside the U.S. today, our goal is to expand our global presence for these products. Distribution of our products outside the U.S. is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would impair our ability to generate revenue, increase our compliance costs, and have a material adverse effect on our future business, financial condition, and results of operations.

Our Respi~TANN product also contains pseudoephedrine. The DEA regulates pseudoephedrine, pursuant to the CSA and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs. There are two groups of listed chemicals, List I chemicals and List II chemicals; List I chemicals are more strictly regulated. Pseudoephedrine is a List I chemical. Persons or firms who manufacture, distribute, import, or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting, and security. Places where regulated persons or firms handle listed chemicals or chemical mixtures (including Accentia’s manufacturer of the Respi~TANN product line) are subject to administrative inspections by the DEA. Failure to comply with relevant DEA regulations can result in civil penalties, refusal to renew necessary registrations, or initiating proceedings to revoke those registrations. In certain circumstances, violations can lead to criminal prosecution. Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the Federal Food, Drug, and Cosmetic Act. Also, recent regulatory actions at the state level may affect future distribution, advertising, and promotion of pseudoephedrine-containing products.

The insurance coverage and reimbursement status of newly approved products is uncertain and failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. The commercial success of our potential products in both domestic and international markets is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our potential products by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations, and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new products, and, as a result, they may not cover or provide adequate payment for our potential products. Even our existing product line could face declining revenues if competitor products are perceived as providing a substantially equivalent therapeutic effect at a lower cost to the payor. They may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of our products. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our products may cause our revenue to decline.

We may not be able to maintain sufficient product liability insurance to cover claims against us.

Product liability insurance for the biopharmaceutical industry is generally expensive to the extent it is available at all. There can be no assurance that we will be able to maintain such insurance on acceptable terms or that we will be able to secure increased coverage if the commercialization of our products progresses, or that existing, or future claims against us will be covered by our product liability insurance. Moreover, there can be no assurance that the existing coverage of our insurance policy and/or any rights of indemnification and contribution that we may have will offset existing or future claims. We maintain product liability insurance of $10 million per occurrence and in the aggregate. We believe that this coverage is currently adequate based on current and projected business activities and the associated risk exposure, although we expect to increase this coverage as our business activities and associated risk grow. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition, and results of operations.

We could be negatively impacted by the application or enforcement of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter or discontinue one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change or discontinue our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we could become subject to false claims litigation under federal statutes, which can lead to treble damages based on the reimbursements by federal health care programs, civil money penalties (including penalties levied on a per false claim basis), restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or restitution, or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that the costs of defending claims or allegations under the False Claims Act will not have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Related to Our Operations

The failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel, particularly Francis E. O’Donnell, Jr., M.D., our Chief Executive Officer and Chairman, Steven Arikian, M.D., our President and Chief Operating Officer, Biopharmaceutical Products and Services, and Alan M. Pearce, our Chief Financial Officer. We have entered into employment agreements with each of Messrs. O’Donnell, Arikian, and Pearce, although there is no assurance that they will remain in our employ for the entire term of such employment agreements. The loss of the services of any member of our senior management, scientific, or technical staff may significantly delay or prevent the achievement of product development and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, and could have a material adverse effect on our business, operating results, and financial condition. We do not maintain key man life insurance for any of Messrs. Arikian, or Pearce. We are not aware of any plans by our key personnel to retire or leave us in the near future.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical, and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product candidates and commercialization of our potential products and growth of our business.

We expect to expand our development, clinical research, and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those product candidates that we elect to commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We have a limited operating history and financial results are uncertain.

We have a limited history as a consolidated company and face many of the risks of a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business model is still emerging. Therefore, we cannot assure you that we will provide a return on investment in the future. An investor in our common stock must consider the challenges, risks, and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries. These challenges include our ability to:

•	execute our business model;

•	create brand recognition;

•	manage growth in our operations;

•	create a customer base cost-effectively;

•	retain customers;

•	access additional capital when required; and

•	attract and retain key personnel.

We cannot be certain that our business model will be successful or that it will successfully address these and other challenges, risks, and uncertainties.

Our relationship with BioDelivery Sciences and the relationship of several of our senior executive officers to BioDelivery Sciences creates potential for conflicts of interest.

Our company and several of our executive officers have relationships with BioDelivery Sciences International, Inc., or BioDelivery Sciences, a publicly traded drug delivery technology company, which may create conflicts of interest. A pump spray version of our SinuNase product is being developed under a license agreement with BioDelivery Sciences under which we have been granted exclusive worldwide rights to BioDelivery Sciences’ encochleation technology for CRS and asthma products.

Francis E. O’Donnell, Jr., M.D., is a principal stockholder and Chairman of the Board of both our company and BioDelivery Sciences. Previously, Dr. O’Donnell also served as the President and Chief Executive Officer of BioDelivery Sciences. Alan M. Pearce, our Chief Financial Officer, served as a director for BioDelivery Sciences until September 2005. Also, two of our employees are shared between BioDelivery Sciences and our company.

Our directors and executive officers owe a fiduciary duty of loyalty to us, and to the extent that they are also directors or officers of BioDelivery Sciences, they also owe similar fiduciary duties to BioDelivery Sciences. However, due to their responsibilities to serve both companies, there is potential for conflicts of interest. At any particular time, the needs of BioDelivery Sciences could cause one or more of these executive officers to devote attention to BioDelivery Sciences at the expense of our company. In addition, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Such conflicts will be resolved by our independent directors and directors having no affiliation with BioDelivery Sciences. If conflicts occur, matters important to us could be delayed. The results of such delays are not susceptible to accurate predictions but could include, among other things, delay in the production of sufficient amounts of SinuNase to complete our clinical trials or to meet potential commercial demands. Such delays could increase our costs of development or reduce our ability to generate revenue. Our officers will use every effort to avoid material conflicts of interest generated by their responsibilities to BioDelivery Sciences, but no assurance can be given that material conflicts will not arise which could be detrimental to our operations and financial prospects.

The existence of minority stockholders in our Biovest subsidiary creates potential for conflicts of interest.

We directly own a majority of the outstanding capital stock of Biovest International, Inc., or Biovest, which is our majority owned subsidiary that is developing the BiovaxID vaccine, and the remaining Biovest stock is owned by approximately 400 stockholders of record. As a result, conflicts of interest may develop between us and the minority stockholders of Biovest. To the extent that our officers and directors are also officers or directors of Biovest, matters may arise that place the fiduciary duties of these individuals in conflicting positions. Although we intend that such conflicts will be resolved by independent directors of Biovest, if this occurs, matters important to us could be delayed. Francis E. O’Donnell, Jr., M.D., our Chairman and Chief Executive Officer, is also Vice Chairman and a director of Biovest, and Dr. Steven Arikian, a director and our President and Chief Operating Officer, Biopharmaceutical Products and Services, is the Chairman and CEO of Biovest.

A total of 18 million shares of the Biovest stock held by us is transferable under debentures and warrants issued by us.

We hold approximately 76% of the shares of common stock of Biovest outstanding as of November 30, 2007. In September 2006, we entered into a private placement in which we issued to investors an aggregate of $25.0 million of 8% secured convertible debentures together with common stock purchase warrants. The convertible debentures issued by us in the private placement are convertible at the option of the holder into shares of our common stock or exchangeable for shares of Biovest stock held by us, and the warrants issued in the transaction are exercisable for our common stock or shares of Biovest stock held by us. In addition, we have pledged into an escrow account 18 million shares of the Biovest common stock held by us to secure the repayment of the convertible debentures. The total number of shares of Biovest common stock transferable by us to the investors in the private placement, whether pursuant to the exchange or exercise of the debentures and warrants or the exercise of rights under the pledge agreement may not exceed 18 million shares in the aggregate. Accordingly, it is possible that our ownership of Biovest common stock could decrease by up to 18 million shares as a result of the September 2006 private placement. In such case, it is possible that we could cease to be the majority shareholder of Biovest.

In addition, we have issued a Warrant to Laurus Master Fund, Ltd. or Laurus to purchase up to 10 million shares of the Biovest common stock owned by us pursuant to an agreement dated October 31, 2006. The exercise price of these warrants is $0.01 per share of Biovest common stock.

We occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we are engaged in disputes regarding our commercial transactions. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results. If we do not prevail in these litigation matters or if we are required to expend a significant amount of resources defending such claims, our operating results, financial position, and cash flows could be adversely impacted.

Two of our customers generate a large portion of our revenue, and any reduction, delay, or cancellation of orders from these customers could reduce our revenues.

For the 2007 fiscal year, two of our customers, both wholesale distributors, accounted for more than 10% of our revenue. Revenues from Cardinal Health and McKesson Corporation represented approximately 15% and 16% of our revenue for the year ended September 30, 2007. For the 2006, two of our customers, both wholesale distributors, accounted for more than 10% of our revenue. Revenues from Cardinal Health represented approximately 19% and 25% of our revenue for the years ended September 30, 2006 and 2005, respectively, and revenues from McKesson Corporation represented approximately 17% of our revenue for the year ended September 30, 2005.

Any reduction, delay or cancellation of orders from this customer could reduce our revenue.

Our level of indebtedness reduces our financial flexibility and could impede our ability to operate.

As of December 27, 2007, our debt includes the following:

•	$3.9 million in principal amount outstanding under our term note with Laurus

•	$5.0 million in principal amount outstanding under Biovest’s term note with Laurus

•	$12.9 million in principal amount outstanding under our September 29, 2006 convertible debentures.

•	$24.6 million in principal amount outstanding under our February 27, 2007 convertible debentures.

•	$1.0 million in principal outstanding under the Hopkins II line of credit

•	$4.0 million in principal outstanding under the Southwest line of credit

•	$7.4 million in principal outstanding under the Laurus line of credit

•	$1.8 million in principal outstanding under Biovest’s Pulaski Notes

•	$9.0 million in principal outstanding under Biovest’s notes with the Valens Funds

•	$1.0 million in principal outstanding under Biovest’s other notes payable

•	$0.6 million in principal outstanding under other long-term debt

Under the $3.9 million term note with Laurus, assuming that Laurus does not convert the note, we are obligated to make equal monthly payments of principal and interest of $0.3 million each through the period ending in April 2008 of which $1.7 million is being held in a restricted account. Under the $3.9 million term note with Laurus, we are obligated to make equal monthly payments of principal and interest of $0.3 million each through the period ending in March 2009. The Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. notes are due in full in March 2009. Principal payments commenced on the September 2006 convertible debenture in October 2007 and will continue through maturity in September 2010 assuming that the balance is not converted. Principal payments will commence on the February 2007 debenture in March 2008 assuming the balance is not converted. Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

we may default on our obligations and the lenders may foreclose on their security interests that secure their loans.

Risks Related to Our Common Stock

Our stock price may be volatile, and your investment in our stock could decline in value.

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	results from and any delays in the clinical trials programs;

•	failure or delays in entering additional product candidates into clinical trials;

•	failure or discontinuation of any of our research programs;

•	delays in establishing new strategic relationships;

•	delays in the development of our product candidates and commercialization of our potential products;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	issues in manufacturing our product candidates or products;

•	market acceptance of our products;

•	third-party healthcare reimbursement policies;

•	FDA or other United States or foreign regulatory actions affecting us or our industry;

•	litigation or public concern about the safety of our product candidates or products; and

•	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in entrenchment of management or conflicts of interest that could cause our stock price to decline.

As of September 30, 2007, our executive officers, directors, greater-than-10% shareholders and their affiliates beneficially own or control approximately 49.59% of the outstanding shares of our common stock (after giving effect the exercise of all outstanding vested and unvested options and warrants). Accordingly, these persons and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that entrenchment of management or conflicts of interest may exist or arise.

Future sales of our common stock could lower the market price of our common stock.

Sales of substantial amounts of our shares in the public market could harm the market price of our common stock, even if our business is doing well. An aggregate of 42,001,869 shares of our common stock were outstanding as of November 30, 2007. Approximately 14,693,768 shares of our common stock outstanding as of November 30, 2007 were eligible for sale in the public market under SEC Rules 144, 144(k), and 701, subject in some cases to volume and other limitations. In addition, as of November 30, 2007:

•	2,777,783 shares issuable upon exercise of options and warrants to purchase our common stock were vested and eligible for sale;

•

1,984,345 shares issuable upon the conversion of convertible notes and the exercise of warrants held by Laurus are eligible for immediate sale under a currently effective registration statement covering the resale of such shares by Laurus (but only if Laurus elects to convert or exercise such notes and warrants and subject to certain volume limitations on conversion and exercise); and

•

8,343,415 shares issuable upon the conversion of convertible debentures and the exercise of warrants held by investors in our September 2006 private placement are eligible for immediate sale (but only if such investors elect to convert or exercise such debentures and warrants).

•

9,041,198 shares issuable upon the conversion of convertible debentures and the exercise of warrants held by investors in our February 2007 private placement are eligible for immediate sale (but only if such investors elect to convert or exercise such debentures and warrants).

Due to the foregoing factors and due to registration rights held by other persons, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and NASDAQ Global Market rules are creating uncertainty for public companies. As a result of these new rules, we will incur additional costs associated with our public company reporting requirements. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

We have limited experience attempting to comply with public company obligations, including Section 404 of the Sarbanes-Oxley Act of 2002.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC has adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K. In addition, the registered certified public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The requirement for a report of management, as currently in effect, will first apply to our annual report on Form 10-K for our fiscal year ending September 30, 2008. The requirement for our auditor to attest on management assessment will apply for the fiscal year ending September 30, 2009 although SEC has proposed extending the time for another year. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Some provisions of our amended and restated articles of incorporation, bylaws, and Florida law may inhibit potential acquisition bids that you may consider favorable.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions include:

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	advance notice procedures required for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•	limitations on persons authorized to call a special meeting of stockholders;

•	a staggered board of directors;

•	a requirement that vacancies in directorships are to be filled by a majority of directors then in office and the number of directors is to be fixed by the board of directors; and

•	no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Florida Business Corporation Act, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Our principal executive office and administrative office is located in Tampa, Florida and consists of approximately 9,800 square feet pursuant to a lease agreement expiring on September 30, 2011.

Our Analytica subsidiary leases approximately 13,800 square feet of office space in New York, New York and approximately 22,500 square feet of office space in Lorrach, Germany. The New York office is occupied pursuant to a lease that will expire on August 31, 2010. The Lorrach lease will expire on November 1, 2011.

Our majority-owned Biovest subsidiary leases approximately 17,000 square feet in Worcester, Massachusetts, which it uses for clinical trial vaccine production, offices, storage, and future expansion. The Worcester facility is occupied pursuant to a lease, and we have extended our lease term on this facility through February 28, 2010. Biovest also occupies a facility in Minneapolis, Minnesota that it uses for offices, a laboratory, manufacturing, warehousing, and contract cell culture services. This facility, which consists of approximately 33,000 square feet, is occupied pursuant to a lease agreement that is currently operating on a month-to-month basis. Biovest also leases approximately 24,000 square feet in St. Louis, Missouri, which it uses for the assembly, marketing and distribution of its AutovaxID instruments and associated cultureware. The lease will expire on January 31, 2010.

We plan to continue to evaluate our requirements for facilities. We anticipate that as our development of SinuNase and BiovaxID advances and as we prepare for the future commercialization of these products, our facilities requirements will continue to change on an ongoing basis.

ITEM 3.	LEGAL PROCEEDINGS

Accent Rx, Inc. complaint:

In October 2002, the Company’s wholly-owned subsidiary, Accent RX, Inc, acquired the assets and certain liabilities of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively, referred to as APP, which at the time of purchase operated a mail-order specialty pharmacy focused on filling prescriptions for AIDS patients and organ transplants. Following the purchase of APP’s assets, Accent RX operated the mail-order business until it sold the assets of this business in December 2003 to a third-party in an arm’s length transaction. After the sale of the APP assets, Accent RX ceased to engage in business, and Accent RX currently has nominal assets. On May 23, 2007, Accent RX was served with a complaint filed in the United States District Court – District of Massachusetts. The action was brought on behalf of the United States by the Relator Christine Driscoll and on behalf of the States of California, Delaware, Florida, Hawaii, Illinois, Massachusetts, Nevada, Tennessee, Texas, and Virginia and the District of Columbia (collectively, “the States”) by the Co-Relators Christine Driscoll and Frank Garcia under the states’ respective qui tam statutes. The complaint alleges violations of the Federal False Claims Act (“FCA”) and of analogous state qui tam statutes. The complaint identifies APP and other defendants as “preferred providers” of Serostim, a drug manufactured by Serono, Inc. and used to treat AIDS-associated weight loss, wasting, and/or catabolism. The plaintiffs allege that, although Serono, Inc. gave the preferred providers a 3.75 percent discount on the price of Serostim, the preferred providers billed the Health Care Finance

Administration of the United States (“HCFA”) and other third party payors for the full price of Serostim. The complaint further alleges that the preferred providers violated the Anti-Kickback Statute of the Medicare-Medicaid Antifraud and Abuse Amendments by (i) failing to disclose the discount to the HCFA and the other third party payors (receipt of illegal remuneration) and (ii) submitting claims for payment to HCFA for the full price of Serostim rather than the discounted price (submitting false claims). Additionally, the complaint alleges that, through these violations and by accepting payments from HCFA for the full price of Serostim, the preferred providers violated the Federal False Claim Act. The complaint goes on to allege that the actions of the preferred providers violated the California False Claims Act, the Delaware False Claims and Reporting Act, the District of Columbia Procurement Reform Amendment Act, the Florida False Claims Act, the Hawaii False Claims Act, the Illinois Whistleblower Reward and Protection Act, the Nevada False Claims Act, the Tennessee Medicaid False Claims Act, the Texas Medicaid Fraud Prevention Law, and the Virginia Fraud Against Taxpayers Act. The complaint requests, among other things, that each of the preferred providers (i) be ordered to repay and disgorge all money received as a result of its violations of the Federal False Claim Act, (ii) be assessed and ordered to pay an amount equal to three times the amount of money received as a result of its violations of the Federal False Claim Act, and (iii) be required to pay damages in an amount equal to three times the amount of damages that California, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Massachusetts, Nevada, Tennessee, and Virginia have sustained as a result of its actions. We intend to defend this action.

Analytica litigation:

The Company’s subsidiary, Analytica International, Inc. is a party to a litigation brought against a former employee, alleging breach of covenants not to compete, breach of confidentiality agreements and misappropriation of proprietary information. This matter is pending in the Supreme Court of New York, New York County. The defendant has filed an Answer containing counterclaims alleging that he is owed contractual bonus and other compensation and seeking damages for wrongful termination against Analytica, the Company and an officer of the Company. We filed a motion seeking to dismiss all claims naming the Company and the Company’s officer personally, and to dismiss certain claims against all defendants. In June 2007, the Court granted our motion and dismissed defendant’s counterclaims against our officer with prejudice, and dismissed all other counterclaims as well, allowing defendant an opportunity to replead by July 31, 2007. The defendant refiled an Amended Counterclaim in July 2007, and we have filed a motion seeking to dismiss virtually all claims in the Amended Counterclaim. We have indicated that we plan to pursue our affirmative claims in this matter vigorously and will assert all available defenses against the counterclaims, which we believe are without merit.

Except for the foregoing, the Company is not party to any material legal proceedings, and management is not aware of any threatened legal proceedings that could cause a material adverse impact on its business, assets, or results of operations.

Further, from time to time the Company is subject to various legal proceedings in the normal course of business, some of which is covered by insurance.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market for Registrant’s Common Stock

Our common stock is quoted on the Nasdaq Global Market, formerly known as the Nasdaq National Market under the symbol “ABPI” and has been quoted since our initial public offering on October 28, 2005. Prior to such date there was no public market for our common stock.

Market For Registrant’s Common Equity And Related Stockholder Matters

Quarterly High / Low Company Stock Price – ABPI

FY 2007

	2007
	High	Low
First Quarter	4.08	2.16
Second Quarter	4.50	3.07
Third Quarter	3.39	2.50
Fourth Quarter	2.80	1.66

Number of Common Shareholders

As of December 1, 2007, there were approximately 150 stockholders of record of our common stock.

Performance Graph

COMPARISON OF THREE YEAR TOTAL RETURN AMONG ACCENTIA BIOPHARMACEUTICALS, INC., RUSSELL MICROCAP INDEX & NASDAQ BIOTECHNOLOGY INDEX

10/28/05	9/30/06	9/30/07

Dividends

We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments, and other factors our board of directors deems relevant.

Amendments of Articles of Incorporation or Bylaws

On December 27, 2007, we approved and adopted amendments to Section 6.1 and 6.4 of the Company’s Bylaws to provide for the issuance of uncertificated shares of the Company and the trading of the Company’s securities in book-entry form. The Board of Directors adopted these amendments to its Bylaws to comply with the requirements of the NASDAQ that the securities of listed issuers be eligible for listing and transfer through the Direct Registration System. A copy of the Amended and Restated Bylaws effective December 27, 2007 is filed herewith as Exhibit 3.3.

Equity Compensation Plan Information

Securities authorized for issuance under equity compensation plans as of September 30, 2007 (our last completed fiscal year end) were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights [a]	Weighted- average exercise price of outstanding options, warrants, and rights [b]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) [c]
Equity compensation plans approved by stockholders	2,529,523	$3.93	933,308
Equity compensation plans not approved by stockholders	—	N / A	—

Total	2,529,523	$3.93	933,308

Recent Sales of Unregistered Securities

During the fiscal year ended September 30, 2007, we did not issue any securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”) except as disclosed in previous SEC filings.

ITEM 6.	SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our financial statements and the related notes thereto and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” included elsewhere in this filing. The selected consolidated financial data as of September 30, 2007, 2006 and 2005 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this filing.

	Years ended September 30,
	2007	2006	2005	2004	2003
Consolidated Statements of Operations Data:
Net sales	$18,283	$25,058	$25,195	$25,936	$9,908
Cost of sales	6,761	8,385	8,234	8,814	2,936

Gross margin	11,522	16,673	16,961	17,122	6,972
Operating expenses:
Research and development	15,456	14,010	9,589	4,210	6,112
Research and development, related party	4,418	551	1,319	1,309	—
Sales and marketing	8,199	13,973	15,164	12,015	4,366
General and administrative	21,519	23,300	21,086	17,021	8,868
Royalties	—	1,460	1,717	387	—
Impairment charges	3,624	3,310	358	360	—
Other operating expense, related party	—	—	—	2,500	—

Total operating expenses	53,216	56,604	49,233	37,802	19,346

Operating income (loss)	(41,694)	(39,931)	(32,272)	(20,680)	(12,374)
Other income (expense):
Interest expense	(19,279)	(5,412)	(1,697)	(1,241)	(230)
Interest expense, net, related party	(52)	(1,092)	(2,120)	(1,485)	(338)
Loss on sale of assets	(1,202)	—	—	—	—
Derivative gain (loss)	10,383	1,241	(1,141)	—	—
Convertible debenture inducement loss	(4,548)	—	—	—	—
Settlement expense	—	—	—	—	(1,563)
Loss on extinguishment of debt	(11,797)	—	(4,808)	—	—
Loss on extinguishment of debt, related party	—	—	(2,362)	—	—
Loss on financing transaction	(8,781)	—	—	—	—
Absorption of prior losses against minority interest	277	1,690	150	—	—
Other income (expense)	(60)	109	(56)	78	—

Loss before non-controlling interest in losses from variable interest entities and income taxes	(76,753)	(43,395)	(44,306)	(23,328)	(14,505)
Non-controlling interest in losses from variable interest entities	742	—	—	—	—
Income tax benefit	—	—	—	—	180

Net loss from continuing operations	(76,011)	(43,395)	(44,306)	(23,328)	(14,325)
Discontinued operations:
Gain on sale of discontinued operations, net of income tax expense	—	—	—	1,618	—

Loss from discontinued operations, net of income tax benefit	—	—	(430)	(1,516)	(2,347)

Net loss	(76,011)	(43,395)	(44,736)	(23,226)	(16,672)
Preferred stock dividends	—	(41)	(5,552)	(5,262)	—

Loss attributable to common stockholders	$(76,011)	$(43,436)	$(50,288)	$(28,488)	$(16,672)

Weighted average shares outstanding, basic and diluted (1)	34,425	27,891	5,147	4,876	4,729
Per share amounts, basic and diluted (1) :
Loss attributable to common stockholders per common share for:
Continuing operations and minority interest	$(2.21)	$(1.56)	$(9.69)	$(5.86)	$(3.01)
Discontinued operations	—	—	(0.08)	0.02	(0.51)

Loss attributable to common stockholders	$(2.21)	$(1.56)	$(9.77)	$(5.84)	$(3.52)

(1)	See Note 1 to our consolidated financial statements for a description of the method used to compute basic and diluted net loss per share and number of shares used in computing historical basic and diluted net loss per share.
(2)	There were no cash dividends to common shareholders in the years ended September, 2007, 2006, 2005, 2004, and 2003.

ITEM 6.	(Continued)

	September 30,
	2007	2006	2005	2004(1)	2003(1)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,623	$15,392	$2,763	$1,905	$2,937
Working capital	(53,079)	(18,901)	(40,623)	(31,462)	(23,104)
Total assets	33,047	57,136	36,381	28,133	23,387
Total liabilities	93,170	79,977	66,032	49,093	40,266
Non-controlling interest in variable interest entity	4,974	3,600	—	—	—
Total stockholders’ deficit	(65,097)	(26,441)	(29,352)	(20,960)	(16,880)
Long-term obligations	26,934	29,391	15,319	9,976	7,654

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this Form 10K, it is important that you also read the financial statements and related notes included elsewhere in this Form 10K. This section of this annual report contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and in the “Risk Factors” section of this Form 10K.

Overview

We are a biopharmaceutical company focused on the development and commercialization of late-stage, targeted therapeutic clinical products. We have three products in or entering Phase 3 clinical trials, two of which have fast-track status. All three products modify the immune system to treat disease. Our first such product candidate, SinuNase, is being developed as a treatment for chronic sinusitis (CS) which the medical establishment also refers to as chronic rhinosinusitis (CRS), which is a chronic inflammatory condition of the paranasal sinuses that among others, results in nasal congestion, facial pain and pressure, nasal discharge, and headaches. SinuNase is an amphotericin B suspension that is self-administered into a patient’s nasal cavity for the treatment of CS. If approved by the FDA, we expect that SinuNase would be the first and only foreseeable pharmaceutical product indicated for the treatment of chronic sinusitis. In April 2005 we submitted an Investigational New Drug Application, or IND, with the FDA for SinuNase. In December 2006 , we commenced the first of two Phase 3 clinical trials for SinuNase for patients who have recurrent CS whose disease severity has warranted surgical intervention for CS sometime in the past, and in November 2007 we completed randomization of all patients required under the SinuNase Phase 3 clinical trial protocol. We expect unblinding of the Phase 3 primary endpoint before the end of March 2008.

Our second product candidate, BiovaxID, under development by our subsidiary, Biovest International Inc., a publicly held company in which we currently hold approximately 76% of the outstanding capital stock (“Biovest”) is a patient-specific anti-cancer vaccine to treat follicular non-Hodgkins lymphoma, or follicular NHL. Follicular NHL is a cancer of the lymphatic system that results when the body’s follicle center cells, which are a type of white blood cell, become abnormal and eventually spread throughout the body growing and dividing in an uncontrolled fashion. BiovaxID is a customized, patient specific therapeutic anti-cancer vaccine that is derived from a patient’s own cancer cells and is designed to utilize the power of the patient’s immune system to recognize and destroy cancerous lymphoma cells while sparing normal cells. We produce this vaccine by extracting the patient’s tumor cells and then replicating and purifying the unique antigen that is present only on the surface of the patient’s own tumor cells. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID in patients with the indolent, or low-grade, form of B-cell follicular NHL. Based on its analysis of available unblinded clinical trial data from the BiovaxID Phase 3 trial, in June 2007 the independent Data Monitoring Committee (DMC) for BiovaxID recommended that Biovest conduct an interim analysis of the study’s efficacy endpoints and overall safety profile. We implemented a data lock in December 2007 to define the clinical trial data to be analyzed and the focus of the clinical trial shifted to the planned interim analysis.

Our third product candidate, Revimmune, is being developed as a treatment for multiple sclerosis (MS). MS is an autoimmune disease that affects the central nervous system (CNS). Myelin, a fatty tissue, surrounds and protects the nerve fibers of the CNS and helps those nerve fibers to conduct electrical impulses. In MS that myelin sheath is lost in different areas and results in scar tissue which is known as sclerosis. Since the myelin or the nerve fibers are damaged the nerves itself cannot conduct electrical impulses from and to the brain which results in the symptoms of MS. As a result MS is characterized by recurrent episodes of demyelination and inflammation within the central nervous system. Revimmune therapy consists of approximately four consecutive days of in-patient or out-patient treatment with an ultra-high intensity, short-course of an intravenous formulation of an approved drug (cyclophosphamide). This treatment seeks to “reboot” a patient’s immune system, thereby eliminating the autoimmunity which is characteristic of MS. The “rebooting” process is achieved by temporarily eliminating peripheral immune cells, including the immune cells causing the autoimmunity, while selectively sparing the stem cells in the bone marrow. The surviving stem cells are able, typically within two-three weeks, to repopulate the body with a nascent immune system which lacks misdirected immunity to self-antigens. In July 2007 the Company filed a pre-IND submission with the FDA for the commencement of a Phase 3 clinical trial and conducted pre-IND meetings. We are preparing to file our IND with the FDA in the first half of calendar 2008. The Company believes that Revimmune may additionally have applications for the treatment of a variety of autoimmune diseases other than MS, including Systemic Lupus, Myasthenia Gravis and Aplastic Anemia.

We are a vertically-integrated commercial enterprise with competencies in the identification, development, regulatory approval, pricing, reimbursement, managed care contracting, manufacturing, and sales and marketing of biopharmaceuticals and medical devices. We currently market pharmaceutical products through our Accentia Pharmaceuticals division, which has a dedicated specialty sales force. Our pharmaceutical product consulting business provides a broad range of services, including product candidate selection, outcomes research on the economic profiles of pharmaceuticals and biologics, pricing and market assessment on these products, reimbursement strategies and various services designed to expedite clinical trials to companies and institutions in the pharmaceutical, biotechnology, and medical markets as well as for our internal use. Our instrument business manufactures equipment used in the production of cells and other biologics based on the hollow-fiber production method and includes our newly introduced automated instrument, AutovaxID.

We were incorporated in Florida in 2002. Our principal executive offices are located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Our telephone number at that address is (813) 864-2554. Our Internet website address is www.accentia.net, and all of our filings with the Securities and Exchange Commission are available free of charge on our website. Any information that is included on or linked to our Internet site is not a part of this annual report on Form 10-K.

Corporate History and Structure

We were organized in 2002 to develop and commercialize biopharmaceutical products. We commenced business in April 2002 with the acquisition of The Analytica Group, Ltd., a provider of analytical and consulting services to the biopharmaceuticals industry, including clinical trial services, pricing and market assessment and outcomes research. We acquired Analytica in a merger transaction for $3.7 million cash, $1.2 million of convertible promissory notes, and the issuance of 8.1 million shares of Series B preferred stock. Analytica, which was founded in 1997, has offices in New York City and Lorrach, Germany.

In October 2002, Accent RX, Inc., a wholly owned subsidiary of our company, acquired the assets of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively referred to as APP, which we operated under the name AccentRx after the acquisition. We acquired the assets and liabilities of APP for $0.2 million cash and the issuance of 10.3 million shares of common stock. We acquired assets of $10.6 million in the transaction and assumed liabilities of $10.4 million. At the time of acquisition, APP was controlled by our shareholders. AccentRx was a mail order specialty pharmacy focused on pharmaceuticals for AIDS patients and organ transplants. We sold the assets of AccentRx in December 2003 for $4.2 million cash.

In April 2003, we acquired, through a merger transaction, TEAMM Pharmaceuticals, Inc., a specialty pharmaceutical company founded in 2000 to market prescription pharmaceutical products. We acquired TEAMM for $7.9 million through the issuance of 9.7 million shares of Series D preferred stock, issuance of options to purchase 0.8 million shares of Series D preferred stock, issuance of warrants to purchase 2.1 million shares of Series D preferred stock, and the assumption of $13.7 million of liabilities. Through the TEAMM acquisition, we acquired an in-house sales force and a portfolio of prescription pharmaceutical products.

In June 2003, we acquired 81% interest of Biovest International, Inc., for investment of $20.0 million in Biovest pursuant to an investment agreement. Biovest is a biologics company that is developing our BiovaxID patient-specific vaccine for the treatment of follicular non-Hodgkin’s lymphoma. Biovest also produces custom biologic products for a wide variety of customers, including biopharmaceutical and biotechnology companies, medical schools, universities, hospitals, and research institutions. We currently own of record approximately 76% of common stock of Biovest with the minority interest being held by approximately 500 shareholders of record. Biovest common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, and Biovest therefore files periodic and other reports with the SEC.

In December 2003, we acquired substantially all of the assets and liabilities of Private Institute for Medical Outcome Research GmbH, which we have incorporated under the name, Analytica International GmbH for $0.6 million cash and assumption of $0.3 million of net liabilities. As part of the employment agreements with the two former owners, we issued to them warrants to purchase 950,029 shares of our Series B preferred stock that vest over five years and are exercisable at $2.63 per share. Due to the conversion of Series B preferred stock to common stock and to the exercise and cancellation of warrants, currently warrants to purchase 169,193 shares of our common stock at $5.15 per share remain outstanding. Analytica International GmbH is a European-based provider of research, commercialization, and communications services similar to those provided by Analytica. Analytica International GmbH expanded the geographic reach of our analytical and consulting services business throughout the European Union and Asia, and provides us with additional capabilities that we believe will enable us to more effectively identify and attract partners with product candidates and to efficiently develop, clinically test, and market our products.

Business Segments

For financial reporting purposes, our business is divided into two segments: Biopharmaceutical Products and Services and Specialty Pharmaceuticals.

Biopharmaceutical Products and Services

Our Biopharmaceutical Products and Services segment develops late-stage innovative biopharmaceutical products with an emphasis on the respiratory and oncology therapeutic areas. The products currently being developed in this segment consist of SinuNase, BiovaxID and Revimmune. This segment also includes our consulting business, which provides a broad range of services relating to biopharmaceutical product development, and our biologics products business, which is engaged in the production of custom biologic products and cell culture instruments and systems for biopharmaceutical and biotechnology companies, medical schools, universities, hospitals, and research institutions.

Our Biopharmaceutical Products and Services segment is headquartered in New York City with an office in Lorrach, Germany and manufacturing facilities in Minneapolis, Minnesota, and Worcester, Massachusetts. Both manufacturing locations have laboratories, offices, and warehouse space for storage of supplies and inventories. The Minneapolis location is a 33,000 square foot building which includes laboratory and warehouse space. The Worcester facility, where we are developing the BiovaxID vaccine, has 17,500 square feet, primarily laboratories, and has approximately 3,500 square feet of warehouse.

At our Minneapolis facility, we manufacture hollow fiber perfusion instruments used for the production of cell culture products and disposable products used with these instruments. We also perform research regarding the development of additional instruments including our BiovaxID automated instrument. Further, we manufacture cell culture products for third parties.

We have manufactured BiovaxID for the clinical trial at our facility in Worcester, Massachusetts. If we receive FDA approval of the vaccine, we may continue to manufacture the vaccine at our existing facility in Worcester, although we will likely need to develop additional facilities or utilize third-party contract manufacturers to fully support commercial production for the U.S. markets. To penetrate markets outside of the U.S., we may enter into agreements such as collaborations with well-established companies that have the capabilities to produce the product, licenses, joint ventures or other arrangements to produce and/or market the product in such countries. To facilitate commercial production of the vaccine, we are continuing to develop our proprietary manufacturing equipment, AutovaxID™ to integrate and automate various stages of vaccine production. We believe that the AutovaxID system will reduce the space and staff currently required for production of the vaccine. We are also commercially manufacturing and selling AutovaxID instruments through our existing distributor relationships, including with VWR International, Inc.

At our St. Louis, Missouri facility we conduct limited final assembly, marketing support, shipping and administrative functions relating to our AutovaxID automated instruments.

Specialty Pharmaceuticals

Our Specialty Pharmaceuticals segment, which is based in Tampa, Florida, markets and sells pharmaceutical products that are developed primarily by our third-party development partners. In this segment, we currently sell the Respi~TANN, SinuTest, and Zinotic. Respi~TANN is a prescription antitussive decongestant for temporary relief of cough and nasal congestion, SinuTest is a test used in connection with the diagnosis of CS, and Zinotic is a treatment of superficial infections of the external ear. In this segment, we generated net sales of $4.6 million, $7.5 million and $10.7 million for the years ending September 30, 2007, 2006 and 2005, respectively

We licensed or obtained distribution or marketing rights to our current specialty pharmaceutical products from third parties who had developed these products. We fund our partners’ development activities primarily through milestone payments that are based on the partner achieving specified development goals. Milestone payments to our development partners were $2.0 million, $2.0 million and $1.4 million in the years ending September 30, 2007, 2006, and 2005, respectively.

Fluctuations and Operating Results

We anticipate that our results of operations will fluctuate from quarter to quarter for several reasons, including:

•	the timing and extent of our development activities and clinical trials for SinuNase, BiovaxID, Revimmune, and any biopharmaceutical products that we may develop in the future;

•	the timing and outcome of our applications for regulatory approval for our product candidates;

•	the timing and extent of our adding new employees and infrastructure;

•	the timing of any milestone payments, license fees, or royalty payments that we may be required to make; and

•	seasonal influences on the sale of certain specialty pharmaceutical products sold primarily during the cough and cold season.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported net sales and expenses during the reporting periods.

The accounting policies discussed below are considered by our management to be critical to an understanding of our financial statements because their application depends on management’s judgment, with financial reporting results relying on estimates and assumptions about the effect of matters that are inherently uncertain. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. For all of these policies, management cautions that future events rarely develop exactly as forecast and that best estimates routinely require adjustment. Accordingly, actual results may differ from our estimates under different assumptions or conditions and could materially impact our financial condition or results of operations.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements appearing at the end of this annual report on Form 10-K, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results.

Revenue recognition

Biopharmaceutical Products and Services

We recognize revenue in our Biopharmaceutical Products and Services segment as follows:

Products. Net sales of cell culture instruments and disposables are recognized in the period in which the risk and rewards of ownership have passed (at point of shipment) to the buyer. We do not provide our customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by us.

Services. Service revenue in our Biopharmaceutical Products and Services segment is generated primarily by fixed-price contracts for cell culture production and consulting services. Such revenue is recognized over the contract term in accordance with the percentage-of-completion method based on the percentage of service cost incurred during the period compared to the total estimated service cost to be incurred over the entire contract. The nature and scope of our contracts often require us to make judgments and estimates in recognizing revenues.

Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as each contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. Each month we accumulate costs on each contract and compare them to the total current estimated costs to determine the percentage of completion. We then apply this percentage to the total contract value to determine the amount of revenue that can be recognized. Each month we review the total current estimated costs on each contract to determine if these estimates are still accurate and, if necessary, we adjust the total estimated costs for each contract. As the work progresses, we might decide that original estimates were incorrect due to, among other things, revisions in the scope of work, and a contract modification might be negotiated with the customer to cover additional costs. If a contract modification is not agreed to, we could bear the risk of cost overruns. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Reimbursements of contract-related costs are included in revenues. An equivalent amount of these reimbursable costs is included in cost of sales. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Service costs related to cell culture production include all direct materials and subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies, and tools. We believe that actual cost incurred in contract cell production services is the best indicator of the performance of the contractual obligations, because the costs relate primarily to the amount of labor incurred to perform such services. The deliverables inherent in each of our cell culture production contracts are not output driven, but rather driven by a pre-determined production run. The duration of our cell culture production contracts range typically from 2 to 14 months.

Service costs relating to our consulting services consists primarily of internal labor expended in the fulfillment of our consulting projects and, to a lesser extent, outsourced research services. Service costs on a specific project may also consist of a combination of both internal labor and outsourced research service. Our consulting projects are priced and performed in phases, and the projects are managed by phase. As part of the contract bidding process, we develop an estimate of the total number of hours of internal labor required to generate each phase of the customer deliverable (for example, a manuscript or database), and the labor cost is then computed by multiplying the hours dedicated to each phase by a standard hourly labor rate. We also determine whether we need services from an outside research or data collection firm and include those estimated outsourced costs in our total contract cost for the phase. At the end of each month, we collect the cumulative total hours worked on each contract and apply a standard labor cost rate to arrive at the total labor cost incurred to date. This amount is divided by the total estimated contract cost to arrive at the percentage of completion, which is then applied to the total estimated contract revenues to determine the revenue to be recognized through the end of the month. Accordingly, as hours are accumulated against a project and the related service costs are incurred, we concurrently fulfill our contract obligations. The duration of our consulting service contracts range typically from 1 to 12 months. Certain other professional service revenues, such as revenues from maintenance services on cell culture equipment, are recognized as the services are performed.

In our financial statements, unbilled receivables represents revenue that is recognizable under the percentage-of-completion method due to the performance of services for which billings have not been generated as of the balance sheet date. In general, amounts become billable pursuant to contractual milestones or in accordance with predetermined payment schedules. Under our consulting services contracts, the customer is required to pay for contract hours worked by us (based on the standard hourly rate used to calculate the contract price) even if the customer cancels the contract and elects not to proceed to completion of the project. Unearned revenues represent customer payments in excess of revenue earned under the percentage-of-completion method. Such payments are made in accordance with predetermined payment schedules set forth in the contract.

Specialty Pharmaceuticals

Revenue in our Specialty Pharmaceuticals segment is generated from the product sales. Revenue from product sales is recognized when all of the following occur: a purchase order is received from a customer; title and risk of loss pass to our customer upon the receipt of the shipment of the merchandise under the terms of FOB destination; prices and estimated sales provisions for product returns, sales rebates, payment discounts, chargebacks, and other promotional allowances are reasonably determinable; and the customer’s payment ability has been reasonably assured. An estimate of three days from the time the product is shipped via common carrier until it reaches the customer is used for purposes of determining FOB destination. Revenues in connection with co-promotion agreements are recognized based on the terms of the agreements.

We make periodic adjustments to our monthly net sales for estimated chargebacks, rebates, and potential product returns we anticipate might ultimately be required. These adjustments are based on inventory quantity reports provided by our largest wholesale customers, sales activity reports generated by group purchase organizations with which we have rebate contracts, and sales activity data provided by a third-party provider of such data. Our net sales typically reflect an adjustment of 13% of gross sales for charge-backs/rebates and about 11% for product returns that are recorded in the form of a reserve. The percentage of adjustments to net sales will continue to be evaluated each quarter and modified when necessary.

Actual product returns, chargebacks, and other sales allowances incurred are dependent upon future events and may be different than our estimates. We continually monitor the factors that influence sales allowance estimates and make adjustments to these provisions when management believes that actual product returns, chargebacks, and other sales allowances may differ from established allowances.

Provisions for these sales allowances are presented in the consolidated financial statements as reductions to gross revenues and included as current accrued expenses in the balance sheet. These allowances approximated $1.7 million and $3.1 million for the years ended September 30, 2007 and 2006.

Inventories

Inventories are recorded at the lower of cost or market. We periodically review inventory quantities of raw materials, instrumentation components and disposables on hand, and completed pharmaceutical products in our third-party distribution center, and we record write-downs of inventories to market value based upon contractual provisions and obsolescence, as well as assumptions about future demand and market conditions. If assumptions about future demand change and/or actual market conditions are less favorable than those projected by management, additional write-downs of inventories may be required.

Inventory in our Biopharmaceutical Products and Services segment includes raw materials and component parts used in the assembly of instruments and cultureware for our Biovest subsidiary and totaled $0.7 million at September 30, 2007, an increase from raw materials inventory of $0.1 million at September 30, 2006. Estimates for obsolete and unsaleable inventory are determined by management and updated quarterly. We had a reserve of $0.3 million at September 30, 2007, and $0.6 million at September 30, 2006 against the amounts of inventory classified as current for inventory that management has deemed obsolete and unsaleable.

Specialty Pharmaceuticals inventory consists primarily of trade products and samples, which totaled $0.8 million at September 30, 2007, a decrease of $0.5 million from September 30, 2006. These inventories are warehoused at a third-party distribution center located in Memphis, Tennessee. All distribution, inventory control, and regulatory reporting are outsourced to this third party. Inventories are written-off if the product dating has expired or the inventory has no market value.

Valuation of Goodwill and Intangible Assets

Our intangible assets include goodwill, trademarks, product rights, non-compete agreements, technology rights, purchased customer relationships, and patents, all of which are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to eighteen and one-half years. We obtain a valuation of all intangibles purchased in any acquisition and undertake an annual impairment analysis. Goodwill is tested for impairment by comparing the carrying amount to the estimated fair value, in accordance with Statement of

Financial Accounting Standards (“SFAS”) No. 142. Impairment exists if the carrying amount is less than its estimated fair value, resulting in a write-down equal to the difference between the carrying amount and the estimated fair value. We have made no impairment adjustments to recorded goodwill. Our carrying value of goodwill at September 30, 2006 and 2005 was $1.2 million. The values recorded for goodwill and other intangible assets represent fair values calculated by accepted valuation methods. Such valuations require critical estimates and assumptions derived from and which include, but are not limited to: (i) information included in our business plan, (ii) estimated cash flows, (iii) discount rates, (iv) patent expiration information, (vi) terms of license agreements, and (vii) expected timelines and costs to complete any in-process research and development projects to commercialize our products under development.

We capitalized goodwill in the amount of $0.9 million in connection with our acquisition of Analytica in April 2002. In connection with the IMOR acquisition in December 2003, we capitalized goodwill in the amount of $0.6 million based on the fair value of the acquired assets net of assumed liabilities.

Our major intangible assets with limited useful lives include product rights acquired in connection with our April 2003, acquisition of TEAMM and our June 2003 acquisition of Biovest, as well as a variety of patents, non-competition rights, and purchased customer relationships. We recorded amortization of intangible assets of $1.0 million, $2.2 million, and $2.5 million in the years ended September 30, 2007, 2006 and 2005, respectively. We amortize intangibles based on their expected useful lives and look to a number of factors for such estimations, including the longevity of our license agreements and the remaining life of patents on products currently being marketed. We recognized impairment losses of $3.6 million during the year, ended September 30, 2007 in connection with our MD Turbo device and certain trademarks. See further discussions in Note 24 “Impairment of intangible assets”, in our Notes to Consolidated Financial Statements. We recognized impairment losses of $3.3 million during the year ended September 30, 2006 in connection with our Xodol and pain technology. See further discussions regarding purchased customers relationships in Note 24 “Impairment of intangible assets”, in our Notes to Consolidated Financial Statements. We have identified several trademarks and purchased customers relationships as intangible assets with indefinite lives. These are carried at amortized cost $1.4 million as of September 30, 2007 and $1.8 million as of September 30, 2006 and 2005. We recognized impairment losses of $0.3 million during the year ended September 30, 2007 in connection with the “TEAMM” trademark. We recognized impairment losses of $0.4 million during the year ended September 30, 2005 in connection with our SRL technology. We recognized impairment losses of $0.4 million during the year ended September 30, 2004 in connection with our European subsidiary.

Our carrying value of intangible assets at September 30, 2007, 2006 and 2005 is $14.7 million, $17.8 million and $21.2 million, respectively net of accumulated amortization of $5.6 million, $7.8 million and $5.6 million, respectively. We begin amortizing capitalized intangibles on their date of acquisition, as further described in Note 7 to our consolidated financial statements included in this form 10K.

Impairment Testing

Our goodwill impairment testing is calculated at the reporting unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting unit with its carrying value. If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded.

The impairment test for the other intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows. In accordance with SFAS 144, which relates to impairment of long-lived assets other than goodwill, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets.

We predominately use a discounted cash flow model derived from internal budgets in assessing fair values for our impairment testing. Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that our management determines that the value of intangible assets have become impaired using this approach, we will record an accounting charge for the amount of the impairment.

Share-Based Compensation

We account for share-based awards to employees and non-employees using the accounting provisions of SFAS No. 123R. This pronouncement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award.

Effective October 1, 2005, we adopted the accounting provisions of Statement of Financial Accounting Standards No. 123R—Accounting for Stock-Based Compensation (“FAS 123(R)”), which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on weighted averages of the limited historical volatility of our stock and selected peer group comparable volatilities and other factors estimated over the expected term of the options. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term. The adoption of FAS 123(R) had no impact on our consolidated financial position.

We use the Black-Scholes options-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. In applying the Black-Scholes options-pricing model during fiscal 2007, we assumed no dividend yield, risk-free interest rates ranging from 4.18% to 4.71%, expected option terms ranging from 5.0 to 6.0 years, a volatility factor ranging from 54.17% to 89.53%, share prices ranging from $2.44 to $5.05, and option exercise prices ranging from $2.44 to $8.21.

We recorded stock-based compensation of $3.6 million in the twelve months ended September 30, 2007, which was related to employee and non-employee stock options. $2.4 million was recorded as an expense, and $1.2 million was issued for accrued bonus payable. We recorded stock-based compensation of $1.2 million in the year ended September 30, 2006. In the year ended September 30, 2005, we recorded stock-based compensation of $0.4 million. In all periods, stock-based compensation is classified in various categories.

Derivative instruments

We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we and our consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either not afforded equity classification, embody risks not clearly and closely related to host contracts, or may be net-cash settled by the counterparty. Except as provided in FAS 155, these instruments are required to be carried as derivative liabilities, at fair value, in our consolidated financial statements. In instances, where we elect not to bifurcate embedded derivative features, the entire hybrid instrument is carried at fair value in the consolidated financial statements.

We estimate fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique(s), management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, we generally use the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, we generally use the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, management projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in our trading market price which has high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

Variable interest entities

We evaluate all significant arrangements and relationships for indications of variable interest entities pursuant to Financial Accounting Standards Board Interpretation 46R, Consolidation of Variable Interest Entities As discussed in Note 22, during April 2006 and December 2006, we and Biovest entered into financing arrangements that involved entities that met the definition of variable interest entities. As a result, we and Biovest were required to consolidate these entities and reflect the non-controlling interest in the consolidated financial statements as of and for the years ended September 30, 2007 and 2006. The 2007 consolidated financial statement include the variable interest entities as follows: Biovest Investment, LLC, Telesis CDE Two LLC, AutovaxID Investment LLC, St. Louis New Market Tax Credit Fund II LLC and Revimmune, LLC. The 2006 consolidated financial statement include the variable interest entities as follows: Biovest Investment, LLC and Telesis CDE Two LLC.

Income Taxes

During the year ended September 30, 2006, we had a change in our consolidated group for income tax purposes. Since our initial acquisition of Biovest, we had an ownership interest in excess of 80%. This allowed Biovest to join with us in filing a consolidated federal income tax return. On December 7, 2005, our ownership interest in Biovest became less then 80%. Effective as of this date, Biovest is now required to file a separate federal income tax return. Additionally, due to this deconsolidation the net operating losses (NOLs) generated by Biovest during their time as a member of the consolidated group are now NOLs to which Biovest is entitled. The provision for income taxes has been prepared as if we filed a consolidated federal income tax return including Biovest.

We incurred net operating losses for the years ended September 30, 2007, 2006 and 2005, and consequently did not or will not be required to pay federal or foreign income taxes, but we did pay nominal state taxes in several states where we have operations. We have a federal net operating loss carryover of approximately $171.9 million as of September 30, 2007, which expires through 2026. Of this amount, $51.1 million is attributable to Biovest and will no longer be available to offset income generated by the other members of the group.

Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation” as defined, there are annual limitations on the amount of the net operating loss and other deductions which are available to us. Due to the acquisition transactions in which we have engaged in recent years, we believe that the use of these net operating losses will be significantly limited. In addition, the utilization of our net operating loss carryforwards may be further limited if we experience a change in ownership of more than 50% subsequent to the last change in ownership of September 30, 2003. Accordingly, our net operating loss carryforward available to offset future federal taxable income arising before such ownership changes may be further limited.

We currently have limitations on at least $30.0 million of the NOLS based upon ownership changes through September 30, 2003. Of those losses subject to the limitations, $11.3 million is expected to expire before the losses can be utilized. Of the remaining amounts, the limitation is approximately $1.8 million per year through approximately the year ended September 30, 2012. After that, the annual limitation will decrease to approximately $0.2 million through September 30, 2024.

Our ability to realize our deferred tax assets depends on our future taxable income as well as the limitations on usage discussed above. For financial reporting purposes, a deferred tax asset must be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized prior to its expiration. Because we believe the realization of our deferred tax assets is uncertain, we have recorded a valuation allowance to fully offset them.

Additionally, since Biovest is no longer part of the consolidated group for income tax purposes, we could in the future have a net loss but we or Biovest could be subject to tax on our income since the losses may not be available to offset the income of the other entity.

Results of Operations

Year Ended September 30, 2007 Compared to the Year Ended September 30, 2006

Consolidated Results of Operations

Net Sales. Our net sales for the year ended September 30, 2007 were $18.3 million, a decrease of $6.8 million, or 27%, from the year ended September 30, 2006. The decrease in our consolidated net sales for the year ended September 30, 2007 reflected a decrease of $2.9 million in net sales in our Specialty Pharmaceuticals segment primarily due to the divestiture of our Xodol and Histex product lines in the first quarter of fiscal year 2007, a decrease of $1.3 million in net sales of our Analytica subsidiary and a decrease of $2.3 million in Biovest, primarily due to a decrease in our cell culture instrumentation and disposables, and a decrease of $0.3 million in our compounding segment due to decreased licensing royalties.

Cost of Sales. Our cost of sales for the year ended September 30, 2007 was $6.8 million, or 37% of net sales, compared to $8.4 million, or 33% of net sales, during the year ended September 30, 2006. This represented a decrease of $1.6 million, or 19%, over the year ended September 30, 2006 attributable to the decrease in corresponding sales as described above.

Research and Development Expenses. Our research and development costs were $19.9 million for the year ended September 30, 2007; an increase of $5.3 million, or 36%, over the year ended September 30, 2006. This increase included $9.7 million in SinuNase development compared to $2.5 million in SinuNase development for the same period last year. The increase in expenses in 2007, were the result of the commencement of the SinuNase Phase 3 clinical trials in fiscal 2007. Our Biovest subsidiary research and development expense decreased to $10.2 million in the year ended September 30, 2007 from $12.0 million in the year ended September 30, 2006.

Sales and Marketing expenses. Our sales and marketing expenses were $8.2 million for the year ended September 30, 2007; a decrease of $5.8 million, or 41%, over the year ended September 30, 2006. This decrease was primarily due to a $5.3 million reduction in sales and marketing expense at our Specialty Pharmaceuticals segment which was the result of the Company’s increased focus on respiratory products and the divestiture of certain product lines.

General and Administrative Expenses. Our general and administrative expenses were $21.5 million for the year ended September 30, 2007; a decrease of $1.8 million, or 8%, over the year ended September 30, 2006. This decrease is primarily due to reduction in depreciation and amortization expense of $1.2 million due to the reduction of amortizable assets as a result of impairment or sale of the asset, a net decrease in general expenses of $2.7 million mainly due to reductions in our Analytica subsidiary overhead, offset by a $1.2 million increase in share based compensation to our employees.

Impairment of Intangible Assets. Impairment of intangible assets was $3.6 million for the year ended September 30, 2007 as compared to $3.3 million in expense for the year ended September 30, 2006. This increase was due to expenses relating to the impairment of the MD Turbo product of $3.3 million and “TEAMM” trademark of $0.3 million in FY 2007 compared to a $3.3 million impairment in FY2006. The impairment in 2006 related to products that were subsequently divested in FY 2007.

The Company has deemed that MD Turbo is no longer a viable commercial product and should be considered impaired, due to lack of sales and the reduced market opportunity. The market opportunity for MD Turbo has changed dramatically since the product was launched in June 2006. At the time of its market introduction, MD Turbo was compatible with greater than 90% of all commercially available metered-dose inhalers (MDI). One of the key benefits of MD Turbo was that it contained a built-in dose counter. This important feature helped patients track the number of doses used each month and alerted them when it was time to refill their prescription. In the past 12 months, the majority of manufacturers have re-tooled their products to include a dose counter as well. This “re-tooling” changed the actual physical size of the MDI container and as a result, the majority of MDI’s are no longer compatible with MD Turbo. Another major change in the marketplace has been the shift from CFC (chlorofluorocarbons) based propellants to HFA (a non-CFC) propellants. At market introduction, the majority of MDIs were CFC based and compatible with MD Turbo. The FDA mandated that by 2008, all commercially available MDIs must use the HFA propellant and that CFC propellant products must be phased off the market. The market has already shifted to HFA products and currently, only two (2) HFA products are compatible with MD Turbo.

In addition, the “TEAMM” trademark was impaired resulting in an expense of $0.3 million. This impairment resulted from the change of the Specialty Pharmaceuticals company name from “TEAMM” to “Accentia Pharmaceuticals”.

Royalty expenses. We had no royalty expense for the year ended September 30, 2007, which is a decrease of $1.5 million, or 100%, over the year ended September 30, 2006. This decrease was due to the divestiture of the Xodol product line from which these royalties were derived in FY2006.

Interest Expense. In year ended September 30, 2007, our interest expense was $19.3 million, an increase of $12.8 million, over the year ended September 30, 2006. The increase is due primarily from increased new borrowing in FY2007, and the adjustment to fair market value the convertible debentures of approximately $4.9 million. Interest income was $0.7 million in the year ended September 30, 2007 as compared to nominal interest income in the year ended September 30, 2006.

Loss on sale of assets. Our loss on sale of assets was $1.2 million for the year ended September 30, 2007; an increase of $1.2 million, or 100%, over the year ended September 30, 2006. This increase was primarily due to the divestiture of our Xodol and Histex products in our Specialty Pharmaceuticals segment. The net effect on cash was an increase of $1.3 million.

Derivative gain. Derivative gain was $10.4 million for the year ended September 30, 2007 as compared to a gain of $1.2 million for the year ended September 30, 2006. This increase is related to the derivative instruments associated with the Laurus financing arrangement that commenced in the 2005 fiscal year, the derivative instruments issued in conjunction with the Midsummer transactions in September 2006 and February 2007 and the put associated with the termination investment of the McKesson Biologics Distribution Agreement, and results primarily from the decrease in our common stock price on which the derivative liabilities are based.

Loss on financing transaction. In the year ended September 30, 2007, our loss on financing transaction was $8.8 million compared to no loss for year ended September 30, 2006. This loss is attributable to the issuance of warrants entitling Laurus to purchase Biovest shares owned by Accentia. The warrants were issued in order to obtain consent for various transactions including the termination of a first right of refusal agreement with Biovest, the sale of our interest in Biolender, LLC, and termination of the Biologics Products Commercialization Agreement with Biovest.

Absorption of prior losses against minority interest. Absorption of prior gains against minority interest was $0.3 million in the year ended September 30, 2007, a decrease of $1.4 million, primarily due to the sale of Biovest stock to a third-party in the NMTC 2 transaction.

Preferred Stock Dividends. In the year ended September 30, 2007, we incurred no dividend costs, compared to $0.04 in the year ended September 30, 2006. There was no dividend costs in the year ended September 30, 2007 due to the conversion of all Series E preferred stock to common stock at our Initial Public Offering in November 2005. Dividends for the year ended September 30, 2006 consisted of dividends accrued on our Series E preferred stock.

Loss on extinguishment of debt. The loss on extinguishment of debt for the year ended September 30, 2007 was $11.8 million, which included a $9.8 million loss incurred upon extinguishment of Biovest’s debt with Laurus, and a $2.0 million loss incurred upon the termination of the McKesson Biologics Distribution Agreement. The Laurus extinguishment loss amount was recorded pursuant to the amended agreement dated April 17, 2007 which allows Biovest to defer principal payment on the $7.8 million term loan in exchange for a non-cancelable royalty on AutovaxID revenues with a minimum royalty of $8 million. The McKesson amount was recorded upon the termination of the Biologics Distribution Agreement dated August 22, 2007 in exchange for 1,498,128 shares of Accentia common stock and a put option on the stock.

Convertible debenture inducement loss. Convertible debenture inducement loss for the year ended September 30, 2007 was a $4.5 million loss incurred upon the closing of the February 2007 convertible debentures which included an inducement offer in the form of a discount for September 2006 debenture holders, if they committed to convert a specified balance of those debentures.

Non-controlling interest in losses from variable interest entities. Non-controlling interest in losses from variable interest entities for the year ended September 30, 2007 was approximately $742,000. $17,600 related to Accentia’s interest in Revimmune, LLC, the balance relates to Biovest’s interest in the New Market Tax Credit entities. The increase over 2006 is due to the consolidation of the variable interest entities taking place in late fiscal year 2006 and in early fiscal year 2007.

Segment Operating Results

	For the Years Ended September 30,
	2007		2006
	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales
Net Sales:
Biopharmaceutical Products and Services-
Biovest	$5,004,040		$7,298,503
All other business units	8,739,044		10,310,783

Total Biopharmaceutical Products and Services	13,743,084		17,609,286
Specialty Pharmaceuticals	4,540,240		7,448,762

Total Net Sales	$18,283,324		$25,058,048

Cost of Sales:
Biopharmaceutical Products and Services-
Biovest	$2,736,286		$3,889,277
All other business units	2,010,493		2,050,633

Total Biopharmaceutical Products and Services	4,746,779	35%	5,939,910	35%
Specialty Pharmaceuticals	2,013,953	44%	2,445,393	32%

Total Cost of Sales	$6,760,732		$8,385,303

Gross Margin:
Biopharmaceutical Products and Services-
Biovest	$2,267,754		$3,409,226
All other business units	6,728,551		8,260,150

Total Biopharmaceutical Products and Services	8,996,305	65%	11,669,376	65%
Specialty Pharmaceuticals	2,526,287	56%	5,003,369	68%

Total Gross Margin	$11,522,592		$16,672,745

Research and Development Expenses:
Biopharmaceutical Products and Services
Biovest	$10,209,606		$12,019,543
All other business units	9,664,388		2,541,568

Total Biopharmaceutical Products and Services	19,873,994	145%	14,561,111	82%
Specialty Pharmaceuticals	—	0%	—	0%

Total Research and Development Expenses	$19,873,994		$14,561,111

Sales and Marketing Expenses:
Biopharmaceutical Products and Services
Biovest	$—		$146,258
All other business units	—		320,946

Total Biopharmaceutical Products and Services	—	0%	467,204	3%
Specialty Pharmaceuticals	8,199,095	180%	13,505,550	181%

Total Sales and Marketing Expenses	$8,199,095		$13,972,754

Biopharmaceutical Products and Services

Net Sales. Our net sales in our Biopharmaceutical Products and Services segment for the year ended September 30, 2007 were $13.7 million, a decrease of $3.9 million, or 22%, from the year ended September 30, 2006. This decrease was attributable primarily to a decrease of $1.3 million in net sales of our Analytica International subsidiary and a decrease of $2.3 million in our Biovest subsidiary primarily due to a decrease in our cell culture instrumentation and disposables sales, and a decrease of $0.3 million in our compounding segment due to decreased licensing royalties.

Cost of Sales. Our cost of sales in the Biopharmaceutical Products and Services segment for the year ended September 30, 2007 was $4.7 million, or 35% of segment net sales, compared to $5.9 million, or 34% of segment net sales, during the year ended September 30, 2006.

Research and Development Expenses. Our research and development costs were $19.9 million for the year ended September 30, 2007; an increase of $5.3 million, or 36%, over the year ended September 30, 2006. This increase included $9.7 million in SinuNase development compared to $2.5 million in SinuNase development for the same period last year. The increase in expenses in 2007, were the result of the commencement of the SinuNase Phase 3 clinical trials in fiscal 2007. Our Biovest subsidiary research and development expense decreased to $10.2 million in the year ended September 30, 2007 from $12.0 million in the year ended September 30, 2006.

Specialty Pharmaceuticals

Net Sales. Net sales in the Specialty Pharmaceuticals segment for the year ended September 30, 2007, including net sales to related parties, were $4.6 million, a decrease of $2.9 million, or 39%, from the year ended September 30, 2006. This decrease was primarily attributable to the divestitures of our Xodol and Histex product lines and returns of the MD Turbo product.

Cost of Sales. Our cost of sales in the Specialty Pharmaceuticals segment for the year ended September 30, 2007 was $2.0 million, or 44% of net sales, compared to $2.4 million, or 32% of net sales, during the year ended September 30, 2006. The decrease in cost of sales was attributable to a decrease in sales for the period.

Research and Development Expenses. There were no research and development expenses in our Specialty Pharmaceuticals segment in either of the years ended September 30, 2007 or 2006.

Sales and Marketing Expenses. Our sales and marketing expenses in the Specialty Pharmaceuticals segment were $8.2 million in the year ended September 30, 2007; a decrease of $5.3 million, or 39%, over the year ended September 30, 2006. This decrease was primarily due to a reduction in sales related personnel due to diversture of Histex and Xodol.

Impairment of asset. Impairment of asset was $3.6 million for the year ended September 30, 2007 as compared to $3.3 million in expense for the year ended September 30, 2006. This increase was due expenses relating to the impairment of the MD Turbo product of $3.3 million and “TEAMM” trademark of $0.3 million in FY 2007 compared to a $3.3 million impairment in FY2006. The impairment in 2006 related to products that were subsequently divested in FY 2007.

The Company has deemed that MD Turbo is no longer a viable commercial product and should be considered impaired, due to lack of sales and the reduced market opportunity. The market opportunity for MD Turbo has changed dramatically since the product was launched in June 2006. At the time of its market introduction, MD Turbo was compatible with greater than 90% of all commercially available metered-dose inhalers (MDI). One of the key benefits of MD Turbo was that it contained a built-in dose counter. This important feature helped patients track the number of doses used each month and alerted them when it was time to refill their prescription. In the past 12 months, the majority of manufacturers have re-tooled their products to include a dose counter as well. This “re-tooling” changed the actual physical size of the MDI container and as a result, the majority of MDI’s are no longer compatible with MD Turbo.

Due to lack of sales and the reduced market opportunity, the company has deemed that MD Turbo is no longer a viable commercial product and should be considered impaired.

In addition to the impairment of MD Turbo, management determined that the “TEAMM” trademark was impaired resulting in an expense of $0.3 million. The impairment was a result of changing the Specialty Pharmaceuticals company name to “Accentia Pharmaceuticals” from “TEAMM”.

Year Ended September 30, 2006 Compared to the Year Ended September 30, 2005

Consolidated Results of Operations

Net Sales. Our net sales for the year ended September 30, 2006 were $25.1 million, a decrease of $0.1 million, or 0.5%, from the year ended September 30, 2005. This decrease in our consolidated net sales for the fiscal ended September 30, 2006, reflected a $3.2 million decrease in net sales in our Specialty Pharmaceuticals segment. This was offset by an increase of $3.1 million in net sales in our Biopharmaceutical Products and Services segment, primarily resulting from a $2.2 million increase in net sales of our Biovest subsidiary, a $1.4 million increase in net sales of our Analytica International subsidiary, and a $0.5 million decrease in our compounding subsidiary due to the discontinuance of its operations.

Cost of Sales. Our cost of sales for the year ended September 30, 2006 was $8.4 million, or 33% of net sales, compared to $8.2 million, or 33% of net sales, during the year ended September 30, 2005. This represented an increase of $0.2 million, or 2%, over the year ended September 30, 2005 attributable to the increase in corresponding sales.

Research and Development Expenses. Our research and development costs were $14.6 million in the year ended September 30, 2006 an increase of $3.7 million, or 33%, over the year ended September 30, 2005. This increase included $2.6 million in SinuNase development compared to $1.3 million in SinuNase development for the same period last year. Our Biovest subsidiary research and development expenses increased $2.1 million during the year ended September 30, 2006 due to increased emphasis on BiovaxID research and its phase 3 clinical trials from the same period last year. We expect that our research and development costs will continue to increase as we continue our clinical trials for BiovaxID and commence our clinical trials for SinuNase.

Sales and Marketing expenses. Our sales and marketing expenses were $14.0 million in the year ended September 30, 2006; a decrease of $1.2 million, or 8%, over the year ended September 30, 2005. This decrease was primarily due to a reduction in sales related personnel during FY2006. This decrease was offset in part due to higher costs of $0.3 million in our Specialty Pharmaceutical segment due in part to expenses related to the launch of MD Turbo and Xodol 7.5/300 and 5.0/300.

General and Administrative Expenses. Our general and administrative expenses were $23.3 million in the year ended September 30, 2006, an increase of $2.2 million, or 10%, over the year ended September 30, 2005. This increase was a result of increased expenses relating to the cost of maintaining our status as a public company.

Impairment Charges. We had impairment charges of $3.3 million in the year ended September 30, 2006 relating to our pain technology, while in the year ended September 30, 2005 we had $0.4 million in impairment charges associated with the acquisition of our subsidiary in Germany.

Interest Expense, net. In the twelve month periods ended September 30, 2006, our net interest expense was $6.5 million, an increase of $2.7 million over the year ended September 30, 2005. The increase was due primarily to interest and accretion of debt discount on the existing Laurus term note, and increase to our existing Laurus revolver, and to the funding of our second Laurus term note, Pulaski term note, and convertible debentures. Interest income in both years was nominal.

Loss on extinguishment of debt. In the year ended September 30, 2006 we incurred no loss on extinguishment of debt. We incurred an aggregate $7.2 million loss on extinguishment of debt in the year ended September 30, 2005. This consisted of a loss on extinguishment of the, related party line of credit, in the amount of $2.4 million as a result of the conversion of shareholder debt and accrued interest into shares of our Series E preferred stock having an aggregate value in excess of the converted debt. We also incurred a $4.8 million loss on extinguishment of debt as a result of a debt modification which required changing the accounting for freestanding warrants and embedded beneficial conversion option associated with the convertible notes and recording them as derivative liabilities at fair value at September 30, 2005.

Other income (expense). Other expense in the years ended September 30, 2006 and September 30, 2005 were nominal.

Derivative gain (loss). Derivative gain was $1.2 million for the year ended September 30, 2006 as compared to a loss of $1.1 million for the year ended September 30, 2005. This increase was related to the Laurus financing arrangement that commenced in the year ended September 30, 2005 and results primarily from the decrease in our common stock price in fiscal 2006 on which the derivative liabilities are based.

Absorption of prior losses against minority interest. Absorption of prior losses against minority interest was $1.7 million in the year ended September 30, 2006, an increase of $1.5 million, primarily due to the conversion of Biovest notes into equity during 2006 against which previously absorbed Biovest losses could be recovered.

Preferred Stock Dividends. In the year ended September 30, 2006, we incurred dividend costs of $0.04 million, compared to $0.6 million in the year ended September 30, 2005. The dividend cost in the year ended September 30, 2006 and September 30, 2005 consisted of dividends accrued on our Series E preferred stock, which was converted to common stock early in fiscal 2006.

Segment Operating Results

	For the Years Ended September 30,
	2006		2005
	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales
Net Sales:
Biopharmaceutical Products and Services-
Biovest	$7,298,503		$5,077,305
All other business units	10,310,783		9,424,673

Total Biopharmaceutical Products and Services	17,609,286		14,501,978
Specialty Pharmaceuticals	7,448,762		10,692,804

Total Net Sales	$25,058,048		$25,194,782

Cost of Sales:
Biopharmaceutical Products and Services-
Biovest	$3,889,277		$3,749,729
All other business units	2,050,633		2,196,953

Total Biopharmaceutical Products and Services	5,939,910	35%	5,956,682	41%
Specialty Pharmaceuticals	2,445,393	32%	2,276,643	21%

Total Cost of Sales	$8,385,303		$8,233,325

Gross Margin:
Biopharmaceutical Products and Services-
Biovest	$3,409,226		$1,327,576
All other business units	8,260,150		7,217,720

Total Biopharmaceutical Products and Services	11,669,376	65%	8,545,296	59%
Specialty Pharmaceuticals	5,003,369	68%	8,416,161	79%

Total Gross Margin	$16,672,745		$16,961,457

Research and Development Expenses:
Biopharmaceutical Products and Services-
Biovest	$12,019,543		$9,951,145
All other business units	2,541,568		956,717

Total Biopharmaceutical Products and Services	14,561,111	82%	10,907,862	75%
Specialty Pharmaceuticals	—	0%	—	0%

Total Research and Development Expenses	$14,561,111		$10,907,862

Sales and Marketing Expenses:
Biopharmaceutical Products and Services-
Biovest	$146,258		$270,504
All other business units	320,946		1,588,285

Total Biopharmaceutical Products and Services	467,204	3%	1,858,789	13%
Specialty Pharmaceuticals	13,505,550	181%	13,305,278	124%

Total Sales and Marketing Expenses	$13,972,754		$15,164,067

Biopharmaceutical Products and Services

Net Sales. Net sales in our Biopharmaceutical Products and Services segment for the year ended September 30, 2006, were $17.6 million, an increase of $3.1 million, or 21%, from the year ended September 30, 2005. This increase was attributable primarily to an increase in net sales of $1.4 million in our Analytica subsidiary and an increase of $2.2 million is sales of instrument hardware and disposables, offset by a decrease in net sales of $0.5 million in our compounding activities.

Cost of Sales. Our cost of sales in the Biopharmaceutical Products and Services segment for the year ended September 30, 2006 was $5.9 million, or 34% of segment net sales, compared to $6.0 million, or 41% of segment net sales, for the year ended September 30, 2005. This increase was primarily due higher sales in our Analytica subsidiary and sales of instrument hardware and disposables.

Research and Development Expenses. Our research and development costs in the Biopharmaceutical Products and Services segment were $14.6 million in the year ended September 30, 2006; an increase of $3.7 million, or 33%, over the year ended September 30, 2005. This increase included additional $2.4 million in expense relating to our BiovaxID project, as well as $1.3 million in SinuNase development expenses.

Sales and Marketing Expenses. Our sales and marketing expenses in the Biopharmaceutical Products and Services segment were $0.5 million in the year ended September 30, 2006; a decrease of $1.4 million, or 75%, over the year ended September 30, 2005. This decrease was attributable to our shift in emphasis in the segment away from cell culture products and services and more toward the development of BiovaxID.

Specialty Pharmaceuticals

Net Sales. Net sales in the Specialty Pharmaceuticals segment for the year ended September 30, 2006, were $7.4 million, a decrease of $3.2 million, or 30%, from the year ended September 30, 2005. This decrease was primarily attributable to a decrease in Histex I/E sales due to the manufacturer’s voluntary recall of the product, and a decision to increase reserves for chargebacks, rebates, and returns. This additional reserve is considered necessary due to the potential for returns attributable to the Histex I/E recall and the FDA’s guidance related to continued manufacturing of products containing carbinoxamine of which this segment promotes three products containing this ingredient under the Histex label.

Cost of Sales. Our cost of sales in the Specialty Pharmaceuticals segment for the year ended September 30, 2006 was $2.4 million, or 33% of net sales, compared to $2.3 million, or 21% of net sales, during the year ended September 30, 2005. The increase in cost of sales as a percentage of net sales, during the twelve months ended September 30, 2006 was attributable to a change of product sales mix due to the introduction of MD Turbo during the third fiscal quarter of 2006 which has a higher cost of goods, less sales of the Histex line with a lower coast of sales, and the decision to increase our reserves for chargebacks, rebates, and returns.

Research and Development Expenses. There were no research and development expenses in our Specialty Pharmaceuticals segment in either of the twelve-month periods ended September 30, 2006 or 2005.

Sales and Marketing Expenses. Our sales and marketing expenses in the Specialty Pharmaceuticals segment were $13.5 million in the year ended September 30, 2006; an increase of $0.2 million, or 2%, over the year ended September 30, 2005. This increase was primarily due to expenses related to the launch of MD Turbo in addition to the launch of Xodol 7.5/300 and 5.0/300.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have funded our operations primarily through public and private placements of our capital stock, debt financing, conversions of debt to equity, and financing transactions with our strategic partners. These transactions are described throughout the following pages.

At September 30, 2007, our cash, cash equivalents and current restricted cash totaled $4.1 million. Excluding restricted cash, our cash and cash equivalents were $1.6 million at September 30, 2007 compared with $15.4 million at September 30, 2006. Restricted cash for September 30, 2007 totals $2.5 million held in escrow for payment of principal and interest coming due in 2008.

We believe that the forthcoming unblinding of the Phase 3 clinical trial data for SinuNase and BiovaxID will be significant milestone events. SinuNase results are anticipated to be available in or around March 2008. BiovaxID results are anticipated to be available in or around April 2008. We believe that our current cash resources available under our lines of credit will be sufficient to fund our operations through the anticipated release of unblinded clinical trial data. As of December 28, 2007, we have approximately $6.5 million available to us under the Hopkins II line of credit subject to compliance with borrowing requirements. We believe that the publication of the aforementioned clinical trial results, if positive as anticipated, will significantly enhance our ability to access additional sources of funding.

We are in active negotiation to restructure or refinance our debt instruments which mature in fiscal year 2008. These debt instruments, excluding Biovest debt instruments, include approximately $13.1 million (net of escrowed funds of approximately $2.5 million) due Laurus Master Funds and Southwest Bank. Further we anticipate that our principal payment obligations under the convertible debentures issued in September 2006 and February 2007 will be largely satisfied without cash payments through redemptions of principal paid with our common stock as permitted by these debt instruments. In addition, our majority owned subsidiary, Biovest, is also in active negotiations to restructure or refinance its debt obligations that become due in fiscal year 2008 which consists of approximately $5.54 million due Laurus Master Funds, Valens Offshore SPV II, Corp, Valens U.S. SPV I, LLC, Southwest Bank, Pulaski Bank and a note payable to an unrelated individual.

We expect to finance our foreseeable cash requirements following the unblinding of the clinical trial data through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets or business units (such as specialty pharmaceuticals, market services or cell culture equipment) that are non-essential to the ongoing development or future commercialization of SinuNase, BiovaxID or Revimmune, or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts. We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at this time. We cannot be certain that additional funding will be available on acceptable terms, or at all.

Capital Raised through Equity Issuances

We have received funding from our initial public offering, private placements of our common and preferred stock, issuance of convertible debenture and from the exercise of warrants and options to purchase capital stock.

Debt Financing

As of September 30, 2007, our long-term debt notes payable, including accrued but unpaid interest, current maturities of long-term debt, and lines of credit, not including discount was $63.6 million. We currently have credit facilities with various lenders, including as listed in the following table and discussed individually in detail below:

Instrument	Carrying Value at September 30, 2007	Principal Amount Due at September 30, 2007	Balance Sheet Classification
Credit Facility with Laurus Master Fund, Ltd.:
Convertible amortizing term note	$3,556,173	$4,516,129	Long-term debt
Secured revolving note	8,030,768	8,048,603	Lines of credit
Credit Facility with Laurus Master Fund, Ltd. – Biovest	7,121,871	7,195,613	Long-term debt
Loans from Pulaski Bank	1,750,000	1,750,000	Notes payable
Line of Credit with Hopkins Capital	1,705,000	1,705,000	Lines of credit
Credit Facility with Southwest Bank of St. Louis	4,000,000	4,000,000	Lines of credit
Private Placement of Debentures
September 2006 Convertible Debentures	13,815,417	12,904,359	Long-term debt
February Convertible Debentures	10,759,654	24,640,000	Long-term debt
Other Notes Payable	684,090	757,895	Notes payable
Other Long-term Debt	634,886	634,886	Long-term debt

Carrying values and principal amounts due does not include accrued interest in the table above.

Credit Facility with Laurus Master Fund, Ltd. On April 29, 2005, we entered into a credit facility with Laurus. As of September 30, 2007, a total of $4.5 million in principal amount was outstanding under the term loan portion of the credit facility, while $8.0 million in principal amount was outstanding under the revolving loan portion of the credit facility. Laurus Term Loan payments were approximately $4.2 million for the twelve months ended September 30, 2007. The Laurus line of credit balance decreased approximately $2.0 million for the twelve months ended September 30, 2007.

The term loan portion of the Laurus credit facility is evidenced by an amended and restated secured convertible term note, dated August 16, 2005, in the principal amount of $10 million. The revolving loan portion of the credit facility is evidenced by an amended and restated secured convertible minimum borrowing note in the amount of $2.5 million and a secured revolving note of up to $5 million, provided that the aggregate principal amount under both notes combined may not exceed $5 million. Both of the revolving loan notes are dated as of April 29, 2005. Under the revolving loan, we have the right to borrow up to the sum of 85% of all of eligible accounts receivable and 50% of eligible inventory pledged to secure the loan (with the eligibility criteria being set forth in the loan agreements), as well as 50% of the market value of publicly traded securities pledged by the Francis E. O’Donnell Irrevocable Trust #1. Our initial advance under the revolving loans was $5.0 million, of which $2.5 million was repaid in November 2005. Laurus waived our minimum collateral requirements under our borrowing base for a period of 180 days after April 29, 2005, provided that we pay an applicable over-advance interest rate of 10% per annum on any over-advanced amount.

In connection with the Laurus credit facility, as amended, we issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $8.0 million divided by our per share initial public offering price of $8.00. Based on the initial public offering price of $8.00 per share, a total of 1,000,000 shares of our common stock are subject to this warrant agreement at an exercise price of $8.00 per share. The warrant will expire on the fifth anniversary of the date of warrant issuance. Laurus may exercise the warrant with cash, in a cashless exercise pursuant to the surrender of the warrant or shares issuable under the warrant, or any combination of the foregoing. We have the right to require Laurus to exercise this warrant so long as (i) there is an effective current registration statement in place covering the resale of all of the shares of our common stock issuable to Laurus pursuant to the credit facility and (ii) the average closing price of our common stock for the 20 consecutive trading days immediately preceding the forced exercise date is greater than 140% of our per share initial public offering price. As a part of the August 2005 amendment to the Laurus credit facility, we granted to Laurus an additional warrant to purchase up to 277,778 shares of our common stock at an exercise price of $.001 per share. This additional warrant is immediately exercisable and, except for the absence of a forced exercise provision, has substantially the same terms and conditions as the other warrant granted to Laurus.

The principal and accrued but unpaid interest under each of the Laurus notes were convertible at the option of Laurus into shares of our common stock at an initial conversion price of $6.95 per share. After the completion of our initial public offering, the conversion price became an amount equal to 85% of the per share initial public offering price or $6.80 per share. However, these notes cannot be converted by Laurus until the earlier of 270 days after the date of the note or 180 days after our initial public offering. In connection with this credit facility, we entered into a registration rights agreement under which we agreed to register for public resale all of the shares of our common stock into which the amended and restated secured convertible term note, amended and restated secured convertible minimum borrowing note, and the warrants granted to Laurus are convertible or exercisable. However, these registration rights do not apply to the secured revolving note. At any time after the effectiveness of a registration statement covering the resale of the shares into which these notes are convertible, up to $2.5 million in principal amount under the secured revolving note may be transferred by Laurus to the amended and restated secured convertible minimum borrowing note, thereby making such portion of the principal amount subject to the registration rights agreement.

The amended and restated secured convertible term note accrues interest at a rate of the greater of 10% per annum or prime rate plus 4%. The amended and restated secured convertible minimum borrowing note and secured revolving note accrue interest at a rate equal to the greater of 7.75% per year or prime rate plus 2%. However, provided that (i) there is an effective registration statement in place covering the resale of the shares into which the notes are convertible and (ii) the market price of our common stock exceeds the conversion price by 25% for five consecutive trading days, then the interest rate will be reduced by 2% for each 25% of increase in the market price of our common stock above the conversion price.

The amended and restated secured convertible term note is payable through April 29, 2008 in equal monthly payments of principal and interest of $0.3 million. The secured revolving note and amended and restated secured convertible minimum borrowing note are due on April 29, 2008 with all accrued but unpaid interest payable monthly. We have the right to redeem the notes (other than the secured revolving note) at any time at a redemption price equal to 130% of the principal amount of the note plus all accrued but unpaid interest, subject to the right of Laurus to convert the note prior to a redemption. The secured revolving note may be prepaid at any time without penalty. On any date on which a payment is due under the amended and restated convertible term note, Laurus is required to convert the monthly payment amount into shares of common stock so long as and to the extent that (i) there is an effective current registration statement in place covering the resale of all of the shares of our common stock issuable to Laurus pursuant to the credit facility, (ii) the average closing price of our common stock for the five trading days immediately preceding the payment date is greater than 125% of the note conversion price, and (iii) the number of shares of common stock to be issued as payment does not exceed 25% of the aggregate dollar trading volume of our common stock during the 22 immediately preceding trading days. Under the amended and restated secured convertible term note and amended and restated secured convertible minimum borrowing note, Laurus is required to convert such note into a number of shares of our common stock equal to 20% of the aggregate trading volume of our common stock during the five immediately trading days at the conversion price provided that (i) there is an effective current registration statement in place covering the resale of all for the shares of our common stock issuable to Laurus pursuant to the credit facility, (ii) the average closing price of our common stock for the five trading days immediately preceding the conversion date is greater than 125% of the note conversion price, and (iii) the amount of the conversion does not exceed 20% of the aggregate dollar trading volume of our common stock during the 20 immediately preceding trading days.

The Laurus notes are secured by a first priority security interest in all of our tangible and intangible assets and our Analytica and TEAMM Pharmaceuticals, Inc., d/b/a/ Accentia Pharmaceuticals subsidiaries (including the stock of their respective subsidiaries). The notes are also secured by certain publicly traded securities owned by the Francis E. O’Donnell Jr. Irrevocable Trust #1.

On December 29, 2005, Laurus agreed to make a loan to us in excess of the Formula Amount under the Security Agreement dated April 29, 2005. This overadvance is in the amount of up to $2.5 million. In connection with this overadvance, we granted Laurus a warrant to purchase up to 51,000 shares of common stock at an exercise price of $0.01 per share.

On July 31, 2006, we repaid our loan to Harbinger Mezzanine Partners and increased the principal amount outstanding under our revolving credit line with Laurus to $7.5 million under an overadvance letter agreement with Laurus.

On August 29, 2007, Laurus agreed to make loans to us in excess of the Formula Amount under the Security Agreement dated April 29, 2005. This overadvance is in the amount of up to $4.4 million and was in effect through October 21, 2007.

On October 21, 2007, Laurus extended the overadvance through March 31, 2008. In connection with the extension of the overadvance, we granted Laurus a warrant to purchase up to 4,024,398 shares of our common stock at an exercise price of $2.67.

Credit Facility with Laurus Master Fund, Ltd., Biovest – On March 31, 2006, our majority-owned subsidiary, Biovest closed a financing transaction (the “Transaction”) with Laurus, pursuant to which Laurus purchased from Biovest a secured promissory note in the principal amount of $7,799,000 (the “Note”) and a warrant to purchase up to 18,087,889 shares of Biovest’s common stock at an exercise price of $.01 per share (the “Warrant”). Since June 2003, we have been the primary source of financing for Biovest; however, this Transaction with Laurus represents the initial financing by Biovest from sources other than us.

The Note and Warrant were purchased pursuant to a Note and Warrant Purchase Agreement between Biovest and Laurus (the “Purchase Agreement”). The following describes certain material terms of and activity related to the Biovest Transaction:

•

Under the terms of the Note, $299,000 of the principal amount was disbursed at the closing of Laurus and other third parties to cover closing fees and expenses relating to the transaction, and $7,500,000 of the principal amount was deposited into a restricted bank account of Biovest (the “Restricted Account”) pursuant to a restricted account agreement between Biovest and Laurus.

•

Under otherwise agreed by Laurus is expected to authorize disbursements from the Restricted Account as the Company is able to secure additional working capital financing, including without limitation through financings involving New Market Tax Credits in the amounts and of the type more particularly described in the Transaction documents. On April 28, 2006, $2.5 million was released from the restricted account as part of a financing transaction involving New Market Tax Credits.

•

Pursuant to the original terms of this secured promissory note, Biovest was required to make certain principal and interest payments commencing in calendar 2007. Biovest did not commence making such payments when originally due and reached an understanding that such payments would not commence while Biovest sought additional financing. This understanding was formalized into a letter agreement dated March 21, 2007 (the “Letter Agreement”). Biovest closed a short-term borrowing of $750,000 from Pulaski Bank and this Letter Agreement became effective on April 17, 2007. In addition to formalizing and continuing Laurus’ forbearance, the Letter Agreement rescheduled future payments due from the Company to Laurus under the Note. Under the Letter Agreement past due and ongoing principal payments on the Note are deferred until August 1, 2007, when adjusted monthly principal payments of $0.3 million per month will commence. As consideration for the forbearance Biovest granted to Laurus a non-cancelable royalty equal to three percent 3% of world-wide net sales of AutovaxID instruments for a period of five years commencing on the earlier of May 31, 2007 or the completion of a long term financing by Biovest. Under the terms of the royalty agreement Biovest’s royalty payments to Laurus are required to aggregate a minimum of $8.0 million with $0.5 million of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due at the end of the five year royalty term. In addition, upon satisfaction of certain conditions of the Letter Agreement, Laurus consented to Biovest seeking and, if available, entering into bridge loans in an aggregate amount of up to $7.0 million.

•

The Note will become due and payable on March 31, 2009, provided that any portion of the principal amount not contained in the Restricted Account will be amortized in equal monthly payments of principal and interest beginning on July 1, 2006 and ending on the maturity date. The initial monthly payment amount will be $9,060.61 per month, provided that as amounts are released from the Restricted Account from time to time, such amounts will be added to the amortizing portion of the Note, and the monthly payments will increase accordingly. The Note can be prepaid by Biovest at any time without penalty.

•

The outstanding principal amount of the Note will bear interest at a rate equal to the greater of the prime rate plus 2% or 9% per annum, except that any portion of the principal amount contained in the Restricted Account will bear interest at prime rate.

•

Sixty-four percent (64%) of the Note is guaranteed by us. We also have a separate credit facility with Laurus pursuant to which we pledged our assets as collateral, and pursuant to the Transaction documents, this pledge of collateral by us will also secure our guarantee of the Note. Additionally, all of the assets of Biovest, including its intellectual property and the stock of Biovax, Inc. subsidiary, were pledged by Biovest as collateral of the Note and Obligations to Laurus.

•	The Warrant provides that Laurus may purchase up to 18,087,889 shares of Biovest’s common stock at an exercise price equal to $.01 per share. The Warrant will expire on March 31, 2021.

•

In connection with the Transaction, Laurus and Biovest entered into a registration rights agreement providing that Laurus will have the right to require Biovest to file a registration statement with the U.S. Securities and Exchange Commission to register the resale of the shares issuable to Laurus pursuant to the exercise of the warrant. Biovest will be required to file such registration statement within sixty (60) days after written demand by Laurus, provided that in no event will Biovest be required to file such registration statement earlier than ninety (90) days after the closing of the Transaction.

The note payable provides for monthly payment provisions, a variable interest feature that includes a cap of 9.0% and a default put at 130% of face value for certain contingent events, including service defaults and changes in control, for the amortizing portion of the arrangement; these features are not present for unreleased, non-amortizing balances. We evaluated all terms and conditions of the amortizing notes for indications of embedded derivative financial instruments. While the interest rate cap was found to be clearly and closely related to the host instrument, we determined that the default put did not meet the clearly and closely related criteria as provided in FASB 133 Derivative Financial Instruments. Accordingly, upon release of funds underlying the first tranche, we reclassified an amount of $306,750 which represents the estimated fair value of the default put liability to derivative liability. Upon release of funds under the second tranche, we reclassified $122,700 to derivative liability. The default liability is initially and subsequently carried at fair value with changes recorded in income. Accordingly, approximately $407,000 is recorded as a derivative liability in the accompanying balance sheet on September 30, 2007.

New Market Tax Credit Financing. On April 25, 2006, Biovest through its wholly owned subsidiary, Biovax, Inc. (“Biovax”) closed a financing transaction (“Transaction I”) that was structured in an effort to obtain certain perceived advantages and enhancements from the New Markets Tax Credit (“NMTC”) regulations adopted under the auspices of the United States Department of the Treasury in 2002 to provide incentive for investing in businesses located in “qualifying census tracts,” or areas with a median income below the poverty line. The NMTC was provided for in the Community Renewal Relief Act of 2000 (the “Act”) and permits taxpayers (whether companies or individuals) to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of Community Development Entities (“CDE”). CDE are privately managed investment institutions that are certified to make Qualified Low-Income Community Investments (“QLICI”). Biovax is a qualified, active low-income business and is eligible to receive investment capital under the NMTC regulations.

The following parties were involved in Transaction I: Accentia Biopharmaceuticals, Inc., Biovest’s majority shareholder (“Accentia”), Biolender, LLC (“Biolender”), Biovax Investment Corp., Biovax Investment, LLC (“Fund”), U.S. Bancorp Community Investment Corporation (“US Bancorp”), Telesis CDE Two, LLC (“CDE”), Telesis CDE Corporation, Biovax, Inc., and Laurus Master Fund, Ltd. (“Laurus”).

Previously, on March 31, 2006 in contemplation of the Transaction, Biovest closed a financing transaction with Laurus pursuant to which Laurus purchased from Biovest a secured promissory note in the principal amount of $7,799,000 (the “Laurus Note”). Under the terms of the Laurus Note, $7.5 million of the principal amount was deposited into a restricted bank account of Biovest (the “Restricted Account”) pursuant to a restricted account agreement between Biovest and Laurus. Accentia, Analytica International, Inc. (formerly The Analytica Group, Inc.) and Laurus also entered into an Amended and Restated Stock Pledge Agreement pledging Accentia’s shares of TEAMM Pharmaceuticals, Inc., Analytica International, Inc., Biovest and others (including AutovaxID and Biolender II, who were added as obligors by way of joinder) to secure the obligations owed to Laurus as a result of the Laurus Note and Transaction.

In contemplation of Transaction I, Biovest and Biovest’s parent company formed Biolender, LLC as a Delaware limited liability company. On April 21, 2006, 2.5 million was released from the Restricted Account created under the Laurus Note.

These proceeds were used to purchase a 29.5% equity investment in Biolender for $2.5 million. Accentia used the proceeds of a $6.0 million intraday loan from First Bank to purchase the remaining 70.5% equity interest in Biolender. On April 27, 2006, Biovest redeemed 10 million shares of its common stock owned of record by Accentia for a $6.0 million cash payment which equaled the market price of $0.60 per share. Accentia used the proceeds of the stock redemption to repay its intraday loan due First Bank. Subsequently, on October 31, 2006, Biovest entered into a Purchase Agreement with Accentia whereby Biovest purchased Accentia’s 70.5% ownership interest in Biolender. In consideration of the sale of this interest in Biolender, Biovest issued to Accentia ten million shares of common stock, representing the negotiated value of the purchased interest (Note 23).

In contemplation of Transaction I, Biovax Investment, LLC (the “Fund”) was established. U.S. Bancorp invested $3.6 million for a 99% equity interest in the Fund. Biovax Investment Corp., the Fund manager, invested an additional $100 for the remaining 0.01% equity interest. On April 25, 2006, Biolender loaned the Fund $8.5 million pursuant to a 5.18%, annual rate, senior secured, convertible note receivable, due October 27, 2013. Interest on the note is payable as follows: (i) 0.64% interest per annum, non-compounding, shall be payable on the first day of each calendar month until October 27, 2013; and (ii) any remaining accrued and unpaid interest shall be payable in one installment on October 27, 2013. The note is convertible at the option of the fund into shares of Biovest’s common stock near the maturity date.

The proceeds received by the Fund from the aforementioned financing transactions were used to make a contemporaneous 99.99% equity investment in Telesis CDE II, LLC ($12 million) and payment for associated management, legal and accounting fees ($0.1 million). The $12 million investment by the Fund to the CDE constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”), resulting in $4.7 million in tax credits.

Telesis CDE II, LLC is a Community Development Entity that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by Telesis CDE Corporation, a private financial institution. Telesis CDE Corporation paid $1,200 in consideration for its 0.01% interest in the CDE. Telesis CDE II, LLC, upon receipt of its equity funding, contemporaneously issued $11.5 million to Biovax for a 1.0% convertible promissory note payable, due October 27, 2013. The convertible promissory note is convertible into common stock at the option of Telesis CDE II, LLC within 5 days of the maturity date at a conversion price equaling the then trading market price of the common stock. The overall arrangement provides that in the event Telesis CDE II, LLC converts the note payable, the aforementioned note receivable is subject to immediate conversion at the same conversion price. Biovest also issued to Telesis CDE Corporation warrants to purchase 1.2 million shares of Biovest’s common stock over a period of nine-years at a fixed price of $1.30. These warrants are reflected as an equity financing cost in stockholders’ equity at a fair value of $517,000 computed using the Black-Scholes option pricing model. Accentia also issued warrants to Telesis CDE Corporation to purchase 0.2 million shares of Accentia’s common stock over a period of seven years at a fixed price of $9.00.

Other salient terms and conditions of Transaction I are as follows:

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Under an Asset Purchase and Sale Agreement dated as of April 18, 2006, Biovest transferred all or substantially all of the assets of its vaccine manufacturing business situated at 377 Plantation Street, Worcester, Massachusetts (the “Plant” and the assets hereinafter the “Equipment”) and its rights under that certain lease agreement for the Plant and that certain letter of intent with the landlord to potentially lease additional space adjacent to the Plant (collectively the “Leasehold”) to Biovax. As full purchase price for the Equipment, Biovax paid Biovest $1.5 million and assumed certain liabilities, including a portion of a demand note payable to Accentia. In addition, Biovax advanced rental payments for the Leasehold in the amount of $4.5 million. Under the Asset Purchase Agreement, Biovest is required to treat the advance as unrestricted and non-segregated funds provided that Biovest uses the funds to make all required lease payments. Finally, Biovax also hired all of Biovest’s employees that are related to the vaccine manufacturing business and assumed responsibility for all accrued vacation time and the maintenance of existing health and other benefits.

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The tax credits arising from this transaction were fully assigned to US Bancorp. Biovest, its subsidiaries and certain related parties (also see 3, below) have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by Biovest. Biovax, Inc., Biovest’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) Biovax shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the Biovax (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for Biovax by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to collectibles (as defined in Section 408(m)

(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of Biovax will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of Biovax’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of Biovax will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code)

will not be an activity of Biovax; (x) Biovax will generate revenues by the date of April 25, 2009; (xi) Biovax shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) Biovax will not be a bank, credit union or other financial institution; (xiii) Biovax will not maintain a qualified low-income building under Section 42 of the Code; (xiv) Biovax will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of Telesis CDE II, LLC; and (xv) Biovax and Biovest will operate consistently with the Asset Purchase and Sale Agreement between Biovax and Biovest, and will not amend such agreement without prior written consent of Telesis CDE II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $4.7 million (representing 39% of the $12.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within Biovest’s control. Therefore, this potential liability is not reflected in the financial statements.

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In connection with the NMTC financing, Biovest and US Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to Biovest near the maturity of the instruments at a price of $180,000. Biovest has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. Biovest utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, Biovest, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($180,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The present value associated with the put option and included in the September 30, 2007 balance sheet is approximately $98,000.

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Biovest, its subsidiaries and certain related parties have entered into a guarantee arrangement with Telesis CDE II, Inc. for the debt service of Biovax. In addition, Accentia has partially guaranteed debt service with limitations established at no greater than $60,000 each year the instrument is outstanding. Biovest issued warrants to purchase 1.0 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $460,000 was charged to expense upon issuance. Biovest also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

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Various legal and accounting fees of $757,000 involved in structuring this transaction were recorded as deferred financing costs and will be amortized over a period of seven and one half years, representing the duration of both convertible notes issued by the Fund and Biovax, Inc.

On December 8, 2006, Biovest through its wholly owned subsidiary, AutovaxID, Inc. (“AutovaxID”) closed a second New Market Tax Credit financing transaction (“Transaction II”). The following parties were involved in Transaction II: AutovaxID, Accentia, Biolender II, LLC (“Biolender II”), St. Louis New Market Tax Credit Fund II, LLC, St. Louis Development Corp., AutovaxID Investment LLC (“Leverage Fund”), U.S. Bancorp, and Laurus.

On December 8, 2006, Accentia loaned to Biovest $3.1 million pursuant to a Secured Promissory Note (the “Accentia Note”). Under the terms of the Accentia Note, interest shall accrue at a rate equal to prime rate, payable upon demand of Accentia. Biovest shall pay principal and interest as follows: (a) $1.1 million was paid to Accentia upon the closing of the Transaction and (b) the remaining $2.0 million of principal and all accrued and unpaid interest shall be paid by Biovest upon demand by Accentia.

In contemplation of Transaction II, Biovest formed Biolender II, LLC as a Delaware limited liability company. On December 8, 2006, $2.5 million was released from the Restricted Account created under the Laurus Note, which together with the amount loaned to Biovest under the Accentia Note funded the purchase of a 100% equity interest in Biolender II for the benefit of Biovest. The entire equity interest of $5.6 million in Biolender II owned by Biovest has been pledged to Laurus as collateral to secure the Laurus Note.

In contemplation of Transaction II, AutovaxID Investment, LLC was established. U.S. Bancorp invested $2.4 million for a 100% equity interest in the Leverage Fund. Additionally, Biolender II and the Leverage Fund entered into a Loan and Security Agreement pursuant to which Biolender II made a loan to the Leverage Fund in the principal amount of $5.6 million (the “Leverage Loan”), evidenced by a promissory note dated December 8, 2006 payable from the Leverage Fund to Biolender II (the “Leverage Note”). The Leverage Note becomes due on June 9, 2014, and bears an interest rate of 8%, non-compounding. Payment of interest is due annually on the first calendar day of each year through maturity. The outstanding principal amount on the Leverage Loan and any unpaid interest is due on maturity in cash.

The proceeds received by the Leverage Fund from U.S. Bancorp and Biolender II were used to make a contemporaneous 99.99% equity investment in St. Louis New Market Tax Credit Fund II, LLC. The $8.0 million investment by the Leverage Fund to St. Louis New Market Tax Credit Fund II, LLC constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended, resulting in $3.12 million in tax credits which were allocated to U.S. Bancorp. All of the Leverage Fund’s interest in St. Louis New Market Tax Credit Fund II, LLC has been pledged to Biolender II as collateral for the Leverage Loan.

St. Louis New Market Tax Credit Fund II, LLC is a Community Development Entity (“CDE”) that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by St. Louis Development Corporation, a not-for-profit corporation organized in Missouri. St. Louis Development Corporation paid $1,000 in consideration for its 0.01% interest in the CDE. St. Louis New Market Tax Credit Fund II, LLC, upon receipt of its equity funding, contemporaneously issued a QLICI to AutovaxID, evidenced by a $7.7 million Subordinated Promissory Note dated as of December 8, 2006 and described in more detail below.

Other salient terms and conditions of Transaction II are as follows:

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Under a License and Asset Purchase Agreement dated as of December 8, 2006, Biovest granted a nonexclusive license to the intellectual property enabling AutovaxID to manufacture and sell automated cell culture instruments in the United States, Canada and Mexico (the “License”), which license became exclusive upon the occupancy by AutovaxID of a space located at 1031 Macklind Avenue, St. Louis, Missouri (the “New Plant”) in June 2007. As full purchase price for the License and related business opportunity, AutovaxID paid Biovest $5.6 million. Biovest also agreed to sell AutovaxID certain equipment upon the occupancy by AutovaxID of the New Plant for the fair market value of $0.5 million.

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The CDE Loan has a principal amount of $7.7 million and matures on December 8, 2036. Pursuant to a call right, for a period of six months starting on December 8, 2013, the CDE will have the right to call for the repayment of the CDE Loan in the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan. Interest on the outstanding principal amount of the CDE Loan shall accrue at the rate of 5.82% per annum, non-compounding and shall be payable in arrears on an annual basis commencing on January 2, 2007 and continuing until maturity. The CDE Loan is guaranteed by Biovest.

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The CDE Loan is secured by second lien on all assets of AutovaxID for the benefit of the CDE pursuant to a Second-Lien Security Agreement between AutovaxID and the CDE dated as of December 8, 2006. Laurus has a senior lien on the assets of AutovaxID through the security agreement from Biovest to Laurus, which AutovaxID joined by way of a Joinder Agreement.

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The CDE Loan shall be due and payable by AutovaxID in full on the maturity date of the CDE Loan. However, if the CDE exercises its call right pursuant to the CDE Loan, then the CDE Loan becomes due and payable on the date of such call for the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan, together with all accrued but unpaid interest.

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AutovaxID does not have the right to prepay the CDE Loan prior to June 8, 2014. AutovaxID does have the right to prepay the CDE Loan after this date, provided that (i) it prepays the entire CDE Loan amount, (ii) the CDE consents to such prepayment and USBCIC and the managing member of the CDE agree on the reinvestment of such proceeds in an alternative investment that would qualify as a QLICI and (iii) AutovaxID or the Individual Guarantors (as defined below) under the Tax Credit and Reimbursement and Indemnity Agreement pay to USBCIC the recapture amount so specified is such agreement.

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All indebtedness owed by AutovaxID and its subsidiaries to the CDE, including its right to receive payments of principal and interest under the CDE Loan, is expressly subordinate to the extent set forth under the Telesis Subordination Agreement dated as of December 8, 2006 entered into by Laurus, the CDE, USBCIC, AutovaxID and Biovest.

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The tax credits arising from this transaction were fully assigned to US Bancorp. Biovest, its subsidiaries and certain related parties (also see 3, below) have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by Biovest. AutovaxID, Inc., Biovest’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) AutovaxID shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the AutovaxID (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for AutovaxID by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of AutovaxID will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of AutovaxID’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of AutovaxID will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of AutovaxID; (x) AutovaxID will generate revenues by the date of December 8, 2009; (xi) AutovaxID shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) AutovaxID will not be a bank, credit union or other financial institution; (xiii) AutovaxID will not maintain a qualified low-income building under Section 42 of the Code; (xiv) AutovaxID will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of St. Louis New Market Tax Credit Fund II, LLC; and (xv) AutovaxID and Biovest will operate consistently with the License and Asset Purchase Agreement between AutovaxID and Biovest, and will not amend such agreement without prior written consent of St. Louis New Market Tax Credit Fund II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $3.12 million (representing 39% of the $8.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within Biovest’s control. Therefore, this potential liability is not reflected in the financial statements.

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In connection with the NMTC financing, Biovest and U.S. Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to Biovest’s subsidiary, Biolender II starting on December 9, 2013 and ending three months thereafter at a price of $120,000. Furthermore, under a Purchase Option Agreement, for a three month period after the expiration of the put option and to the extent that the put option was not exercised, Biolender II will have the option to purchase U.S. Bancorp’s equity interests in the Leverage Fund based on the fair market value of the equity interests at that time. Biovest has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. Biovest utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, Biovest, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($120,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The present value associated with the put option and included in the September 30, 2007 balance sheet is approximately $61,000.

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Biovest, its subsidiaries and certain related parties have entered into a guarantee arrangement with St. Louis New Markets Tax Credit Fund II, LLC for the debt service of AutovaxID. Biovest issued warrants to purchase 2.6 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $1.4 million was charged to expense upon issuance. Biovest also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

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Various legal and accounting fees of $649,000 involved in structuring this transaction were recorded as deferred financing costs and will be amortized over a period of seven and one half years, representing the duration of the note issued by AutovaxID Investment, LLC and payable to Biolender II, LLC.

Loans from Pulaski Bank. On January 16, 2007, Biovest closed an amended and restated loan transaction (the “Loan”) with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”), pursuant to which Pulaski loaned the sum of $1 million to Biovest pursuant to an unsecured Promissory Note (the “Note). The maturity date of this Note (pursuant to an extension) is December 31, 2007. Biovest issued warrants to purchase 25,000 shares of Biovest’s common stock as a loan origination fee. The Note is guaranteed by entities and individuals affiliated with the Company or Biovest. Biovest has entered into Indemnification Agreements with each of the guarantors. Biovest issued to the guarantors warrants to purchase an aggregate total of 1,388,636 shares of Biovest’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Warrants”). The Warrants will expire on January 15, 2012. Under the terms of the Warrants, the guarantors shall have piggy-back registration rights for the shares underlying the Warrants. The Note is an unsecured obligation of Biovest and is subordinated to Biovest’s outstanding loan to Laurus.

On March 22, 2007, Biovest entered into a short term financing transaction (the “Loan”) with Pulaski, pursuant to which Pulaski agreed to loan up to $750,000 to Biovest pursuant to an unsecured Promissory Note (the “Note). The Note as extended, with interest at the rate of the prime rate minus .05% (7.75% per annum initially) became due on May 21, 2007. On May 3, 2007, Biovest entered into a renewal of the Note, pursuant to which Pulaski and Biovest extending the maturity date of the Note from April 22, 2007 to May 21, 2007. In consideration of this extension, Biovest paid additional closing fees relating to the loan transaction. The Note’s maturity date subsequently been extended to December 31, 2007. The Note is guaranteed by entities and individuals affiliated with Biovest. Biovest has entered into Indemnification Agreements with each of the guarantors. Biovest issued to the guarantors warrants to purchase an aggregate total of 409,090 shares of Biovest’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Guarantor Warrants”). The Guarantor Warrants will expire on March 21, 2012. Under the terms of the Warrants, the guarantors shall have piggy-back registration rights for the shares underlying the Warrants. Under the terms of the Note, $18,750 out of the gross proceeds of the Initial Borrowing was paid to Pulaski to cover closing fees relating to the transaction. The Company issued to Pulaski a warrant (the “Pulaski Warrant”) to purchase up to 25,000 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share. The Pulaski Warrant will expire on March 21, 2012. Under the terms of the Pulaski Warrant, Pulaski shall have piggy-back registration rights for the shares underlying the Warrant.

Biovest intends to pursue a partial paydown and restructure of the total Pulaski indebtedness and has commenced discussions with Pulaski to accomplish such restructure of the Pulaski debt to long-term status.

Loans from McKesson Corporation. On September 29, 2006, we made a $0.4 million payment to the McKesson Corporation (“McKesson”) to extinguish all remaining outstanding debt and accrued interest with McKesson.

Line of Credit with Hopkins Capital Group II, LLC. In June 2005, we borrowed an aggregate of $0.6 million in the form of a bridge loan from The Hopkins Capital Group II, LLC (“Hopkins II”). Dr. Francis E. O’Donnell, Jr., our Chief Executive Officer and Chairman, is the sole member of Hopkins II, and several irrevocable trusts established by Dr. O’Donnell collectively constitute the largest equity owners of Hopkins II. The June 2005 bridge loan was evidenced by an unsecured interest-free promissory note that was due on the earlier of August 31, 2005 or the closing of this offering. A total of $0.6 million in principal was outstanding under this bridge loan as of June 30, 2005, and from July 1, 2005 through August 16, 2005, additional advances in the amount of $3.6 million were made by Hopkins II under this loan.

In August 2005, we consolidated these borrowings into a new bridge loan agreement with Hopkins II that provided for the Company to have aggregate borrowing availability of up to $7.5 million in principal amount at an interest rate of 4.25% per annum (the “Line of Credit”). In connection with this agreement, the $4.2 million advanced under the previous Hopkins II bridge loans was converted into an obligation under the Line of Credit. The Line of Credit (including all accrued interest) will become due upon the earlier of December 31, 2008 or the completion by our company of a debt or equity financing that results in proceeds of more than $35.0 million (net of underwriting discounts, commissions, or placement agent fees). We may prepay the bridge loan at any time without penalty or premium. Notwithstanding the foregoing, on the date on which the Line of Credit becomes due or on which we desire to prepay the loan, we must not be in default under our credit facility with Laurus, and the remaining balance under the Laurus credit facility at such time must be $2.5 million or less. If both of these conditions are not satisfied, then the Line of Credit will not become due and cannot be paid until the first day on which both of these conditions are satisfied. Currently, the amount due Laurus under the Laurus credit facility exceeds $2.5 million.

Under the August 2005 Line of Credit with Hopkins II, the Company has borrowed $1.7 million as of September 30, 2007 and subsequent to this date has made payments to Hopkins II of $.7 million. As of December 27, 2007, we have the right to borrow up to $6.5 million in the aggregate upon ten days’ prior written notice to Hopkins II. Provided, however, that our right to borrow any amounts in excess of $5.0 million is conditioned upon us either being in default under our credit facility with Laurus or having less than $5.0 million cash on hand at the time of the advance or with the consent of Laurus. Loan under the Line of Credit is unsecured and bears interest at a rate equal to 4.25% per annum, simple interest. No payments of principal or interest are due until December 31, 2008, maturity date of the loan. The Hopkins II Line of Credit is subordinate to the Laurus credit facility and the McKesson loans, provided that we may repay the bridge loan prior to the full satisfaction of our obligations to Laurus so long as the above-described conditions are satisfied.

On May 15, 2006, Hopkins II elected to convert $3.3 million of outstanding principal and interest into 412,892 shares at $8.00 per share which was an approximate 40% premium over the market price at conversion. Giving effect to this conversion, the outstanding balance on September 30, 2007 was $1.7 million.

Credit Facility with Southwest Bank of St. Louis f/k/a Missouri State Bank. In addition to the Laurus credit facility, in December 2005, we secured a $3.0 million subordinated revolving credit agreement with Southwest Bank of St. Louis f/k/a Missouri State Bank and Trust Company. In March of 2006 we were granted an incremental $1.0 million expansion of the existing credit facility, bringing to total credit facility to $4.0 million. This loan bears interest at prime per annum and has a March 31, 2008 maturity date. The agreement is secured by the accounts receivable and inventory of our Accentia Pharmaceuticals subsidiary. Additionally, the agreement is secured by assets and personal guarantees of the Francis E. O’Donnell Jr. Irrevocable Trust #1, Steven Stogel and Dennis Ryll (shareholders of our company). As of September 30, 2007, all of the $4.0 million credit facility had been drawn and was outstanding.

Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

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our cash flow may be insufficient to meet our required principal and interest payments; and we may default on our obligations and the lenders may foreclose on their security interests that secure their loans.

Private Placement of Convertible Debentures

September 2006 Private Placement

On September 29, 2006, we entered into definitive agreements relating to a private placement (the “September 2006 Private Placement”) of $25.0 million in principal amount of 8% Secured Convertible Debentures due September 29, 2010 (the “September 2006 Debentures”). The September 2006 Private Placement resulted in gross proceeds of $23.5 million after placement agent fees of $1.5 million but before other expenses associated with the transaction. To secure certain amounts payable by us to Laurus, our senior lender, a total of $7.3 million of the proceeds from the September 2006 Private Placement were placed into an escrow account and paid to Laurus when certain amounts become due under our credit facility with Laurus. Total conversions of principal to common stock of approximately $12.1 million occurred during the twelve months ending September 30, 2007 and were exchanged for 4,808,382 shares of common stock upon conversion.

The September 2006 Debentures will be convertible at any time at the option of the holder into shares of our common stock at $2.60 per share, subject to adjustment for stock splits, stock dividends, and the like. In the event that we issue or grant in the future any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted September 2006 Debentures will be decreased to equal such lower price. The September 2006 Debentures are also exchangeable for shares of common stock of Biovest held by us at an exchange price of $1.00 per share, subject to adjustment for stock splits, stock dividends, and the like, at any time after the earlier to occur of (i) September 29, 2007 or (ii) such time as the closing price of Biovest’s common stock exceeds $2.25 for each of 20 consecutive trading days, subject to certain volume requirements and other conditions. In the event that Biovest issues or grants in the future any rights to purchase any of Biovest’s common stock, or other security convertible into Biovest’s common stock, for a per share price less than the exchange price then in effect, the exchange price for all unconverted September 2006 Debentures will be decreased to equal such lower price. The above-described adjustments to the conversion price or exchange price for future stock issuances by us or Biovest will not apply to certain exempt issuances, including stock issuances pursuant to employee stock option plans and strategic transactions.

Prior to maturity the September 2006 Debentures will bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in shares of our common stock. Our ability to pay interest with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. Shares delivered in payment of interest will be valued at 90% of the average of the daily volume weighted average price of the shares for the 20 trading days prior to the interest payment date. From and after an event of default under the September 2006 Debentures and for so long as the event of default is continuing, the September 2006 Debentures will bear default interest at a rate of 18% per annum.

Beginning October 1, 2007, and on the 1st of each month thereafter, we are required to redeem 1/37th of the face value of the September 2006 Debentures in cash or, at our election, with shares of our common stock, shares of Biovest common stock held by us, or a combination thereof. Our ability to pay interest with shares of our or Biovest common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. Any payment in common stock of either us or Biovest may not exceed 15% of the total dollar traded volume in the applicable stock for the 20 trading days prior to the amortization payment. Any of our common stock or Biovest common stock delivered in satisfaction of an amortization payment will be valued at the lesser of (i) the conversion price or the exchange price, as the case may be, in effect at the time of the amortization payment or (ii) 90% of the average of the daily volume weighted average price of the applicable shares for the 20 trading days prior to the amortization payment. Any unconverted September 2006 Debentures will become due on September 29, 2010.

In the event that the average of the daily volume weighted average price of the shares of our common stock for any 20 consecutive trading days exceeds $6.50, we will have the right, but not the obligation, to require the holders of the September 2006 Debentures to convert into our common stock at the conversion price then in effect up to 50% of any outstanding September 2006 Debentures (or 100% of any outstanding September 2006 Debentures, in the event that the average of the daily volume weighted average price of the shares of our common stock for any 20 consecutive trading days exceeds 300% of the then-effective conversion price). Such a mandatory conversion is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares into which the September 2006 Debentures are converted and certain minimum trading volumes in the stock to be issued. The registration statement was declared effective on November 17, 2006.

At any time beginning on the first anniversary of the effectiveness of a registration statement covering the resale of the shares of our common stock issuable upon conversion of the September 2006 Debentures, we may redeem, subject to specified conditions and upon 20 trading days’ written notice, any or all of the outstanding September 2006 Debentures for a redemption price of (i) cash of 120% of par plus accrued and unpaid interest on the September 2006 Debentures to be redeemed and (ii) warrants to subscribe for a number of shares of our common stock equal to the principal amount of the September 2006 Debentures to be redeemed, divided by the conversion price then in effect. Such warrants will have an exercise price equal to the average of the daily volume weighted average price for the shares of our common stock for the 20 trading day period immediately preceding the redemption and a term equal to the weighted average remaining term of the September 2006 Debentures.

As a part of the September 2006 Private Placement, we issued warrants to the purchasers of the September 2006 Debentures giving them the right to purchase up to an aggregate of 3,136,201 shares of our common stock at an exercise price of $2.75 per share, provided that such warrants may be alternatively exercised for shares of Biovest common stock held by us at an exercise price of $1.10 per share. The warrant exercise prices are subject to adjustment for stock splits, stock dividends, and the like. The warrants may not be exercised for any shares of Biovest common stock until the earlier to occur of (i) September 29, 2007 or (ii) such time as the closing price of Biovest’s common stock exceeds $2.25 for each of 20 consecutive trading days, subject to certain volume requirements and adjustments. In the event that we in the future issues or grants any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price then in effect, the exercise price of the warrant with respect to shares of our common stock will be reduced to equal such lower price and the number of shares of our common stock for which the warrant may be exercised will be increased so that the total aggregate exercise price remains constant. In the event that Biovest in the future issues or grants any rights to purchase any of Biovest’s common stock, or other security convertible into Biovest’s common stock, for a per share price less than the exercise price then in effect, the exercise price of the warrant with respect to shares of Biovest’s common stock will be reduced to equal such lower price. The foregoing adjustments to the exercise price for both our common stock and Biovest’s common stock for future stock issues will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions. In connection with the September 2006 Private Placement, we also issued to the placement agent for the transaction warrants to purchase an aggregate of 545,455 shares of our common stock at an exercise price of $2.75 per share. All of the warrants issued in connection with the September 2006 Debentures (including the warrants granted to the placement agent) will expire on September 29, 2011.

Prior to obtaining shareholder approval of the September 2006 Private Placement, the aggregate number of shares of our common stock issuable upon the conversion of any of the September 2006 Debentures and upon the exercise of any of the warrants was limited to 19.99% of the number of shares of our common stock outstanding on the date of the closing of the September 2006 Private Placement. However, shareholder approval of the September 2006 Private was obtained on February 28, 2007, so this limitation is no longer applicable. In addition, the total number of shares of Biovest common stock held by us that may be transferred to the investors in the September 2006 Private Placement pursuant to the September 2006 Debentures or associated warrants may not exceed 18,000,000 shares in the aggregate. Pursuant to a Pledge Agreement among us and all of the purchasers of the September 2006 Debentures, the September 2006 Debentures are also secured by these 18,000,000 shares of Biovest common stock held by the Company.

In connection with the September 2006 Private Placement, we and the purchasers of the September 2006 Debentures entered into a Registration Rights Agreement under which we were required, on or before November 1, 2006, to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the September 2006 Debentures and associated warrants and to use its best efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review). This registration statement was declared effective on November 17, 2006.

February 2007 Private Placement

On February 27, 2007, we entered into definitive agreements relating to a private placement (the “February 2007 Private Placement”) of $24.7 million in principal amount of 8% Secured Convertible Debentures due four years from the date of issuance (the “September 2006 Debentures”). The closing of the February 2007 Private Placement took place on February 28, 2007.

The February 2007 Debentures were issued pursuant to a Securities Purchase Agreement, dated February 27, 2007, among our company and the purchasers of the February 2007 Debentures. The principal purposes of the February 2007 Private Placement were to strengthen our cash position, support ongoing clinical development programs, and continue our strategy of acquiring late-stage drug candidates. The February 2007 Private Placement resulted in gross proceeds of $20.0 million before placement agent fees and other expenses associated with the transaction.

In connection with the February 2007 Private Placement, certain holders of September 2006 Debentures also agreed to purchase February 2007 Debentures in the February 2007 Private Placement, and such holders agreed to convert an aggregate of $13.0 million in principal amount of the September 2006 Debentures over a six-month period following the closing of the February 2007 Private Placement in accordance with the terms of the September 2006 Debentures, in exchange for which we issued to such holders a February 2007 Debenture with a principal amount equal to such purchaser’s investment amount in the February 2007 Private Placement multiplied by 1.38 (resulting in an original issue discount of an aggregate of $4.7 million in principal amount).

The February 2007 Debentures were convertible at any time at the option of the holder into shares of our common stock at an initial price of $4.00 per share, subject to adjustment for stock splits, stock dividends, and the like. However, the February 2007 Debentures provide that, in the event that the volume weighted average trading price of our common stock during the ten (10) trading days immediately prior to the earlier of (i) May 14, 2007 and (ii) the date on which shareholder approval of the February 2007 Private Placement (as described below) occurs (the “Reset Date”) is less than the then-effective conversion price, then the conversion price then in effect is automatically reduced to such lower price (the “Reset Price”). The Reset Price has been calculated at $2.67 per share, and therefore the conversion price of the February 2007 Debentures was reduced to $2.67 per share as of May 14, 2007. Also, in the event that we issue or grant in the future any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted February 2007 Debentures will be decreased to equal such lower price.

Prior to maturity, the February 2007 Debentures will bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in shares of our common stock. Our ability to pay interest with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. This registration statement was declared effective on July 17, 2007. Shares delivered in payment of interest will be valued at 90% of the average of the daily volume weighted average price of the shares for the 20 trading days prior to the interest payment date. All overdue accrued and unpaid interest and principal will bear default interest at a rate of 18% per annum.

Beginning on March 1, 2008, and on the 1st of each month thereafter, we may redeem 1/37th of the face value of the February 2007 Debentures in cash or, at our election, with shares of our common stock. Our ability to pay redemption payments with shares of our common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. No payment in common stock made by our company may exceed 15% of the total dollar traded volume in the applicable stock for the 20 trading days prior to the redemption payment. Any of our common stock delivered in satisfaction of an amortization payment will be valued at the lesser of (i) the conversion price or the exchange price, as the case may be, in effect at the time of the amortization payment or (ii) 90% of the average of the daily volume weighted average price of the applicable shares for the 20 trading days prior to the amortization payment. Any unconverted February 2007 Debentures will become due on the fourth anniversary of the issue date of the February 2007 Debentures.

In the event that the average of the daily volume weighted average price of the shares of our common stock for any 20 consecutive trading days exceeds $10.00, we will have the right, but not the obligation, to require the holders of the February 2007 Debentures to convert into our common stock at the conversion price then in effect up to 50% of any outstanding February 2007 Debentures (or 100% of any outstanding February 2007 Debentures, in the event that the average of the daily volume weighted average price of the shares of our common stock for any 20 consecutive trading days exceeds $12 per share). Such a mandatory conversion is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares into which the February 2007 Debentures are converted and certain minimum trading volumes in the stock to be issued.

At any time beginning on the first anniversary of the effectiveness of a registration statement covering the resale of the shares of our common stock issuable upon conversion of the February 2007 Debentures, we may redeem, subject to specified conditions and upon 20 trading days’ written notice, any or all of the outstanding February 2007 Debentures for a redemption price of (i) cash of 120% of par plus accrued and unpaid interest on the February 2007 Debentures to be redeemed and (ii) warrants to subscribe for a number of shares of our common stock equal to the principal amount of the February 2007 Debentures to be redeemed, divided by the conversion price then in effect. Such warrants will have an exercise price equal to the average of the daily volume weighted average price for the shares of our common stock for the 20 trading day period immediately preceding the redemption and a term equal to the weighted average remaining term of the February 2007 Debentures.

As a part of the February 2007 Private Placement, we issued warrants to the purchasers of the February 2007 Debentures initially giving them the right to purchase up to an aggregate of 2.2 million shares of our common stock at an exercise price of $4.25 per share (the “Long Term Warrants”) and an aggregate of 3.1 million shares of our common stock at an exercise price of $4.00 per share (the “Short Term Warrants” and, together with the Long Term Warrants, the “February 2007 Warrants”). As a result of reset provisions contained in such warrants similar to the reset provisions in the February 2007 Debentures, the Long Term Warrants issued in the transaction now represent the right to purchase up to an aggregate of 3,153,167 shares of our common stock at an exercise price of $2.94 per share, and the Short Term Warrants now represent the right to purchase up to an aggregate 4,670,412 shares of our common stock at an exercise price of $2.67 per share. The February 2007 Warrants are immediately exercisable, and the exercise prices for the February 2007 Warrants are also subject to adjustment for stock splits, stock dividends, and the like. In the event that we in the future issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price then in effect, the exercise price of the February 2007 Warrants will be reduced to equal such lower price and the number of shares of our common stock for which the February 2007 Warrant may be exercised will be increased so that the total aggregate exercise price remains constant. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions. All of the Long Term Warrants will expire on the fifth (5th) anniversary of the issue date of such warrants, and all of the Short Term Warrants will expire on the earlier of (i) the 60th day following the effective date of the registration statement described below (or, if later, the date on which shareholder approval of the February 2007 Private Placement is received) and (ii) the two year anniversary of the date of the warrant. In connection with the February 2007 Private Placement, we also issued to the placement agents for the transaction warrants to purchase an aggregate of 405,918 shares of our common stock at an exercise price of $4.00 per share.

Prior to obtaining shareholder approval of the February 2007 Private Placement, the aggregate number of shares of our common stock issuable upon the conversion of any of the February 2007 Debentures and upon the exercise of any of the February 2007 Warrants is limited to 19.99% of the number of shares of our common stock outstanding on the date of the closing of the February 2007 Private Placement. However, shareholder approval of the February 2007 Private Placement was obtained on May 14, 2007, so this limitation no longer applies.

In connection with the February 2007 Private Placement, we entered into a Registration Rights Agreement under which we filed a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the February 2007 Debentures and Warrants. The registration statement was declared effective on July 17, 2007. Included in the registration statement are short term warrants which were to expire on September 15, 2007; however, they were extended through October 19, 2007.

Cash Resources

At September 30, 2007, our cash, cash equivalents and current restricted cash totaled $4.1 million. Excluding restricted cash, our cash and cash equivalents were $1.6 million at September 30, 2007 compared with $15.4 million at September 30, 2006. Restricted cash for September 30, 2007 totals $2.5 million held in escrow for payment of principal and interest coming due in 2008.

We have lines of credit with Hopkins II and with Laurus which subject to compliance with borrowing requirements may represent additional cash resources of approximately $6.5 million from Hopkins II and $2.7 million from Laurus as of December 27, 2007.

Cash Flows for the Year Ended September 30, 2007

For the year ended September 30, 2007, we used $37.5 million in cash to fund our operating activities of which $10.8 million was Biovest’s use for operating activities. The use for operating activities included a net loss of $76.0 million, a net increase in inventory and inventory deposits of $0.9 million, $0.6 increase in accounts receivable, a decrease in accrued expenses of $1.8 million, payment for prepaid expenses of $0.2 million, and a net change in unbilled revenues and unearned revenue of 1.2 million, offset by an $5.1 million increase in accounts payable.

The use of cash was offset by non-cash increases of approximately $38.2 million related to an $11.8 million loss on extinguish of debt, $8.8 million loss on financing transaction, $4.6 million convertible debenture inducement loss, $3.6 million for impairment of asset, $5.5 million accretion of debt discount, $0.3 million accretion of royalty liability, $4.9 million for change in fair market value of convertible debentures, $2.4 million of stock-based compensation, $1.2 million in loss on sales of assets, $1.0 million of amortization, $0.6 million of depreciation, offset by a $10.4 derivative gain, and $0.7 million non-controlling interest in loss of variable interest entities.

We had net cash flows from investing activities of $0.9 million in the year ended September 30, 2007, primarily consisting of $2.4 million proceeds from restricted cash, and $4.8 million in proceeds from the sale of assets. This was offset by payments for improvements to our Worchester laboratory facility, computer equipment, and office improvements of $0.8 million, and $5.5 million in cash used primarily to acquire product rights for SinuNase and AllerNase.

We had net cash flows from financing activities of $22.8 million in the year ended September 30, 2007. Proceeds from convertible debentures were $18.8 million, proceeds from notes payable were $3.0 million, proceeds from the exercise of stock options and warrants were $2.0 million, and net proceeds from lines of credit were $3.7 million, Proceeds from non-controlling interest’s capital contributions in December 2006 of $2.4 million related to the second New Market Tax Credit transaction. We made payments on our notes payable and long-term debt of $6.9 million, and paid related party payables of $0.1 million.

Our net working capital deficit at September 30, 2007 increased from September 30, 2006 by $34.2 million to $53.1 million, which was attributed largely to our fiscal 2007 loss offset by the net cash flows from our financing activities.

Funding Requirements

We expect to devote substantial resources to further our commercialization efforts for our late-stage clinical products in our Biopharmaceutical Products and Services division, including regulatory approvals of SinuNase, BiovaxID and Revimmune, as well as the commercial launch of Allernase. Our future funding requirements and our ability to raise additional capital will depend on factors that include:

•	the timing and amount of expense incurred to complete our clinical trials;

•	the costs and timing of the regulatory process as we seek approval of our products in development;

•	the advancement of our products in development;

•	the timing, receipt and amounts of milestone payments to our existing development partners;

•

our ability to generate new relationships with industry partners whose business plans seek long-term commercialization opportunities which allow for up-front deposits or advance payments in exchange for license agreements;

•	the timing, receipt and amount of sales, if any, from our products in development in our Biopharmaceutical Products and Services segment;

•	the timing, receipt and amount of sales in our Specialty Pharmaceuticals segment;

•	the cost of manufacturing (paid to third parties) of our licensed products, and the cost of marketing and sales activities of those products;

•	the continued willingness of our vendors to provide trade credit on historical terms;

•	the costs of prosecuting, maintaining, and enforcing patent claims, if any claims are made;

•	our ability to maintain existing collaborative relationships and establish new relationships as we advance our products in development; and

•	the receptivity of the financial market to biopharmaceutical companies.

Contractual Obligations and Off-Balance Sheet Arrangements

The following chart summarizes our contractual payment obligations as of September 30, 2007. The long- and short-term debt is reflected as liabilities on our consolidated balance sheet as of September 30, 2007. Operating leases are accrued and paid on a monthly basis.

The other contractual obligations reflected in the table include obligations to purchase product candidate materials contingent on the delivery of the materials and to fund various clinical trials contingent on the performance of services. These obligations also include long-term obligations, including milestone payments that may arise under agreements that we may terminate prior to the milestone payments being due. The table excludes contingent royalty payments that we may be obligated to pay in the future.

	Payments Due by Period
	Less than One Year	One to Two Years	Three to Five Years	After Five Years	Total
	(in thousands)
Long-term debt (a)	$43,363	$27,293	$3,130	$—	$73,786
Employment agreements	2,250	2,205	—	—	4,455
Operating lease agreements	2,346	3,653	766	—	6,765

	$47,959	$33,151	$3,896	$—	$85,006

(a)	Includes interest on long-term debt.

The above table does not include any additional amounts that we may be required to pay under license or distribution agreements upon the achievement of scientific, regulatory, and commercial milestones that may become payable depending on the progress of scientific development and regulatory approvals, including milestones such as the submission of drug approval applications to the FDA and approval of such applications. While we cannot predict when and if such events will occur, depending on the successful achievement of such scientific, regulatory and commercial milestones, we may owe up to $1.3 million in fiscal year 2008.

Under the September 2004 Royalty Stream Purchase Agreement with Pharmaceutical Products Development (“PPD”), as described above, if PPD does not receive at least $2.5 million in royalties from SinuNase under this agreement by 2009, then PPD has the right to terminate the agreement. In the event of such a termination, we will be required to refund the $2.5 million that PPD paid to us upon the execution of the agreement in consideration of the future royalty rights granted to them under the agreement.

During the twelve months ended September 30, 2007, we paid to Collegium Pharmaceutical, Inc. a $0.3 million milestone payment for the successful completion of a 3-month stability study for AllerNase, an intra-nasal steroid which we have under development.

We do not maintain any off-balance sheet financing arrangements.

Recent Accounting Pronouncements

In September 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 (“FAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current valuation and accounting practices. For fiscal years beginning after November 15, 2007, the Company will be required to implement FAS 157 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in the financial statements. FAS 157 implementation for other non-financial assets and liabilities has been deferred to fiscal years beginning after November 15, 2008. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management is currently assessing the impact, if any, the adoption of FAS 157 will have on the consolidated financial statements of the Company.

In February, 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including and amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the adoption of FAS 159, and the effect, if any, on the Company’s financial position or results of operations.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management believes the adoption of FIN 48 on October 1, 2007 will have no impact on the Company’s financial position and operative results.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to various market risks as a part of our operations, and we anticipate that this exposure will increase as a result of our planned growth. In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so. These may take the form of forward sales contracts, option contracts, foreign currency exchange contracts, and interest rate swaps. We do not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rates

Some of our funds may be invested in short-term, interest-bearing, investment grade securities. The value of these securities will be subject to interest rate risk and could fall in value if interest rates rise. Due to the fact that we hold our excess funds in cash equivalents, a 1% change in interest rates would not have a significant effect on the value of our cash equivalents.

Foreign Exchange Rates

While we have operations in Germany, these operations are not significant to our overall financial results. Therefore, we do not believe fluctuations in exchange rates would have a material impact on our financial results.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

The financial statements required by this item are located in Item 15 of this report.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures. Our management, with the participation of our principal executive officer and principal financial officer, have evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this quarterly report (the “Evaluation Date”). Based on such evaluation, our principal financial officer and principal executive officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective and designed to ensure that the information relating to our company (including our consolidated subsidiaries) required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the requisite time periods.

(b) Changes in Internal Controls. There was no change in our internal control over financial reporting (as defined in Rules 13a–15(f) and 15d-15(f) under the Exchange Act) that occurred during the periods covered by this report that have materially affected, or is reasonably likely to materially affect, such controls.

ITEM 9B.	OTHER INFORMATION

None

PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS

Departure of Director

On December 27, 2007, Todd D. Thomason submitted his resignation effective as of December 31, 2007, as a director of the Company and from all Board Committees on which he served. Mr. Thomason has informed the Board that his resignation is submitted to allow him to pursue other professional opportunities. The resignation described above was not the result of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

On November 29, 2007 and effective as of December 31, 2007, the Company’s Board of Directors has adopted the Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), which is intended to be a Qualified Plan subject to ratification by vote of the Company’s shareholders. A copy of the 2008 Plan is attached hereto as Exhibit 10.175.

The 2008 Plan contains provisions relating to equity compensation to the Company’s Directors. Commencing with the effective date of the 2008 Plan, each Director (for clarification both employee Directors and non-employee Directors) (if he or she continues to serve in such capacity) shall annually during the time the 2008 Plan is in effect, automatically be granted a Non-Qualified Stock Option to purchase a number of shares of Stock that is equal to the sum of (i) 30,000 shares plus (ii) 7,500 shares for each standing Board committee on which the Director serves as of the grant date, plus (iii) 7,500 shares of Stock for each standing Board committee for which the Director serves as the chairperson as of the grant date. Nonqualified Stock Options granted to Directors under the Plan are not vested and cannot be exercised prior to the first anniversary of the date of grant, and thereafter shall vest and may only be exercised with respect to one-third of the Option shares on and after the first anniversary of the date of grant, with respect to two-thirds of the Option shares on a cumulative basis on and after the second anniversary of the date of grant, and with respect to all of the Option shares on a cumulative basis on and after the third anniversary of the date of grant. The exercise price per Share for a Non-Qualified Stock Option granted to a Director under the Plan shall be equal to 100% of the Fair Market Value of a share of Stock on the date of grant of such Option. The first grant date under the plan will be effective at the next annual meeting of shareholders.

Effective as of December 31, 2007, the Company’s Board of Directors has made the following awards pursuant to the 2008 Plan to the Company’s named Executive Officers:

Alan M. Pearce, CFO	275,000
Steven Arikian, M.D., President and C.O.O. of Biopharmaceutical Products and Services	100,000
Samuel S. Duffey, Esq., General Counsel	275,000

Each of the Options granted pursuant to the awards described above have an exercise price of 110% of Fair Market Value on the fifth business day following the date of grant, have a term of ten years, and vest in three equal installments on the date of grant and the first anniversary and second anniversary thereof.

The remainder of the information in response to this item is hereby incorporated by reference to the information under the captions “DIRECTORS AND EXECUTIVE OFFICERS” and “SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE” presented in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission and used in connection with the solicitation of proxies for our 2008 Annual Meeting of Shareholders (the “Proxy Statement”).

ITEM 11.	EXECUTIVE COMPENSATION

The information in response to this item is hereby incorporated by reference to the information under the captions “COMPENSATION OF EXECUTIVE OFFICERS”, “DIRECTORS AND EXECUTIVE OFFICERS, “COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION”, “REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE AND BOARD OF DIRECTORS” and “PERFORMANCE GRAPH presented in the Proxy Statement.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in response to this item is located in ITEM 5 and is hereby incorporated by reference to the information under the caption “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” presented in the Proxy Statement.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During our fiscal year ended September 30, 2007, we were a party to the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities, and their respective affiliates. We believe that the terms of these transactions were no less favorable to us than the terms that could have been obtained from unaffiliated third parties.

Conversion of Accrued Dividends on Preferred Stock

During the fiscal year ended September 30, 2006, we issued a total of 17,091 shares of our common stock to the former holders of our Series E Convertible Preferred Stock in satisfaction of accrued but unpaid dividends owing to them with respect to such preferred stock. Our Series E Convertible Preferred Stock automatically converted into common stock upon the closing of our initial public offering in November 2005. The following directors, executive officers, and 5%-or-greater shareholders were among those who acquired shares of our common stock upon the conversion of the unpaid Series E dividends:

Name	Number of Shares Purchased(1)
The Hopkins Capital Group, LLC	4,333
MOAB Investments, LP	5,339
Dennis Ryll, M.D.*	252
Steven Stogel*	2,084
John Dubinsky	1,050

*	Ceased to be a director as of October 2006

Loans Made to the Company by Affiliates and Related Parties

In August 2005, we entered into a credit facility with Hopkins Capital Group II, LLC, otherwise referred to as Hopkins II. Dr. Francis E. O’Donnell, Jr., our Chairman and Chief Executive Officer, is the sole manager of Hopkins II, and several irrevocable trusts established by Dr. O’Donnell collectively constitute the largest equity owners of Hopkins II. Additionally, Alan M. Pearce, our Chief Financial Officer and a director, and MOAB Investments, L.P. have both loaned funds to Hopkins II, and MOAB Investments, L.P. also holds an equity interest in Hopkins II. MOAB Investments, L.P. is a greater-than-5% shareholder of our company and an entity in which Dr. Dennis Ryll (a director of our company until October 2006) is a limited partner. In May 2006, we issued 412,892 shares of our common stock to Hopkins II as a result of the conversion of $3.3 million in principal and interest under this credit facility at a conversion rate of $8.00 per share, but no other payments have been by us under the credit facility. Hopkins II made additional advances of $0.08 million under the credit facility. As of September 30, 2007, $1.7 million in principal and $0.05 million in accrued but unpaid interest was outstanding under this credit facility. All principal and accrued but unpaid interest under this credit facility will become due on the earlier of December 31, 2008 or the completion by our company of a debt or equity financing that results in proceeds of more than $35.0 million (net of underwriting discounts, commissions, or placement agent fees). We may prepay the bridge loan at any time without penalty or premium.

Relationship with Biovest International, Inc.

In June 2003, we purchased 81% of the outstanding capital stock of Biovest International, Inc. for $20.0 million pursuant to an Investment Agreement with Biovest. During the fiscal years ended September 30, 2005 and 2006, we made advances to Biovest in excess of our required investment under the Investment Agreement, and these advances were made under a demand note bearing interest at prime rate. During the fiscal years ended September 30, 2007 and 2006, we made advances to Biovest, of $6.2 million and $4.8 million, respectively under this demand note after fulfilling our remaining payment obligation of $0.07 million under the Investment Agreement. As of September 30, 2007 and 2006, the aggregate amount of principal and accrued but unpaid interest under this demand note was $10.9 million.

Dr. O’Donnell, our Chairman and Chief Executive Officer, is also Vice Chairman and a director of Biovest, and Dr. Arikian, one of our directors and our President and Chief Operating Officer, Biopharmaceutical Products and Services, is also President, Chairman, and Chief Executive Officer of Biovest.

Agreements with Biovest

During the Fiscal Year ended September 30,2007, the following transactions occurred:

•

In October, 2006, the Company and Biovest entered into a Royalty Agreement that terminated and superseded the Biologics Products Commercialization Agreement (the “Biologics Commercialization Agreement”), dated August 17, 2004, between the two companies. The Biologics Commercialization Agreement had provided that the Company was the exclusive commercialization partner for Biovest’s biologic products and was entitled to 49% of Biovest’s net profits from the sale of biologic products. Net revenue as used in the Biologics Commercialization Agreement included all receipts from the sale, license, sub-license, joint venture or other receipts from each Biovest biologic product less all expenses including the costs of product acquisition, research, manufacture, sales, distribution, commercialization and governmental regulation. The new Royalty Agreement provides that the Company is no longer Biovest’s exclusive commercialization partner and replaces the share of net profits with a 19.5% royalty based on net sales of biologic products. The products and territory subject to the Royalty Agreement remain identical to those terms as previously contained in the Biologics Commercialization Agreement. In consideration for the Company entering into this Royalty Agreement, Biovest agreed to issue to the Company five million new shares of Biovest common stock, representing the independently appraised value to Biovest of the new agreement.

•

In October, 2006, the Company and Biovest entered into a Termination Agreement under which the Company agreed to immediately terminate its absolute anti-dilution rights that were granted to the Company pursuant to the First Right of Refusal Agreement dated June 16, 2003 with Biovest. In consideration of the Company’s termination of the First Right of Refusal Agreement, Biovest issued to the Company five million additional new shares of Biovest common stock.

•

In October, 2006, the Company and Biovest entered into a Purchase Agreement whereby Biovest purchased the Company’s 70.5% ownership interest in Biolender, LLC (“Biolender”). Biolender is the entity that was formed by Biovest and the Company to participate in Biovest’s New Market Tax Credit enhanced financing that closed on April 25, 2006. Biolender’s principal assets is a promissory note in principal amount of $8.5 million which is anticipated to be repaid in approximately seven years when Biovest is required to repay the loan that it received as part of this New Market Tax Credit enhanced financing. In consideration of the sale of this interest in Biolender, Biovest agreed to issue to the Company 10 million additional new shares of Biovest common stock, representing the negotiated value of the purchased interest.

In order to consummate the foregoing transactions in October 2006, the Company was required to obtain the consent of its senior lender, Laurus, under the Company’s loan agreements with Laurus. In consideration for providing such consent, the Company entered into an agreement with Laurus pursuant to which Laurus consented to the above-described agreements and the Company issued to Laurus a warrant to purchase 10 million outstanding shares of Biovest common stock owned by the Company at an exercise price of $.01 per share. The warrant expires in October 2012. The Company initially recorded this transaction based on the fair value of the warrant as Loss on financing transaction of $8.8 million, and Loss on sale of assets of $0.6 million. The warrant is adjusted to its fair value on each reporting date and has been classified in derivative liabilities (Note 13) in the accompanying consolidated balance sheet.

In April 2006, our Biovest subsidiary granted common stock purchase warrants to Steven Stogel and Dennis Ryll (formerly directors of our company until October 2006) and to Ronald Osman (a greater-than-5% beneficial owner of our common stock) in consideration of their personal guaranty of certain obligations of Biovest under a financing transaction. The warrants entitled Mr. Stogel, Dr. Ryll, and Mr. Osman to purchase 125,000 shares, 500,000 shares, and 250,000 shares of Biovest common stock, respectively, at an exercise price of $1.00 per share.

Relationship with BioDelivery Sciences International, Inc.

We have entered into various transactions with BioDelivery Sciences International, Inc., a publicly traded drug delivery technology company. Dr. O’Donnell is a principal shareholder and Chairman of the Board of BioDelivery Sciences. Previously, Dr. O’Donnell also served as the President and Chief Executive Officer of BioDelivery Sciences. The Hopkins Capital Group, LLC and MOAB Investments, LP are principal shareholders of BioDelivery Sciences. Also, three employees are shared between BioDelivery Sciences and our company.

In April 2004, we entered into a license agreement with BioDelivery Sciences under which BioDelivery Sciences granted us an exclusive license to make, use, or sell its encochleated formulation of amphotericin B for topical treatments for CRS and asthma in the U.S. and European Union. In September 2004, we entered into an asset purchase agreement with BioDelivery Sciences under which we paid BioDelivery Sciences a fee of $2.5 million to expand the geographic scope of the license to make it worldwide and to reduce the royalty percentages to 7% on approved antifungal CRS therapies (but not asthma therapies) that utilize BioDelivery Sciences’ technology and 6% on any unapproved antifungal CRS therapies based on the Mayo Foundation license. Although this agreement remains in effect, we did not make any payments to BioDelivery Sciences under this agreement for royalties or otherwise during the fiscal year ended September 30, 2007.

In August 2004, BioDelivery Sciences acquired Arius Pharmaceuticals, Inc., a pharmaceutical development company that is our development partner for our Emezine product. In March 2004, prior to the acquisition of Arius by BioDelivery Sciences, we obtained exclusive U.S. distribution rights to Emezine under a distribution agreement that we entered into with Arius. Although this agreement remains in effect and Emezine is still under development, we did not make any payments to Arius under this agreement during the fiscal year ended September 30, 2007.

Relationship with Pharmaceutical Product Development, Inc.

In September 2004, Biovest entered into an expanded consulting agreement with PPD pursuant to which we have agreed to pay aggregate fees of approximately $4.6 million to PPD for vaccine-related services, including site development, patient enrollment, vendor management, and regulatory document collection. We paid PPD a total of $1.0 million, $0.1 million and $0.1 million in consulting fees during the fiscal years ended September 30, 2007, 2006 and 2005, respectively.

Other Transactions

Warrants issued to related parties

On June 15, 2007, the Company granted the following described warrants to certain related parties in consideration for ongoing guarantees and asset pledges. Prior and current Company borrowings ranging between $6.1 million and $22.7 million have required guarantees and/or collateral pledges (the “Credit Enhancements”) which were provided by Hopkins II, which is affiliated with our CEO, Francis E. O’Donnell, Jr., M.D. and MOAB Investments, LP (“MOAB”) and in some cases their affiliates. The Company believes that the Credit Enhancements significantly reduce the interest expense. In a number of instances, the borrowings were essential financings that management believes might not have been available to the Company without the credit enhancements. Except as provided by the warrants, no consideration or compensation has been paid for the guarantees or pledges.

The Company has granted the following warrants (the “Warrants”) to Related Parties:

(i)	Warrants to purchase 2 million shares of the Company’s common stock to Hopkins II;

(ii)	Warrants to purchase 200,000 shares of the Company’s common stock to MOAB;

(iii)	Each of the warrants have an exercise period (“Term”) of four years from the date of grant;

(iv)	Each of the warrants have an exercise price of $4.32 per share, which represents a 38% premium over the closing price of the Company’s common stock on the date of the grant of the warrants;

(v)	the Warrants vested upon grant;

(vi)	the Warrants are assignable; and

(vii)	holders will have limited piggy back registration rights subject to the reasonable discretion of the Company.

The Company recorded the issuance of these warrants based on their fair value on the date of grant as a $2,620,000 charge to operations during the year ended September 30, 2007 and is included in interest expense in the accompanying 2007 consolidated statement of operations.

Dr. O’Donnell and the Francis E. O’Donnell Irrevocable Trust #1 (an irrevocable trust established by Dr. O’Donnell and in which he is the beneficiary) have pledged publicly traded securities to secure our company’s obligations under its credit facility with Laurus. The pledge remains in effect until the Laurus credit facility is paid in full.

In addition to the Related Party transaction during the fiscal year ended September 30, 2007, the Company entered into an extension agreement making the Hopkins II line of credit available through December 31, 2008. Additionally, on December 27, 2007, the Company granted 175,000 warrants with an exercise price of $2.91 per share and a term of five years to Hopkins II.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The consolidated financial statements as of and for the years ended September 30, 2007, 2006, and 2005 have been audited by Aidman, Piser & Company, independent registered certified public accounting firm. We expect that representatives of Aidman, Piser & Company will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

Audit and Related Fees

The Company engaged Aidman, Piser & Company to perform the audit of the September 30, 2007 and 2006 financial statements and the preparation of the 2006 and 2007 income tax returns.

Audit Fees. The aggregate audit fees billed by Aidman, Piser & Company for the fiscal years ended September 30, 2007 and 2006 were $571,000 and $480,000, respectively. Audit fees consist of fees billed for professional services rendered for the audits of the Company’s (including the Company’s 76% owned subsidiary, Biovest International, Inc.) consolidated financial statements, review of the interim condensed consolidated financial statements, and other professional services rendered in connection with the Company’s registration statements and services that are normally provided by Aidman, Piser & Company in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. The aggregate fees billed by Aidman, Piser & Company for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements and not described above under “Audit Fees” were $38,500 and $24,000 in the fiscal years ended September 30 2007 and 2006, respectively. During these two fiscal years, the Company’s audit-related services principally included audit services of the Company’s 401(k) plan financial statements.

Tax Fees. During Fiscal 2007, Aidman, Piser & Company billed $60,000 to the Company for preparing the Company’s 2006 tax returns. The Company has engaged Aidman, Piser & Company to prepare its 2007 tax returns with expected fees for such services of approximately $63,000.

All Other Fees. There were no fees billed by Aidman, Piser & Company during Fiscal 2007 or Fiscal 2006 for professional services other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

The Audit Committee does not believe the provision of non-audit services by the independent accountant impairs the ability of such accountant to maintain independence with regard to the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All such services provided and associated fees provided in Fiscal 2007 and 2006 were pre-approved by the Audit Committee.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of this Report:

(1)	Financial Statements

See Index to Financial Statements on page F-1.

(2)	Supplemental Schedules

All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedule, or because the required information is included in the consolidated financial statements or notes thereto.

(3)	Exhibits

See Item 15(b) below.

(b)	The following exhibits are filed as part of, or incorporated by reference into, this annual report on Form 10-K:

Number		Description of Document
2.1		Asset Purchase Agreement, dated as of October 27, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Victory Pharma, Inc. (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference.)

3.1	—	Amended and Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

3.2	—	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

3.3	—	Amended and Restated Bylaws effective December 27, 2007.

4.1	—	Reference is made to Exhibits 3.1 and 3.2.

4.2	—	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.3	—	Agreement of Merger and Plan of Reorganization, dated January 8, 2003, between Accentia, TEAMM Pharmaceuticals, Inc., and TEAMM Principals (filed as Exhibit 4.3 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.4	—	Amended and Restated Agreement of Merger and Plan of Reorganization, dated April 3, 2002, between Accentia, The Analytica Group, Ltd., and The Analytica Group, Inc. (filed as Exhibit 4.4 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.5	—	Merger Agreement, dated September 30, 2003, between Accentia and IMOR Private Institute for Medical Outcome Research GmbH (filed as Exhibit 4.5 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.6	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Accentia and certain investors named therein including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, and Vincent Keating (filed as Exhibit 4.6 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.7	—	Form of Investors’ Rights Agreement and Form of Agreement and Waiver, between Accentia and certain investors named therein including Ronald E. Osman and Steve Stogel (filed as Exhibit 4.7 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.8	—	Amended and Restated Investors’ Rights Agreement, dated January 7, 2005, between Accentia and Pharmaceutical Product Development, Inc., as amended July 8, 2005 and August 11, 2005 (including Assignment and Assumption Agreement, dated June 28, 2005, among the Company, Pharmaceutical Product Development, Inc. and PPD International Holdings, Inc.) (filed as Exhibit 4.8 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.9	—	Series E Convertible Preferred Stock Purchase Agreement, dated January 9, 2004, between Accentia and Pharmaceutical Product Development, Inc. (filed as Exhibit 4.9 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.10	—	Series E Convertible Preferred Stock Purchase Agreement, dated April 15, 2004, between Accentia and Ronald E. Osman (filed as Exhibit 4.10 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.11	—	Form of Series E Subscription Agreement between Accentia and certain investors named therein, including The Joyce A. Aboussie Revocable Trust, Robert Carr, John P. Dubinsky, Charles R. and Ann T. Eveker, D&G Strategic Investments, Hopkins Capital Group, LLC, Lee Kling, McKesson Corporation, MOAB Investments, Gary Munson, DKR SoundShore Oasis Holding Fund, Ltd., John D. Prosperi, Nicholas G. and Linda P. Rallo, Dennis Ryll, MRB&B, LLC, Allen Family Partnership, Alan Hirmes, Harold Harris, Michael Fowler, Nathalie Rallo, Sophia Rallo, Tom MacDonald, Jim Varney, Jane Mingey, Jeffrey Lynford, Steve Kirby, Jeff Tobolski, George Vornas, Mayo Foundation, David Sabino, Donald L. Ferguson Living Trust, Steve Stogel, and Vincent Keating (filed as Exhibit 4.11 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

4.12	—	Registration Rights Agreement, dated April 3, 2002, between Accentia and Steven Arikian, M.D., John Doyle, Julian Casciano, and Roman Casciano, as amended by Amendment No. 1, dated March 30, 2005, and Amendment No. 2, dated April 29, 2005 (filed as Exhibit 4.12 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.1	—	License Agreement, dated April 12, 2004, between Accentia and BioDelivery Sciences International, Inc., as amended pursuant to an Asset Purchase Agreement dated September 7, 2004 and as further amended by those certain letter agreements dated March 28, 2005 and April 25, 2005 (filed as Exhibit 10.1 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.2(b)	—	License Agreement, dated February 10, 2004, between Accentia and Mayo Foundation for Medical Education and Research (“MAYO”), as amended on December 12, 2004 (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.3	—	Exclusive Agreement, dated September 17, 2004, between Accentia and The Board of Trustees of the Leland Stanford Junior University (filed as Exhibit 10.3 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.4	—	Investment Agreement, dated April 10, 2003, between Accentia and Biovest International, Inc. (“Biovest”), as amended (filed as Exhibit 10.4 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.5(b)	—	Distribution Agreement, dated March 12, 2004, between Accentia and Arius Pharmaceuticals, Inc. (filed as Exhibit 10.6 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.6	—	Biologics Distribution Agreement, dated February 27, 2004, between Accentia and McKesson Corporation (filed as Exhibit 10.7 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.7(b)	—	Amended and Restated Distribution and Supply Agreement, dated August 12, 2005, between Accentia and Respirics, Inc. (filed as Exhibit 10.10 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.8(b)	—	Product Development Agreement, dated January 24, 2003, between Accentia and Respirics, Inc. (filed as Exhibit 10.11 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.9	—	Cooperative Research and Development Agreement, dated May 27, 1999, between Accentia and The National Cancer Institute, as amended by that certain amendment dated April 6, 2005 (filed as Exhibit 10.12 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.10(b)	—	Supply Agreement, dated December 1, 2004, between Accentia and biosyn Arzeneimittel GmbH. (filed as Exhibit 10.14 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.11	—	First Amended and Restated Royalty Stream Purchase Agreement, dated August 11, 2005, between Accentia and Pharmaceutical Product Development, Inc. (filed as Exhibit 10.15 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.12	—	Office Lease, dated May 1, 2004, between Accentia, as Tenant, and AP Southeast Portfolio Partners, LP, as Landlord (filed as Exhibit 10.16 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.13	—	Standard Form of Lease, dated April 1, 2004, between Accentia, as Tenant, and Pizzagalli Properties, LLC, as Landlord, as amended (filed as Exhibit 10.17 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.14	—	Agreement of Lease, dated December 1998, between Accentia, as Tenant, and We’re Associates Company, as Landlord (filed as Exhibit 10.18 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.15	—	Agreement of Lease, dated February 26, 2002, between Accentia, as Tenant, and Heartland Rental Properties, LLC, as Landlord, as amended (filed as Exhibit 10.19 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.16	—	Lease, dated March 22, 2005, between 460 Park Associates, as Landlord, and Accentia, as Tenant (filed as Exhibit 10.20 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.17	—	Space Lease, dated October 26, 1995, between Accentia, as Tenant, and Worcester Business Development Corporation, as Landlord, as amended (filed as Exhibit 10.21 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.18	—	Lease Agreement dated December 2003, between Accentia and IMOR Private Institute for Medical Outcome Research GmbH (filed as Exhibit 10.22 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.19(a)	—	2003 Stock Option Plan, as amended (filed as Exhibit 10.23 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.20(a)	—	Employment Agreement, dated January 1, 2005, between Accentia and Dr. Francis E. O’Donnell (filed as Exhibit 10.24 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.21(a)	—	Employment Agreement, dated April 3, 2002, between Accentia and Dr. Steven R. Arikian, as amended (filed as Exhibit 10.25 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.22(a)	—	Second Amended and Restated Executive Employment Agreement, dated December 31, 2004, between Accentia and Martin G. Baum, as amended on February 10, 2005 (filed as Exhibit 10.26 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.23(a)	—	Employment Agreement, dated January 1, 2005, between Accentia and Alan M. Pearce (filed as Exhibit 10.27 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.24(a)	—	Employment Agreement, dated January 1, 2005, between Accentia and Samuel S. Duffey (filed as Exhibit 10.28 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.25	—	Form of Director and Officer Indemnity Agreement (filed as Exhibit 10.29 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.26	—	Form of Warrant for Purchase of Common Stock granted by Accentia to Common Stock Holder (filed as Exhibit 10.32 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.27(a)	—	Form of Non-Qualified Stock Option Agreement (filed as Exhibit 10.33 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.28(a)	—	Form of Incentive Stock Option Agreement (filed as Exhibit 10.34 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.29(a)	—	2005 Equity Incentive Plan (filed as Exhibit 10.35 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.30	—	Revolving Credit Agreement, dated March 30, 2004, between Missouri State Bank and Trust Company and Accentia, as amended on March 22, 2005 (filed as Exhibit 10.36 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.31	—	Accentia Assumption of Debt and Security Agreement, dated December 31, 2003, between Accentia and McKesson Corporation, as amended by the First Amendment, dated February 9, 2005, and as modified on May 31, 2005, June 28, 2005, July 8, 2005, August 15, 2005, and September 13, 2005 (filed as Exhibit 10.39 to the Registration Statement on Form S-1 (Amendment No. 8) filed on October 3, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.32	—	Forbearance Agreement, dated December 9, 2003, between Accentia, Accent Rx, Inc. and McKesson Corporation (filed as Exhibit 10.40 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.33	—	Warrant Purchase Agreement, dated December 1, 1998, between Accentia and McKesson Corporation (filed as Exhibit 10.41 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.34	—	Credit Agreement, dated November 30, 1998, between Accentia and McKesson Corporation (filed as Exhibit 10.42 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.35	—	Security Agreement, dated November 30, 1998, between Accentia and McKesson Corporation (filed as Exhibit 10.43 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.36	—	Lease Agreement, dated November 2004, between Accentia and Bay Villa Developers, Inc., as General Partner for Hyde Park Plaza Associates, Ltd. (filed as Exhibit 10.64 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.37	—	Post Residential Rental Agreement, dated April 15, 2005, between Accentia and Post Apartment Homes, L.P. (filed as Exhibit 10.65 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.38(b)	—	Manufacturing and Supply Agreement, dated August 23, 2002, between Accentia and Kiel Laboratories (filed as Exhibit 10.66 to the Registration Statement on Form S-1 (Amendment No. 1) filed on April 6, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.39	—	Securities Purchase Agreement, dated April 29, 2005, between Accentia and Laurus Master Fund, Ltd. (“Laurus”) (filed as Exhibit 10.67 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.40	—	Security Agreement dated April 29, 2005, between Accentia and Laurus (filed as Exhibit 10.68 to on Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.41	—	Amended and Restated Secured Convertible Term Note, dated April 29, 2005, of Accentia payable to Laurus (filed as Exhibit 10.69 to the Registration Statement on Form S-1 filed on March 6, 2006 (Registration No. 333-132237) and incorporated by reference).

10.42	—	Amended and Restated Convertible Minimum Borrowing Note dated April 29, 2005, of Accentia and Laurus (filed as Exhibit 10.2 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.43	—	Secured Revolving Note dated April 29, 2005, of Accentia and Laurus (filed as Exhibit 10.on7 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.44	—	Stock Pledge Agreement and InterCompany Note Pledge Agreement, dated April 29, 2005, between Accentia and Laurus (filed as Exhibit 10.72 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.45	—	Amended and Restated Common Stock Purchase Warrant, dated August 16, 2005, granted by Accentia to Laurus (filed as Exhibit 10.73 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.46	—	Subsidiary Guaranty, dated April 29, 2005, between Accentia and Laurus (filed as Exhibit 10.74 to the Registration Statement on Form S-1 (Amendment No. 2) filed on May 16, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.47	—	Registration Rights Agreement, dated April 29, 2005, between Accentia and Laurus, as amended (filed as Exhibit 10.75 to the Registration Statement on Form S-1 (Amendment No. 8) filed on October 3, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.48	—	Amended and Restated Registration Rights Agreement dated February 13, 2006 between Accentia and Laurus (filed as Exhibit 10.5 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.49	—	Promissory Note, dated September 1, 2001, of Accentia payable to Dr. David DeFouw, as modified on January 18, 2005 (filed as Exhibit 10.77 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.50	—	Unsecured Promissory Note, dated June 30, 2005, issued to The Hopkins Capital Group II, LLC (filed as Exhibit 10.79 to the Registration Statement on Form S-1 (Amendment No. 3) filed on June 13, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.51	—	Unsecured Promissory Note, dated June 30, 2005, issued to The Hopkins Capital Group II, LLC (filed as Exhibit 10.80 to the Registration Statement on Form S-1 (Amendment No. 6) filed on July 11, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.52	—	Omnibus Amendment and Consent, dated August 16, 2005, between Accentia and Laurus (filed as Exhibit 10.81 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.54	—	Bridge Loan Agreement, dated August 16, 2005, between Accentia and The Hopkins Capital Group II, LLC, together with Bridge Loan Note, dated August 16, 2005 (filed as Exhibit 10.82 to the Registration Statement on Form S-1 (Amendment No. 7) filed on September 2, 2005 (Registration No. 333-122769) and incorporated herein by reference).

10.55(b)	—	Option Agreement, dated December 6, 2005, between Accentia and MAYO (filed as Exhibit 10.83 to Accentia’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.56(b)	—	Licensing and Distribution Agreement, dated November 22, 2005, between Accentia and Collegium Pharmaceuticals, Inc. (filed as Exhibit 10.84 to Accentia’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.57		Promissory Note Dated September 30, 2005 (filed as Exhibit 10.85 to Accentia’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.58		Agreement with Collegium Pharmaceutical, Inc. (filed as Exhibit 10.84 to Accentia’s Form 10-K filed December 29, 2005 and incorporated herein by reference).

10.59		Overadvance Letter Agreement and Additional Common Stock Purchase Warrant, dated December 29, 2005, between Accentia and Laurus (filed as Exhibit 10.86 to the Registration Statement on Form S-1 filed on March 6, 2006 (Registration No. 333-132237) and incorporated by reference).

10.60		Trust Ratification dated February 13, 2006 between Accentia and Laurus (filed as Exhibit 10.1 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.61		MSB Subordination Agreement dated February 13, 2006 between Accentia and Laurus (filed as Exhibit 10.3 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.62		Second Omnibus Amendment dated February 13, 2006 between Accentia and Laurus (filed as Exhibit 10.6 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.63		Joinder Agreement dated February 13, 2006 between TEAMM Pharmaceuticals, Inc. and Laurus (filed as Exhibit 10.8 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.64		Revolving Credit Agreement dated December 30, 2005 between Accentia and Missouri State Bank (filed as Exhibit 10.9 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.65		Revolving Credit Note dated December 30, 2005 between Accentia and Missouri State Bank (filed as Exhibit 10.10 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.66		Security Agreement dated December 30, 2005 between Accentia and Missouri State Bank (filed as Exhibit 10.11 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.67	Continuing Contract of Guaranty dated December 30, 2005 between Accentia, Missouri State Bank, and other parties (filed as Exhibit 10.12 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.68	Security Agreement dated December 30, 2005 between TEAMM Pharmaceuticals, Inc. and Missouri State Bank (filed as Exhibit 10.13 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.69	Stock Pledge Agreement dated December 30, 2005 between The Francis E. O’Donnell, Jr. Irrevocable Trust No. 1 dated May 25, 1990 and Missouri State Bank (filed as Exhibit 10.14 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.70	Securities Pledge and Security Agreement dated December 30, 2005 between Dennis L. Ryll and Missouri State Bank (filed as Exhibit 10.15 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.71	Form of Incentive Option Grant under 2005 Equity Incentive Plan (filed as Exhibit 10.16 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.72	Form of Non-Qualified Option Grant under 2005 Equity Incentive Plan (filed as Exhibit 10.17 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.73	Form of Non-Employee Directors Option Grant under 2005 Equity Incentive Plan (filed as Exhibit 10.18 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.74	Warrant dated February 13, 2006 from Accentia to Laurus (filed as Exhibit 10.19 to Accentia’s Form 10-Q filed February 14, 2006 and incorporated herein by reference).

10.75	Amended and Restated Stock Pledge Agreement, dated as of April 29, 2005 and amended and restated as of April 25, 2006, among Laurus, Accentia, and each other Pledgor party thereto (filed as Exhibit 10.1 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.76	Demand Note, dated April 25, 2006, issued by Biovest to Laurus (filed as Exhibit 10.2 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.77	First Bank Subordination Agreement, dated as of April 25, 2006, by and among Laurus, First Bank (“First Bank”) and Accentia (filed as Exhibit 10.3 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.78	Telesis Subordination Agreement, dated as of April 25, 2006, by and among Laurus, Telesis CDE Two, LLC (“Telesis CDE”), Biovax, Inc. (“Biovax”), Biovest and Accentia (filed as Exhibit 10.4 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.79	Promissory Note, dated April 25, 2006, issued by Biovax Investment LLC (“Leverage Fund”) to Biolender, LLC (“Biolender”) (filed as Exhibit 10.5 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.80	Loan and Security Agreement, dated as of April 25, 2006, between Leverage Fund and Biolender (filed as Exhibit 10.6 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.81	Subordinated Convertible Promissory Note, dated April 25, 2006, from Biovax to Telesis CDE (filed as Exhibit 10.7 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.82	Convertible Loan Agreement dated as of April 25, 2006, by and among Biovax, Telesis CDE and Biovest (filed as Exhibit 10.8 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.83	Guaranty, dated April 25, 2006, made by Frances E. O’Donnell, Jr., Kathleen M. O’Donnell (as Trustee of the Frances E. O’Donnell, Jr. Irrevocable Trust), Dennis L. Ryll, Ronald Osman, Steven J. Stogel, Donald L. Ferguson, Donald L. Ferguson (as trustee of the Donald L. Ferguson Revocable Trust), Biovest and Accentia in favor of U.S. Bancorp Community Investment Corporation (“USBCIC”) and Telesis CDE (filed as Exhibit 10.9 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.84	Limited Liability Company Agreement of Biolender, LLC, dated April 25, 2006, between Biovest and Accentia (filed as Exhibit 10.10 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.85	Put Option Agreement dated April 25, 2006, between Biovax IC, Leverage Fund, USBCIC and Biolender (filed as Exhibit 10.11 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.86	Purchase Option Agreement dated April 25, 2006, between Biovax IC, Leverage Fund, USBCIC and Biolender (filed as Exhibit 10.12 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.87	Common Stock Purchase Warrant, dated April 25, 2006, issued by Biovest to Telesis CDE (filed as Exhibit 10.13 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.88	Common Stock Purchase Warrant, dated April 25, 2006, issued by Accentia to Telesis CDE (filed as Exhibit 10.14 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.89	Tax Credit Reimbursement and Indemnity Agreement, dated as of April 25, 2006, between Biovax and USBCIC (filed as Exhibit 10.15 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.90	Asset Purchase Agreement dated April 18, 2006 between Biovest and Biovax (filed as Exhibit 10.16 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.91	Vaccine Purchase and Sale Agreement, dated as of April 28, 2006, between Biovax and Biovest (filed as Exhibit 10.17 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.92	Indemnification Agreement, dated as of April 25, 2006, from Biovest to Dennis Ryll (filed as Exhibit 10.18 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.93	Indemnification Agreement, dated as of April 25, 2006, from Biovest to Steven Stogel (filed as Exhibit 10.19 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.94	Indemnification Agreement, dated as of April 25, 2006, from Biovest to Donald Ferguson (filed as Exhibit 10.20 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.95	Indemnification Agreement, dated as of April 25, 2006, from Biovest to Ronald Osman (filed as Exhibit 10.21 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.96	Indemnification Agreement, dated as of April 25, 2006, from Biovest to Francis O’Donnell (filed as Exhibit 10.22 to Accentia’s Form 8-K filed May 2, 2006 and incorporated herein by reference).

10.97	Note and Warrant Purchase Agreement, dated March 31, 2006, between Biovest and Laurus (filed as Exhibit 10.1 to Accentia’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.98	Secured Promissory Note, dated March 31, 2006, issued by Biovest to Laurus (filed as Exhibit 10.2 to Accentia’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.99	Restricted Account Agreement, dated March 31, 2006, among Biovest, Laurus, and North Fork Bank (filed as Exhibit 10.4 to Accentia’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.100	Restricted Account Letter Agreement, dated March 31, 2006, between Biovest and Laurus (filed as Exhibit 10.5 to Accentia’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.101	Stock Pledge Agreement, dated March 31, 2006, between Laurus and Accentia (filed as Exhibit 10.8 to Accentia’s Form 8-K filed April 6, 2006 and incorporated herein by reference).

10.102	Securities Purchase Agreement, dated May 15, 2006, among Accentia and the parties identified as “Buyers” therein (“Securities Purchase Agreement”) (filed as Exhibit 10.1 to Accentia’s Form 8-K filed May 19, 2006 and incorporated herein by reference).

10.103	Form of Common Stock Purchase Warrant, dated May 15, 2006, issued by Accentia pursuant to Securities Purchase Agreement (filed as Exhibit 10.3 to Accentia’s Form 8-K filed May 19, 2006 and incorporated herein by reference).

10.104	Registration Rights Agreement, dated May 15, 2006, among Accentia and Buyers under Securities Purchase Agreement (filed as Exhibit 10.2 to Accentia’s Form 8-K filed May 19, 2006 and incorporated herein by reference).

10.105	Overadvance Letter Agreement, dated July 13, 2006, among Laurus, Accentia, The Analytica Group, Inc., and TEAMM Pharmaceuticals, Inc. (filed as Exhibit 10.1 to Accentia’s Form 8-K filed July 19, 2006 and incorporated herein by reference).

10.106	Amendment to Option Agreement, dated July 20, 2006, between Accentia and MAYO together with Form of Common Stock Purchase Warrant (filed as Exhibit 10.1 to Accentia’s Form 8-K filed July 24, 2006 and incorporated herein by reference).

10.107	Amendment and Consent to Release between Biovest and Laurus dated August 2, 2006 (filed as Exhibit 10.8 to Accentia’s Form 10-Q filed August 14, 2006 and incorporated herein by reference).

10.108(b)	Second Amendment to License Agreement, dated August 22, 2006, between Accentia and MAYO (filed as Exhibit 10.1 to Accentia’s Form 8-K filed August 28, 2006 and incorporated herein by reference).

10.109	Common Stock Purchase Warrant dated August 22, 2006, between Accentia and MAYO (filed as Exhibit 10.2 to Accentia’s Form 8-K filed August 28, 2006 and incorporated herein by reference).

10.110	Side Letter dated August 22, 2006 between Accentia and MAYO (filed as Exhibit 10.3 to Accentia’s Form 8-K filed August 28, 2006 and incorporated herein by reference).

10.111	Securities Purchase Agreement, dated as of September 29, 2006, among Accentia and each of the purchasers named therein (including form of Common Stock Purchase Warrant and form of Secured Convertible Debenture issued thereunder) (filed as Exhibit 10.1 to Accentia’s Form 8-K filed October 2, 2006 and incorporated herein by reference).

10.112	Registration Rights Agreement, dated as of September 29, 2006, among Accentia and each of the purchasers of Secured Convertible Debentures (filed as Exhibit 10.2 to Accentia’s Form 8-K filed October 2, 2006 and incorporated herein by reference).

10.113	Registration Rights Agreement, dated as of September 29, 2006, among Biovest, and each of the purchasers of Secured Convertible Debentures (filed as Exhibit 10.3 to Accentia’s Form 8-K filed October 2, 2006 and incorporated herein by reference).

10.114	Pledge Agreement, dated as of September 29, 2006, among Accentia, each of the purchasers of Secured Convertible Debentures, and American Stock Transfer & Trust Company (filed as Exhibit 10.4 to Accentia’s Form 8-K filed October 2, 2006 and incorporated herein by reference).

10.115	Asset Purchase Agreement, dated as of October 4, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Tiber, Inc. (filed as Exhibit 10.1 to Accentia’s Form 8-K filed October 31, 2006 and incorporated herein by reference).

10.116(b)	Amendment No. 1 to the First Amended and Restated Royalty Stream Purchase Agreement between Pharmaco Investments, Inc., dated October 9, 2006 (filed as Exhibit 10.1 to Accentia’s Form 8-K filed October 19, 2006 and incorporated herein by reference).

10.117	Amendatory and Supplemental Letter Agreement, dated as of October 12, 2006, among Accentia and Argent Development Group, LLC (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.118	Mutual Termination Agreement, dated as of October 25, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Acheron Development Group, LLC (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.119	Mutual Termination Agreement, dated as of October 25, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Ryan Pharmaceuticals, Inc. (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.120	Fifth Amendment to Distribution Agreement dated as of October 25, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Argent Development Group, LLC (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.121	Sixth Amendment to Distribution Agreement dated as of October 25, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Argent Development Group, LLC (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.122	Trademark Assignment, dated as of October 27, 2006, among Accentia, TEAMM Pharmaceuticals, Inc. and Victory Pharma, Inc. (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.123	Termination of Agreement Letter, dated as of October 27, 2006, among Accentia and Mikart, Inc. (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.124	Settlement of Employment and Compensation Related Matters Between Accentia and Martin G. Baum dated October 26, 2006 (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.125	Settlement of All Accentia Biopharmaceuticals, Inc. and Subsidiary Employment and Compensation Related Matters Between Accentia and Nicholas J. Leb dated October 31, 2006 (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.126	Royalty Agreement between Accentia and Biovest dated October 31, 2006 (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.127	Termination Agreement between Accentia and Biovest dated October 31, 2006 (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.128	Purchase Agreement of Biolender, LLC between Accentia and Biovest dated October 31, 2006 (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.129	Consent between Accentia and Laurus dated October 31, 2006 (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.130	Common Stock Purchase Warrant, dated October 31, 2006 from Accentia to Laurus (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.131	License and Asset Purchase Agreement, dated as of December 8, 2006, between Biovest and AutovaxID, Inc. (filed as Exhibit 10.1 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.132	License Agreement, dated as of December 8, 2006, between Biovest and AutovaxID, Inc. (filed as Exhibit 10.2 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.133	Secured Promissory Note, dated as of December 8, 2006, made by Biovest for the benefit of Accentia (filed as Exhibit 10.3 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.134	Loan and Security Agreement, dated as of December 8, 2006, between Leverage Fund and Biolender II (filed as Exhibit 10.4 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.135	Promissory Note, dated December 8, 2006, issued by AutovaxID Investment LLC (“Leverage Fund”) to Biolender II, LLC (filed as Exhibit 10.5 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.136	Subordinated Promissory Note, dated December 8, 2006, from AutovaxID to the CDE (filed as Exhibit 10.6 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.137	QLICI Loan Agreement, dated as of December 8, 2006, by and among AutovaxID, the CDE and Biovest (filed as Exhibit 10.7 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.138	Subordination Agreement, dated as of December 8, 2006, by and among Laurus, St. Louis New Markets Tax Credit Fund-II, LLC (“CDE”), US Bancorp Community Investment Corporation (“USBCIC”), AutovaxID and Biovest (filed as Exhibit 10.8 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.139	Second Lien Security Agreement, dated December 8, 2006, from AutovaxID to the CDE (filed as Exhibit 10.9 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.140	Tax Credit Reimbursement and Indemnity Agreement, dated as of December 8, 2006, between AutovaxID and USBCIC (filed as Exhibit 10.10 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.141	Guaranty, dated December 8, 2006, made by Hopkins Capital Group II, LLC, Frances E. O’Donnell, Jr., Kathleen M. O’Donnell (as Trustee of the Frances E. O’Donnell, Jr. Irrevocable Trust), Dennis L. Ryll, Ronald E. Osman, Alan M. Pearce, Steven R. Arikian, Steven J. Stogel, Donald L. Ferguson, Donald L. Ferguson (as trustee of the Donald L. Ferguson Revocable Trust)] and Biovest in favor of USBCIC and the CDE (filed as Exhibit 10.11 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.142	Limited Liability Company Agreement of Biolender II, LLC, dated December 8, 2006 (filed as Exhibit 10.12 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.143	Put Option Agreement dated December 8, 2006, between AutovaxID, Leverage Fund, USBCIC and Biolender II (filed as Exhibit 10.13 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.144	Purchase Option Agreement dated December 8, 2006, between AutovaxID, Leverage Fund, USBCIC and Biolender II (filed as Exhibit 10.14 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.145	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Dennis Ryll (filed as Exhibit 10.15 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.146	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Steven Stogel (filed as Exhibit 10.16 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.147	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Donald Ferguson (filed as Exhibit 10.17 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.148	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Ronald Osman (filed as Exhibit 10.18 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.149	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Francis O’Donnell (filed as Exhibit 10.19 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.150	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Alan Pearce (filed as Exhibit 10.20 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.151	Indemnification Agreement, dated as of December 8, 2006, from Biovest to Steven Arikian (filed as Exhibit 10.21 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.152	Subscription Agreement, dated December 8, 2006, between Biovest and SLDC (filed as Exhibit 10.27 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.153	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Dennis Ryll (filed as Exhibit 10.28 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.154	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Steven Stogel (filed as Exhibit 10.29 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.155	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Donald Ferguson (filed as Exhibit 10.30 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.156	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Ronald Osman (filed as Exhibit 10.31 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.157	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Hopkins Capital Group II, LLC (filed as Exhibit 10.32 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.158	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Alan Pearce (filed as Exhibit 10.33 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.159	Common Stock Purchase Warrant, dated December 14, 2006 issued by Biovest to Steven Arikian (filed as Exhibit 10.34 to Accentia’s Form 8-K filed December 14, 2006 and incorporated herein by reference).

10.160	Notice to Exercise of Option to Terminate Services dated December 15, 2006 from Accentia to Pharmaco Investments, Inc. and Pharmaceutical Product Development, Inc. (filed in Accentia’s Form 10-K filed December 29, 2006 and incorporated herein by reference).

10.161	Securities Purchase Agreement, dated as of February 28, 2007, among Accentia and each of the purchasers named therein (including exhibits) (filed as Exhibit 10.1 to Accentia’s Form 8-K filed February 28, 2007 and incorporated herein by reference).

10.162	Sublicense Agreement between Accentia and Revimmune, LLC dated February 27, 2007 (filed as Exhibit 10.1 to Accentia’s Form 8-K filed February 28, 2007 and incorporated herein by reference).

10.163	Amendment to Option Agreement dated May 9, 2007 between Accentia and Mayo (filed as Exhibit 10.11 to Accentia’s Form 8-K filed May 14, 2007 and incorporated herein by reference).

10.164	Third Amendment to the License Agreement dated May 10, 2007 between Accentia and Mayo (filed as Exhibit 10.1 to Accentia’s Form 10-Q filed May 15, 2007 and incorporated herein by reference).

10.165	Letter of Understanding between Accentia and Respirics dated May 10, 2007 filed as Exhibit 10.2 to Accentia’s Form 10-Q filed May 15, 2007 and incorporated herein by reference).

10.166	Form of Common Stock Purchase Warrant (filed as Exhibit 10.1 to Accentia’s Form 8-K filed June 19, 2007 and incorporated herein by reference).

10.167	Termination of Biologics Agreement dated August 22, 2007 between Accentia and McKesson Corporation (filed as Exhibit 10.1 to Accentia’s Form 8-K filed August 24, 2007 and incorporated herein by reference).

10.168	Overadvance Side Letter dated August 29, 2007 between Accentia and Laurus (filed as Exhibit 10.1 to Accentia’s Form 8-K filed September 5, 2007 and incorporated herein by reference).

10.169	Form of the Amendment to Conversion Agreement between Accentia and Midsummer Investment, Ltd. (filed as Exhibit 10.2 to Accentia’s Form 8-K filed September 5, 2007 and incorporated herein by reference).

10.170	Form of Common Stock Purchase Warrant to Debenture Investors (filed as Exhibit 10.1 to Accentia’s Form 8-K filed October 25, 2007 and incorporated herein by reference).

10.171	Amendment No. 1 to Overadvance Side Letter dated as of October 21, 2007 between Accentia and Laurus (filed as Exhibit 10.1 to Accentia’s Form 8-K filed November 2, 2007 and incorporated herein by reference).

10.172	Common Stock Purchase Warrant issued to Laurus (filed as Exhibit 10.2 to Accentia’s Form 8-K filed November 2, 2007 and incorporated herein by reference).

10.173	Subordination Agreement dated October 31, 2007 between Accentia and LV Administrative Services, Inc. as agent to Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. (filed as Exhibit 10.3 to Accentia’s Form 8-K filed November 2, 2007 and incorporated herein by reference).

10.174	Subordination Agreement dated December 10, 2007 between Accentia and LV Administrative Services, Inc. as agent to Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp.

10.175	Accentia’s 2008 Equity Incentive Plan effective as of December 31, 2007.

10.176	Extension Letter dated December 20, 2007 from Southwest to Accentia.

10.177	Agreement & Consent dated December 27, 2007 between Accentia and Hopkins Capital Group II, LLC.

10.178	Common Stock Purchase Warrant issued to Hopkins Capital Group II, LLC.

21	Subsidiaries of the Accentia (filed as Exhibit 21 to the Registration Statement on Form S-1 filed on February 11, 2005 (Registration No. 333-122769) and incorporated herein by reference.

31.1	Certification of Chief Executive Officer pursuant to Rules 13a-14 and 15d-15 promulgated under the Securities Exchange Act of 1934.

31.2	Certification of Chief Financial Officer pursuant to Rules 13a-14 and 15d-15 promulgated under the Securities Exchange Act of 1934.

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003.

32.2	Certificate of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003.

(a)	Indicates management contract or compensatory plan
(b)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

Reports on Form 8-K

Current Report on Form 8-K dated January 18, 2007

Current Report on Form 8-K dated February 28, 2007

Current Report on Form 8-K dated February 28, 2007

Current Report on Form 8-K dated March 28, 2007

Current Report on Form 8-K dated April 19, 2007

Current Report on Form 8-K dated May 14, 2007

Current Report on Form 8-K dated June 13, 2007

Current Report on Form 8-K dated June 19, 2007

Current Report on Form 8-K dated June 29, 2007

Current Report on Form 8-K dated August 16, 2007

Current Report on Form 8-K dated August 24, 2007

Current Report on Form 8-K dated September 5, 2007

Current Report on Form 8-K dated September 12, 2007

Current Report on Form 8-K dated September 21, 2007

Current Report on Form 8-K dated October 4, 2007

Current Report on Form 8-K dated October 9,, 2007

Current Report on Form 8-K dated October 9, 2007

Current Report on Form 8-K dated October 18, 2007

Current Report on Form 8-K dated October 25, 2007

Current Report on Form 8-K dated November 2, 2007

Current Report on Form 8-K dated December 11, 2007

Accentia Biopharmaceuticals, Inc.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders

Accentia Biopharmaceuticals, Inc. and Subsidiaries

Tampa, Florida

We have audited the accompanying consolidated balance sheets of Accentia Biopharmaceuticals, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended September 30, 2007, 2006 and 2005. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Accentia Biopharmaceuticals, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the consolidated results of their operations and their cash flows for the years ended September 30, 2007, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred cumulative net losses of approximately $164.1 million during the three years ended September 30, 2007, $57.8 million of which was attributable to their 76% owned subsidiary, and, as of that date, had a working capital deficiency of approximately $53.1 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 2. The consolidated financial statements do not include any adjustments with respect to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/ AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida
December 28, 2007

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$1,623,140	$15,391,799
Cash, restricted, net of non-current portion	2,503,330	7,550,817
Accounts receivable:
Trade, net of allowance for doubtful accounts of $542,864 and $366,309 at September 2007 and 2006, respectively	3,637,633	2,719,280
Stockholder	—	170,510
Inventories	1,497,584	1,500,185
Inventory deposits	—	997,149
Unbilled receivables	1,806,584	1,087,159
Deferred finance costs	1,196,000	1,568,000
Prepaid expenses and other current assets	892,026	700,490

Total current assets	13,156,297	31,685,389

Cash, restricted	—	2,328,584
Goodwill	1,193,437	1,193,437
Intangible assets	14,716,072	17,787,377
Furniture, equipment and leasehold improvements, net	1,761,289	1,535,978
Deferred finance costs, less current portion	1,763,815	2,541,028
Other assets	455,597	64,449

	$33,046,507	$57,136,242

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(CONTINUED)

	September 30,
	2007	2006
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt:
Hybrid financial instrument at fair value	$7,662,925	$—
Other long-term debt	8,195,132	5,652,152
Lines of credit:
Related party	1,705,000	1,060,497
Other	12,030,768	13,925,473
Accounts payable (including related party balances of $1,553,460 and $688,135 at September 30, 2007 and 2006, respectively)	13,202,241	8,016,559
Accrued expenses (including related party balances of $169,658 and $-0- at September 2007 and 2006, respectively)	6,750,086	10,160,946
Unearned revenues	1,456,700	1,787,182
Dividends payable	479,452	479,452
Notes payable	2,399,851	—
Notes payable, related parties	168,412	—
Royalty liability	491,987	—
Customer deposits	878,781	632,320
Deposits, related party	—	3,000,000
Derivative liabilities	10,814,252	5,870,088

Total current liabilities	66,235,587	50,585,669

Long-term debt, net of current maturities:
Hybrid financial instrument at fair value	6,152,492	21,727,869
Other long-term debt	13,877,455	5,293,336
Royalty liability, less current portion	4,604,509	—
Other liabilities, related party	2,299,546	2,370,200

Total liabilities	93,169,589	79,977,074

Non-controlling interest in variable interest entities (Note 22)	4,973,632	3,600,000

Commitments and contingencies (Notes 10, 11, 12, 14, 20, 21, 23)	—	—

Stockholders’ deficit:
Common stock, $0.001 par value; 300,000,000 shares authorized; 39,588,900 and 31,716,279 shares issued and outstanding at September 30, 2007, and 2006, respectively	39,589	31,716
Additional paid-in capital	172,449,173	135,102,051
Accumulated deficit	(237,585,476)	(161,574,599)

Total stockholders’ deficit	(65,096,714)	(26,440,832)

	$33,046,507	$57,136,242

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2007	2006	2005
Net Sales
Products	$7,285,508	$10,163,780	$10,882,685
Services	10,997,816	12,414,319	10,460,011
Related party, products	—	2,479,949	3,766,586
Related party, services	—	—	85,500

	18,283,324	25,058,048	25,194,782

Cost of sales:
Products	3,499,092	4,660,605	4,479,395
Services	3,261,640	3,724,698	3,753,930

Total cost of sales (exclusive of amortization of acquired product rights)	6,760,732	8,385,303	8,233,325

Gross margin	11,522,592	16,672,745	16,961,457

Operating expenses:
Research and development	15,456,472	14,009,947	9,588,677
Research and development, related party	4,417,522	551,164	1,319,185
Sales and marketing	8,199,095	13,972,754	15,164,067
General and administrative	21,518,911	23,299,945	21,086,188
Royalty expense	—	1,460,268	1,717,291
Impairment of intangible assets	3,624,230	3,309,932	357,931

Total operating expenses	53,216,230	56,604,010	49,233,339

Operating loss	(41,693,638)	(39,931,265)	(32,271,882)
Other income (expense):
Interest expense	(19,279,017)	(5,411,804)	(1,696,964)
Interest expense, net, related party	(52,082)	(1,092,388)	(2,119,621)
Loss on sale of assets	(1,201,823)	—	—
Derivative gain (loss) (Note 13)	10,383,109	1,241,019	(1,140,732)
Convertible debenture inducement loss (Note 11)	(4,547,503)	—	—
Absorption of prior losses against minority interest	276,901	1,690,010	150,000
Loss on extinguishment of debt (Note 11)	(11,797,457)	—	(4,808,782)
Loss on extinguishment of debt, related party	—	—	(2,361,894)
Loss on financing transaction (Note 14)	(8,780,712)	—	—
Other income (expense)	(60,730)	109,524	(56,384)

Loss before non-controlling interest in losses from variable interest entities, discontinued operations and income taxes	(76,752,952)	(43,394,904)	(44,306,259)
Non-controlling interest in losses from variable interest entities	742,075	—	—

Loss before discontinued operations and income taxes	(76,010,877)	(43,394,904)	(44,306,259)
Loss from discontinued operations, net of $0 income tax benefit	—	—	(430,110)
Income tax benefit	—	—	—

Net loss	(76,010,877)	(43,394,904)	(44,736,369)
Constructive preferred stock dividend	—	—	(4,949,031)
Preferred stock dividends, other	—	(40,739)	(603,097)

Loss attributable to common stockholders	$(76,010,877)	$(43,435,643)	$(50,288,497)

Weighted average shares outstanding, basic and diluted	34,424,555	27,890,825	5,147,222
Per share amounts, basic and diluted:
Loss attributable to common stockholders per common share for:
Continuing operations	$(2.21)	$(1.56)	$(9.69)
Discontinued operations	(0.00)	(0.00)	(0.08)
Loss attributable to common stockholders	$(2.21)	$(1.56)	$(9.77)

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Total
Balances, October 1, 2004	4,876,328	$4,559	20,812,662	$26,208,153	$20,679,709	$(67,852,598)	$(20,960,177)
Issuances of common stock for cash	294,093	611	—	—	617,567	—	618,178
Issuance of preferred stock for cash	—	—	12,220,367	25,754,535	(100,297)	—	25,654,238
Issuance of preferred stock in exchange for debt	—	—	1,401,105	5,311,954	—	—	5,311,954
Issuance of preferred stock in payment of licensing rights	—	—	1,140,034	6,657,600	—	—	6,657,600
Issuance of warrants for product rights	—	—	—	—	200,000	—	200,000
Stock-based compensation	—	—	—	—	434,583	—	434,583
Repurchase of preferred stock warrants	—	—	—	—	(2,000,000)	—	(2,000,000)
Preferred stock dividends	—	—	—	—	4,949,031	(5,552,128)	(603,097)
Net loss for the year	—	—	—	—	—	(44,736,369)	(44,736,369)
Reclassification of derivative liability to equity	—	—	—	—	71,277	—	71,277

Balances, September 30, 2005	5,170,421	$5,170	35,574,168	$63,932,242	$24,851,870	$(118,141,095)	$(29,351,813)

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (CONTINUED)

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, October 1 2005	5,170,421	$5,170	35,574,168	$63,932,242	$24,851,870	$(118,141,095)	$(29,351,813)
Conversion of preferred shares to common stock	20,910,908	20,911	(35,574,168)	(63,932,242)	63,911,331	—	—
Common stock for cash at initial public offering, net of offering costs	2,400,000	2,400	—	—	14,738,962	—	14,741,362
Common stock in private equity transaction, net of offering costs	1,647,000	1,647	—	—	7,719,073	—	7,720,720
Common stock for finance costs	100,000	100	—	—	349,900	—	350,000
Common stock for cash – options exercised	30,872	31	—	—	74,387	—	74,418
Common stock in cashless warrant exercise	533,253	533	—	—	(391)	—	142
Common stock warrants for deferred financing costs	—	—	—	—	5,714,967	—	5,714,967
Common stock warrants for services	—	—	—	—	82,740	—	82,740
Common stock warrants for intangible assets	—	—	—	—	793,306	—	793,306
Conversion of notes payable and accrued interest to common stock	906,734	907	—	—	7,043,023	—	7,043,930
Conversion of preferred stock dividends to common stock	17,091	17	—	—	136,717	—	136,734
Other comprehensive income	—	—	—	—	—	2,139	2,139
Share-based compensation	—	—	—	—	1,218,813	—	1,218,813
Preferred stock dividends	—	—	—	—	—	(40,739)	(40,739)
Reclassification of derivative liability to equity	—	—	—	—	8,467,353	—	8,467,353
Net loss for the year	—	—	—	—	—	(43,394,904)	(43,394,904)

Balances, September 30, 2006	31,716,279	$31,716	—	$—	$135,102,051	$(161,574,599)	$(26,440,832)

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (CONTINUED)

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, October 1, 2006	31,716,279	$31,716	—	$—	$135,102,051	$(161,574,599)	$(26,440,832)
Exercise of stock options for cash	769,262	769	—	—	1,025,133	—	1,025,902
Exercise of warrants for cash	363,610	364	—	—	970,475	—	970,839
Share-based compensation	—	—	—	—	2,430,888	—	2,430,888
Stock options issued for accrued bonus payable	—	—	—	—	1,189,633	—	1,189,633
Conversion of debentures to common stock	4,764,528	4,765	—	—	11,545,738	—	11,550,503
Reclassification of capitalized finance cost to equity upon conversion of debentures (Note 11)	—	—	—	—	(859,013)	—	(859,013)
Reclassification of financial instruments from equity to derivative liabilities (Note 11)	—	—	—	—	(3,185,685)	—	(3,185,685)
Fees paid for new market tax credit transactions (Note 23)	—	—	—	—	(541,121)	—	(541,121)
Reclassification of financial instruments from derivative liabilities to equity (Note 11)	—	—	—	—	14,684,426	—	14,684,426
Common stock issued upon termination of biologics distribution agreement	1,498,128	1,498	—	—	3,653,933	—	3,655,431
Common stock warrants issued for financing costs	—	—	—	—	2,766,091	—	2,766,091
Common stock warrants issued for extension of guarantees	—	—	—	—	2,092,377	—	2,092,377
Common stock issued for accrued interest	477,093	477	—	—	1,574,247	—	1,574,724
Net loss for the year	—	—	—	—	—	(76,010,877)	(76,010,877)

Balances, September 30, 2007	39,588,900	$39,589	—	$—	$172,449,173	$(237,585,476)	$(65,096,714)

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(76,010,877)	$(43,394,904)	$(44,736,369)
Adjustments to reconcile net loss to net cash flows from operating activities:
Loss on sale of assets	1,201,823	179,940	—
Depreciation	564,101	687,035	705,959
Amortization	1,041,047	2,152,105	2,448,916
Share-based compensation	2,430,888	1,218,812	434,583
Accretion of debt discounts	10,377,109	1,963,348	1,181,952
Accretion of royalty liability	249,466	—	—
Fair value of warrants issued for guarantees of debt	4,776,535	350,000	—
Derivative (gain) loss	(10,383,109)	(1,241,019)	1,140,732
Issuance of common stock warrants for services	—	82,740	—
Non-cash absorption of prior losses against minority interest	—	(1,690,010)	—
Non-controlling interest in loss of variable interest entities	(742,075)	—	—
Other non-cash charges	—	2,141	(69,600)
Loss on extinguishment of debt	11,797,457	—	7,170,676
Impairment of intangible assets	3,624,230	3,309,932	357,931
Convertible debenture inducement loss	4,547,503	—	—
Loss on financing transaction	8,780,712	—	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(619,096)	1,502,450	(1,153,984)
Inventories	(1,178,715)	(486,289)	265,159
Inventory deposits	84,800	(152,409)	(844,740)
Unbilled receivables	(719,425)	(396,273)	(46,405)
Prepaid expenses and other current assets	(156,435)	(315,249)	33,059
Other assets	(391,148)	961,816	(268,567)
Accounts payable	5,122,860	2,496,933	(1,147,670)
Accrued expenses	(1,810,428)	3,788,415	1,996,248
Unearned revenues	61,602	924,086	(428,055)
Customer deposits	(146,623)	(194,730)	(32,048)

Net cash flows from operating activities	(37,497,798)	(28,251,130)	(32,992,223)

Cash flows from investing activities:

Proceeds from sale of assets	4,840,442	13,804	—
Release of restricted cash, net	2,376,071	5,248,183	—
Acquisition of furniture, equipment, and leasehold improvements	(828,364)	(640,938)	(478,743)
Cash paid for acquisition of product rights and other intangibles	(5,475,300)	(1,718,433)	(4,600,593)

Net cash flows from investing activities	912,849	2,902,616	(5,079,336)

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

	Years Ended September 30,
	2007	2006	2005
Cash flows from financing activities:

Deferred offering costs	$—	$821,573	$(821,573)
Payments on notes payable and long-term debt	(6,924,296)	(14,765,226)	(2,268,616)
Proceeds from issuance of common stock, net of offering costs of $4,922,917 in 2006	—	22,462,082	618,178
Proceeds from issuance of preferred stock	—	—	25,654,178
Proceeds from the exercise of stock options	1,025,902	74,418	—
Proceeds from the exercise of stock warrants	970,839	—	—
Proceeds from non-controlling investment in variable interest entity	2,400,000	3,000,000	—
Payments made to related party	(139,065)
Proceeds from notes payable	2,989,803	—	—
Payment of Series E preferred stock dividends	—	—	(316,311)
Proceeds (payments) on related party loans	—	(204,665)	4,180,000
Proceeds from convertible debentures (net of $7.3 million cash restricted in 2006 for debt payments)	18,800,001	16,121,416	10,000,000
Proceeds from long-term debt	—	2,000,000	—
Repayment of amounts due to stockholders	—	(439,025)	—
Proceeds from line of credit, net (net of $7.8 million cash restricted in 2006 for debt payments)	3,693,106	8,906,288	1,734,217
Proceeds from minority interest investment	—	—	150,000

Net cash flows from financing activities	22,816,290	37,976,861	38,930,073

Net change in cash and cash equivalents	(13,768,659)	12,628,347	858,514
Cash and cash equivalents at beginning of period	15,391,799	2,763,452	1,904,938

Cash and cash equivalents at end of period (net of restricted cash)	$1,623,140	$15,391,799	$2,763,452

Supplemental cash flow information:
Cash paid for:
Interest	$2,968,613	$2,899,562	$3,424,730
Income taxes	—	—	—

(Continued)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED)

Supplemental Disclosure of Non-cash Investing and Financing Activities:

2007:

•	The Company issued 4,764,528 shares of common stock upon the conversion of $12.4 million of convertible debentures (face value) with a carrying value of $11.6 million.

•	The Company issued 477,093 shares of common stock for $1.6 million of accrued interest payable.

•

The Company issued 1,498,128 shares of common stock with a fair value of $3.7 million on the date of the agreement upon the termination of a biologics distribution agreement with the McKesson Corporation.

•	The Company reclassified $0.86 million of capitalized finance costs to equity upon the conversion of debentures to equity.

•	The Company reclassified $0.54 million of capitalized finance costs to equity relating to the NMTC transactions.

•	The Company issued warrants with a fair value of $0.08 million for financing costs.

•	The Company issued warrants with a fair value of $2.1 million for extension of Company long-term debt and notes payable guarantees.

•	The Company issued stock options with a fair value of $1,189,633 for accrued bonus payable balances.

2006:

•	The Company issued warrants valued at $0.8 million for product rights.

•	An aggregate of $0.04 million in preferred dividends were declared but unpaid during the year ended September 30, 2006.

•	The Company paid for $5.7 million of Capitalized Finance Costs through the issuance of common stock warrants.

•	The Company converted $7.0 million in debt into equity in 2006.

•	The Company incurred $0.2 million in debt to reduce accrued expenses in 2006.

•	The Company borrowed $7.8 million from Laurus in 2006 which was restricted cash at the time of the transaction. $5.2 million of those restricted funds were released in 2006.

•	$7.3 million of the proceeds from the Convertible Debenture financing were held in escrow and classified as restricted cash as of September 30, 2006.

2005:

•	The Company issued warrants valued at $0.2 million for product rights.

•

The Company issued 1.1 million shares of Series E preferred stock with a fair value of $6.7 million in exchange for $6.6 million in product rights and $0.1 million for general and administrative expenses.

•

The Company issued 743,685 shares of Series E preferred stock and 657,420 shares of Series A preferred stock with a fair value of $5.3 million in settlement of $2.9 million of related party debt obligations (including interest) resulting in a $2.4 million loss on extinguishment of debt, related party.

•	The Company repurchased 1,424,074 warrants at a cost of $2.0 million, which was financed by a $2.0 million increase in notes payable.

•	An aggregate of $0.3 million in preferred dividends were accrued but unpaid in 2005.

•	The Company repaid $3.0 million net advances from the Missouri State Bank line of credit with a portion of the Laurus note proceeds.

•	In 2005, the Company recognized $4.0 million in discounts associated with warrants and beneficial conversion features for convertible debentures.

See notes to consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies:

Business and organization

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase™, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. The Company has filed a pre-IND application for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well known chemotherapeutic agent under a risk management program. Additionally, the Company acquired in 2003 the majority ownership interest in Biovest International Inc. and its Subsidiaries (collectively, “Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID™ and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry.

Principles of consolidation

The Company consolidates all entities controlled by ownership of a majority interest and, effective Feburary 27, 2007, has consolidated a variable interest entity of which the Company is the primary beneficiary. The consolidated financial statements include Accentia Biopharmaceuticals, Inc. and its wholly-owned subsidiaries, Analytica International, Inc. (”Analytica”), TEAMM Pharmaceuticals, Inc. d/b/a Accentia Pharmaceuticals (“Accentia Pharmaceuticals”), AccentRx, Inc. (”AccentRx”), and Accentia Specialty Pharmacy (“ASP”); its majority owned subsidiary, Biovest (and its consolidated entities), and Revimmune, LLC (“Revimmune”), an entity in which the Company has a controlling financial interest and has been determined to be the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements of Biovest include its wholly owned subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC; and certain variable interest entities of Biovest, Biovax Investment LLC, Telesis CDE Two LLC, AutovaxID Investment LLC, and St. Louis New Markets Tax Credit Fund II LLC.

The Company does not currently recognize a minority interest in its 76% owned subsidiary pursuant to Accounting Research Bulletin No. 51, Consolidated Financial Statements since the losses applicable to the minority interest in the subsidiary exceed the minority interest in the equity capital of the subsidiary. Therefore, such excess losses and any further losses applicable to the minority interest shall be charged against the majority interest, as there is no obligation of the minority interest to fund these losses. However, if future minority equity or earnings do materialize, the majority interest will be credited to the extent of such losses previously absorbed. The Company currently records any equity raised through Biovest as Absorption of Prior Losses Against Minority Interest in the Other Income section on the Consolidated Statement of Operations.

Variable interest entities

The Company evaluates all significant arrangements and relationships for indications of variable interest entities pursuant to Financial Accounting Standards Board Interpretation 46R, Consolidation of Variable Interest Entities As discussed in Note 22, during April 2006 and December 2006, the Company and Biovest entered into financing arrangements that involved entities that met the definition of variable interest entities. As a result, the Company and Biovest were required to consolidate these entities and reflect the non-controlling interest in the consolidated financial statements as of and for the years ended September 30, 2007 and 2006. The 2007 consolidated financial statement include the variable interest entities as follows: Biovest Investment, LLC, Telesis CDE Two LLC, AutovaxID Investment LLC, St. Louis New Market Tax Credit Fund II LLC and Revimmune, LLC. The 2006 consolidated financial statement include the variable interest entities as follows: Biovest Investment, LLC and Telesis CDE Two LLC.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Segment reporting

The Company has operations in two business segments. Operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated on a regular basis by the chief operating decision maker or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company has identified these segments based on the nature of business conducted by each. They are described as follows:

The Biopharmaceutical Products and Services segment (“Biopharmaceutical Segment”) of the Company is focused on the research and development of contract cell production and biologic drug development and ownership, the production and contract manufacturing of biologic drugs and products and provides pre-market research, pharmacoeconomics and outcomes analyses to its pharmaceutical and biopharmaceutical partners and clients. This segment’s two primary products are SinuNase and BiovaxID. This segment also develops, manufactures and markets patented cell culture systems and equipment to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide, and has provided contract cell production services to those institutions. Additionally, this segment provides strategic services prior to product launch, such as technology assessment and valuation, and formulary and strategic reimbursement planning. The Specialty Pharmaceuticals segment markets and sells pharmaceutical products that are developed primarily through third-party development partners. This segment currently sells a portfolio of five pharmaceutical products and has a pipeline of additional products under development by our development partners. Currently marketed specialty pharmaceutical products include Respi~TANN®, a prescription antitussive decongestant for temporary relief of cough and nasal congestion, and Zinotic, a prescription product for the treatment of superficial infections of the external auditory canal that are complicated by inflammation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Cash and cash equivalents

The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts receivable, concentrations of credit risk and customer and vendor concentrations

Financial instruments that subject the Company to concentrations of credit risk include cash and accounts receivable. The Company places its cash in several high-quality financial institutions. Such amounts are insured by the FDIC up to $100,000 per institution.

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products and services to pharmaceutical distribution companies, retail organizations, and drug development companies. The Company performs ongoing credit evaluations of customers’ financial condition and does not require collateral.

Management reviews accounts receivable on a monthly basis to determine collectibility. Balances that are determined to be uncollectible are written off to the allowance for doubtful accounts. The allowance for doubtful accounts contains a general accrual for estimated bad debts. Management considers the balance of approximately $0.5 million adequate as of September 30, 2007; however actual write-offs may exceed the allowance.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Accounts receivable, concentrations of credit risk and customer and vendor concentrations (continued)

As set forth below, two customers in the Specialty Pharmaceuticals segment accounted for approximately 31% of consolidated net sales for the year ended September 30, 2007 and 36% for the year ended September 30, 2006. One customer accounted for approximately 25% of consolidated net sales for the year ended September 30, 2005. They are as follows:

	For the year ended September 30:
Customer	2007	2006	2005
Cardinal	15%	19%	25%
McKesson	16%	17%	n/a

	31%	36%	25%

Two vendors in the Specialty Pharmaceuticals segment provided approximately 40% of total product purchases during the year ended September 30, 2007, one vendor accounting for 14% in the year ended September 30, 2006 and two vendors provided approximately 27% of total product purchases during the year ended September 30, 2005. They are as follows:

	For the years ended September 30:
	2007	2006	2005
PPD (related party)	13%	n/a	n/a
ANI	27%	n/a	n/a
Respirics	n/a	14%	n/a
PharmFab	n/a	n/a	11%
Kiel	n/a	n/a	16%

	40%	14%	27%

Inventories

Inventories consist primarily of trade pharmaceutical products, supplies and parts used in instrumentation assembly and related materials. Inventories are stated at the lower of cost or market with cost determined using the first-in first-out (“FIFO”) method. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. An allowance is recorded to reduce inventories to their net realizable value, as considered necessary.

Furniture, equipment and leasehold improvements

Furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is determined using straight-line and accelerated methods over the estimated useful lives of three to seven years for furniture and equipment. Amortization of leasehold improvements is over the shorter of the improvements’ estimated economic lives or the related lease terms.

Goodwill and intangible assets

Intangible assets include trademarks, product rights, noncompete agreements, technology rights, purchased customer data relationships and patents, and are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). In that regard, goodwill and intangible assets that have indefinite useful lives, are not amortized but are tested at least annually for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company has identified certain trademarks, and purchased customer relationships as intangible assets with indefinite lives and, therefore, these assets are not amortized.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Intangible assets with finite useful lives are amortized over the estimated useful lives from the date of acquisition as follows:

Noncompete agreements	2 to 4 years
Customer relationships	10 years
Software	3 years
Patents	3 years
Product rights	4.5 to 20.5 years

The Company recognized impairment losses of $3.6 million, $3.3 million and $0.4 million related to the impairment of intangible assets during the years ended September 30, 2007, 2006 and 2005 respectively (Note 24).

Deferred finance costs

Deferred finance costs include fees paid in conjunction with obtaining long-term debt, notes payable and lines of credit and are amortized over the term of the related financial instrument. Approximate future amortization of deferred finance costs is as follows as of September 30, 2007:

Years ending September 30:
2008	$1,196,000
2009	777,000
2010	777,000
2011	210,000
Thereafter	—

$2,960,000

Advertising expense

The Company expenses the costs of advertising, which includes promotional expenses, as incurred. For the years ended September 30, 2007, 2006, and 2005, advertising expenses were nominal.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Financial instruments

Financial instruments, as defined in Financial Accounting Standard No. 107 Disclosures about Fair Value of Financial Instruments (FAS 107), consist of cash, evidence of ownership in an entity and contracts that both (i) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (ii) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Accordingly, the Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, lines of credit, notes payable, long-term debt, royalty liability, other liabilities, related party, derivative financial instruments, and convertible debentures.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Financial instruments (continued)

The Company carries cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and lines of credit at historical costs; their respective estimated fair values approximate carrying values due to their current nature. The Company also carries notes payable and certain convertible debt, included in long-term debt, at historical cost less discounts attributable to the concurrent issuance of detachable warrants, beneficial conversion features and bifurcated embedded derivatives. However, fair values of these debt instruments are estimated for disclosure purposes based upon the present value of the estimated cash flows at market interest rates applicable to similar instruments. The Company carries certain convertible debentures at fair value pursuant to Financial Accounting Standard No.155 Accounting for Certain Hybrid Financial Instruments (FAS 155).

Derivative instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company and its consolidated subsidiaries have entered into certain other financial instruments and contracts, such as debt financing arrangements and freestanding warrants with features that are either not afforded equity classification, embody risks not clearly and closely related to host contracts, or may be net-cash settled by the counterparty. Except as provided in FAS 155, these instruments are required to be carried as derivative liabilities, at fair value, in the Company’s consolidated financial statements. In instances, where the Company elects not to bifurcate embedded derivative features, the entire hybrid instrument is carried at fair value in the consolidated financial statements.

The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique(s), management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, management projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the Company’s trading market price which has high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes.

Foreign currency translation

The Company translates the assets and liabilities of its non-U.S. functional currency subsidiary into dollars at the current rates of exchange in effect at the end of each reporting period, while net sales and expenses are translated using the average exchange rate for each reporting period. Foreign currency translation adjustments were nominal during the year end September 30, 2007, 2006 and 2005 and, as such, no adjustments have been recognized in the accompanying consolidated financial statements.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Revenue recognition

Biopharmaceutical Products and Services:

The Company recognizes revenue in its Biopharmaceutical Products and Services segment as follows:

Services

Service revenue is generated primarily by fixed price contracts for cell culture production and consulting services. Such revenue is recognized over the contract term based on the percentage of services cost incurred during the period compared to the total estimated service cost to be incurred over the entire contract. The nature and scope of the Company’s contracts often require the Company to make judgments and estimates in recognizing revenues. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as each contract progresses. Such revisions may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Reimbursements of contract-related expenses are included in revenues. An equivalent amount of these reimbursable costs is included in cost of sales. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Contract costs related to cell culture production include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. The Company believes that actual cost incurred in contract cell production services is the best indicator of the performance of the contractual obligations, because the costs relate primarily to the amount of labor incurred to perform such services. The deliverables inherent in each of the Company’s cell culture production contracts are not output driven, but rather driven by a pre-determined production run. The duration of the Company’s cell culture production contracts range typically from 2 to 14 months.

Service costs relating to the Company’s consulting services consist primarily of internal labor expended in the fulfillment of the Company’s consulting projects and, to a lesser extent, outsourced research services. The duration of the Company’s consulting service contracts range typically from 1 to 6 months. Certain other professional service revenues are recognized as the services are performed.

The asset unbilled receivables represents revenue that is recognizable under the percentage of completion method due to the performance of services for which billings have not been generated as of the balance sheet date. In general, amounts become billable pursuant to contractual milestones or in accordance with predetermined billing schedules. Under the Company’s consulting services contracts, the customer is required to pay for contract hours worked by the Company (based on the standard hourly rate used to calculate the contract price) even if the customer cancels the contract and elects not to proceed to completion of the project. Unearned revenues represent customer payments in excess of revenue earned under the percentage of completion method. Such payments are made in accordance with predetermined payment schedules set forth in the contract.

Products

Net sales of instruments and disposables are recognized in the period in which the rewards of ownership have passed (at point of shipment) to the buyer. The Company does not provide its customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by the Company.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Specialty Pharmaceuticals:

Revenue from product sales is recognized when all of the following occur: a purchase order is received from a customer; title and risk of loss pass to the Company’s customer upon the receipt of the shipment of the merchandise under the terms of FOB destination; prices and estimated sales provisions for product returns, sales rebates, payment discounts, chargebacks, and other promotional allowances are reasonably determinable; and the customer’s payment ability has been reasonably assured. An estimate of three days from the time the product is shipped via common carrier until it reaches the customer is used for purposes of determining FOB destination. Revenues in connection with co-promotion agreements are recognized based on the terms of the agreements.

Concurrently with the recognition of revenue, the Company records estimated sales provisions for estimated product returns, sales rebates, payment discounts, chargebacks, and other sales allowances. Estimates are established base upon consideration of a variety of factors, including but not limited to, historical relationship to revenues, historical payment and return experience, estimated customer inventory levels, customer rebate arrangements, and current contract sales terms with wholesale and indirect customers. Actual product returns, chargebacks and other sales allowances incurred are, however, dependent upon future events and may be different than the Company’s estimates. The Company continually monitors the factors that influence sales allowance estimates and makes adjustments to these provisions when management believes that actual product returns, chargebacks and other sales allowances may differ from established allowances.

Provisions for these sales allowances are presented in the consolidated financial statements as reductions to net revenues and are included as accrued expenses in the consolidated balance sheets. These allowances approximated $1.7 million, $3.1 million, $0.2 million as of September 30, 2007, 2006 and 2005, respectively.

During 2004, the Company entered into an agreement with Pharmaceutical Product Development, Inc. (“PPD”), a common stockholder (see Note 14 for a full discussion of the agreement). In connection with the agreement, PPD acquired future royalty rights in exchange for $2.5 million received by the Company in September 2004; however, the agreement provides for return of the net purchase price ($2.5 million less royalty payments remitted to date) should royalties received by PPD through December 2009 be less than $2.5 million. In addition, there are certain other default provisions that would require the Company’s return of the net funds received. As a result, Accentia will recognize revenue in the future as royalties are remitted to PPD. As of September 30, 2007 and 2006, the liability is approximately $2.3 million and $2.4 million, respectively, and is included in Other Liabilities, Related Party in the consolidated balance sheets.

Cost of sales

Cost of sales excludes amortization of acquired product rights of $0.9 million, $2.2 million, and $1.5 million for the years ended September 30, 2007, 2006, and 2005, respectively.

Shipping and handling costs

Shipping and handling costs are included as a component of cost of sales in the accompanying consolidated statements of operations.

Research and development expense

The Company expenses research and development costs as incurred. Such costs include payroll and related costs, facility costs, consulting and professional fees, equipment rental and maintenance, lab supplies, and certain other indirect cost allocations that are directly related to research and development activities. Research and development expense, related party consists of expenses incurred with a vendor that is a greater than 10% shareholder.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Share-based compensation

Effective October 1, 2005, the Company adopted the accounting provisions of Statement of Financial Accounting Standards No. 123R—Accounting for Stock-Based Compensation (“FAS 123(R)”), which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (warrants and options). The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on weighted averages of the limited historical volatility of the Company’s stock and selected peer group comparable volatilities and other factors estimated over the expected term of the options. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term. The adoption of FAS 123(R) on October 1, 2005 had no impact on the Company’s consolidated financial statements since the Company was already applying a fair value method to value share based payments prior to October 1, 2005.

In applying the Black-Scholes options-pricing model, assumptions are as follows:

	2007	2006	2005
Dividend yield	$0	$0	$0
Expected volatility	54.17% – 89.53%	89.53%	0% to 50%
Risk free interest rate	4.18 – 4.71%	4.32 – 4.60%	2.05 – 3.53%
Expected life	5.0 to 6.0 years	6.0 to 6.50 years	0.5 to 5 years

Loss per common share

The Company had net losses for all periods presented in which potential common shares were in existence. Diluted loss per share assumes conversion of all potentially dilutive outstanding common stock options, warrants, or other convertible financial instruments. Potential common shares outstanding are excluded from the calculation of diluted loss per share if their effect is anti-dilutive. As such, dilutive loss per share is the same as basic loss per share for all periods presented as the effect of all potential common shares outstanding is anti-dilutive.

The following table sets forth the calculations of basic and diluted loss per share:

	September 30,
	2007	2006	2005
Numerator:
Loss applicable to common stockholders	$(76,010,877)	$(43,435,643)	$(50,288,497)

Denominator:
Weighted average shares—basic loss per share	34,424,555	27,890,825	5,147,222
Effect of dilutive securities	—	—	—

Weighted average shares for dilutive loss per share	34,424,555	27,890,825	5,147,222

Loss per share applicable to common stockholders, basic and diluted	$(2.21)	$(1.56)	$(9.77)

Effect on loss per share from preferred dividends	$0.00	$0.00	$(1.08)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

1. Description of business and summary of significant accounting policies (continued):

Loss per common share (continued)

The effect of common stock equivalents and common shares indexed to convertible debt securities are not considered in the calculation of diluted loss per share because the effect would be anti-dilutive. They are as follows as of:

	September 30,
	2007	2006	2005
Options and warrants to purchase common stock	18,767,692	8,302,147	3,027,933
Convertible debt instruments	15,223,462	11,263,867	1,790,882
Preferred stock convertible to common stock	—	—	35,574,154
Preferred stock options and warrants convertible to preferred, then convertible to common stock	—	—	1,211,502

	33,991,154	19,566,014	41,604,471

Reclassification:

Certain amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform with the 2007 presentation.

Recent accounting pronouncements:

In September 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 (FAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current valuation and accounting practices. For fiscal years beginning after November 15, 2007, the Company will be required to implement FAS 157 for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in the financial statements. FAS 157 implementation for other non-financial assets and liabilities has been deferred to fiscal years beginning after November 15, 2008. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. Management is currently assessing the effect, if any, adoption of FAS157 will have on the Company’s financial position and results of operations.

In February, 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including and amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the adoption of FAS 159, and the effect, if any, on the Company’s financial position or results of operations.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management believes the adoption of FIN 48 on October 1, 2007, will have no impact on the Company’s consolidated financial position or results of operations.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

2. Liquidity and management’s plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company incurred net losses of $76.0 million and used cash from operations of $37.5 million during the twelve months ended September 30, 2007, and has a working capital deficit of $53.1 million at September 30, 2007. Net losses for Biovest, whose results are consolidated with the Company, were $44.7 million, during the same twelve month period.

Subsequent to the balance sheet date, the Company received approximately $4.6 million in cash from the exercise of 1,738,328 warrants during October 2008. The Company currently has $6.5 million of available funding under the outstanding line of credit (related party bridge note) with Hopkins II, subject to compliance with borrowing requirements. In addition, the Company has approximately $2.7 million of available funding under the outstanding line of credit with Laurus subject to compliance with borrowing requirements.

At September 30, 2007 the Company on a consolidated basis had $1.6 million in cash and cash equivalents, of which $0.1 million was cash and cash equivalents held by Biovest. The Company projects that it has sufficient cash subject to the availability of its lines of credit to finance its expected cash outflows into the third quarter of fiscal 2008. As the Company progresses with its SinuNase trial, it may seek strategic business or investment relationships to provide for a source of future funding. In the short term, the Company is seeking to restructure certain existing indebtedness in order to increase borrowing capacity and reduce near term principal amortization and is also seeking additional financing through corporate collaborations or licensing transactions. The Company cannot be certain that additional funding will be available on acceptable terms, or at all.

The Company believes that the forthcoming unblinding of the Phase 3 clinical trial data for SinuNase and BiovaxID will be significant milestone events. SinuNase results are anticipated to be available in or around March 2008. BiovaxID results are anticipated to be available in or around April 2008. The Company believes that its current cash resources available under its lines of credit will be sufficient to fund its operations through the anticipated release of unblinded clinical trial data. As of December 28, 2007, the Company has approximately $6.5 million available to it under the Hopkins II line of credit subject to compliance with borrowing requirements. The Company believes that the publication of the aforementioned clinical trial results, if positive as anticipated, will significantly enhance its ability to access additional sources of funding.

The Company is in active negotiation to restructure or refinance its debt instruments which mature in fiscal year 2008. These debt instruments, excluding Biovest debt instruments, include approximately $13.1 million (net of escrowed funds of approximately $2.5 million) due Laurus and Southwest. Further the Company anticipates that its principal payment obligations under the convertible debentures issued in September 2006 and February 2007 will be largely satisfied without cash payments through redemptions of principal paid with its common stock as permitted by these debt instruments. In addition, the Company’s majority owned subsidiary, Biovest, is also in active negotiations to restructure or refinance its debt obligations that become due in fiscal year 2008 which consists of approximately $5.54 million due Laurus, Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, Southwest, Pulaski and a note payable to an unrelated individual.

The Company expects to finance its foreseeable cash requirements following the unblinding of the clinical trial data through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. If adequate funds are not available from the foregoing sources, the Company may consider additional strategic financing options, including sales of assets or business units (such as specialty pharmaceuticals, market services or cell culture equipment) that are non-essential to the ongoing development or future commercialization of SinuNase, BiovaxID or Revimmune, or it may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or curtail some of its commercialization efforts. The Company may seek to access the public or private equity markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at this time. The Company cannot be certain that additional funding will be available on acceptable terms, or at all.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

3. Discontinued operations:

Disposition

On December 8, 2003, the Company entered into an agreement to sell certain assets of AccentRx for $4.2 million in cash. The sale agreement provided for the sale of AccentRx’s trademarks, customer lists and goodwill associated with the AccentRx pharmacy business, none of which had a cost basis, and were therefore not recorded on the Company’s balance sheet. All proceeds reduced current liabilities. Furthermore, during December 2003, the Company renegotiated the terms of certain indebtedness to McKesson in the Assumption of Debt and Security Agreement, which amendment was required as a condition of McKesson’s approval of the AccentRx sale. Subsequently, this agreement was amended to, among other things, grant McKesson warrants to purchase up to 1,425,043 million shares of Series E preferred stock of Accentia. Accordingly, the fair value of these warrants computed using the Black Scholes pricing model is $2.6 million, which was offset against the gain on the sale transaction. The McKesson indebtedness was paid off in September 2006.

Revenues and pre-tax income (loss) reported as discontinued operations are as follows:

2005
Revenues	$—
Pre-tax loss	$(430,110)

Continuing cash flows in 2005 from discontinued operations resulted from the resolution of lease matters.

4. Restricted Cash:

Pursuant to certain long-term debt and lines of credit agreements, the following cash balances were held in escrow as of September 30, 2007 and 2006:

	September 30,
	2007	2006
Funds from convertible debentures held to pay down certain Laurus debt	$2,503,330	$9,879,401

5. Inventories:

Inventories consist of the following:

	September 30,
	2007	2006
Pharmaceutical products held for sale, net of allowances for obsolescence of $0.6 million and $0.4 million, respectively	$765,443	$1,266,732
Finished goods, other	205,637	34,253
Work-in-process	311,302	102,228
Raw materials	215,202	96,972

	$1,497,584	$1,500,185

6. Unbilled receivables and unearned revenues:

Unbilled receivables and unearned revenues are as follows:

	September 30,
	2007	2006
Costs incurred on uncompleted service contracts	$12,987,132	$9,026,436
Estimated earnings	10,637,500	8,084,874

	23,624,632	17,111,310
Less billings to date	(23,274,748)	(17,811,333)

	$349,884	$(700,023)

These amounts are presented in the accompanying consolidated balance sheets as follows:

	September 30,
	2007	2006
Unbilled receivables	$1,806,584	$1,087,159
Unearned revenues	(1,456,700)	(1,787,182)

	$349,884	$(700,023)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

7. Intangible assets:

Intangible assets consist of the following:

	September 30,		Weighted Average Amortization
	2007	2006	Period
Indefinite-life intangible assets:
Trademarks	$1,176,433	$1,525,433
Purchased customer relationships	225,137	225,137

	1,401,570	1,750,570

Amortizable intangible assets:
Noncompete agreements	2,104,000	2,104,000	3.5 years
Patents	149,872	149,871	3.5 years
Purchased customer relationships	1,043,813	1,043,813	9.5 years
Product rights	14,964,018	19,914,707	18.4 years
Software	498,416	498,416	3.5 years
Trademarks	109,527	109,227	7.5 years

	18,869,646	23,820,034
Less accumulated amortization	(5,555,144)	(7,783,227)

	13,314,502	16,036,807

Total intangible assets	$14,716,072	$17,787,377

The following represents intangible asset additions, amortization, disposals, and impairment of intangible assets for the years ended September 30, 2007, 2006, and 2005:

	Balances	Acquisitions and Amortization			Impairment of Assets			Disposals for the year ended	Balance
	October 1,	for the years ended September 30,:			for the years ended September 30,:			September 30,	September 30,
	2004	2005	2006	2007	2005	2006	2007	2007	2007
Indefinite life intangibles:
Trademarks	$1,525,433	$—	$—	$—	$—	$—	$(349,000)	$—	$1,176,433
Purchased customer relationships	225,137	—	—	—	—	—	—	—	225,137

	1,750,570	—	—	—	—	—	(349,000)	—	1,401,570
Amortizable intangible assets:
Noncompete agreements	2,104,000	—	—	—	—	—	—	—	2,104,000
Patents	146,613	3,011	248	—	—	—	—	—	149,872
Purchased customer relationships	1,043,813	—	—	—	—	—	—	—	1,043,813
Software	498,416	—	—	—	—	—	—	—	498,416
Trademarks	104,000	2,041	3,186	300	—	—	—	—	109,527
Product rights	14,603,640	8,224,763	2,008,305	5,503,321	(1,470,000)	(4,982,933)	(2,932,000)	(5,991,078)	14,964,018
Less accumulated amortization	(3,324,275)	(2,448,916)	(2,152,105)	(1,041,047)	1,112,069	1,673,001	569,119	57,010	(5,555,144)

	15,176,207	5,780,899	(140,366)	4,462,574	(357,931)	(3,309,932)	(3,275,230)	(3,909,650)	13,314,502

Total	$18,120,214	$5,780,899	$(140,366)	$4,462,574	$(357,931)	$(3,309,932)	$(3,624,230)	$(3,909,650)	$14,716,072

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

7. Intangible assets (continued):

Estimated future amortization of amortizable intangible assets with finite lives is as follows:

Year ending September 30:
2008	$1,025,274
2009	953,625
2010	925,074
2011	912,569
2012	891,569
Thereafter	8,606,391

$13,314,502

8. Furniture, equipment and leasehold improvements:

Furniture, equipment and leasehold improvements consist of the following:

	September 30,
	2007	2006
Furniture	$211,633	$261,469
Office and laboratory equipment	2,495,828	2,420,217
Leasehold improvements	1,938,265	1,184,313

	4,645,726	3,865,999
Less: accumulated depreciation and amortization	(2,884,437)	(2,330,021)

	$1,761,289	$1,535,978

9. Lines of credit:

Lines of credit consist of the following:

	September 30,
	2007	2006
Related Party:
Line of credit bridge note (“Line of Credit”) from an entity owned by an officer and major stockholder of the Company, interest at 4.25%, matures December 31, 2008 unsecured, maturing under certain conditions, as defined(a)(b)	$1,705,000	$1,060,497
Other:
Secured revolving note, $2.5 million is convertible, due to Laurus, interest at prime plus 2% (9.75% at September 30, 2007); matures April 2008; principal and accrued interest convertible at fixed conversion price of $6.80 per share (See Note 11 for additional conversion terms)	8,030,768	9,925,473
Revolving credit agreement, interest at prime rate (7.75% at September 30, 2007); matures March 31, 2008; secured by Company’s accounts receivable and guarantee of major stockholder	4,000,000	4,000,000

	$13,735,768	$14,985,970

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

9. Lines of credit (continued):

(a)	The Company may prepay the Line of Credit at any time without penalty or premium. However, on the date on which the line of credit becomes due or on which the Company desires to prepay the loan, the Company must not be in default under its credit facility with Laurus, and the remaining balance under the Laurus credit facility at such time must be $2.5 million or less. If both of these conditions are not satisfied, then the bridge loan will not become due and cannot be paid until the first day on which both of these conditions are satisfied. The line of credit provided the Company with borrowing capacity of up to $7.5 million. The Company initially borrowed $4.2 million under the Line of Credit and in May 2006 the Company converted $3.2 million in outstanding principal and interest into common stock at a per share conversion price of $8.00 which represented an approximately 40% premium to the market price at conversion. As of September 30, 2007, $1.7 million is outstanding under this line of credit leaving potential available borrowing capacity of $5.8 million.
(b)	Dr. Francis E. O’Donnell, the Company’s Chief Executive Officer and Chairman, is the sole manager of Hopkins Capital II, LLC and several irrevocable trusts established by Dr. O’Donnell collectively constitute the largest equity owners of Hopkins Capital II, LLC.

Weighted average interest on all short-term borrowings aggregated 8.50%, 9.29%, and 6.42% at September 30, 2007, 2006 and 2005, respectively.

10. Notes payable:

Pulaski Bank and Trust

On January 15, 2007, Biovest closed an amended and restated loan transaction (“Note 1”) with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”), which amended the Loan Agreement dated September 5, 2006 pursuant to which Pulaski agreed to loan $1 million to Biovest pursuant to an unsecured Promissory Note. Biovest also closed on a second loan transaction with Pulaski on March 22, 2007 (“Note 2”), pursuant to which Pulaski agreed to loan an additional $0.75 million to Biovest pursuant to an unsecured Promissory Note. The combined balance of these notes as of September 30, 2007 is $1.89 million including principal of $1.75 million and accrued interest and fees of $135,000.

Note 1 had an original maturity date of July 5, 2007, which has subsequently been extended to December 31, 2007. Biovest paid $75,000 in cash as well as warrants to purchase 152,992 shares of Biovest’s common stock with a five year term at $1.10 per share to Pulaski in consideration for this extension. The note can be prepaid by Biovest at any time without penalty. The note bears interest at the prime rate minus 0.5% (7.25% per annum at September 30, 2007), requiring monthly payments of interest only. The note is an unsecured obligation of Biovest and is subordinated to Biovest’s outstanding loan to Laurus. The note is guaranteed by entities, officers and other individuals affiliated with Biovest or Accentia, the majority stockholder of Biovest. Biovest has entered into Indemnification Agreements with each of the guarantors. Biovest issued warrants to purchase 1,388,636 shares of Biovest’s common stock at an exercise price of $1.10 to certain officers and directors in conjunction with their guarantee of this note payable.

Note 2 had an original maturity date of April 21, 2007, which has subsequently been extended to December 31, 2007. Biovest paid $93,750 in cash as well as warrants to purchase 109,508 shares of Biovest’s common stock with a five year term at $1.10 per share to Pulaski Bank in consideration for this extension. The note bears interest at the prime rate minus 0.5% (7.25% per annum as of September 30, 2007), with interest only payments due monthly. The note is an unsecured obligation of Biovest and is subordinated to Biovest’s outstanding loan to Laurus. The note is guaranteed by entities and individuals affiliated with Biovest or Accentia, the majority stockholder of Biovest. Biovest has entered into Indemnification Agreements with each of the guarantors. Biovest issued to the guarantors warrants to purchase an aggregate total of 381,817 shares of Biovest’s common stock, par value $0.01 per share, at an exercise price of $1.10 per share. Biovest issued to Pulaski warrants to purchase a total of 25,000 shares of Biovest’s common stock at $1.10 per share as a loan origination fee.

Biovest intends to pursue a partial paydown and restructure of the total Pulaski indebtedness and has commenced discussions with Pulaski to accomplish such restructure of the Pulaski debt to long-term status.

Biovest agreed to indemnify and hold harmless each guarantor should their guarantees be called by the Lender by agreeing to compensate each affected guarantor by an issuance of restricted common stock equal to 700% of the amount of their guarantee if the guarantee is called upon.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

10. Notes payable (continued):

Pulaski Bank and Trust (continued):

Biovest applied the provisions of EITF 96-19, “Debtors Accounting for Modification or Exchange of Debt Instruments” to the extension of both Pulaski notes. EITF 96-19 provides that substantial modifications of terms should be treated in the same manner as an extinguishment of debt and thus accounted for under the provisions of SFAS 125. A cash-flow test is used to determine if the modification is substantial whereby cash flows prior to the modification are compared to cash flows subsequent to the modification. EITF 96-19 states that if the discounted cash flows under the terms of the new debt instrument are at least ten percent different from the discounted cash flows under the terms of the original instrument then the new terms represent a substantial modification and an extinguishment of debt has occurred. Biovest reached the conclusion that the consideration paid for the extension of maturity on both notes constituted a substantial modification of terms and thus treated a portion of the consideration paid as an extinguishment of debt. Biovest incurred a $114,000 loss on extinguishment of debt as a result of these transactions which is included in other income (expense) in the accompanying consolidated statement of operations for the year ended September 30, 2007.

Southwest Bank Creve Coeur Financial Center:

On June 26, 2007, Biovest closed a loan transaction with Southwest Bank Creve Coeur Financial Center of St. Louis, MO (“Southwest”). Southwest loaned $0.2 million to Biovest pursuant to an unsecured Promissory Note which matures on December 26, 2008, and can be prepaid by Biovest at any time without penalty. The note bears interest at the prime rate plus 1.0% (8.75% per annum at September 30, 2007), requiring monthly payments of interest only. The note is an unsecured obligation of Biovest and is subordinated to Biovest’s outstanding loan to Laurus. The note is guaranteed by an officer of Accentia, the majority stockholder of the Company. The Company has entered into an Indemnification Agreement with the guarantor whereby the Company has agreed to indemnify and hold harmless the guarantor should the guarantee be called by the Lender.

In conjunction with the issuance of this note payable the Company issued to the guarantor warrants to purchase 109,090 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Warrants”). The Warrants will expire on June 25, 2012. Under the terms of the Warrants, the guarantors shall have piggy-back registration rights for the shares underlying the Warrants.

The balance of this note as of September 30, 2007 is $0.2 million including principal of $0.2 million plus accrued interest and loan origination fees of $4,000.

Other notes payable:

On September 10, 2007, the Company issued a promissory note to a private third-party to the Company in the amount of $0.3 million. The note bears no interest, except in the case of default, at which point interest would begin to accrue at 18.0% per annum. Under the terms of this note all principal is due on September 9, 2008. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus. The Company is also obligated to issue $0.3 million in shares of the Company’s common stock to this individual on September 9, 2008. For purposes of calculating the number of shares to be issued, the stock will be valued at the lower of $1.10 per share or a discount of fifteen percent to the volume-weighted average trading price of the Company’s common shares for the 60 days prior to maturity. The Company used the effective interest method to accrete the fair value of these shares as interest expense throughout the term of the note. The balance of this note as of September 30, 2007 is $0.3 million.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt:

Long-term debt consists of the following:

	September 30,
	2007	2006
Convertible debentures – September 2006 (hybrid financial instrument), at fair value, face value of $12,900,000 (2007), and $25,000,000 (2006), interest at 8% payable quarterly, principal payable in 37 monthly installments beginning October 2007 through September 29, 2010. Convertible to common stock at $2.60 per share (b)	$13,815,417	$21,727,869
Convertible debentures – February 2007, face value of $24,640,999 (2007) and $24,940,000 (2006), interest at 8% payable quarterly, matures February 2011(c)	10,759,654	—
Convertible amortizing term note, due to Laurus Master Fund, Ltd., interest payable monthly at prime rate plus 4%, (11.75% at September 30, 2007), due April 2008, convertible into shares of common stock at $6.80 per share, exercisable through April 2008 (e)	3,556,173	6,166,670
Convertible notes payable, Biovest 2000 bridge financing, interest at 10%, due in 2008, convertible into shares of Biovest common stock at $1.00 per share and include warrants to purchase 50,000 shares of Biovest common stock at an exercise price of $1.25 per share, which were exercisable through September 2007	46,817	114,499
Convertible amortizing term note (owed by Biovest), due to Laurus Master Fund, Ltd., interest payable monthly at prime rate plus 2%, (9.75% at September 30, 2007), due March 31, 2009 (a)	7,121,871	2,354,128
Term note, Pulaski Bank and Trust Company, interest payable monthly at 7.75% (d)	—	2,000,000
Note payable, employee settlement	—	119,950
Other	107,728	104,263
Long term accrued interest	480,344	85,978

	35,888,004	32,673,357
Less current maturities	(15,858,057)	(5,652,152)

	$20,029,947	$27,021,205

Footnotes to long-term debt:

Convertible amortizing term note (a)

April 2007 amendment and loss on extinguishment:

This note is collateralized by all cash, restricted cash, accounts receivable, inventory, fixed assets and other assets of Biovest. The note also contains certain restrictive covenants. Pursuant to the original terms of this secured promissory note, Biovest was required to make certain principal and interest payments commencing in August 2007. A Letter Agreement rescheduling future payments due from Biovest to Laurus under the Note became effective on April 17, 2007. Under the Letter Agreement past due and ongoing principal payments on the Note were deferred until August 1, 2007, when adjusted monthly principal payments of $0.3 million were to commence. As consideration for the forbearance Biovest granted to Laurus a non-cancelable royalty equal to three percent of world-wide net sales of AutovaxID instruments for a period of five years commencing on May 31, 2007. Under the terms of the royalty agreement the Company’s royalty payments to Laurus are required to aggregate to a minimum of $8 million with $0.5 million of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due at the end of the five year royalty term (Note 12). In addition, upon satisfaction of certain conditions of the Letter Agreement, Laurus consented to Biovest seeking and, if available, entering into bridge loans in an aggregate amount of up to $7.0 million.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Footnotes to long-term debt (continued:

Convertible amortizing term note (a) (continued)

April 2007 amendment and loss on extinguishment (continued):

Biovest applied the provisions of EITF 96-19, “Debtors Accounting for Modification or Exchange of Debt Instruments” to the Amendment. EITF 96-19 provides that substantial modifications of terms should be treated in the same manner as an extinguishment of debt and thus accounted for under the provisions of SFAS 125. A cash-flow test is used to determine if the modification is substantial whereby cash flows prior to the modification are compared to cash flows subsequent to the modification. EITF 96-19 states that if the discounted cash flows under the terms of the new debt instrument are at least ten percent different from the discounted cash flows under the terms of the original instrument then the new terms represent a substantial modification and an extinguishment of debt has occurred. Biovest reached the conclusion that the modification of terms of the $7.8 million loan from Laurus in addition to the $8.0 million minimum royalty payment due to Laurus under the Amendment constitutes a substantial modification of terms and thus treated the Amendment as an extinguishment of debt. Biovest incurred a $9.7 million loss on extinguishment of debt as a result of this transaction which is included in other income (expense) in the accompanying consolidated statement of operations for the year ended September 30, 2007.

October 2007 Amendment to Laurus Loan:

On October 31, 2007, Biovest executed amendment agreements (the “Amendments” with its senior lender, Laurus, to defer payments of principal and interest on its $7.8 million loan until January, 2008 at which point adjusted principal payments of $0.3 million per month plus interest will commence. Interest on this loan will continue to accrue at prime plus 2.0% (9.75% at September 30, 2007).

Convertible debentures – September 2006 (b)

On September 29, 2006, the Company entered into definitive agreements relating to a private placement (the “Private Placement”) of $25.0 million in principal amount of 8% Secured Convertible Debentures due September 29, 2010 (the “Debentures”). The funds raised in the Private Placement were disbursed from escrow to the Company on October 2, 2006. The principal purposes of the Private Placement was to raise additional funding for working capital to support the commercialization of the Company’s specialty pharmaceutical products and to continue the development of the Company’s proprietary intranasal antifungal therapy for chronic sinusitis and to repay certain short-term debt. The Private Placement resulted in gross proceeds of $23.5 million after placement agent fees of $1.5 million but before other expenses associated with the transaction. To secure certain amounts payable by the Company to Laurus, the Company’s senior lender, a total of $7.3 million of the proceeds from the Private Offering were placed into an escrow account and will be paid to Laurus when certain amounts become due under the Company’s credit facility with Laurus.

The Debentures are convertible at any time at the option of the holder into shares of the Company’s common stock at $2.60 per share, subject to adjustment for stock splits, stock dividends, and the like. In the event that the Company issues or grants in the future any rights to purchase any of the Company’s common stock, or other security convertible into the Company’s common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted Debentures will be decreased to equal such lower price. The Debentures are also exchangeable for shares of common stock of Biovest held by the Company at an exchange price of $1.00 per share, subject to adjustment for stock splits, stock dividends, and the like, at any time after the earlier to occur of (i) September 29, 2007 or (ii) such time as the closing price of Biovest’s common stock exceeds $2.25 for each of 20 consecutive trading days, subject to certain volume requirements and other conditions. Biovest is a majority-owned subsidiary of the Company. In the event that Biovest issues or grants in the future any rights to purchase any of Biovest’s common stock, or other security convertible into Biovest’s common stock, for a per share price less than the exchange price then in effect, the exchange price for all unconverted Debentures will be decreased to equal such lower price. The above-described adjustments to the conversion price or exchange price for future stock issuances by the Company or Biovest will not apply to certain exempt issuances, including stock issuances pursuant to employee stock option plans and strategic transactions.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Convertible debentures – September 2006 (b) (continued)

Prior to maturity the Debentures will bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at the Company’s option, in shares of Company common stock. The Company’s ability to pay interest with shares of Company common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. Shares delivered in payment of interest will be valued at 90% of the average of the daily volume weighted average price of the shares for the 20 trading days prior to the interest payment date. From and after an event of default under the Debentures and for so long as the event of default is continuing, the Debentures will bear default interest at a rate of 18% per annum.

Beginning October 1, 2007, and on the 1st of each month thereafter, the Company will be required to redeem 1/37th of the face value of the Debentures in cash or, at the Company’s election, with shares of Company common stock, shares of Biovest common stock held by the Company, or a combination thereof. The Company’s ability to pay interest with shares of Company or Biovest common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. Any payment in common stock of either the Company or Biovest may not exceed 15% of the total dollar traded volume in the applicable stock for the 20 trading days prior to the amortization payment. Any common stock of the Company or Biovest delivered in satisfaction of an amortization payment will be valued at the lesser of (i) the conversion price or the exchange price, as the case may be, in effect at the time of the amortization payment or (ii) 90% of the average of the daily volume weighted average price of the applicable shares for the 20 trading days prior to the amortization payment. Any unconverted Debentures will become due on September 29, 2010.

In the event that the average of the daily volume weighted average price of the shares of the Company’s common stock for any 20 consecutive trading days exceeds $6.50, the Company will have the right, but not the obligation, to require the holders of the Debentures to convert into Company common stock at the conversion price then in effect up to 50% of any outstanding Debentures (or 100% of any outstanding Debentures, in the event that the average of the daily volume weighted average price of the shares of the Company’s common stock for any 20 consecutive trading days exceeds 300% of the then-effective conversion price). Such a mandatory conversion is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares into which the Debentures are converted and certain minimum trading volumes in the stock to be issued. The registration statement was declared effective on November 17, 2006.

At any time beginning on the first anniversary of the effectiveness of a registration statement covering the resale of the shares of Company common stock issuable upon conversion of the Debentures, the Company may redeem, subject to specified conditions and upon 20 trading days’ written notice, any or all of the outstanding Debentures for a redemption price of (i) cash of 120% of par plus accrued and unpaid interest on the Debentures to be redeemed and (ii) warrants to subscribe for a number of shares of the Company’s common stock equal to the principal amount of the Debentures to be redeemed, divided by the conversion price then in effect. Such warrants will have an exercise price equal to the average of the daily volume weighted average price for the shares of the Company’s common stock for the 20 trading day period immediately preceding the redemption and a term equal to the weighted average remaining term of the Debentures.

As a part of the Private Placement, the Company issued Warrants to the purchasers of the Debentures giving them the right to purchase up to an aggregate of 3,136,201 shares of the Company’s common stock at an exercise price of $2.75 per share, provided that such Warrants may be alternatively exercised for shares of Biovest common stock held by the Company at an exercise price of $1.10 per share. The warrant exercise prices are subject to adjustment for stock splits, stock dividends, and the like. The Warrants may not be exercised for any shares of Biovest common stock until the earlier to occur of (i) September 29, 2007 or (ii) such time as the closing price of Biovest’s common stock exceeds $2.25 for each of 20 consecutive trading days, subject to certain volume requirements and adjustments. In the event that the Company in the future issues or grants any rights to purchase any of the Company’s common stock, or other security convertible into the Company’s common stock, for a per share price less than the exercise price then in effect, the exercise price of the Warrant with respect to shares of the Company’s common stock will be reduced to equal such.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Convertible debentures – September 2006 (b) (continued)

lower price and the number of shares of the Company’s common stock for which the Warrant may be exercised will be increased so that the total aggregate exercise price remains constant. In the event that Biovest in the future issues or grants any rights to purchase any of Biovest’s common stock, or other security convertible into Biovest’s common stock, for a per share price less than the exercise price then in effect, the exercise price of the Warrant with respect to shares of Biovest’s common stock will be reduced to equal such lower price. The foregoing adjustments to the exercise price for both the Company’s common stock and Biovest’s common stock for future stock issues will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions. In connection with the Private Placement, the Company also issued to the placement agent for the transaction warrants to purchase an aggregate of 545,455 shares of Company common stock at an exercise price of $2.75 per share. All of the Warrants (including the warrants granted to the Placement Agent) will expire on September 29, 2011.

Unless and until shareholder approval of the Private Placement is obtained by the Company, the aggregate number of shares of the Common Stock of the Company issuable upon the conversion of any of the Debentures and upon the exercise of any of the Warrants is limited to 19.99% of the number of shares of Company common stock outstanding on the date of the closing of the Private Placement. The Company has agreed to include a proposal for shareholder approval of the Private Placement at its next annual meeting of shareholders, and shareholders holding more than 50% of the Company’s common stock have entered into voting agreements agreeing to vote their respective shares in favor of such proposal. In addition, the total number of shares of Biovest common stock held by the Company that may be transferred to the investors in the Private Placement pursuant to the Debentures or Warrants may not exceed 18,000,000 shares in the aggregate. Pursuant to a Pledge Agreement among the Company and all of the purchasers of the Debentures, the Debentures are also secured by these 18,000,000 shares of Biovest common stock held by the Company.

In connection with the Private Placement, the Company and the purchasers of the Debentures entered into a Registration Rights Agreement under which the Company was required, on or before November 1, 2006, to file a registration statement with the SEC covering the resale of the shares of Company common stock issuable pursuant to the Debentures and Warrants and to use its best efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review). The Company may be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed or does not become effective on a timely basis. Biovest and the purchasers of the Debentures have entered into a similar registration rights agreement under which Biovest is required to file with the SEC and seek to have declared effective a registration statement covering the resale of the shares of Biovest common stock transferable by the Company pursuant to the Debentures and Warrants. The registration statements were filed on November 17, 2006.

On the inception date of the Convertible Debenture and Warrant financing, the Company evaluated the terms and conditions of the transaction and determined (i) the convertible debentures possessed certain features, including the conversion provision, redemption rights and certain other features, that were not clearly and closely related to the host debt instrument and (ii) the terms of the warrants did not provide for all of the conditions necessary for equity classification. The Company recognized a derivative loss of $4.9 million on this hybrid instrument due to changes in fair value during the year ended September 30, 2007.

When a hybrid debt instrument, such as the convertible debentures, embodies derivative features that are not clearly and closely related to the host instrument, current accounting standards afford the Company an option to bifurcate from the hybrid instrument one “compound” derivative financial instrument that would be carried as a derivative liability at fair value (the FAS133 Context) or carry the entire hybrid financial instrument at fair value (the FAS155 Context). See the Financial Instruments Policy Note for information on these standards. After reviewing the terms and conditions of the arrangement in its entirety, the Company elected to apply the FAS155 Context to the convertible debentures. Accordingly, proceeds from the financing were allocated to the convertible debentures based upon their fair value of $21,727,869. The aforementioned allocation resulted in the recognition of a day-one derivative loss of $1,835,097. That means that the fair value of the hybrid debt instrument and warrants exceeded the net proceeds that the Company received from the arrangement and, accordingly, the Company was required to record a loss to record the financial instruments at fair value. The Company did not enter into any other financing arrangements during the periods reported that reflected day-one losses.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Convertible debentures – September 2006 (b) (continued)

The Company valued the hybrid instrument as a forward contract (that is, the present value of the future cash flows including cash flows projected from redemption features and penalties at market interest rates) enhanced by a conversion option. The company valued the conversion option component of the hybrid instrument using the Flexible Monte Carlo technique because it reflects all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. The hybrid instrument will continue to be adjusted to fair value at the end of each reporting period until it matures, is converted or is redeemed.

Since, as previously noted, the Warrants did not achieve all of the conditions necessary for equity classification, the Company allocated proceeds of $5,057,227 to the detachable warrants based upon their fair value using the Black-Scholes-Merton valuation technique.

The aforementioned allocation resulted in the recognition of a day-one derivative loss of $1,835,097, which is included in derivative gain(loss) in the 2006 consolidated statement of operations.

As of September 30, 2007, approximately $12.1 million of principal has been converted to common stock and therefore, $12.9 million (face value) of the debentures are included on the 2007 consolidated balance sheet at a fair value of $13.8 million.

Convertible debentures – February 2007 (c):

The February 2007 Private Placement of $24.7 million in principal amount of 8% Secured Convertible Debentures issued on February 28, 2007, and mature February 28, 2011 (the “February 2007 Debentures”) resulting in gross proceeds of $18,800,000 after placement fees of approximately $2.0 million not including other expenses associated with the transaction. The February 2007 Debentures were convertible immediately, at the option of the holder at $4.00 per share subject to an adjustment, as defined. However, the February 2007 Debentures provide that, in the event that the volume weighted average trading price of our common stock during the ten (10) trading days immediately prior to the earlier of (i) May 14, 2007 and (ii) the date on which shareholder approval of the February 2007 Private Placement (as described below) occurs (the “Reset Date”) is less than the then-effective conversion price, then the conversion price then in effect is automatically reduced to such lower price (the “Reset Price”). The Reset Price has been calculated at $2.67 per share, and therefore the conversion price of the February 2007 Debentures was reduced to $2.67 per share as of May 14, 2007. Also, in the event that we issue or grant in the future any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of all unconverted February 2007 Debentures will be decreased to equal such lower price. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans and strategic transactions.

Beginning on April 1, 2008, and on the 1st of each month thereafter, the Company is required to redeem 1/37th of the face value of the February 2007 Debentures in cash or, at its election, with shares of our common stock. The Company’s ability to pay redemption payments with shares of common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. No payment in common stock made by the Company may exceed 15% of the total dollar traded volume in the applicable stock for the 20 trading days prior to the redemption payment. Common stock delivered in satisfaction of an amortization payment will be valued at the lesser of (i) the conversion price or the exchange price, as the case may be, in effect at the time of the amortization payment or (ii) 90% of the average of the daily volume weighted average price of the applicable shares for the 20 trading days prior to the amortization payment.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Convertible debentures – February 2007 (c) (continued):

In conjunction with the issuance of the February 2007 Debentures, in order to induce certain investors from the September 2006 Private Placement to increase their investment by purchasing additional debentures in the February 2007 Private Placement, the Company offered a discount on the February 2007 Debentures and additional warrants to purchase shares of common stock with the issuance of the February 2007 Debentures. The Company issued $17,940,000 face value convertible debentures to certain investors for proceeds of $13,000,001, and 1,049,750 additional warrants with an estimated fair value of approximately $1,740,000 to these investors. The Company recognized a loss of $4,547,503 pursuant to this inducement during the year ended September 30, 2007. On September 5, 2007, the Company extended the forced conversion until November 30, 2007.

As a part of the February 2007 Private Placement, the Company issued warrants to the purchasers of the February 2007 Debentures giving them the right to purchase up to an aggregate of 2.2 million shares of the Company’s common stock at an initial exercise price of $4.25 per share (the “Long Term Warrants”) and an aggregate of 3.1 million shares of the Company’s common stock at an initial exercise price of $4.00 per share (the “Short Term Warrants” and, together with the Long Term Warrants, the “Warrants”). The Warrants are immediately exercisable, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like. The Warrants also have exercise price reset provisions calculated on the Reset Date in accordance with formula used to calculate the February 2007 Debentures’ Reset Price. The Reset Price has been calculated at $2.67 per share, and therefore the exercise price of the Long Term Warrants was reduced to $2.94 per share and the exercise price of the Short Term Warrants was reduced to $2.67 per share as of May 14, 2007.

In connection with the February 2007 Private Placement, the Company also issued to the placement agents for the transaction Long Term Warrants to purchase an aggregate of approximately 0.4 million shares of our common stock. All of the Long Term Warrants will expire on the fifth (5th) anniversary of the issue date of such warrants, and all of the Short Term Warrants will expire September 17, 2007; however, the Short Term Warrants were extended until September 28, 2007 and further extended until October 2, 2007. Pursuant to the February 2007 Debenture agreement, the May 14, 2007 adjustment resulted in a change in the debenture and the warrant price to $2.67.

On the inception date of the February 2007 convertible debentures, the Company evaluated the terms and conditions of the transaction and determined that the convertible debentures are hybrid financial instruments that embody terms and features that both meet the definition of derivative financial instruments and require bifurcation under FAS133. The Company recorded a compound derivative arising from bifurcation of the embedded conversion option, including anti-dilution value and a term extending option; a mandatory and option equity-indexed redemption call; equity-indexed puts; and cash payable puts. The detachable warrants issued also were also considered derivative financial instruments that also embody terms and features not clearly and closely related to the convertible debentures. In all instances, these derivative liabilities were recorded at their fair value as liabilities and carried at fair value at each reporting period.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Convertible debentures – February 2007(c) (continued)

The Company allocated the financing proceeds, inducement charges, and the fees associated with this transaction as follows:

Proceeds and fees:
Net proceeds	$18,800,001
Closing fees	2,031,644
Inducement charges	4,547,503

$25,379,148

Allocation of proceeds, fees and charges at fair value:
Convertible debentures	$9,416,161
Compound derivatives	6,377,776
Detachable warrants	8,753,566
Warrants issued as closing fees	781,645
Other expenses	50,000

$25,379,148

Convertible debentures – February 2007 are included in the 2007 consolidated balance sheet as follows:

Initial carrying value	$9,416,161
Conversion of $300,000 of face value (less discount of $170,328)	(129,672)
Accretion of discount	1,473,165

$10,759,654

As of September 30, 2007, $0.3 million of principal has been converted. The company recognized derivative gains as follows on these derivatives during the year ended September 30, 2007:

Compound derivative	$707,319

Derivative warrants	$3,220,626

The Company reclassified the derivative warrants to stockholders’ equity in May 2007 after the exercise price of the warrants was reset as noted above. The Company accreted $1,473,163 of the discount on the debentures during the year ended September 30, 2007 and this amount is included in interest expense in the accompanying 2007 consolidated statement of operations.

Term note (d):

Upon issuance of the Note, $50,000 of the principal amount was disbursed at the closing to Pulaski to cover closing fees relating to the loan transaction. The Note was repaid in December 2006. Biovest issued to Pulaski a warrant to purchase up to 66,667 shares of Biovest’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share. The warrant will expire on September 5, 2011. The warrant provides Pulaski with piggy-back registration rights for the shares underlying the warrant.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Laurus Master Fund, Ltd. secured revolving term note and convertible term note (e)

On April 29, 2005, the Company obtained an aggregate total of $10.0 million in debt financing from Laurus. The term loan portion of the Laurus credit facility is evidenced by a secured convertible term note in the principal amount of $5.0 million. The revolving loan portion of the credit facility is evidenced by a secured convertible minimum borrowing note in the amount of $2.5 million and a secured revolving note of up to $5.0 million, provided that the aggregate principal amount under both notes combined may not exceed $5.0 million.

In August 2005, the term loan portion of the Laurus credit facility was amended and restated secured convertible term note, dated August 16, 2005, in the principal amount of $10.0 million (an increase of $5.0 million). The amended and restated secured convertible term note accrues interest at a rate of the greater of 10% per annum or prime rate plus 4%. The secured convertible minimum borrowing note and secured revolving note accrue interest at a rate equal to the greater of 7.75% per year or prime rate plus 2%. Certain repayment terms were conditional based on timing of the initial public offering. As a result of completion of the offering, the amended and restated secured convertible term note is payable over three years in equal monthly payments of principal and interest of $0.3 million. The secured revolving note and secured convertible minimum borrowing note are due on the third anniversary of the notes with all accrued but unpaid interest payable monthly.

In connection with the Laurus credit facility, the Company issued to Laurus a warrant to purchase a number of shares of our common stock that is equal to $8.0 million divided by our per share initial public offering price ($8.00) (1,000,000 warrants), and such warrant has an exercise price equal to our per share initial public offering price ($8.00). The warrant will expire on the 5th anniversary of the date of warrant issuance. As a part of the August 2005 amendment to the Laurus credit facility, the Company granted Laurus an additional warrant to purchase up to 277,778 shares of the Company’s common stock at an exercise price of $0.001 per share. This additional warrant is immediately exercisable and, except for the absence of a forced exercise provision, has substantially the same terms and conditions as the other warrant granted to Laurus.

The principal and accrued but unpaid interest under each of the Laurus notes is convertible at the option of Laurus into shares of our common stock at an initial conversion price of $6.95 per share, provided that from after the completion of our initial public offering, the conversion price will be an amount equal to 85% of our per share initial public offering price or $6.80 per share.

August 2006 Amendment to Laurus:

On August 2, 2006, Biovest entered into an Amendment and Consent to Release (the “Amendment”) with Laurus. The Amendment amends the Restricted Account Agreement and Side Letter Agreement entered into by Biovest and Laurus on March 31, 2006 (the “Agreements”) to permit the release to Biovest from the Restricted Account of the sum of $2,500,000 (the “Release”) prior to the satisfaction of the preconditions for such Release as set forth in the Agreements.

The Laurus financings included registration rights and certain other terms and conditions related to share settlement of the embedded derivatives and the warrants that the Company has determined are not within its control. In addition, certain features associated with the financings, such as anti-dilution protection afforded the financing agreements render the number of shares issuable to be indeterminate. In these instances, EITF 00-19 Accounting for Derivative Financial Instruments.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Laurus Master Fund, Ltd. secured revolving term note and convertible term note (e) (continued)

August 2006 Amendment to Laurus

The Laurus financings included registration rights and certain other terms and conditions related to share settlement of the embedded derivatives and the warrants that the Company has determined are not within its control. In addition, certain features associated with the financings, such as anti-dilution protection afforded the financing agreements render the number of shares issuable to be indeterminate. In these instances, EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, requires allocation of the proceeds between the various instruments and the derivative elements carried at fair values. Following is the initial allocation of proceeds and carrying value as of September 30:

	2007	2006
Original principal balance of Laurus notes	$20,000,000	$20,000,000
Less reduction for:
Fair value of beneficial conversion of options	(4,413,514)	(4,413,514)
Fair value of warrants	(3,989,610)	(3,989,610)

Initial carrying value of note payable	11,596,876	11,596,876
Accretion of discount	2,090,112	1,299,390
Loss on extinguishment of debt resulting from the August 2005 amendment	4,808,782	4,808,782
Debt repayments, net	(6,908,829)	(1,612,907)

Carrying value	$11,586,941	$16,092,141

As presented on consolidated balance sheet:
Current maturities of convertible amortizing term note	$3,556,173	$2,740,753
Lines of credit-secured revolving note	8,030,768	9,925,473
Long-term debt, net of current maturities (See Note 9)	—	3,425,915

Total	$11,586,941	$16,092,141

Included in restricted cash is $2.5 million which is reserved for payment on the Laurus Term Note.

The discount to the debt instruments resulting from the aforementioned allocation is being amortized through periodic charges to interest expense using the effective method.

Fair value of debt instruments

The fair value of certain financial instruments are included for disclosure purposes only are estimated based upon the present value of the estimated cash flow at credit risk adjusted interest rates for convertible instruments. As of September 30, 2007 and 2006, estimated fair values and respective carrying values for certain debt instruments are as follows:

	2007		2006
	Fair Value	Carrying Value	Fair Value	Carrying Value
$7,799,000 Secured Term Note (Biovest)	$6,332,730	$7,121,872	$6,450,670	$2,354,128
$24,940,000 Convertible debentures	$20,855,984	$13,815,417	—	—
$10,000,000 Face Value Convertible Secured Term Note	$3,557,900	$3,556,173	8,709,677	6,166,670
$10,000,000 Revolving Line of Credit	$7,607,663	$8,030,768	10,000,000	9,925,473

	$38,354,277	$32,524,230	$25,160,347	$18,446,271

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

11. Long-term debt (continued):

Fair value of debt instruments (continued)

Future maturities of long-term debt are as follows as of September 30, 2007:

2008	$21,667,964
2009	15,442,483
2010	9,710,271
2011	3,070,270

49,890,988
Less unamortized discount and adjustment to fair value on convertible debentures	(14,002,984)

$35,888,004

12. Royalty liability

On April 17, 2007, Biovest executed an amendment agreement (the “Amendment”) with its senior lender, Laurus, to defer payments of principal on its $7.8 million loan (Note 11). As consideration for the forbearance Biovest granted to Laurus a non-cancelable royalty equal to three percent of world-wide net sales of AutovaxID instruments for a period of five years commencing on May 31, 2007. Under the terms of the royalty agreement the Company’s royalty payments to Laurus are required to aggregate to a minimum of $8.0 million with $0.5 million of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due on May 31, 2012. Biovest recorded the royalty liability based on the present value of the minimum payments due under the Amendment utilizing an annual discount rate of 11% due under the Amendment. Management has determined that the recorded liability represents their best estimate of future payments due under this agreement. Additional royalty expense, if any, will be recorded as incurred or as it becomes reasonably estimable. Therefore, the actual royalty liability could exceed the recorded amount.

Approximate future annual payments projected under this royalty agreement are as follows:

Years ending September 30,:
2008	505,000
2009	110,000
2010	259,000
2011	392,000
2012	6,734,000

8,000,000
Unamortized discount	(2,904,504)

$5,096,496

Current	$491,987
Non-Current	4,604,509

$5,096,496

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

13. Derivative Liabilities

The following tabular presentation reflects the components of derivative financial instruments as of September 30,:

	September 30,
	2007	2006
Embedded derivative instruments, bifurcated (Note 11)	$486,300	$—
Freestanding derivatives:
Warrants issued with convertible debt (Note 11)	3,692,701	5,633,719
Warrants issued with note payable (Note 11)	4,928,000	—
Default and investment put options, Biovest (Note 23)	565,677	236,369
Investment put option, Accentia (Note 15)	1,141,574	—

	$10,814,252	$5,870,088

The following tabular presentation reflects the number of common shares into which the aforementioned derivatives are indexed as of:

	September 30,
	2007	2006
Accentia Common shares indexed:
Freestanding and embedded derivative	4,385,844	—
Investment put	1,498,128	—

	5,883,972	—

Biovest Common shares indexed:
Freestanding derivatives (warrants to purchase Biovest shares issued to Laurus Funds, LTD. by Accentia) (Note 14)	10,000,000	3,136,201

Derivative gains (losses) in the accompanying statements of operations relate to the individual derivatives as follows:

	Years Ending September 30,
	2007	2006	2005
Embedded derivative instruments, bifurcated	$707,319	$2,090,963	$(230,709)
Freestanding derivatives:
Warrants issued with convertible debentures	5,161,644	(1,043,025)	(910,023)
Warrants issued with term note payable	4,500,000	—	—
Default and investment put options, Biovest	(198,888)	193,081	—
Investment put option, Accentia	213,034	—	—

	$10,383,109	$1,241,019	$(1,140,732)

14. Related party transactions:

See Note 9 for line of credit, related party

Notes payable, related parties

On September 11, 2007, Biovest issued two unsecured promissory notes to two directors of Biovest in the amount of $0.2 million. These loans bear interest at prime plus 2.0% (9.75% at September 30, 2007) and are mature September 10, 2008. The notes can be prepaid at any time without penalty and are subordinated to Biovest’s outstanding loan to Laurus. Biovest issued five-year warrants to purchase 909,090 shares of Biovest’s common stock at $1.10 per share in conjunction with these loans. In accordance with APB 14 : “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” proceeds were allocated to debt and stockholders’ equity based on the relative fair values of the debt and the warrants. The carrying value of these notes as of September 30, 2007 is $128,000. The remaining discount of $72,000 to these notes payable will be accreted using the effective interest method through September 2008. Interest expense of $3,884 was incurred on these notes during the year ended September 30, 2007.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

14. Related party transactions (continued):

Notes payable, related parties (continued)

On September 26, 2007, Biovest issued an unsecured promissory note to a director of Accentia in the amount of $46,000. This loan bears interest at prime plus 2.0% (9.75% at September 30, 2007) and is payable May 31, 2008. This note is subordinated to biovest’s outstanding loan to Laurus. Biovest issued five-year warrants to purchase 25,099 shares of biovest’s common stock at $1.10 per share in conjunction with this loan. In accordance with APB 14 : “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” proceeds were allocated to debt and stockholders’ equity based on the relative fair values of the debt and the warrants. The carrying value of this note as of September 30, 2007 is $41,412. The remaining discount of $4,588 to this note payable will be accreted using the effective interest method through November 2007. Interest expense of approximately $400 was incurred on this note during the year ended September 30, 2007.

Related party license agreement and sale of royalty rights

On April 12, 2004, the Company entered into a license agreement (as licensee) with BDSI, an entity under common control relating to certain products rights. Accentia’s responsibilities included paying the costs associated with any of the commercial aspects, in keeping with its business plan (utilization of sales force, education of the public and prescribing population, etc.). In connection therewith, BDSI is entitled to royalties of 12% for sales of all products covered under the MAYO agreement including but not limited to topical antifungal products that do not require FDA approval and 14% of licensed products. The royalty obligations shall continue for each product for the term of the last to expire of the licensed patent rights covering the product.

Pharmaceutical Product Development, Inc. (“PPD”), a holder of our common stock, expressed an interest in purchasing certain royalty rights that BDSI possessed in connection with its April 12, 2004 arrangement with the Company, but PPD did not wish to deal directly with BDSI since the original technology was licensed to the Company from MAYO. As a result the Company entered into an agreement to acquire 50% of the royalty rights back from BDSI for $2.5 million. Simultaneous with the BDSI transaction, the Company entered into an agreement whereby PPD purchased from the Company 50% of said royalty rights based on the sale of certain products. The royalty rights are defined as 6% of net sales for all non-FDA products and 7% of all FDA product sales, which is 50% of the initial royalty calculations, respectively. The sales price for these royalty rights was $2.5 million.

PPD acquired only the royalty rights and did not assume any liability or obligation of the Company. Further, pursuant to the agreement, the Company has agreed to make minimum royalty payments through December 2009 of $2.5 million. Failure to make such minimum payments is deemed a material breach. In connection therewith, Accentia may make up such shortfall to cure the breach. In addition, termination of the “enabling agreements” (BDSI and MAYO) constitutes a default as well as failure to maintain market exclusivity and failure to enforce MAYO Patent Rights. In the event of termination, the Company is required to refund the purchase price less the aggregate royalties paid prior to termination, except that if aggregate royalties exceed $2.5 million, the Company has no obligation to refund the purchase price. The $2.5 million received from PPD net of royalties earned to date is recorded as “other liabilities, related party” in the accompanying consolidated balance sheets. As such, other liabilities, related party includes $2.30 million and $2.37 million associated with this transaction at September 30, 2007 and 2006, respectively. As royalties occur, they are paid to PPD, at which time revenue from the sale of these rights to PPD is recognized.

Related party sublicense agreement

On February 28, 2007, the Company entered into a sublicense agreement (the “Sublicense Agreement”) with Revimmune, LLC (“Revimmune”), a company affiliated with Dr. Frank O’Donnell, who is also an officer and director of the Company, under which the Company was granted the exclusive worldwide rights to Revimmune™, a patent-pending pharmaceutical treatment in late-stage development for a variety of autoimmune diseases. Under the license, the Company is obligated to pay to Revimmune a royalty of 4% on net sales, and in the event of a sublicense by the Company, to pay 10% of sublicense consideration received. The royalties to Revimmune are in addition to obligations under Revimmune’s license with Johns Hopkins University which were assumed by the Company, including a 4% royalty on licensed products and services and a 20% royalty on sublicense consideration; milestone payments of up to $50,000 at the issuance of the first patent and $100,000 at the first FDA product approval; minimum annual royalty payments ranging from $20,000 to $50,000 per year

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

14. Related party transactions (continued):

Related party sublicense agreement (continued)

and the cost and responsibility for patent prosecution as such obligations. As an upfront payment for the license, the Company agreed that at the approval of each Sublicensed Product it will grant to Revimmune a warrant to purchase up to 800,000 shares of the Company’s common stock.

Warrants issued to related parties for guarantees of Company debt

On June 15, 2007, the Company granted the following described warrants to certain related parties in consideration for ongoing guarantees and asset pledges. Prior and current Company borrowings ranging between $6.1 million and $22.7 million have required guarantees and/or collateral pledges (the “Credit Enhancements”) which were provided by Hopkins II, which is affiliated with our CEO, Francis E. O’Donnell, Jr., M.D. and MOAB and in some cases their affiliates. The Company believes that the Credit Enhancements significantly reduce the interest expense. In a number of instances, the borrowings were essential financings that management believes might not have been available to the Company without the credit enhancements. Except as provided by the warrants, no consideration or compensation has been paid for the guarantees or pledges.

The Company has granted the following:

(i)	Warrants to purchase 2 million shares of the Company’s common stock to Hopkins II;

(ii)	Warrants to purchase 200,000 shares of the Company’s common stock to MOAB;

(iii)	Each of the warrants have an exercise period of four years from the date of grant;

(iv)	Each of the warrants have an exercise price of $4.32 per share, which represents a 38% premium over the closing price of the Company’s common stock on the date of the grant of the warrants;

(v)	the Warrants vested upon grant;

(vi)	the Warrants are assignable; and

(vii)	the holders will have limited piggy back registration rights subject to the reasonable discretion of the Company.

The Company recorded the issuance of these warrants based on their fair value on the date of grant as a $2,620,000 charge to operations during the year ended September 30, 2007 and is included in interest expense in the accompanying 2007 consolidated statement of operations.

Agreements with Biovest

During the year ended September 30, 2007, the following related party transactions occurred with Biovest:

•

In October, 2006, the Company and Biovest entered into a Royalty Agreement that terminated and superseded the Biologics Products Commercialization Agreement (the “Biologics Commercialization Agreement”), dated August 17, 2004, between the two companies. The Biologics Commercialization Agreement had provided that the Company was the exclusive commercialization partner for Biovest’s biologic products and was entitled to 49% of Biovest’s net profits from the sale of biologic products. Net revenue as used in the Biologics Commercialization Agreement included all receipts from the sale, license, sub-license, joint venture or other receipts from each Biovest biologic product less all expenses including the costs of product acquisition, research, manufacture, sales, distribution, commercialization and governmental regulation. The new Royalty Agreement provides that the Company is no longer Biovest’s exclusive commercialization partner and replaces the share of net profits with a 19.5% royalty based on net sales of biologic products. The products and territory subject to the Royalty Agreement remain identical to those terms as previously contained in the Biologics Commercialization Agreement. In consideration for the Company entering into this Royalty Agreement, Biovest agreed to issue to the Company five million shares of Biovest common stock, representing the independently appraised value to Biovest of the new agreement. The fair value of this stock issued and the accounting of this transaction eliminates in consolidation in the accompanying condensed consolidated statement of operations for the year ended September 30, 2007.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

14. Related party transactions (continued):

Agreements with Biovest (continued)

•

In October 2006, the Company and Biovest entered into a Termination Agreement under which the Company agreed to immediately terminate its absolute anti-dilution rights that were granted to the Company pursuant to the First Right of Refusal Agreement dated June 16, 2003 with Biovest. In consideration of the Company’s termination of the First Right of Refusal Agreement, Biovest issued to the Company five million additional new shares of Biovest common stock. The fair value of the stock issued and the accounting for this transaction eliminates in consolidation in the accompanying consolidated statement of operations for the year ended September 30, 2007.

•

In October 2006, the Company and Biovest entered into a Purchase Agreement whereby Biovest purchased the Company’s 70.5% ownership interest in Biolender, LLC (“Biolender”). Biolender is the entity that was formed by Biovest and the Company to participate in Biovest’s New Market Tax Credit enhanced financing that closed on April 25, 2006 (Note 23). Biolender’s principal assets is a promissory note in principal amount of $8.5 million which is anticipated to be repaid in approximately seven years when Biovest is required to repay the loan that it received as part of this New Market Tax Credit enhanced financing. In consideration of the sale of this interest in Biolender, Biovest agreed to issue to the Company 10 million additional new shares of Biovest common stock, representing the negotiated value of the purchased interest, the fair value of the stock issued in this transactions eliminates in consolidation in the accompanying 2007 consolidated statement of operations.

In order to consummate the foregoing transactions in October, 2006, the Company was required to obtain the consent of its senior lender, Laurus, under the Company’s loan agreements with Laurus. In consideration for providing such consent, the Company entered into an agreement with Laurus pursuant to which Laurus consented to the above-described agreements and the Company issued to Laurus a warrant to purchase 10 million outstanding shares of Biovest common stock owned by the Company at an exercise price of $.01 per share. The warrant expires in October 2012. The Company initially recorded this transaction based on the fair value of the issued warrant as a $8.8 million Loss on financing transaction, and a Loss on sale of assets of $0.6 million and is included in the accompanying condensed consolidated statements of operations for the year ended September 30, 2007. The warrant is adjusted to its fair value at each reporting date and has been classified in derivative liabilities (Note 13) in the accompanying condensed consolidated September 30, 2007 balance sheet.

15. Income taxes

The Company’s deferred tax assets and liabilities consist of the following:

	September 30,
	2007	2006
Deferred tax assets:
Accrued expenses deductible in future	$3,358,000	$3,927,000
Allowance for doubtful accounts	196,000	30,000
Basis difference in assets	2,670,000	776,000
Inventory valuation allowance	353,000	497,000
Share-based compensation	1,093,000	755,000
Intangible assets	1,330,000	1,628,000
Net operating loss carryforward	65,260,000	44,716,000
Other	3,308,000	623,000
Valuation allowance	(77,568,000)	(52,335,000)

	—	617,000
Deferred tax liabilities:
Intangible assets	—	(617,000)

	$—	$—

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

15. Income taxes (continued):

Income tax (expense) benefit consists of the following:

	Years ended September 30,
	2007	2006	2005
Current	$—	$—	$—
Deferred	(12,308,000)	(3,799,000)	(352,000)
Benefit of net operating loss carryover	(12,925,000)	(12,868,000)	(13,816,000)
Increase in valuation allowance	25,233,000	16,667,000	14,168,000

	$—	$—	$—

Allocation between continuing and discontinued operations:
Continuing operations	$—	$—	$—
Discontinued operations	—	—	—

	$—	$—	$—

The expected income tax benefit at the statutory tax rate differed from income taxes in the accompanying consolidated statements of operations as follows:

	2007	2006	2005
Statutory tax rate	34%	34%	34%
State taxes	4%	4%	4%
Acquisition adjustments	—	—	—
Other	(5)%	—	(2)%
Change in valuation allowance	(33)%	(38)%	(36)%

Effective tax rate in accompanying statement of operations	0%	0%	0%

During the year ended September 30, 2006, there was a change in the Company’s consolidated group for income tax purposes. Since the initial acquisition of Biovest, the Company had an ownership interest in excess of 80%. This allowed Biovest to join the Company in filing a consolidated federal income tax return. On December 7, 2005, the Company’s ownership interest in Biovest became less then 80%. Effective as of this date, Biovest is now required to file a separate federal income tax return. Additionally, due to this deconsolidation the net operating losses (NOLs) generated by Biovest during their time as a member of the consolidated group are now NOLs to which Biovest is entitled. The provision for income taxes has been prepared as if we filed a consolidated federal income tax return including Biovest.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. As a result, the Company recorded a valuation allowance with respect to all of the Company’s deferred tax assets.

Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation”, as defined, there are annual limitations on the amount of the net operating loss and other deductions, which are available to the Company. Due to the acquisition transactions in which the Company has engaged in recent years, the Company believes that the use of these net operating losses will be significantly limited.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

15. Income taxes (continued):

The Company has a federal net operating loss carryover of approximately $171.9 million as of September 30, 2007, which expires through 2027, and of which approximately $30.0 million is subject to various Section 382 limitations based upon ownership changes that occurred through September 30, 2003. Of those losses subject to the limitations, $11.3 million is expected to expire before the losses can be utilized. Of the remaining amounts, the limitation is approximately $1.8 million per year through approximately the year ended September 30, 2012. Subsequent to that date, the annual limitation will decrease to approximately $0.2 million through September 30, 2024. Of the total NOLs, $51.1 million is attributable to Biovest. The NOLs incurred after September 30, 2003 may also be subject to further limitations.

16. Stockholders’ equity

Common stock

The Company has one class of common stock with an aggregate authorization of three hundred million shares. Each share of common stock carries equal voting rights, dividend preferences, and a par value of $.001 per share.

Preferred stock

The Company has an aggregate of one hundred twenty-five million authorized shares of convertible preferred stock designated in five series (the “preferred stock”), each at a par value of $1.00 per share as follows:

Convertible Preferred Shares authorized:

Series A	10,000,000
Series B	30,000,000
Series C	10,000,000
Series D	15,000,000
Series E	60,000,000

125,000,000

Series E preferred stock was generally issued with Class A and Class B warrants. These warrants were exercisable for Series E preferred stock at an exercise price of $2.11 per share. These warrants expired upon closing of the initial public offering. The Company has recorded a constructive dividend in 2005 of $4.9 million attributable to the fair value of warrants issued in connection therewith. The preferred stock was converted into shares of common stock during the year ended September 30, 2006.

Reclassification of financial instruments

The Company reclassified outstanding warrants previously classified as equity to derivative liabilities effective February 27, 2007, due to the Company’s inability to determine the adequacy of available common shares subject to certain anti-dilution provisions in the February 2007 convertible debentures (Note 11). The amount of the reclassification was approximately $3.2 million. Subsequently, in May 2007, in conjunction with the reset of the conversion price of the February 27, 2007 debentures, as discussed in Note 11, the Company revalued the warrants at their fair value on this date and reclassified them as stockholders’ equity.

Termination of Biologics Distribution Agreemen for common stock and other financial instrument

On August 22, 2007, the Company entered into an agreement which terminated the Biologics Distribution Agreement with McKesson Corporation. The Company issued 1,498,128 shares of common stock in exchange for this modification of the distribution agreement and the $3 million deposit held by the Company. McKesson Corporation also received the right to put the shares back to the Company at an aggregate value of $4 million. The Company evaluated the terms and conditions of the transaction and determined that the equity put required bifurcation under FAS133. The put value was recorded at fair value and is included in derivative liabilities in the accompanying 2007 consolidated balance sheet (Note 13). In recording this transaction, the Company recorded a loss on the extinguishment of debt in the amount of $2.0 million.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

16. Stockholders’ equity (continued):

Preferred stock activity for the three years ended September 30, 2007 is as follows:

	Preferred Stock
	Series A		Series B		Series C		Series D		Series E
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balances, October 1, 2004	1,939,483	4,083,000	3,835,390	80,742	3,562,607	7,500,000	4,616,451	105,411	6,858,731	14,439,000	26,208,153
Issuance of preferred stock for cash	340,110	716,000	60,498	159,177	—	—	56,031	114,358	11,763,728	24,765,000	25,754,535
Issuance of preferred stock for extinguishment of debt	657,420	1,384,000	—	—	—	—	—	—	743,685	3,927,954	5,311,954
Issuance of preferred stock for licensing rights	—	—	—	—	—	—	—	—	1,140,034	6,657,600	6,657,600

Balances, October 1, 2005	2,937,013	6,183,000	3,895,888	239,919	3,562,607	7,500,000	4,672,482	219,769	20,506,178	49,789,554	63,932,242
Conversion of preferred shares to common stock	(2,937,013)	(6,183,000)	(3,895,888)	(239,919)	(3,562,607)	(7,500,000)	(4,672,482)	(219,769)	(20,506,178)	(49,789,554)	(63,932,242)

Balances, October 1, 2006	—	$—	—	$—	—	$—	—	$—	—	$—	$—

Balances, September 30, 2007	—	$—	—	$—	—	$—	—	$—	—	$—	$—

Stock options and warrants

The Company provides for two option plans, the 2003 Stock Option Plan (“2003 Plan”) per its second amendment on February 27, 2004, and the 2005 Equity Incentive Plan (“2005 Plan”). Both plans provide for the issuance of qualified and non-qualified options as those terms are defined by the Internal Revenue Code.

The 2003 Plan, as amended, provides for the issuance of 3,500,000 shares of common stock, and 762,571 shares of Series D Preferred Stock. At September 30, 2007, all Series D Preferred options have been converted into common share options. All options issued, pursuant to the 2003 Plan, cannot have a term greater than ten years. Options granted under this plan vest over periods established in the option agreement. As of September 30, 2007, 809,922 options are outstanding under the 2003 Plan.

On February 1, 2005, the Company’s board of directors adopted the Accentia Biopharmaceuticals, Inc. 2005 Equity Incentive Plan. The 2005 Plan provides for the issuance of 3,000,000 shares of common stock. All options issued, pursuant to the 2005 Plan, cannot have a term greater than ten years. Options granted under this plan vest over periods established in the option agreement. As of September 30, 2007, 1,728,601 options are outstanding under the 2005 Plan. The Company may, at any time, amend or modify the Plan without limitation.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

16. Stockholders’ equity (continued):

Stock options and warrants (continued)

Stock options and warrants granted, exercised, terminated, and forfeited during the years ended September 30, 2007, 2006 and 2005 are as follows:

	Outstanding Options and Warrants						Average Exercise price per share
	Common Stock	Preferred Series A	Preferred Series B	Preferred Series C	Preferred Series D	Preferred Series E
Options and warrants outstanding, October 1, 2004	1,933,158	760,023	950,029	712,521	1,816,610	11,067,832	1.89
Activity for the year ended September 30, 2005:
Warrants granted	1,375,854	—	—	—	—	3,874,903	3.15
Options granted	71,737	—	—	—	—	—	3.16
Options terminated orforfeited	(58,882)	—	—	(712,589)	(14,678)	—	1.16
Warrants terminated	—	—	—	—	(1,424,209)	(4,372,635)	1.62
Warrants exercised	(292,892)	(760,095)	—	—	(42,755)	(10,571,148)	2.10
Options exercised	(1,201)	—	(60,498)	—	(13,279)	—	2.33
Rounding differences resulting from reverse split	159	72	91	68	191	1,048

Options and warrants outstanding, September 30, 2005	3,027,933	—	889,622	—	321,880	—	3.48
Activity for the year ended September 30, 2006:
Options converted to common stock options	320,967	—	(332,510)	—	(321,880)	—	3.23
Warrants granted	5,115,156	—	—	—	—	—	3.60
Options granted	513,619	—	—	—	—	—	6.70
Options terminated or forfeited	(74,243)	—	—	—	—	—	5.37
Warrants terminated	—	—	(557,112)	—	—	—	4.91
Warrants exercised	(570,413)	—	—	—	—	—	0.01
Options exercised	(30,872)	—	—	—	—	—	2.41

Options and warrants outstanding, September 30, 2006	8,302,147	—	—	—	—	—	4.06
Activity for the year ended September 30, 2007:
Warrants granted	10,486,624	—	—	—	—	—	3.14
Options granted	1,581,140	—	—	—	—	—	3.48
Options terminated or forfeited	(469,347)	—	—	—	—	—	.99
Warrants exercised	(363,610)	—	—	—	—	—	2.67
Options exercised	(769,262)	—	—	—	—	—	1.34

Options and warrants outstanding, September 30, 2007	18,767,692	—	—	—	—	—	4.06

Options outstanding	2,529,523	—	—	—	—	—	3.93
Warrants outstanding	16,238,169	—	—	—	—	—	3.59

Options and warrants outstanding, September 30, 2007	18,767,692	—	—	—	—	—	3.64

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

16. Stockholders’ equity (continued):

Stock options and warrants (continued)

The weighted average grant date fair values of stock options and warrants granted during the years ended September 30, 2007, 2006, and 2005 were as follows:

	Weighted Average Grant Date Fair Value
	Options	Warrants
2007	$2.38	$1.53
2006	$5.26	$1.70
2005	$1.05	$2.69

Share-based payments granted to employees was approximately $3.6 million, $1.2 million, and $0.4 million during the years ended September 30, 2007, 2006, and 2005, respectively. In 2007, $2.4 million is included in operating expenses in the accompanying statement of operations and $1.2 million was charged to accrued bonuses which were outstanding at September 30, 2006.

The following table summarizes information for options and warrants outstanding and exercisable at September 30, 2007:

Outstanding					Exercisable
Range of Exercise Prices	Number	Weighted average remaining life	Intrinsic Value	Weighted average exercise price	Number	Weighted average exercise price	Intrinsic Value
$0.00-1.05	10,968	5.59 years		$1.05	10,968	$1.05
$1.06-2.11	429,264	6.02 years		2.11	429,264	2.11
$2.12-2.63	188,082	7.07 years		2.51	153,082	2.53
$2.64-9.00	18,139,378	3.52 years		3.64	17,095,912	3.65

	18,767,692		$843,701		17,689,226		$677,103

The following table summarizes information for options and warrants outstanding and exercisable at September 30, 2006:

Outstanding					Exercisable
Range of Exercise Prices	Number	Weighted average remaining life	Intrinsic Value	Weighted average exercise price	Number	Weighted average exercise price	Intrinsic Value
$0.00-1.05	600,990	6.54 years		$1.05	600,990	$1.05
$1.06-2.11	583,851	7.04 years		2.11	565,224	2.11
$2.12-2.63	273,136	7.07 years		2.44	245,978	2.42
$2.64-9.00	6,844,170	5.17 years		4.56	6,127,274	4.41

	8,302,147	5.46 years	$1,239,083	$4.06	7,539,466	$3.91	$1,230,234

The intrinsic value of options exercised during the years ended September 30, 2007 and 2006 was approximately $1.8 million and $0.1 million, respectively.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

16. Stockholders’ equity (continued):

Stock options and warrants (continued)

A summary of the status of the Company’s nonvested stock options as of September 30, 2007, and changes during the year then ended, is summarized as follows:

Nonvested Shares	Shares	Weighted- Average Grant- Date Fair Value	Intrinsic Value
Nonvested at October 1, 2006	433,933
Granted	746,571
Vested	(192,710)
Forfeited	(59,328)

Nonvested at September 30, 2007	928,466	$2.54	7,237

The total unearned compensation cost of $2,326,206 relating to the 928,466 nonvested options as of September 30, 2007 will be recognized over a weighted average period of two years.

17. Employee benefit plan:

The Accentia 401(k) and Profit Sharing Plan (the “Plan”) was established effective July 1, 2004 as a defined contribution plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan includes eligible employees of Accentia and its affiliates including the Company. Employees of the Company who have completed one month of service are eligible to participate in the plan. Participants are permitted to make annual pre-tax salary reduction contributions of up to 50% of their compensation subject to certain limitations. Employer and participant contributions are invested at the direction of the participant in various money market funds or pooled/mutual funds. Employer matching and profit sharing contributions are based upon discretionary amounts and percentages authorized by the Board of Directors of the Company. For the fiscal year ended September 30, 2007, 2006, and 2005 the Company made approximately $0.2, $0.1, and $0.4, respectively, in employer contributions pursuant to the Plan

18.	Operational results for Biovest (unaudited):

	For the years ended September 30,
	2007		2006		2005
	Biovest	Consolidated without Biovest	Biovest	Consolidated without Biovest	Biovest	Consolidated without Biovest
Net sales	$5,004,040	$13,279,284	$7,298,503	$17,759,545	5,077,305	20,117,477
Cost of sales	2,736,286	4,024,446	3,889,277	4,496,026	3,749,729	4,483,596

Gross margin	2,267,754	9,254,838	3,409,226	13,263,519	1,327,576	15,633,881
Operating expenses	14,323,169	38,893,061	15,425,283	37,868,798	12,388,878	36,844,468

Loss from operations	(12,055,415)	(29,638,223)	(12,016,057)	(24,605,279)	(11,061,303)	(21,210,579)
Interest income (expense)	(4,756,570)	(9,661,755)	(1,876,644)	(4,627,548)	(395,271)	(3,421,314)
Other income (expense)	(16,405,260)	(14,895,739)	47,841	(2,200,308)	(22,737)	(8,775,165)
Derivative gain (loss)	(198,888)	10,581,997	193,081	—	—	150,000
Non-controlling interest in earnings from variable interest entities	724,475	17,600	—	—	—	—
Absorption of prior losses against minority interest	—	276,901	—	1,690,010	—	—

Net loss	(32,691,658)	(43,319,219)	(13,651,779)	(29,743,125)	(11,479,311)	(33,257,058)
Dividends	—	—	—	(40,739)	—	(5,552,128)

Loss attributable to common stockholders	(32,691,658)	(43,319,219)	(13,651,779)	(29,783,864)	(11,479,311)	(38,809,186)

Weighted average shares outstanding, basic and diluted	34,424,555	34,424,555	27,890,825	27,890,825	5,147,222	5,147,222
Loss attributable to common stockholders per common share	(0.95)	(1.26)	(0.49)	(1.07)	(2.23)	(7.54)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

19. Segment information:

The Company defines our segment operating results as earnings (loss) before general and administrative costs, interest expense, interest income, other income, discontinued operations and income taxes. Inter-segment sales of $0.2 million, $0.3 million, and $1.6 million for the years ended September 30, 2007, 2006 and 2005, respectively, representing the sale of services from the Biopharmaceutical Products and Services segment to the Specialty Pharmaceuticals segment have been eliminated from segment sales.

Segment information for the year ended September 30, 2007 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales:
Products	$2,745,268	$4,540,240	$7,285,508
Services	10,997,816	—	10,997,816

Total net sales	13,743,084	4,540,240	18,283,324

Cost of sales:
Products	1,485,140	2,013,953	3,499,093
Services	3,261,639	—	3,261,639

Total cost of sales	4,746,779	2,013,953	6,760,732

Gross margin	8,996,305	2,526,287	11,522,592
Sales and marketing	—	8,199,095	8,199,095
Research and development	19,873,994	—	19,873,994
Impairment of intangible assets	—	3,624,230	3,624,230

Segment loss	10,877,689	9,297,038	20,174,727

General and administrative expenses			21,518,911
Other expense			35,059,314
Non-controlling interest in losses from variable interest annuities			(742,075)

Net loss			$76,010,877

Total assets	$28,317,119	$4,729,388	$33,046,507

Goodwill	$1,193,437	$—	$1,193,437

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

19. Segment information (continued):

Segment information for the year ended September 30, 2006 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales:
Products	$5,194,967	$7,448,762	$12,643,729
Services	12,414,319	—	12,414,319

Total net sales	17,609,286	7,448,762	25,058,048

Cost of sales:
Products	2,215,212	2,445,393	4,660,605
Services	3,724,698	—	3,724,698

Total cost of sales	5,939,910	2,445,393	8,385,303

Gross margin	11,669,376	5,003,369	16,672,745
Sales and marketing	467,204	13,505,550	13,972,754
Research and development	14,561,111	—	14,561,111
Impairment of intangibles		3,309,932	3,309,932

Segment loss	$3,358,939	$11,812,113	$15,171,052
General, administrative and royalty expense			24,760,213
Other expense			3,463,639

Net loss			$43,394,904

Total assets	$46,361,926	$10,774,316	$57,136,242

Goodwill	$1,193,437	$—	$1,193,437

Segment information for the year ended September 30, 2005 is as follows:

	Biopharmaceutical Products and Services	Specialty Pharmaceuticals	Total
Net sales:
Products	$3,956,467	$10,692,804	$14,649,271
Services	10,545,511	—	10,545,511

Total net sales	14,501,978	10,692,804	25,194,782

Cost of sales:
Products	2,202,752	2,276,643	4,479,395
Services	3,753,930	—	3,753,930

Total cost of sales	5,956,682	2,276,643	8,233,325

Gross margin	8,545,296	8,416,161	16,961,457
Sales and marketing	1,858,789	13,305,278	15,164,067
Research and development	10,907,862	—	10,907,862
Impairment of intangibles		357,931	357,931

Segment loss	$4,221,355	$5,247,048	$9,468,403

General, administrative and royalty expense			22,803,479
Other expense			12,034,377
Loss from discontinued operations			430,110

Net loss			$44,736,369

Total assets	$23,631,924	$13,048,669	$36,680,593
Goodwill	$1,193,437	$—	$1,193,437

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

19. Segment information (continued):

Domestic and foreign operations

During 2004, the Company made an insignificant acquisition of a foreign entity, IMOR. Total assets and net losses of this operation were insignificant; however, total revenues aggregated approximately 22% of total revenues of the Company since its acquisition. This entity, which is based in Germany, operates in the Biopharmaceutical Products and Services Segment and its general segment data is included therein. Segment information on a geographic basis for the years ended September 30, 2007, 2006 and 2005 is as follows:

	Year ended September 30, 2007			Year ended September 30, 2006
	Domestic	International (Europe)	Total	Domestic	International (Europe)	Total
Net sales	$13,967,501	$4,315,823	$18,283,324	$20,674,822	$4,383,226	$25,058,048
Net loss	(76,174,321)	163,444	(76,010,877)	(43,113,303)	(281,601)	(43,394,904)
Total Assets	30,477,540	2,568,967	33,046,507	54,333,106	2,803,136	57,136,242
Goodwill	893,000	300,437	1,193,437	893,000	300,437	1,193,437

Segment information on a geographic basis for the year ended September 30, 2005 is as follows:

	Domestic	International (Europe)	Total
Net sales	$20,468,614	$4,726,168	$25,194,782
Net loss	(45,195,115)	458,746	(44,736,369)
Total Assets	34,177,901	2,502,692	36,680,593
Goodwill	893,000	300,437	1,193,437

20. Product rights and obligations:

Product rights and obligations

The Company has entered into certain product development and licensing agreements which provide for the acquisition of product rights and performance payments based on achievement of milestones as it relates to product development. The Company is contractually obligated to pay aggregate acquisition and performance payments of approximately $8.3 million if all milestones are achieved. The Company estimates all milestones will be achieved by 2009.

Parties to these agreements are as follows:

•	Mayo Foundation for Medical Education and Research (“MAYO”)

•	Arius Pharmaceuticals, Inc. (“Arius”)

•	Respirics, Inc. (“Respirics”)

•	Mikart, Inc. (“Mikart”)

•	Arbor Pharmaceuticals, Inc. (“Arbor”)

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

20. Product rights and obligations (continued):

b) Stanford

In September 2004, the Company entered into an agreement with Stanford University (“Stanford”) providing for worldwide rights to use two proprietary hybridoma cell lines that are used in the production of BiovaxID. These are the same cell lines that been used by researchers at Stanford and the National Cancer Institute to perform their studies of the hybridoma idiotype vaccine in non-Hodgkins Lymphoma. This agreement gives the Company exclusivity to this cell line through 2019 in the fields of B-cell and T-cell cancers, and it provides non-exclusive rights in such fields of use at all times thereafter. The agreement also gives the Company the right to sublicense or transfer the licensed biological materials to collaborators in the licensed fields. Under the agreement with Stanford, the Company is obligated to pay Stanford an up-front license fee of $15,000 within 30 days following the execution of the agreement, and an annual maintenance fee of $10,000 thereafter. If BiovaxID is approved by the FDA, the agreement provides for a $100,000 payment to Stanford upon approval, and following approval, Stanford will receive a royalty of the greater of $50.00 per patient or 0.05% of the amount received by us for each BiovaxID patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. The agreement with Stanford obligates the Company to diligently develop, manufacture, market, and sell BiovaxID and to provide progress reports to Stanford regarding these activities. The Company can terminate this agreement at any time upon 30 days prior written notice, and Stanford can terminate the agreement upon a breach of the agreement by the Company that remains uncured for 30 days after written notice of the breach from Stanford.

21. Commitments and contingencies:

Operating leases

The Company has operating leases for various facilities, automobiles, machinery, and equipment, which expire at various times through 2012. The annual aggregate rental commitments under non-cancelable leases are as follows:

Year ending September 30,
2008	$2,847,417
2009	2,430,606
2010	1,410,150
2011	732,586
2012	33,306

$7,454,065

The annual aggregate future rental income from sub-leases is as follows:

Year ending September 30,
2008	$501,329
2009	187,751

$689,080

Rent expense for all operating leases was approximately $2.8 million, $3.2 million, and $2.5 million for the years ended September 30, 2007, 2006, and 2005 respectively. Rental income from subleases aggregated $0.5million, $0.1 million, and $0.4 million for the years ended September 30, 2007, 2006 and 2005, respectively, and has been included in loss from discontinued operations in the accompanying statements of operations.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

21. Commitments and contingencies (continued):

Litigation

Accent Rx, Inc. complaint:

In October 2002, the Company’s, Accent RX, Inc, acquired the assets and certain liabilities of American Prescription Providers, Inc. and American Prescription Providers of New York, Inc., collectively, referred to as APP, which at the time of purchase operated a mail-order specialty pharmacy focused on filling prescriptions for AIDS patients and organ transplants. Commencing in late 1998, Dr. Francis E. O’Donnell (our Chairman and Chief Executive Officer) was the Chairman of the Board of APP, Dr. Dennis L. Ryll (a director of our company) was a director of APP, and McKesson Corporation was APP’s principal lender. Also beginning in late 1998, The Hopkins Capital Group, LLC, an entity in which Dr. O’Donnell is the manager, and MOAB Investments, LP, an entity in which Dr. Ryll is a limited partner, were principal stockholders of APP. Following the purchase of APP’s assets, Accent RX operated the mail-order business until it sold the assets of this business in December 2003 to a third-party in an arm’s length transaction. All of the sale proceeds from the disposition of this business were used to pay debts of Accent RX, including to reduce the outstanding balance of the McKesson loan. After the sale of the APP assets, Accent RX ceased to engage in business, and Accent RX currently has nominal assets.

APP learned in May 2002 that the U.S. Department of Justice was conducting an industry-wide investigation under anti-kickback laws and other laws and regulations relating to purchases and sales of Serostim, an AIDS-wasting drug manufactured by Serono, Inc., from 1997 through 2000. As part of this investigation, in May 2002, APP received a subpoena from the U.S. Attorney’s Office for the District of Massachusetts, and in March 2004, it received a federal grand jury subpoena seeking records related to Serostim prescriptions dispensed by APP, reimbursement claims submitted to Medicaid for Serostim, and APP’s relationships with Serono.

On October 17, 2005, the U.S. Department of Justice announced a settlement of criminal and civil allegations against Serono in connection with illegal schemes to promote, market, and sell its drug Serostim. As a follow-up to that settlement, our counsel was advised by the Department of Justice that they are not intending to pursue any matter against APP or the Company arising out the afore described facts, however, the Department of Justice decision does not prevent or bar any potential claim by private parties arising out of these facts discussed above.

On May 23, 2007, Accent RX was served with a complaint filed in the United States District Court – District of Massachusetts. The action is being brought on behalf of the United States by the Relator Christine Driscoll and on behalf of the States of California, Delaware, Florida, Hawaii, Illinois, Massachusetts, Nevada, Tennessee, Texas, and Virginia and the District of Columbia (collectively, “the States”) by the Co-Relators Christine Driscoll and Frank Garcia under the states’ respective qui tam statutes. The complaint alleges violations of the Federal False Claims Act (“FCA”) and of analogous state qui tam statutes. The complaint identifies “APP (now Accent)” and other defendants as “preferred providers” of Serostim, a drug manufactured by Serono, Inc. and used to treat AIDS-associated weight loss, wasting, and/or catabolism. In Count Six of the complaint, the plaintiffs allege that, although Serono, Inc. gave the preferred providers a 3.75 percent discount on the price of Serostim, the preferred providers billed the Health Care Finance Administration of the United States (“HCFA”) and other third party payors for the full price of Serostim. Count Six further alleges that the preferred providers violated the Anti-Kickback Statute of the Medicare-Medicaid Antifraud and Abuse Amendments by (i) failing to disclose the discount to the HCFA and the other third party payors (receipt of illegal remuneration) and (ii) submitting claims for payment to HCFA for the full price of Serostim rather than the discounted price (submitting false claims). Finally, Count Six alleges that, through these violations and by accepting payments from HCFA for the full price of Serostim, the preferred providers violated the Federal False Claim Act. The complaint also alleges that the actions of the preferred providers violated the California False Claims Act, the Delaware False Claims and Reporting Act, the District of Columbia Procurement Reform Amendment Act, the Florida False Claims Act, the Hawaii False Claims Act, the Illinois Whistleblower Reward and Protection Act, the Nevada False Claims Act, the Tennessee Medicaid False Claims Act, the Texas Medicaid Fraud Prevention Law, and the Virginia Fraud Against Taxpayers Act. The complaint requests, among other things, that each of the preferred providers (i) be ordered to repay and disgorge all money received as a result of its violations of the Federal False Claim Act, (ii) be assessed and ordered to pay an amount equal to three times the amount of money received as a result of its violations of the Federal False Claim Act, and (iii) be required to pay damages in an amount equal to three times the amount of damages that California, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Massachusetts, Nevada, Tennessee, and Virginia have sustained as a result of its actions. The Company intends to defend this action.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

21. Commitments and contingencies (continued):

Litigation (continued)

Analytica litigation:

The Company’s subsidiary, Analytica International, Inc. is a party to a litigation brought against a former employee, alleging breach of covenants not to compete, breach of confidentiality agreements and misappropriation of proprietary information. This matter is pending in the Supreme Court of New York, New York County. The defendant has filed an Answer containing counterclaims against Analytica, the Company and an officer of the Company. The Company filed a motion seeking to dismiss all claims naming the Company and the Company’s officer personally, and to dismiss certain claims against all defendants. In June 2007 the Court granted the Company’s motion and dismissed defendant’s counterclaims against the Company’s officer with prejudice, and dismissed all other counterclaims as well, allowing the defendant an opportunity to replead by July 31, 2007. The Company has indicated that the Company plans to pursue our affirmative claims in this matter vigorously and plan to assert all available defenses against the counterclaims, which management believes are without merit.

Further, from time to time the Company is subject to various legal proceedings in the normal course of business, some of which is covered by insurance.

Based upon advice of counsel and its own analysis, the Company believes that there is no likelihood of exposure to material liability on account of these pending litigations. Therefore, no amounts are currently accrued for the above litigation.

Employment agreements

The Company has employment agreements with certain officers and executives, with intial terms in excess of one year. These agreements provide for base levels of compensation and separation benefits through 2010.

Future minimum annual payments under these employment agreements are as follows:

Year ending September 30,
2008	$2,250,000
2009	1,959,000
2010	246,000

$4,455,000

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

21. Commitments and contingencies (continued):

Cooperative Research and Development Agreement:

In September 2001, Biovest entered into a definitive Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute (“NCI”) for the development and ultimate commercialization of patient-specific vaccines for the treatment of non-Hodgkin’s low-grade follicular lymphoma. The terms of the CRADA, as amended, included, among other things, a requirement to pay $0.5 million quarterly to NCI for expenses incurred in connection with the ongoing Phase 3 clinical trials. Since the transfer to Biovest of the investigational new drug application for development of this vaccine, which occurred in April 2004, these payments to NCI have been reduced to a small fraction of this original obligation (approximately $0.2 million per year). On September 25, 2006, the Company provided written notice to the NCI in accordance with the terms of the CRADA to terminate the CRADA at the end of the sixty day notice period. Under the terms of the CRADA, the Company is obligated to continue to provide vaccine to the NCI at no charge for purposes of the NCI’s studies that are within the scope of the CRADA if the Company were to abandon work on the vaccine. As the Company is actively developing the vaccine for commercialization and intends to do so to its completion, no estimated costs have been accrued as of September 30, 2007.

Food and Drug Administration:

The FDA has extensive regulatory authority over biopharmaceutical products (drugs and biological products), manufacturing protocols and procedures and the facilities in which mammalian proteins will be manufactured. Any new bioproduct intended for use in humans (including, to a somewhat lesser degree, in vivo biodiagnostic products), is subject to rigorous testing requirements imposed by the FDA with respect to product efficacy and safety, possible toxicity and side effects. FDA approval for the use of new bioproducts (which can never be assured) requires several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, our cell culture systems used for the production of therapeutic or biotherapeutic products are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”).

Product liability:

The contract production services for therapeutic products offered exposes an inherent risk of liability as the proteins or other substances manufactured, at the request and to the specifications of customers, could foreseeably cause adverse effects. The Company obtains agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect the Company against potential claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations.

Guarantee Indemnifications:

Under the terms of the January and March Pulaski notes payable, several board members and affiliates issued personal guarantees. Biovest agreed to indemnify and hold harmless each guarantor should their guarantees be called by the Lender by agreeing to compensate each affected guarantor by an issuance of restricted common stock equal to 700% of the amount of their guarantee. The Biovest stock will be issued using a pre-determined value of $1.10 per share. The maximum amount to be issued by Biovest in this regard is 20,045,455 shares of restricted common stock.

Under the terms of the Southwest note payable issued June 26, 2007, an officer of the Company issued a personal guarantee. Biovest agreed to indemnify and hold harmless the guarantor should the guarantee be called by Southwest by agreeing to reimburse the guarantor for any liabilities incurred associated with enforcement of the guarantee.

Distribution agreement:

On June 1, 2007 the Company entered into a non-exclusive distribution agreement with VWR International, Inc. (“VWR”), to distribute the AutovaxID automated cell culture device in North America. Under the terms of this agreement, the Company is obligated to pay to VWR 25% of net sales revenue generated from the sales and marketing efforts of VWR on AutovaxID cell culture systems and disposable cultureware used in conjunction with the AutovaxID system. The initial term of this agreement is for 24 months and can be terminated at any time by either party upon 90 days’ prior written notice. The Company has not incurred any distribution expense to date related to this agreement.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

22. Variable Interest Entities:

Accounting for the NMTC financing arrangement and variable interest entities

The Company evaluated the structure of the NMTC financing arrangements and entities so involved under the context of FIN46. FIN46 provides a framework for determining whether certain entities should be consolidated (irrespective of equity ownership) based upon a variable interests model. This model determines the control and consolidation based upon potential variability in gains and losses of the entity being evaluated for consolidation. Generally, a variable interest holder that absorbs a majority of the entity’s expected losses, if they occur, receives a majority of the entity’s expected residual return, if they occur, or both is identified as the primary beneficiary for consolidation purposes.

The Company concluded that Biovax Investment, LLC, Telesis CDE Two, LLC, Autovax Investment, LLC and St. Louis New Market Tax Credit Fund II, LLC met the definition of variable interest entity. However, for the Company to be required to apply the provisions of the Interpretation, it must have a variable interest in the entity. Variable interests in a variable interest entity are contractual, ownership or other monetary interests in an entity that change with changes in the value of the net assets of the entity. The following tables illustrate the variable interests have been identified in each of the entities considered by the Company and the related holder:

New Market Tax Credit Transaction I:

Variable Interest Holder	Variable Interests Biovax Investment, LLC	Variable Interests Telesis CDE Two, LLC
Biovest and its Related Parties	Senior beneficial interest Guaranty Agreement Indemnification Agreement Put (VIE Equity) Call (VIE Equity)	Senior beneficial interest Guarantee Agreement

Biovax Investment, LLC		VIE Equity (99.9%)

US Bancorp	VIE Equity (99.9%)	Tax Credit Rights

Biovax Investment Corp.	VIE Equity (0.01%)

Telesis CDE, Corp		VIE Equity (0.01%)

New Market Tax Credit Transaction II:

Variable Interest Holder	Variable Interests AutovaxID Investment, LLC	Variable Interests St. Louis NMTC Fund II, LLC
Biovest and its Related Parties	Senior beneficial interest Guaranty Agreement Indemnification Agreement Put (VIE Equity) Call (VIE Equity)	Senior beneficial interest Guarantee Agreement

AutovaxID Investment, LLC		VIE Equity (99.9%)

US Bancorp	VIE Equity (100%)	Tax Credit Rights

St. Louis Development Corporation		VIE Equity (0.01%)

The above table illustrates the weight of the variable interests that are held by the Company. In addition, in performing quantitative valuation, the Company afforded significant weight to the guarantee agreements, indemnifications and put features, the preponderance of which limit the equity investor’s risk of loss on the venture. In evaluating both qualitative and quantitative considerations, the Company concluded that its variable interests in the entity absorb most of the variable interest entities’ losses and should, therefore, consolidate the entities under the scope of FIN46.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

22. Variable Interest Entities (continued):

Accounting for the NMTC financing arrangement and variable interest entities (continued)

Assets of $20.0 million and liabilities of $15.1 million of the variable interest entities identified above, are limited to the instruments referred to in the description of the NMTC financing arrangement above. In accordance with consolidation principles, these assets and liabilities are eliminated in consolidation leaving the non-controlling interests of Telesis CDE Two, LLC, Biovax Investment, LLC, AutovaxID Investment, LLC, and St. Louis NMTC Fund II, LLC, reflected on the Company’s September 30, 2007 consolidated balance sheet as non-controlling interests in variable interest entities.

Revimmune LLC

On February 27, 2007, the Company entered into a sublicense agreement (the “Sublicense Agreement”) with Revimmune LLC (“Revimmune”) under which the Company was granted the exclusive worldwide rights to Revimmune™. Revimmune is based on pulsed, ultra-high dosing of a well known chemotherapeutic agent under a risk management program. Revimmune will treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune LLC is affiliated with Hopkins Capital Group II, LLC and Dr. Frank O’Donnell who is an officer and director of the Company.

Under the Sublicense Agreement, the Company is obligated to pay to Revimmune a royalty of 4% on net sales, and in the event of a sublicense by the Company, to pay 10% of sublicense consideration received. Upon the approval of the sublicensed treatment in the U.S. for each autoimmune disease, the Company is required to issue to Revimmune vested warrants to purchase 800,000 shares of the Company’s common stock. The warrants which will be granted at the approval of the first Sublicensed Product will have an exercise price of $8 per share and any subsequent warrants to be issued will have an exercise price equal to the average of the volume weighted average closing prices of the Company’s common stock during the ten (10) trading days immediately prior to the grant of such warrant. The Company assumed certain obligations under Revimmune’s license with Johns Hopkins University related to the sublicensed technology, including the payment of all royalty obligations due Johns Hopkins University for the sublicensed products. The Company will be responsible, at its sole cost and expense, for the development, clinical trial(s), promotion, marketing, sales and commercialization of the sublicensed products.

The Company has the controlling financial interest of Revimmune and is considered the primary beneficiary, and therefore, the financial statements of Revimmune have been consolidated with the Company as of February 27, 2007 and through September 30, 2007. As of September 30, 2007, Revimmune’s assets and equity were approximately $63,000. The Company’s non-controlling interest in earnings from Revimmune for the twelve months ended September 30, 2007 is a loss of $17,600.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

22. Variable Interest Entities (continued):

Non-controlling intereset in income (loss)

The Company’s non-controlling interest in (income) loss from variable interest entities on its consolidated statement of operations for the year ended September 30, 2007 consists of the following:

Biovax Investment LLC	$697,998
Telesis CDE Two, LLC	8,828
AutovaxID Investment, LLC	364,622
St. Louis NMTC Fund II, LLC	(346,973)
Revimmune LLC	17,600

Non-controlling interest in earnings from variable interest entities	$742,075

23. New Market Tax Credit Transactions:

April 2006 NMTC Transaction

On April 25, 2006, Biovest through its wholly owned subsidiary, Biovax, Inc. (“Biovax”) closed a financing transaction (“Transaction I”) that was structured in an effort to obtain certain perceived advantages and enhancements from the New Markets Tax Credit (“NMTC”) regulations adopted under the auspices of the United States Department of the Treasury in 2002 to provide incentive for investing in businesses located in “qualifying census tracts,” or areas with a median income below the poverty line. The NMTC was provided for in the Community Renewal Relief Act of 2000 (the “Act”) and permits taxpayers (whether companies or individuals) to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of Community Development Entities (“CDE”). CDE are privately managed investment institutions that are certified to make Qualified Low-Income Community Investments (“QLICI”). Biovax is a qualified, active low-income business and is eligible to receive investment capital under the NMTC regulations. The following parties were involved in Transaction I: Accentia Biopharmaceuticals, Inc., Biovest’s majority shareholder (“Accentia”), Biolender, LLC (“Biolender”), Biovax Investment Corp., Biovax Investment, LLC (“Fund”), U.S. Bancorp Community Investment Corporation (“US Bancorp”), Telesis CDE Two, LLC (“CDE”), Telesis CDE Corporation, Biovax, Inc., and Laurus Master Fund, Ltd. (“Laurus”).

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

23. New Market Tax Credit Transactions (continued):

April 2006 NMTC Transaction (continued)

On March 31, 2006, in contemplation of Transaction I, Biovest closed a financing transaction with Laurus pursuant to which Laurus purchased from Biovest a secured promissory note in the principal amount of $7,799,000 (the “Laurus Note”). Under the terms of the Laurus Note, $7.5 million of the principal amount was deposited into a restricted bank account of Biovest (the “Restricted Account”) pursuant to a restricted account agreement between Biovest and Laurus. Accentia, Analytica International, Inc. (formerly The Analytica Group, Inc.) and Laurus also entered into an Amended and Restated Stock Pledge Agreement pledging Accentia’s shares of TEAMM Pharmaceuticals, Inc., Analytica International, Inc., Biovest and others (including AutovaxID and Biolender II, who were added as obligors by way of joinder) to secure the obligations owed to Laurus as a result of the Laurus Note and Transaction.

In contemplation of Transaction I, Biovest and the Company formed Biolender, LLC as a Delaware limited liability company. On April 21, 2006, 2.5 million was released from the Restricted Account created under the Laurus Note. These proceeds were used to purchase a 29.5% equity investment in Biolender for $2.5 million. Accentia used the proceeds of a $6.0 million intraday loan from First Bank to purchase the remaining 70.5% equity interest in Biolender. On April 27, 2006, Biovest redeemed 10 million shares of its common stock owned of record by Accentia for a $6.0 million cash payment which equaled the market price of $0.60 per share. Accentia used the proceeds of the stock redemption to repay its intraday loan due First Bank. Subsequently, on October 31, 2006, Biovest entered into a Purchase Agreement with Accentia whereby Biovest purchased Accentia’s 70.5% ownership interest in Biolender. In consideration of the sale of this interest in Biolender, Biovest issued to Accentia ten million shares of common stock, representing the negotiated value of the purchased interest (Note 14).

In contemplation of Transaction I, Biovax Investment, LLC (the “Fund”) was established. U.S. Bancorp invested $3.6 million for a 99% equity interest in the Fund. Biovax Investment Corp., the Fund manager, invested an additional $100 for the remaining 0.01% equity interest. On April 25, 2006, Biolender loaned the Fund $8.5 million pursuant to a 5.18%, annual rate, senior secured, convertible note receivable, due October 27, 2013. Interest on the note is payable as follows: (i) 0.64% interest per annum, non-compounding, shall be payable on the first day of each calendar month until October 27, 2013; and (ii) any remaining accrued and unpaid interest shall be payable in one installment on October 27, 2013. The note is convertible at the option of the fund into shares of Biovest’s common stock near the maturity date.

The proceeds received by the Fund from the aforementioned financing transactions were used to make a contemporaneous 99.99% equity investment in Telesis CDE II, LLC ($12 million) and payment for associated management, legal and accounting fees ($0.1 million). The $12 million investment by the Fund to the CDE constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”), resulting in $4.7 million in tax credits.

Telesis CDE II, LLC is a Community Development Entity that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by Telesis CDE Corporation, a private financial institution. Telesis CDE Corporation paid $1,200 in consideration for its 0.01% interest in the CDE. Telesis CDE II, LLC, upon receipt of its equity funding, contemporaneously issued $11.5 million to Biovax for a 1.0% convertible promissory note payable, due October 27, 2013. The convertible promissory note is convertible into common stock at the option of Telesis CDE II, LLC within 5 days of the maturity date at a conversion price equaling the then trading market price of the common stock. The overall arrangement provides that in the event Telesis CDE II, LLC converts the note payable, the aforementioned note receivable is subject to immediate conversion at the same conversion price. Biovest also issued to Telesis CDE Corporation warrants to purchase 1.2 million shares of Biovest’s common stock over a period of nine-years at a fixed price of $1.30. These warrants are reflected as an equity financing cost in stockholders’ equity at a fair value of $517,000 computed using the Black-Scholes option pricing model. Accentia also issued warrants to Telesis CDE Corporation to purchase 0.2 million shares of Accentia’s common stock over a period of seven years at a fixed price of $9.00.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

23. New Market Tax Credit Transactions (continued):

April 2006 NMTC Transaction (continued)

Other salient terms and conditions of Transaction I are as follows:

•

Under an Asset Purchase and Sale Agreement dated as of April 18, 2006, Biovest transferred all or substantially all of the assets of its vaccine manufacturing business situated at 377 Plantation Street, Worcester, Massachusetts (the “Plant” and the assets hereinafter the “Equipment”) and its rights under that certain lease agreement for the Plant and that certain letter of intent with the landlord to potentially lease additional space adjacent to the Plant (collectively the “Leasehold”) to Biovax. As full purchase price for the Equipment, Biovax paid Biovest $1.5 million and assumed certain liabilities, including a portion of a demand note payable to Accentia. In addition, Biovax advanced rental payments for the Leasehold in the amount of $4.5 million. Under the Asset Purchase Agreement, Biovest is required to treat the advance as unrestricted and non-segregated funds provided that Biovest uses the funds to make all required lease payments. Finally, Biovax also hired all of Biovest’s employees that are related to the vaccine manufacturing business and assumed responsibility for all accrued vacation time and the maintenance of existing health and other benefits.

•

The tax credits arising from this transaction were fully assigned to US Bancorp. Biovest, its subsidiaries and certain related parties (also see 3, below) have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by Biovest. Biovax, Inc., Biovest’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) Biovax shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the Biovax (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for Biovax by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of Biovax will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of Biovax’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of Biovax will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of Biovax; (x) Biovax will generate revenues by the date of April 25, 2009; (xi)Biovax shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) Biovax will not be a bank, credit union or other financial institution; (xiii) Biovax will not maintain a qualified low-income building under Section 42 of the Code; (xiv) Biovax will not become a single-member entity treated as

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

23. New Market Tax Credit Transactions (continued):

April 2006 NMTC Transaction (continued)

disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of Telesis CDE II, LLC; and (xv) Biovax and Biovest will operate consistently with the Asset Purchase and Sale Agreement between Biovax and Biovest, and will not amend such agreement without prior written consent of Telesis CDE II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $4.7 million (representing 39% of the $12.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within Biovest’s control. Therefore, this potential liability is not reflected in the consolidate financial statements.

•

In connection with the NMTC financing, Biovest and US Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to Biovest near the maturity of the instruments at a price of $180,000. Biovest has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. Biovest utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, Biovest, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($180,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The fair value associated with the put option and included in derivative liabilities in the September 30, 2007 consolidate balance sheet is approximately $98,000.

•

Biovest, its subsidiaries and certain related parties have entered into a guarantee arrangement with Telesis CDE II, Inc. for the debt service of Biovax. In addition, Accentia has partially guaranteed debt service with limitations established at no greater than $60,000 each year the instrument is outstanding. Biovest issued warrants to purchase 1.0 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $460,000 was charged to expense upon issuance. Biovest also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

On December 8, 2006, Biovest through its wholly owned subsidiary, AutovaxID, Inc. (“AutovaxID”) closed a second New Market Tax Credit financing transaction (“Transaction II”). The following parties were involved in Transaction II: AutovaxID, Accentia, Biolender II, LLC (“Biolender II”), St. Louis New Market Tax Credit Fund II, LLC, St. Louis Development Corp., AutovaxID Investment LLC (“Leverage Fund”), U.S. Bancorp, and Laurus.

On December 8, 2006, the Company loaned to Biovest $3.1 million pursuant to a Secured Promissory Note (the “Accentia Note”). Under the terms of the Accentia Note, interest shall accrue at a rate equal to prime rate, payable upon demand of Accentia. Biovest paid $1.1 million to Accentia upon the closing of the Transaction and the remaining $2.0 million of principal and all accrued and unpaid interest shall be paid by Biovest upon demand by Accentia.

In contemplation of Transaction II, Biovest formed Biolender II, LLC as a Delaware limited liability company. On December 8, 2006, $2.5 million was released from the Restricted Account created under the Laurus Note, which together with the amount loaned to Biovest under the Accentia Note funded the purchase of a 100% equity interest in Biolender II for the benefit of Biovest. The entire equity interest of $5.6 million in Biolender II owned by Biovest has been pledged to Laurus as collateral to secure the Laurus Note.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

23. New Market Tax Credit Transactions (continued):

April 2006 NMTC Transaction (continued)

In contemplation of Transaction II, AutovaxID Investment, LLC was established. U.S. Bancorp invested $2.4 million for a 100% equity interest in the Leverage Fund. Additionally, Biolender II and the Leverage Fund entered into a Loan and Security Agreement pursuant to which Biolender II made a loan to the Leverage Fund in the principal amount of $5.6 million (the “Leverage Loan”), evidenced by a promissory note dated December 8, 2006 payable from the Leverage Fund to Biolender II (the “Leverage Note”). The Leverage Note becomes due on June 9, 2014, and bears an interest rate of 8%, non-compounding. Payment of interest is due annually on the first calendar day of each year through maturity. The outstanding principal amount on the Leverage Loan and any unpaid interest is due on maturity in cash.

The proceeds received by the Leverage Fund from U.S. Bancorp and Biolender II were used to make a contemporaneous 99.99% equity investment in St. Louis New Market Tax Credit Fund II, LLC. The $8.0 million investment by the Leverage Fund to St. Louis New Market Tax Credit Fund II, LLC constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended, resulting in $3.12 million in tax credits which were allocated to U.S. Bancorp. All of the Leverage Fund’s interest in St. Louis New Market Tax Credit Fund II, LLC has been pledged to Biolender II as collateral for the Leverage Loan.

St. Louis New Market Tax Credit Fund II, LLC is a Community Development Entity (“CDE”) that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by St. Louis Development Corporation, a not-for-profit corporation organized in Missouri. St. Louis Development Corporation paid $1,000 in consideration for its 0.01% interest in the CDE. St. Louis New Market Tax Credit Fund II, LLC, upon receipt of its equity funding, contemporaneously issued a QLICI to AutovaxID, evidenced by a $7.7 million Subordinated Promissory Note dated as of December 8, 2006 and described in more detail below.

Other salient terms and conditions of Transaction II are as follows:

•

Under a License and Asset Purchase Agreement dated as of December 8, 2006, Biovest granted a nonexclusive license to the intellectual property enabling AutovaxID to manufacture and sell automated cell culture instruments in the United States, Canada and Mexico (the “License”), which license became exclusive upon the occupancy by AutovaxID of a space located at 1031 Macklind Avenue, St. Louis, Missouri (the “New Plant”) in June 2007. As full purchase price for the License and related business opportunity, AutovaxID paid Biovest $5.6 million. Biovest also agreed to sell AutovaxID certain equipment upon the occupancy by AutovaxID of the New Plant for the fair market value of $0.5 million.

•

The CDE Loan has a principal amount of $7.7 million and matures on December 8, 2036. Pursuant to a call right, for a period of six months starting on December 8, 2013, the CDE will have the right to call for the repayment of the CDE Loan in the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan. Interest on the outstanding principal amount of the CDE Loan accrues at the rate of 5.82% per annum, non-compounding and shall be payable in arrears on an annual basis commencing on January 2, 2007 and continuing until maturity. The CDE Loan is guaranteed by Biovest.

•

The CDE Loan is secured by second lien on all assets of AutovaxID for the benefit of the CDE pursuant to a Second-Lien Security Agreement between AutovaxID and the CDE dated as of December 8, 2006. Laurus has a senior lien on the assets of AutovaxID through the security agreement from Biovest to Laurus, which AutovaxID joined by way of a Joinder Agreement.

•

The CDE Loan shall be due and payable by AutovaxID in full on the maturity date of the CDE Loan. However, if the CDE exercises its call right pursuant to the CDE Loan, then the CDE Loan becomes due and payable on the date of such call for the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan, together with all accrued but unpaid interest.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

23. New Market Tax Credit Transactions (continued):

April 2006 NMTC Transaction (continued)

•

AutovaxID does not have the right to prepay the CDE Loan prior to June 8, 2014. AutovaxID does have the right to prepay the CDE Loan after this date, provided that (i) it prepays the entire CDE Loan amount, (ii) the CDE consents to such prepayment and USBCIC and the managing member of the CDE agree on the reinvestment of such proceeds in an alternative investment that would qualify as a QLICI and (iii) AutovaxID or the Individual Guarantors (as defined below) under the Tax Credit and Reimbursement and Indemnity Agreement pay to USBCIC the recapture amount so specified is such agreement.

•

All indebtedness owed by AutovaxID and its subsidiaries to the CDE, including its right to receive payments of principal and interest under the CDE Loan, is expressly subordinate to the extent set forth under the Telesis Subordination Agreement dated as of December 8, 2006 entered into by Laurus, the CDE, USBCIC, AutovaxID and Biovest.

•

The tax credits arising from this transaction were fully assigned to US Bancorp. Biovest, its subsidiaries and certain related parties (also see 3, below) have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by Biovest. AutovaxID, Inc., Biovest’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) AutovaxID shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the AutovaxID (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for AutovaxID by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of AutovaxID will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of AutovaxID’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of AutovaxID will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of AutovaxID; (x) AutovaxID will generate revenues by the date of December 8, 2009; (xi)AutovaxID shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) AutovaxID will not be a bank, credit union or other financial institution;

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

23. New Market Tax Credit Transactions (continued):

April 2006 NMTC Transaction (continued)

(xiii) AutovaxID will not maintain a qualified low-income building under Section 42 of the Code; (xiv) AutovaxID will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of St. Louis New Market Tax Credit Fund II, LLC; and (xv) AutovaxID and Biovest will operate consistently with the License and Asset Purchase Agreement between AutovaxID and Biovest, and will not amend such agreement without prior written consent of St. Louis New Market Tax Credit Fund II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $3.12 million (representing 39% of the $8.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within Biovest’s control. Therefore, this potential liability is not reflected in the consolidate financial statements.

•

In connection with the NMTC financing, Biovest and U.S. Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to Biovest’s subsidiary, Biolender II starting on December 9, 2013 and ending three months thereafter at a price of $120,000. Furthermore, under a Purchase Option Agreement, for a three month period after the expiration of the put option and to the extent that the put option was not exercised, Biolender II will have the option to purchase U.S. Bancorp’s equity interests in the Leverage Fund based on the fair market value of the equity interests at that time. Biovest has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. Biovest utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, Biovest, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($120,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The fair value associated with the put option and included in derivative liabilities in the September 30, 2007 consolidated balance sheet is approximately $61,000.

•

Biovest, its subsidiaries and certain related parties have entered into a guarantee arrangement with St. Louis New Markets Tax Credit Fund II, LLC for the debt service of AutovaxID. Biovest issued warrants to purchase 2.6 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $1.4 million was charged to expense upon issuance. Biovest also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

•

Various legal and accounting fees of $802,000 involved in structuring this transaction were recorded as deferred financing costs and other prepaid expenses and will be amortized over a period of seven and one half years, representing the duration of the note issued by AutovaxID Investment, LLC and payable to Biolender II, LLC.

24. Impairment of goodwill and intangible assets:

The Company’s intangible assets include goodwill, trademarks, product rights, non-compete agreements, technology rights, purchased customer relationships, and patents, all of which are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). As described below, goodwill and intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit, ranging from two to eighteen and one-half years. The Company obtains a valuation of all intangibles purchased and undertake an annual impairment analysis. Goodwill is tested for impairment by comparing the carrying amount to the estimated fair value, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142. Impairment exists if the book value of the entity or operating unit is less than its estimated fair value, resulting in a write-down equal to this difference. The Company made no impairment adjustments to recorded goodwill.The Company’s carrying value of goodwill at September 30, 2007 and 2006 was $1.2 million. The values recorded for goodwill and other intangible assets represent fair values calculated by accepted valuation methods. Such valuations require critical estimates and assumptions derived from and which include, but are not limited to: (i) information included in our business plan, (ii) estimated cash flows, (iii) discount rates, (iv) patent expiration information, (vi) terms of license agreements, and (vii) expected timelines and costs to complete any in-process research and development projects to commercialize our products under development.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

24. Impairment of goodwill and intangible assets (continued)

The Company’s carrying value of intangible assets at September 30, 2007 and 2006 was $14.7 million and $17.8 million, respectively, net of accumulated amortization of $5.6 million and $7.8 million, respectively. The Company begin amortizing capitalized intangibles on their date of acquisition, as further described in Note 7 to the consolidated financial statements.

Impairment Testing

Goodwill impairment testing is calculated at the reporting unit level. The Company’s annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting unit with its carrying value. If the fair value exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied fair value of goodwill is less than the carrying amount, a write-down is recorded. Impairment tests for the other intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows. In accordance with SFAS 144, which relates to impairment of long-lived assets other than goodwill, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets.

The Company predominately uses a discounted cash flow model derived from internal budgets in assessing fair values for our impairment testing. Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements used in our cash flow models. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect the original estimates of fair values. In the event that the Company’s management determines that the value of intangible assets have become impaired using this approach, the Company will record an accounting charge for the amount of the impairment.

The Company recognized impairment losses of $3.3 million during the year ended September 30, 2006 in connection with the Xodol and pain technology. The Company recognized impairment losses of $0.4 million during the year ended September 30, 2005 in connection with the SRL technology.

MD Turbo Impairment

The Company recognized a $3.3 million impairment expense on its MD Turbo assets in the Specialty Pharmaceuticals segment during the year ended September 30, 2007. The market opportunity for MD Turbo has changed dramatically since the product was launched in June 2006. At the time of its market introduction, MD Turbo was compatible with greater than 90% of all commercially available metered-dose inhalers (MDI). One of the key benefits of MD Turbo was that it contained a built-in dose counter. This important feature helped patients track the number of doses used each month and alerted them when it was time to refill their prescription. In the past year, the majority of manufacturers have re-tooled their products to include a dose counter as well. This “re-tooling” changed the actual physical size of the MDI container and as a result, the majority of MDI’s are no longer compatible with MD Turbo.

Another major change in the marketplace has been the shift from CFC (chlorofluorocarbons) based propellants to HFA (a non-CFC) propellants. At market introduction, the majority of MDIs were CFC based and compatible with MD Turbo. The FDA mandated that by 2008, all commercially available MDIs must use the HFA propellant and that CFC propellant products must be phased off the market. The market has already shifted to HFA products and currently, only two (2) HFA products are compatible with MD Turbo.

During the year ended September 30, 2007, due to lack of sales and the reduced market opportunity, the Company has deemed that MD Turbo is no longer a viable commercial product and should be considered impaired. The Company believes there is no salvage value, no positive future cash flows, and no potential buyer of the product rights. The impairment charge consisted of an impairment of a deposit of $.9 million and $2.4 million impairment of the acquired product rights and has been included in operating expenses in the accompanying 2007 consolidated statement of operations. On June 30, 2007, the Company also recorded a charge to cost of sales of approximately $.5 million to write-off remaining MD Turbo inventory.

TEAMM Trademark Impairment

During the year ended September 30, 2007, the “TEAMM” trademark was considered impaired resulting in an expense of $0.3 million. The impairment was a result of the Company changing the name under which Specialty Pharmaceuticals does business to “Accentia Pharmaceuticals” from “TEAMM”.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

25. Quarterly financial data (unaudited):

The following is quarterly financial data for the years ended September 30, 2007, 2006, and 2005:

	Year ended September 30, 2007
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Net sales	$5,881,743	$4,557,784	$3,760,889	$4,082,907
Gross profit	4,256,451	3,145,610	1,470,000	2,650,531
Net loss	(30,641,013)	(8,041,074)	(24,995,509)	(12,333,281)
Net loss per share available to common stockholders	$(0.97)	$(0.25)	$(0.71)	$(0.33)

	Year ended September 30, 2006:
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Net sales	$6,817,966	$7,053,925	$5,726,527	$5,459,630
Gross profit	4,942,193	4,403,310	3,360,552	3,966,690
Net loss	(317,026)	(13,797,533)	(12,131,710)	(17,148,635)
Net loss per share available to common stockholders	$(0.02)	$(0.47)	$(0.40)	$(0.54)

	Year ended September 30, 2005:
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Net sales	$4,517,119	$7,575,192	$5,608,307	$7,494,164
Gross profit	2,302,788	5,402,034	3,664,055	5,592,580
Net loss	(11,032,146)	(7,649,767)	(9,919,840)	(16,134,616)
Net loss per share available to common stockholders	$(3.12)	$(1.53)	$(1.93)	$(3.12)

26. Subsequent Events:

On October 19, 2007, the Company engaged in an effort to induce on the exercise of the short-term warrants in connection with the February 28, 2007 Convertible Debenture Financing. In February 2007, the Company issued 4,670,412 warrants (the “Short-term Warrants”) which, as amended, were scheduled to expire on October 19, 2007. As a consequence of the inducement offer, the Company received an aggregate of $5.6 million in cash from the exercise of the Short-term Warrants at $2.67 per share, 2,568,564 Short-term Warrants expired unexercised and the Company also issued additional warrants to certain of the holders of the February 2007 debentures to purchase an additional 1,895,133 shares of the Company’s Common Stock. These additional warrants have an exercise price of the $2.67 per share and a term expiring on the first to occur of January 19, 2009 or three days following notice of the Company’s common stock trading at $6 per share based on a 10-day volume weighted average.

On October 31, 2007, the Company entered into an amendment to its revolving credit facility with Laurus to extend the Company’s access to its expanded borrowing availability of $4.4 million under this revolving credit facility through March 31, 2008. In consideration of the extension, the Company issued to Laurus a redeemable warrant to purchase up to 4,024,398 shares with an exercise price of $2.67 per share until October 31, 2014 with piggy back registration rights. The Company has the right to terminate and cancel the warrant by making a cash payment in an amount equal to $0.99 for each share underlying the warrant. The Company’s right to terminate and cancel the Warrant expires on the earlier of April 30, 2008 or the date of public release of unblinded clinical trial data from the current Phase 3 clinical trial of SinuNase.

On October 31, 2007, the Company and holders of 84% of the 8% Convertible Debenture Financing dated September 29, 2006 (the “September Debentures”) agreed to defer required monthly redemption payments under the September Debentures from November 1, 2007 through May 1, 2008 and to allow any unconverted balance of those amounts to be redeemed on the Maturity Date of the September Debentures.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

26. Subsequent Events (continued):

On October 12, 2007, the Company issued an unsecured promissory note to a director of the Company in the amount of $300,000. This loan bears interest at prime plus 2.0% and is payable October 11, 2008. The Company issued warrants to purchase 2,727,270 shares of the Company’s common stock at $1.10 per share in conjunction with this loan.

On October 30, 2007, Biovest issued a secured promissory note to Valens Offshore SPV II, Corp. in the amount of $255,000. This note bears interest at prime plus 2.0% and is payable March 31, 2009. As consideration for this loan, Biovest granted to Valens Offshore a 1.08% royalty on net sales and license revenue from any biologic products (including the BiovaxID vaccine).

On October 30, 2007, Biovest issued a secured promissory note to Valens U.S. SPV I, LLC in the amount of $245,000. This note bears interest at prime plus 2.0% and is payable March 31, 2009. As consideration for this loan, the Biovest granted to Valens U.S. a 0.92% royalty on net sales and license revenue from any biologic products (including the BiovaxID vaccine).

On October 31, 2007, Biovest executed an amendment agreement with Laurus, to defer certain current and past due principal and interest payments on Biovest’s $7.8 million loan originated on March 31, 2006. As a result of this amendment, all payments under this note have been deferred until January 2008, at which point monthly amortizing principal payments payments of $267,000 plus interest will again commence. Biovest agreed to pay to Laurus $1.8 million on March 31, 2009 as consideration for this forebearance.

On December 10, 2007, Biovest completed the closing of a financing transaction with Valens Offshore SPV II, Corp., a Delaware corporation and Valens U.S. SPV I, LLC., a Delaware corporation (collectively the “Valens Funds”), pursuant to which the Valens Funds purchased from Biovest two secured promissory notes in the aggregate principal amount of $8,500,000 and entered into two royalty agreements whereby the Valens funds have been granted royalty interests in the worldwide net sales and license revenues from Biovest’s BiovaxID anti-cancer vaccine. The Notes are non-amortizing and payable in a single payment of principal plus accrued interest on June 5, 2008. The Notes can be prepaid by Biovest at any time without penalty. The outstanding principal amount of the Notes will bear interest at a rate equal to prime rate plus 2% per annum, with a minimum interest rate of 11%. In addition to the interest on the Notes, Biovest paid the Valens Funds a closing payment in the amount of $127,500.00 along with the Valens Funds’ legal fees in the amount of $93,499.65 upon the closing of the Transaction. The obligations pursuant to the Notes are secured by a lien against all assets of Biovest and its subsidiaries and are guaranteed by Biovest and its subsidiaries. The Royalty Agreements provide that the Valens Funds shall receive an aggregate royalty equal to seven percent (7%) of worldwide net sales and license revenues from commercial sales of Biovest’s biologic products, including without limitation Biovest’s BiovaxID anti-cancer vaccine. Proceeds of the Notes, after designated payments to the Valens Funds and Laurus in payment of outstanding obligations and prepayment of certain scheduled principal and interest payments previously payable, will be disbursed into a restricted account and released to Biovest based upon an agreed schedule. The proceeds will be used to support the planned interim analysis of the clinical data from the Phase 3 clinical trial for Biovest’s anti cancer vaccine, BiovaxID, and for general working capital.

ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 2007, 2006 AND 2005

26. Subsequent Events (continued):

On November 29, 2007 and effective as of December 31, 2007, the Company’s Board of Directors has adopted the Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), which is intended to be a Qualified Plan subject to ratification by vote of the Company’s shareholders. A copy of the 2008 Plan is attached hereto as Exhibit 10.175.

The 2008 Plan contains provisions relating to equity compensation to the Company’s Directors. Commencing with the effective date of the 2008 Plan, each Director (for clarification both employee Directors and non-employee Directors) (if he or she continues to serve in such capacity) shall annually during the time the 2008 Plan is in effect, automatically be granted a Non-Qualified Stock Option to purchase a number of shares of Stock that is equal to the sum of (i) 30,000 shares plus (ii) 7,500 shares for each standing Board committee on which the Director serves as of the grant date, plus (iii) 7,500 shares of Stock for each standing Board committee for which the Director serves as the chairperson as of the grant date. Nonqualified Stock Options granted to Directors under the Plan are not vested and cannot be exercised prior to the first anniversary of the date of grant, and thereafter shall vest and may only be exercised with respect to one-third of the Option shares on and after the first anniversary of the date of grant, with respect to two-thirds of the Option shares on a cumulative basis on and after the second anniversary of the date of grant, and with respect to all of the Option shares on a cumulative basis on and after the third anniversary of the date of grant. The exercise price per Share for a Non-Qualified Stock Option granted to a Director under the Plan shall be equal to 100% of the Fair Market Value of a share of Stock on the date of grant of such Option.

On November 29, 2007, the Company’s Board of Directors made the following stock option grants pursuant to the 2008 Plan to the Company’s named Executive Officer which will be effective and priced at the close of business on the fifth trading day following the filing of the Company’s Form 10-K for the year ended September 30, 2007:

Alan M. Pearce, CFO	275,000
Steven Arikian, M.D., President and COO, Biopharmaceutical Products and Services	100,000
Samuel S. Duffey, Esq., General Counsel	275,000

Each of the Options granted pursuant to the awards described above have an exercise price of 110% of Fair Market Value on the date of grant, have a term of ten years, and vest in three equal installments on the date of grant and the first anniversary and second anniversary thereof.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Alan M. Pearce
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: December 28, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and as of the date indicated:

Signature		Title	Date

By:	/s/ Francis E. O’Donnell, Jr., M.D.	Chief Executive Officer; Chairman of the Board; Director (Principal Executive Officer)	December 28, 2007
Francis E. O’Donnell, Jr., M.D.

By:	/s/ Alan M. Pearce	Chief Financial Officer; Director (Principal Financial Officer and Principal Accounting Officer)	December 28, 2007
Alan M. Pearce

By:	/s/ Steven Arikian, M.D.	Director; President and Chief Operating Officer, Biopharmaceutical Products and Services	December 28, 2007
Steven Arikian, M.D.

By:	/s/ David M. Schubert	Director	December 28, 2007
David M. Schubert

By:	/s/ John P. Dubinsky	Director	December 28, 2007
John P. Dubinsky

By:	/s/ Todd D. Thomason	Director	December 28, 2007
Todd D. Thomason

By:	/s/ Edmund C. King	Director	December 28, 2007
Edmund C. King

By:	s/ William S. Poole	Director	December 28, 2007
William S. Poole

Exhibit 3.3

AMENDED AND RESTATED BYLAWS

OF

ACCENTIA BIOPHARMACEUTICALS, INC.

(A FLORIDA CORPORATION)

Effective as of December 27, 2007

ARTICLE I

OFFICES

1.01. Principal Office and Other Offices. The principal office of the Corporation shall be located at such place within or outside the State of Florida (the “State”) as the Board of Directors (the “Board”) may from time to time designate. The Corporation may have other offices for the transaction of the affairs of the Corporation located at such other places both within and without the State as the Board may from time to time designate or as the business of the Corporation may require.

1.02. Registered Office and Agent. The Corporation shall have and continuously maintain in the State a registered office and have a registered agent, as required by law. Such office may, but need not, be identical with the principal office of the Corporation in the State. The Corporation may from time to time change its registered office or its registered agent, or both, by a resolution of the Board that adopts the change and authorizes the President or a Vice President to execute and submit for filing with the Department of State a statement of change setting forth the information required by law. Any new registered agent designated by such statement shall acknowledge in writing such statement, and any new or successor registered agent shall simultaneously file with the Department of State a written statement, in the form and manner prescribed by law, accepting the appointment and stating the registered agent’s familiarity with and acceptance of the obligations provided for under the laws of the State. In the event the Corporation desires to qualify to do business in one or more states other than Florida, the Board shall designate the location of the registered office in any such state and the registered agent at such address in the manner provided by applicable law.

ARTICLE II

SHAREHOLDERS

2.01. Annual Meetings. The annual meeting of Shareholders for the purpose of electing Directors and for the transaction of such other matters as may properly come before the meeting shall be held each year during the first five months of the fiscal year of the Corporation on a date and time and at a place designated by the Board, or at such other time and date as may be fixed by or under the authority of the Board. However, failure to hold a timely annual meeting shall in no way affect the terms of officers or Directors of the Corporation or the validity of actions of the Corporation.

2.02. Special Meeting. Special meetings of the Shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President or the Board or by the person designated in the written request of the holders of not less than fifty percent (50%) of all shares of the Corporation entitled to vote at the meeting.

2.03. Place of Meeting. The Board may designate any place, either within or without the State, as the place of meeting for any annual meeting or for any special meeting called by the Board. A waiver of notice signed by all Shareholders entitled to vote at a meeting may designate any place either within or without the State, as the place for the holding of such meeting. If no designation is made for the place of meeting, or if the meeting be otherwise called, then the place of meeting shall be the principal business office of the Corporation within the State or such other suitable place in the county of such principal office as may be designated by the person calling such meeting, but any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat.

2.04. Notice of Meeting. A written notice of each Shareholders’ meeting stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either personally, by first-class mail, or by electronic means to each Shareholder of record entitled to vote at such meeting not less than ten (10) or more than sixty (60) days before the date of the meeting. Notice shall be given by or at the direction of the President, the Secretary, or the officer or persons calling the meeting. If notice is by first-class mail, such notice shall be deemed to have been delivered when deposited with postage prepaid thereon in the United States mail, addressed to the Shareholder at the address of the Shareholder as it appears on the stock transfer books of the Corporation. If notice is by electronic means, such notice shall be deemed to have been delivered when electronically transmitted to the Shareholder in a manner authorized by the Shareholder.

2.05. Waiver of Notice. A written waiver of notice signed by a Shareholder who was entitled to notice of a meeting of the Shareholders, whether the waiver is given before or after the time required for the notice, shall be equivalent to the giving of such notice. A Shareholder’s attendance at a meeting shall constitute a waiver of notice of such meeting, except when the Shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

2.06. Adjournment. Any meeting of the Shareholders may be adjourned to another time or place by a majority vote of the shares entitled to vote and which are represented at the meeting. When all of the shares entitled to vote are represented in person or by proxy at a meeting, and such meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting, if the time and the place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. Any business may be transacted at such adjourned meeting that might have been transacted at the original meeting. If all of the shares entitled to vote are not represented at the meeting at which adjournment is taken, then notice of the adjourned meeting as required by Section 2.04 of these bylaws shall be given to each Shareholder of record. In all cases, however, if, after the adjournment, the Board fixes a new record date for the adjourned meeting, then notice of the adjourned meeting shall be given as provided in this Article II to each Shareholder of record under the new record date who is entitled to vote at the adjourned meeting.

2.07. Fixing of Record Date. For the purpose of determining the Shareholders who are entitled to receive notice of or to vote at any Shareholders’ meeting or any adjournment thereof, to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, and pursuant to any other purpose requiring a determination of Shareholders, the Board may fix, in advance, a record date for any such determination of Shareholders. Such record date shall not be more than sixty (60) or less than ten (10) days before the date on which the particular action requiring such determination of Shareholders is to be taken. If no such record date is fixed, then the date on which notice of a Shareholders’ meeting is delivered or the date on which the Board adopts a resolution declaring a dividend, as the case may be, shall be the record date for such determination of Shareholders. In the case of an adjourned meeting, the record date for the original meeting shall apply to the adjournment thereof, unless the Board fixes a new record date in accordance with these bylaws.

2.08. Record of Shareholders Having Voting Rights. The Secretary of the Corporation shall make or obtain, at least ten (10) days before each meeting of the Shareholders, a complete list of the Shareholders entitled to vote at such meeting, or any adjournment thereof, with the address of, and the number, class and series, if any, of shares held by each. For a period of ten (10) days prior to such meeting, such list shall be kept on file at the registered office of the Corporation, the principal place of business of the Corporation, or the office of the Secretary, and such list shall be subject to inspection by any Shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Shareholder at any time during the meeting. If the requirements of this Section 2.08 have not been substantially complied with, then upon the demand of any Shareholder, in person or by proxy, the meeting shall be adjourned until the requirements are complied with; provided, however, if no Shareholder makes such demand, any failure to comply with the requirements of this Section 2.08 shall not affect the validity of any action taken at such meeting.

2.09. Shareholder Quorum and Voting.

(a) A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders, but in no event shall a quorum consist of less than one-third of the shares entitled to vote. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

(b) An amendment to the Articles of Incorporation that adds, changes or deletes a greater or lesser quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater.

(c) If a quorum exists, action on a matter, other than the election of Directors, is approved if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act or the Articles of Incorporation.

(d) After a quorum has been established at a Shareholders’ meeting, the subsequent withdrawal of Shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

(e) The Articles of Incorporation may provide for a greater voting requirement or a greater quorum requirement for Shareholders than is provided by the Florida Business Corporation Act.

2.10. Conduct of Meeting. The President, or, in the absence of the President, a Vice President (if there is a Vice President, and, if there are more than one, then according to the order provided under Section 4.06 of these bylaws), or, in the absence of both the President and a Vice President, any person chosen by the Shareholders present, shall call the meeting of the Shareholders to order and shall act as chairman and presiding officer of the meeting, and the Secretary of the Corporation shall act as secretary of all meetings of the Shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

At any meeting of the Shareholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any Shareholder of the Corporation who is a Shareholder of record at the time of giving of the notice provided for in these bylaws, who shall be entitled to vote at such meeting, and who complies with the notice procedures set forth in this bylaw; provided, however, that business transacted at any special meeting of Shareholders shall be limited to the purposes stated in the notice.

For business to be properly brought before any meeting by a Shareholder pursuant to clause (c) of the preceding paragraph, the Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a Shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days prior to the date of the meeting. A Shareholder’s notice to the Secretary shall set forth as to each matter the Shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation’s books, of the Shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder of record and by the beneficial owner, if any, on whose behalf of the proposal is made, and (d) any material interest of such Shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.10. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 2.10, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, a Shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10.

2.11. Proxies. Every Shareholder entitled to vote at a Shareholders’ meeting or entitled to express consent or dissent without a meeting, or the duly authorized attorney-in-fact of such Shareholder, may authorize another person or other persons to act for him or her by proxy. A proxy must be in writing and signed by the Shareholder, or by his attorney-in-fact. Unless otherwise stated in the proxy, a proxy shall be valid only for a period of eleven (11) months from the date of the proxy. Every proxy shall be revocable at the pleasure of the Shareholder who executed it, except as otherwise provided in the Florida Business Corporation Act.

The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the Shareholder who executed the proxy, unless, before the authority is exercised, written notice of adjudication of such incompetence or death is received by the Secretary of the Corporation.

Any proxy holder may appoint, in writing, a substitute to act in his place, if the proxy expressly provides for such substitution. If a proxy for shares confers authority upon more than one person, and if the proxy does not otherwise provide, a majority of the authorized persons, or, if only one is present, then that one, may exercise all the powers conferred by the proxy; provided, however, if the proxy holders present at the meeting are equally divided as to the right and manner of voting, then the voting of such shares shall be prorated.

2.12. Voting of Shares. Subject to the provisions of this Article II of these bylaws, the Articles of Incorporation, and the laws of the State, each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of the Shareholders.

2.13. Voting of Shares by Certain Holders.

(a) Other Corporations. Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president. A proxy executed by any principal officer of such other corporation or assistant thereto shall be conclusive evidence of the signer’s authority to act, in the absence of express notice to this Corporation, given in writing to the Secretary of this Corporation, of the designation of some other person by the Board of Directors or the bylaws of such other corporation.

(b) Legal Representatives and Fiduciaries. Shares held by any administrator, executor, guardian, conservator, trustee in bankruptcy, receiver, or assignee for creditors may be voted by a duly executed proxy, without a transfer of such shares to his or her name. Shares standing in the name of a fiduciary may be voted by him or her, either in person or by proxy. A proxy executed by a fiduciary, shall be conclusive evidence of the signer’s authority to act, in the absence of express notice to this Corporation, given in writing to the Secretary of this Corporation, that such manner of voting is expressly prohibited or otherwise directed by the document creating the fiduciary relationship.

(c) Pledgees. A Shareholder whose shares are pledged shall be entitled to vote such shares unless in the transfer of the shares the pledgor has expressly authorized the pledgee to vote the shares and thereafter the pledgee, or his or her proxy, shall be entitled to vote the shares so transferred.

(d) Treasury Stock and Subsidiaries. Neither treasury shares, nor shares held by another corporation if a majority of the shares entitled to vote for the election of Directors of such other corporation is held by this Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares entitled to vote, but shares of its own issue held by this Corporation in a fiduciary capacity, or held by such other corporation in a fiduciary capacity, may be voted and shall be counted in determining the total number of outstanding shares entitled to vote.

(e) Joint Holders. Shares of record in the names of two or more persons or shares to which two or more persons have the same fiduciary relationship, unless the Secretary of the Corporation is given notice otherwise and furnished with a copy of the instrument creating the relationship, may be voted as follows: (i) if voted by an individual, his or her vote binds all holders; or (ii) if voted by more than one holder, the majority vote binds all, unless the vote is evenly split in which case the shares may be voted proportionately, or according to the ownership interest as shown in the instrument filed with the Secretary of the corporation.

2.14. Waiver of Notice by Stockholders. Whenever any notice whatever is required to be given to any Shareholder of the Corporation under the certificate of incorporation or bylaws or any provision of the Florida Business Corporation Act, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the Shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except where the person attends for the express purpose of objecting to the transaction of any business. Neither the business, nor the purpose of any regular or special meeting of Shareholders, Directors or members of a committee of Directors need be specified in the waiver.

2.15. Action Without Meeting. Any action of the Shareholders required or permitted to be taken at an annual or special meeting of the Shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Within ten (10) days after obtaining such authorization by written consent, the Corporation shall give notice to the Shareholders who have not consented in writing. Such notice shall fairly summarize the material features of the authorized action, and, if the action is a merger, a consolidation, or a sale or exchange of assets for which dissenters’ rights are provided by applicable corporate laws of the State, then such notice shall contain a clear statement of the right of Shareholders dissenting from the action to be paid the fair value of their shares upon compliance with applicable provisions of the laws of the State. Any certificate that is required by law to be filed as a result of an action of the Shareholders taken under this Section 2.15 shall state that written consent for such action was given in accordance with the laws of the State.

2.16. Acceptance of Instruments Showing Shareholder Action.

If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a Shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a Shareholder. If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a Shareholder, the Corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the Shareholder if any of the following apply:

(a) The Shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

(b) The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the Shareholder and, if the Corporation requests, evidence of fiduciary status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(c) The name signed purports to be that of a receiver or trustee in bankruptcy of the Shareholder and, if the Corporation requests, evidence of this status acceptable to the Corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(d) The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the Shareholder and, if the Corporation requests, evidence acceptable to the Corporation of the signatory’s authority to sign for the Shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

(e) Two or more persons are the Shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners. The Corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the Corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the Shareholder.

ARTICLE III

BOARD OF DIRECTORS

3.01. General Powers and Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, subject to limitations set forth under the laws of the State, the Articles of Incorporation, and these bylaws concerning corporate action that must be authorized or approved by the Shareholders. The number of Directors on the Board shall initially be fixed at nine (9), provided that the number of Directors may be reduced or increased from time to time by action of a majority of the Directors then in office, and the Board shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall affect the term of any Director then in office.

3.02. Tenure and Qualifications. As of the date on which the Corporation’s common stock becomes registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Registration Date”), the Directors of the Corporation shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. Each initial Director in Class I shall hold office for a term expiring at the first annual meeting of the Shareholders after the Registration Date; each initial director in Class II shall hold office for a term expiring at the second annual meeting of the Shareholders after the Registration Date; and each initial director in Class III shall hold office for a term expiring at the third annual meeting of the Shareholders after the Registration Date. At each annual meeting of Shareholders following such initial classification and election, Directors elected to succeed the Directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of Directors in each class as nearly equal as reasonably possible, but no decrease in the number of Directors may shorten the term of any incumbent Director. Directors must be natural persons who are 18 years of age or older but need not be residents of the State or shareholders of the Corporation.

3.03. Resignation and Removal. A Director may resign at any time by filing a written resignation with the Secretary of the Corporation. Any Director or the entire Board of Directors may be removed, only with cause, by the holders of a majority of the shares then entitled to vote at an election of Directors.

3.04. Vacancies. Any vacancy occurring in the Board, including any vacancy created by reason of an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors, though the remaining Directors constitute less than a quorum of the Board; provided, however, if a vacancy is created by removal of a Director by action of the Shareholders, then the Shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

3.05. Regular Meetings. A regular meeting of the Board shall be held without other notice than this bylaw immediately after the annual meeting of Shareholders, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of Shareholders which precedes it, or such other suitable place as may be announced at such meeting of Shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State, for the holding of additional regular meetings without other notice than such resolution.

3.06. Special Meetings. Special meetings of the Board may be called by or at the request of the President, Secretary or any Director. The President or Secretary calling any special meeting of the Board may fix any place, either within or without the State, as the place for holding any special meeting of the Board called by them, and if no other place is fixed the place of the meeting shall be the principal business office of the Corporation in the State.

3.07. Notice; Waiver. Except to the extent provided in Section 3.05 of these bylaws, notice of each meeting of the Board shall be given to each Director (a) by personal delivery, electronic means, or telephonically not less than twenty four (24) hours before the meeting or (b) by first-class mail, addressed to the business address or such other address as the Director shall have designated in a writing filed with the Secretary, and mailed not less than four (4) business days before the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage prepaid and properly addressed. If sent by electronic means, such notice shall be deemed to be delivered when electronically transmitted to the Director in a manner authorized by the Director. However, any requirement of notice to any Director required under these bylaws or under provision of law may be waived if such Director signs a waiver of notice at any time, either before or after the time of the meeting. If a Director has not been given notice as required under these bylaws or under provisions of law, but the Director attends the meeting or participates in a telephonic meeting, the Director’s attendance or participation shall constitute a waiver of notice of such meeting and a waiver of all objections to the time and place of the meeting and the manner in which it was called or convened, except, when a Director states, at the beginning of such meeting, any objection to the transaction of business because the meeting was not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board need be specified in either the notice of or a waiver of notice of any regular or special meeting.

3.08. Quorum and Voting. Except as otherwise provided by law, the Articles of Incorporation, or these bylaws, a majority of the number of Directors fixed in Section 3.01 of these bylaws shall constitute a quorum for the transaction of business at any meeting of the Board. The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board, unless the act of a greater number is required by the Articles of Incorporation or these bylaws.

3.09. Adjournment. A majority of the Directors present, whether or not a quorum exists, may adjourn any meeting of the Board to another time and place. Notice of the adjourned meeting shall be given to each Director in accordance with Section 3.07 of these bylaws, unless all of the Directors of the full Board are present at the time of adjournment and the time and place of the adjourned meeting are announced at the time of the adjournment.

3.10. Committees. The Board may, by resolution adopted by a majority of the Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. To the extent provided in such resolution, each such committee shall have and may exercise all the authority of the Board, except that no such committee shall have authority to:

(a) Approve or recommend to the Shareholders actions or proposals required by the general corporation laws of the State to be approved by the Shareholders;

(b) Designate candidates for the office of Director:

(c) Fill vacancies in the Board or any committee thereof;

(d) Amend these bylaws;

(e) Authorize or approve the reacquisition, issuance, sale, contract for sale or designation of shares, except that the Board, having authorized the issuance or sale of shares, or any contract therefor, may authorize a committee to fix the terms of any contract for the sale of shares, with full power in such committee to adopt any final resolution setting forth all the terms thereof.

The Board, by resolution of the majority of the full Board, may designate one or more Directors as alternate committee members, who may act in the place and stead of any absent member or members at any meeting of such committee. Any committee established under this Section 3.10 may fix its own rules for the conduct of its activities and shall make such reports of its activities to the Board as the Board may request.

3.11. Telephonic Meetings. Members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

3.12. Unanimous Consent Without Meeting. Any action required or permitted to be taken at a meeting of the Board (or of a committee thereof) may be taken without a meeting, if a consent in writing setting forth the action so to be taken and signed by all of the Directors (or all the members of the committee, as the case may be) is filed in the minutes of the proceedings of the Board (or of the committee). Such consent shall have the same effect as a unanimous vote.

3.13. Presumption of Assent. A Director who is present at a meeting of the Board or of a committee of which he is a member where action on any corporate matter is taken shall be presumed to have assented to the action taken unless the Director either votes against such action or abstains from voting because of an asserted conflict of interest.

3.14. Compensation. The Board, by affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation to be paid to each Director for such Director’s services to the Corporation as Director, officer or otherwise, or the Board may delegate such authority to an appropriate committee. The Board also shall have authority to provide for, or to delegate authority to an appropriate committee to provide for, reasonable pensions, disability or death benefits, and other benefits or payments to Directors, officers and employees and to their estates, families, dependents, or beneficiaries on account of prior services rendered by such Directors, officers and employees of the Corporation. Each Director shall also be reimbursed for his necessary expenses in connection with attending meetings of the Board or any committee thereof.

3.15. Director Conflicts of Interest. No contract or other transaction between the Corporation and any of the Directors or any other corporation, firm, association, or entity in which any of the Directors are officers or Directors or are financially interested shall be either void or voidable (i) because of such relationship or interest, (ii) because any such Director is present at the meeting of the Board or a committee thereof that authorizes, approves or ratifies such contract or transaction, or (iii) because any such Director’s vote is counted for such purpose, if:

(a) the fact of such relationship or interest is disclosed or known to the Board or the committee that authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of any such interested Director; or

(b) the fact of such relationship or interest is disclosed or known to the Shareholders entitled to vote, and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

(c) the contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, Committee, or Shareholders.

Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or a committee of the Board that authorizes, approves or ratifies such contract or transaction.

ARTICLE IV

OFFICERS

4.01. Number and Qualification. The officers of the Corporation shall be a President, a Chief Financial Officer, and a Secretary, each of whom shall be appointed by the Board of Directors. The Board of Directors also may elect or appoint such other officers (including, without limitation, a Chief Executive Officer, Treasurer, one or more Vice Presidents, and one or more Assistant Treasurers and Assistant Secretaries) as it may deem necessary or desirable for the conduct of business of the Corporation, and each of whom shall have such powers and duties as the Board of Directors determines. Each officer shall hold office for such term as may be prescribed by the Board of Directors from time to time. Any person may hold at one time two or more offices. Any such officer may be, but need not be, a Director and/or a Shareholder.

4.02. Election and Term of Office. The officers of the Corporation to be chosen by the Board shall be elected at each annual meeting of the Board. The Board may, from time to time, appoint such additional officers, assistant officers and agents as the Board may deem necessary. Each officer shall hold office until a successor shall have been duly chosen or until the officer’s prior death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation.

4.03. Removal. Any officer or agent chosen by the Board may be removed by the Board whenever in its judgment the best interests of the Corporation will be served thereby.

4.04. Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification, or otherwise, shall be filled by the Board for the unexpired portion of the term. A vacancy in any other office may also be filled by the Board, should the Board deem such action necessary.

4.05. President. Unless the Board elects a Chief Financial Officer, the President shall be the chief executive officer of the Corporation and, subject to the control of the Board, shall in general supervise and control all of the business and affairs of the Corporation and perform such other duties as may be prescribed by the Board from time to time. The President shall, when present, preside at all meetings of Shareholders and the Board, and shall generally do and perform all acts incident to the office of President, or which are authorized or required by law. The President also shall have authority, subject to such conditions as may be prescribed by the Board, to appoint such agents and employees of the Corporation as the President shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. The President may sign with the Secretary (or with any other proper officer of the Corporation thereunto authorized by the Board) certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board has authorized to be executed, except when the signing and execution thereof shall be expressly delegated by the Board or by these bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed. As determined by the Board, the office of President may be divided among two or more persons who shall serve as President over an area of the Corporation’s business specified by the Board.

4.06. Vice President(s). If there is a Vice President, then in the absence of the President or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or, if there are two or more Vice Presidents, then the most senior of the Vice Presidents in the order designated by the Board, or, in the absence of such designation, in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions on the President. Any Vice President may sign, with the Secretary or any Assistant Secretary, certificates for shares of the Corporation, and shall perform such other duties and have such authority as from time to time may be delegated or assigned to the Vice President by the President or by the Board. The execution of any instrument of the Corporation by any Vice President shall be conclusive evidence, as to third parties, of such Vice President’s authority to act in the stead of the President.

4.07. Secretary. The Secretary shall: (a) keep the minutes of the meetings of the Shareholders, of the Board and of Committees of the Board in one or more books provided for such purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the Corporation records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; (d) keep or arrange for the keeping of a register of the post office address of each Shareholder which shall be furnished to the Secretary; (e) sign with the President, or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to the Secretary by the President or by the Board.

4.08. Treasurer. If there is a Treasurer, the Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by or under the authority of a resolution of the Board; and (c) in general perform all the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Board. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board shall determine.

4.09. Assistant Secretaries and Assistant Treasurers. There shall be such number of Assistant Secretaries and Assistant Treasurers (which number may be zero in either or both cases) as the Board may from time to time authorize. An Assistant Secretary may sign with the President or a Vice President certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board. If required by the Board, each Assistant Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety as the Board shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board.

4.10. Other Assistants and Acting Officers. The Board shall have the power to appoint any person to act as assistant to any officer, or as agent for the Corporation in such officer’s stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board shall have the power to perform all the duties of the office to which he is so appointed to act, except as such power may be otherwise defined or restricted by the Board.

4.11. Compensation. The respective salaries and/or other compensation, if any, of the principal officers shall be fixed from time to time by the Board or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary and/or other compensation because he or she is also a Director.

ARTICLE V

CONTRACTS, LOANS, CHECKS AND DEPOSITS: SPECIAL CORPORATE ACTS

5.01. Contracts. The Board may authorize any officer or officers, agent or agents, to enter into any contract or to execute or deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be, general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the Corporation shall be executed in the name of the Corporation by the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal thereto; and when such a deed, mortgage or instrument is so executed, then no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

5.02. Loans. No indebtedness for borrowed money shall be contracted on behalf of the Corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board. Such authorization may be general or confined to specific instances.

5.03. Checks, Drafts. etc. All checks, drafts, other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board.

5.04. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of a resolution of the Board.

5.05. Voting of Securities Owned by this Corporation. Subject always to the specific directions of the Board, (a) any shares or other securities issued by any other corporation and owned or controlled by this Corporation may be voted at any meeting of security holders of such other corporation by the President, if present, or, in his or her absence, by a Vice President, if any, who may be present, and (b) whenever, in the judgment of the President, or, in his or her absence, of a Vice President, if any, in the order provided under Section 4.06 of these bylaws, it is desirable for this Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by such President or Vice President, without necessity of any authorization by the Board, affixation of corporate seal or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this Corporation the same as such shares or other securities might be voted by this Corporation.

ARTICLE VI

CERTIFICATES FOR SHARES AND THEIR TRANSFER

6.01. Certificates for Shares. The shares of capital stock of the Corporation shall be represented by a certificate, shall be uncertificated. Every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, and (b) the Chief Financial Officer, the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation.

6.02. Facsimile Signatures and Seal. The seal of the Corporation on any certificate for shares may be a facsimile. The signature of any officer upon a certificate may be a facsimile if the certificate is manually countersigned (a) by a transfer agent other than the Corporation or its employee, or (b) by a registrar other than the Corporation or its employee.

6.03. Signature by Former Officers. If any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, has ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

6.04. Surrender, Transfer and Cancellation of Shares. Prior to due presentment of a certificate for shares for registration of transfer, the Corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any owner of any other persons suffering loss as a result of such registration of transfer if (a) there were on the certificate the necessary endorsements, and (b) the Corporation had no duty to inquire into adverse claims or has discharged any such duty. The Corporation may require reasonable assurance that said endorsements are genuine and effective and in compliance with such other regulations as may be prescribed under the authority of the Board. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any transfer of capital stock unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

6.05. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Corporation upon the transfer of such shares.

6.06. Lost, Destroyed or Stolen Certificates. When the registered owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, a new Certificate shall be issued in place thereof if the owner (a) so requests before the Corporation has notice that such shares have been acquired by a bona fide purchaser; (b) files with the Corporation an indemnity bond in such amount as is prescribed by the Board; and (c) satisfies such other reasonable requirements as the Board may prescribe.

6.07. Consideration for Shares. The shares of the Corporation may be issued for such consideration as shall be fixed from time to time by the Board, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration to be paid for shares may be paid in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall be deemed fully paid and nonassessable by the Corporation. No certificate shall be issued for any share until such share is fully paid.

ARTICLE VII

SEAL

7.01. The Board shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the Corporation’s name, the year of incorporation, the words, “Corporate Seal,” and the name “Florida” (to indicate that the Corporation is a Florida corporation).

ARTICLE VIII

AMENDMENTS

8.01. By Shareholders. These bylaws may be altered, amended or repealed and new bylaws may be adopted by the Shareholders by affirmative vote of not less than a majority of the shares present or represented at any annual or special meeting of the Shareholders at which a quorum is in attendance.

8.02. By Directors. Except as provided herein, these bylaws may also be altered, amended or repealed and new bylaws may be adopted by the Board by affirmative vote of a majority of the number of Directors present at any meeting at which a quorum is in attendance; but no bylaw adopted by the Shareholders shall be amended or repealed by the Board if the bylaw so adopted so provides.

8.03. Implied Amendments. Any action taken or authorized by the Shareholders or by the Board which would be inconsistent with the bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of Directors required to amend the bylaws so that the bylaws would be consistent with such action shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

ARTICLE IX

INDEMNIFICATION

9.01. Indemnification of Directors, Officers and Employees. The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a Director, officer or employee of the Corporation or serves or served at the request of the Corporation any other enterprise as a Director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this bylaw shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a Director, officer or employee as provided above. No amendment of this bylaw shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this bylaw, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a Director, officer or employee of the Corporation which imposes duties on, or involves services by, such Director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

9.02. Permissive Supplementary Benefits. The Corporation may, but shall not be required to, supplement the right of indemnification under Section 9.01 by (a) the purchase of insurance on behalf of any one or more of such persons, whether or not the Corporation would be obligated to indemnify such person under Section 9.01, (b) individual or group indemnification agreements with any one or more of such persons, and (c) advances for related expenses of such a person.

9.03. Amendment. This Article IX may be amended or repealed only by a vote of the Shareholders and not by a vote of the Board.

Exhibit 10.174

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is entered into as of the 10th day of December, 2007, by and among Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Subordinated Lender”) and LV Administrative Services, Inc., a Delaware corporation, as administrative agent and collateral agent for the Creditor Parties (as defined in the Security Agreement referred to below) (the “Agent” and together with the Creditor Parties, the “Senior Lenders” and each, a “Senior Lender”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning provided such terms in the Security Agreement referred to below.

BACKGROUND

WHEREAS, it is a condition to the Senior Lender’s making an investment in Biovest International, Inc., a Delaware corporation (the “Company”) pursuant to, and in accordance with, (i) that certain Note Purchase Agreement dated on or about the date hereof by and between the Company and Valens U.S. SPV I, LLC (“Valens U.S.”) (as amended, modified or supplemented from time to time, the “Valens U.S. Note Purchase Agreement”); (ii) that certain Note Purchase Agreement dated on or about the date hereof by and between the Company and Valens Offshore SPV II, Corp. (“Valens Offshore”) (as amended, modified or supplemented from time to time, the “Valens Offshore Note Purchase Agreement”; and together with the Valens U.S. Note Purchase Agreement, individually, each a “Note Purchase Agreement”, and collectively, the “Note Purchase Agreements”); (iii) the Related Agreements referred to in each Note Purchase Agreement, and (iv) that certain Master Security Agreement dated as of the date hereof by and between the Company and Agent (as amended, modified or supplemented from time to time, the “Security Agreement”); that the Subordinated Lender enter into this Agreement; and

WHEREAS, the Subordinated Lender has made or will make loans to the Company; and

NOW, THEREFORE, the Subordinated Lender and the Senior Lenders agree as follows:

TERMS

1. All obligations of the Company and/or any of its affiliates to the Senior Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due are referred to as “Senior Liabilities”. Any and all loans and other financial accommodations made by the Subordinated Lender to the Company and/or any of its affiliates, together with all other obligations (whether monetary or otherwise) of the Company and/or any of its affiliates to the Subordinated Lender (in each case, including any interest, fees or penalties related thereto), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent or now or hereafter existing, or due or to become due are referred to as “Junior Liabilities”. It is expressly understood and agreed that the term “Senior Liabilities”, as used in this Agreement, shall include, without limitation, any and all interest, fees and penalties accruing on any of the Senior Liabilities after the commencement of any proceedings referred to in paragraph 4 of this Agreement, notwithstanding any provision or rule of law which might restrict the rights of the Senior Lenders, as against the Company, its affiliates or anyone else, to collect such interest, fees or penalties, as the case may be.

2. Except as expressly otherwise provided in this Agreement or as the Agent may otherwise expressly consent in writing, the payment of the Junior Liabilities shall be postponed and subordinated in right of payment and priority to the payment in full of all Senior Liabilities. Furthermore, whether directly or indirectly, no payments or other distributions whatsoever in respect of any Junior Liabilities shall be made (whether at stated maturity, by acceleration or otherwise), nor shall any property or assets of the Company or any of its affiliates be applied to the purchase or other acquisition or retirement of any Junior Liability until such time as the Senior Liabilities have been indefeasibly paid in full.

3. The Subordinated Lender hereby subordinates all claims and security interests it may have against, or with respect to, any of the assets of the Company and/or any of its affiliates (the “Subordinated Lender Liens”), to the security interests granted by the Company and/or any of its affiliates to the Agent, for the ratable benefit of the Senior Lenders, in respect of the Senior Liabilities. The Senior Lenders shall not owe any duty to the Subordinated Lender as a result of or in connection with the Subordinated Lender Liens, including, without limitation, any marshalling of assets or protection of the rights or interests of the Subordinated Lender. The Agent shall have the exclusive right to manage, perform and enforce the underlying terms of the Security Agreement, the Documents and each other document, instrument and agreement executed from time to time in connection therewith (collectively, the “Senior Security Agreements”) relating to the assets of the Company and its affiliates and to exercise and enforce its rights according to its discretion. The Subordinated Lender waives all rights to affect the method or challenge the appropriateness of any action taken by the Agent in connection with the Agent’s enforcement of its rights under the Senior Security Agreements. Only the Agent shall have the right to restrict, permit, approve or disapprove the sale, transfer or other disposition of the assets of the Company or any of its affiliates. As between the Senior Lenders and the Subordinated Lender, the terms of this Agreement shall govern even if all or part of the Agent’s liens are avoided, disallowed, set aside or otherwise invalidated.

4. In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar proceedings relating to the Company and/or any of its affiliates or to its creditors, as such, or to its property (whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company and/or any of its affiliates, or any sale of all or substantially all of the assets of the Company and/or any of its affiliates, or otherwise), the Senior Liabilities shall first be paid in full before the Subordinated Lender shall be entitled to receive and to retain any payment, distribution, other rights or benefits in respect of any Junior Liability. In order to enable the Senior Lenders to enforce their rights hereunder in any such action or proceeding, the Agent is hereby irrevocably authorized and empowered in its discretion as attorney in fact for the Subordinated Lender to make and present for and on behalf of the Subordinated Lender such proofs of claim against the Company and/or its affiliates as the Agent may deem expedient or proper and to vote such proofs of claim in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply same on account of any the Senior Liabilities. In the event, prior to indefeasible payment in full of the Senior Liabilities, the Subordinated Lender shall receive any payment in respect of the Junior Liabilities and/or in connection with the enforcement of the Subordinated Lender’s rights and remedies against the Company and/or any of its affiliates, whether arising in connection with the

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Junior Liabilities or otherwise, then the Subordinated Lender shall forthwith deliver, or cause to be delivered, the same to the Agent in precisely the form held by the Subordinated Lender (except for any necessary endorsement) and until so delivered the same shall be held in trust by the Subordinated Lender as the property of the Senior Lenders.

5. The Subordinated Lender will mark its/his books and records so as to clearly indicate that its/his respective Junior Liabilities are subordinated in accordance with the terms of this Agreement. The Subordinated Lender will execute such further documents or instruments and take such further action as the Agent may reasonably request from time to time to carry out the intent of this Agreement.

6. The Subordinated Lender hereby waives all diligence in collection or protection of or realization upon the Senior Liabilities or any security for the Senior Liabilities.

7. The Subordinated Lender shall not, without the prior written consent of the Agent: (a) attempt to enforce or collect any Junior Liability or any rights in respect of any Junior Liability ; or (b) commence, or join with any other creditor in commencing, any bankruptcy, reorganization or insolvency proceedings with respect to the Company and/or any of its affiliates.

8. The Senior Lenders, may, from time to time, at their sole discretion, and without notice to the Subordinated Lender, take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Senior Liabilities; (b) retain or obtain the primary or secondary obligation of any other obligor or obligors with respect to any of the Senior Liabilities; (c) extend or renew for one or more periods (whether or not longer than the original period), alter, increase or exchange any of the Senior Liabilities, or release or compromise any obligation of any nature of any obligor with respect to any of the Senior Liabilities; and (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Senior Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property.

9. The Senior Lenders may, from time to time, whether before or after any discontinuance of this Agreement, without notice to the Subordinated Lender, assign or transfer any or all of the Senior Liabilities or any interest in the Senior Liabilities; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer of the Senior Liabilities, such Senior Liabilities shall be and remain Senior Liabilities for the purposes of this Agreement, and every immediate and successive assignee or transferee of any of the Senior Liabilities or of any interest in the Senior Liabilities shall, to the extent of the interest of such assignee or transferee in the Senior Liabilities, be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were a Senior Lender, as applicable; provided, however, that, unless the Senior Lender that is the assignor and/or transferor shall otherwise consent in writing, such Senior Lender shall have an unimpaired right, prior and superior to that of any such assignee or transferee, to enforce this Agreement, for the benefit of such Senior Lender, as to those of the Senior Liabilities which such Senior Lender has not assigned or transferred.

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10. The Senior Lenders shall not be prejudiced in their rights under this Agreement by any act or failure to act of the Subordinated Lender, or any noncompliance of the Subordinated Lender with any agreement or obligation, regardless of any knowledge thereof which any Senior Lender may have or with which any Senior Lender may be charged; and no action of any Senior Lender permitted under this Agreement shall in any way affect or impair the rights of the Senior Lenders and the obligations of the Subordinated Lender under this Agreement.

11. No delay on the part of any Senior Lender in the exercise of any right or remedy shall operate as a waiver of such right or remedy, and no single or partial exercise by any Senior Lender of any right or remedy shall preclude other or further exercise of such right or remedy or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Agreement be binding upon any Senior Lender except as expressly set forth in a writing duly signed and delivered on behalf of the Senior Lenders. For the purposes of this Agreement, Senior Liabilities shall have the meaning set forth in Section 1 above, notwithstanding any right or power of the Subordinated Lender or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the agreements and obligations of the Subordinated Lender under this Agreement.

12. This Agreement shall continue in full force and effect after the filing of any petition (“Petition”) by or against the Company and/or any of its affiliates under the United States Bankruptcy Code (the “Code”) and all converted or succeeding cases in respect thereof. All references herein to the Company and/or Subsidiary shall be deemed to apply to the Company and such Subsidiary as debtor-in-possession and to a trustee for the Company and/or such Subsidiary. If the Company or any of its affiliates shall become subject to a proceeding under the Code, and if the Senior Lenders shall desire to permit the use of cash collateral or to permit or provide post-Petition financing from the Senior Lenders (or an affiliate or a third party satisfactory to the Senior Lenders) to the Company or any such Subsidiary under the Code, the Subordinated Lender agrees as follows: (1) adequate notice to the Subordinated Lender shall be deemed to have been provided for such consent or post-Petition financing if the Subordinated Lender receives notice thereof three (3) business days (or such shorter notice as is given to the Senior Lenders) prior to the earlier of (a) any hearing on a request to approve such post-petition financing or (b) the date of entry of an order approving same and (2) no objection will be raised by the Subordinated Lender to any such use of cash collateral or such post-Petition financing from the Senior Lenders (or an affiliate of the Senior Lenders).

13. This Agreement shall be binding upon the Subordinated Lender and upon the heirs, legal representatives, successors and assigns of the Subordinated Lender and the successors and assigns of the Subordinated Lender. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to constitute one agreement. It is understood and agreed that if facsimile copies of this Agreement bearing facsimile signatures are exchanged between the parties hereto, such copies shall in all respects have the same weight, force and legal effect and shall be fully as valid, binding, and enforceable as if such signed facsimile copies were original documents bearing original signature.

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14. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED ACCORDING TO, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. ANY ACTION BROUGHT CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE SENIOR LENDERS MAY CHOOSE TO WAIVE THIS PROVISION AND BRING AN ACTION OUTSIDE THE STATE OF NEW YORK. The individual(s) executing this Agreement on behalf of the Subordinated Lender agree(s) to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been made and delivered this 10th day of December, 2007.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Name:	Frank O’Donnell, M.D.
Title:	CEO and President

LV ADMINISTRATIVE SERVICES, INC., as Agent

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS OFFSHORE SPV II, CORP., as a Creditor Party

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

VALENS U.S. SPV I, LLC, as a Creditor Party

By:	Valens Capital Management, LLC, its investment manager

By:	/s/ Patrick Regan
Name:	Patrick Regan
Title:	Authorized Signatory

[signatures continued on next page]

Acknowledged and Agreed to by:

BIOVEST INTERNATIONAL, INC.

By:	/s/ Steven Arikian
Name:	Steve Arikian, M.D.
Title:	CEO and President

Exhibit 10.175

ACCENTIA BIOPHARMACEUTICALS, INC.

2008 EQUITY INCENTIVE PLAN

(Effective as of December 31, 2007)

Section 1. PURPOSE AND DEFINITIONS

(a) Purpose. The purpose of this Accentia Biopharmaceuticals, Inc. 2008 Equity Incentive Plan (the “Plan”) is to advance the interests of the stockholders of the Company by enhancing the Company’s ability to attract, retain, and motivate persons who make or are expected to make important contributions to the Company and its Subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives, thereby better aligning the interests of such persons with those of the Company’s stockholders. In addition, by encouraging stock ownership by directors who are not employees of the Company or its Subsidiaries, the Company seeks to attract and retain on its Board persons of exceptional competence and to provide a further incentive to serve as a director of the Company.

(b) Definitions. The following terms shall have the following respective meanings unless the context requires otherwise:

(1) The term “Administrator” shall mean the Compensation Committee of the Board or such other committee, individual or individuals appointed or delegated authority pursuant to Section 2(a) to administer the Plan.

(2) The term “Affiliate” or “Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(3) The term “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

(4) The term “Board” shall mean the Board of Directors of the Company.

(5) The term “Code” shall mean the Internal Revenue Code of 1986, or any successor thereto, as the same may be amended and in effect from time to time.

(6) The term “Company” shall mean Accentia Biopharmaceuticals, Inc., a Florida corporation.

(7) The term “Employee” shall mean a person who is employed by the Company or any Subsidiary, including an officer or director of the Company or any Subsidiary who is also an employee of the Company or any Subsidiary.

(8) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor thereto, as the same may be amended and in effect from time to time.

(9) The term “Fair Market Value” shall mean, with respect to a share of Stock, if the Stock is then listed and traded on a registered national or regional securities exchange, or quoted on The National Association of Securities Dealers’ Automated Quotation System (including The Nasdaq Stock Market’s National Market), the average closing price of a share of Stock on such exchange or quotation system for the five trading days immediately preceding the date of grant of an Option or Stock Appreciation Right, or, if Fair Market Value is used herein in connection with any event other than the grant of an Option or Stock Appreciation Right, then such average closing price for the five trading days immediately preceding the date of such event. If the Stock is not traded on a registered securities exchange or quoted in such a quotation system, the Administrator shall determine the Fair Market Value of a share of Stock.

(10) The term “Incentive Stock Option” means an option granted under this Plan and which is an incentive stock option within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute.

(11) The term “Non-Employee Director” shall mean any member of the Company’s Board who is not an employee of the Company or of any Affiliate of the Company.

(12) The term “Nonqualified Stock Option” shall mean an option granted under the Plan which is not an Incentive Stock Option.

(13) The term “Option” or “Options” shall mean the option to purchase Stock in accordance with Section 4 on such terms and conditions as may be prescribed by the Administrator, whether or not such option is an Incentive Stock Option.

(14) The term “Other Stock-Based Awards” shall mean awards of Stock or other rights made in accordance with Section 5 on such terms and conditions as may be prescribed by the Administrator.

(15) The term “Participant” shall mean any eligible person who is granted a Plan Award hereunder.

(16) The term “Performance Goals” shall mean one or more business criteria based on individual, business unit, group, Company or other performance criteria selected by the Administrator.

(17) The term “Plan” shall mean the 2007 Accentia Biopharmaceuticals, Inc. Equity Incentive Plan, as the same may be amended and in effect from time to time.

(18) The term “Plan Awards” or “Awards” shall mean awards or grants of stock Options and various other rights with respect to shares of Stock.

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(19) The term “Stock Appreciation Right” shall mean the right to receive, without payment to the Company, an amount of cash or Stock as determined in accordance with Section 4, based on the amount by which the Fair Market Value of a share of Stock on the relevant valuation date exceeds the grant price.

(20) The term “Stock” shall mean shares of the Company’s common stock, par value $.001 per share.

(21) The term “Subsidiary” shall mean any “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(22) The term “Ten Percent Stockholder” shall mean an individual who owns stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations within the meaning of Code Section 422.

Section 2. ADMINISTRATION AND PARTICIPANTS

(a) Administration. The Plan shall be administered by the Board of Directors or by any other committee appointed by the Board. If the Company has a class of securities registered under the Exchange Act, then such committee shall consist of not fewer than two members of the Board, each of whom shall qualify (at the time of appointment to the committee and during all periods of service on the committee) in all respects as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an outside director as defined in Section 162(m) of the Code and the regulations thereunder. The Administrator shall administer the Plan and perform such other functions as are assigned to it under the Plan. The Administrator is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion. The Administrator’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not they are similarly situated. Any authority granted to the Administrator may also be exercised by the entire Board. To the extent that any permitted action taken by the Board conflicts with any action taken by the Administrator, the Board action shall control. To the extent permitted by applicable law and except for Awards granted to Persons who are subject to Section 16 of the Exchange Act, the Administrator may delegate any or all of its powers or duties under the Plan, including, but not limited to, its authority to make awards under the Plan to such person or persons as it shall appoint pursuant to such conditions or limitations as the Administrator may establish; provided, however, that the Administrator shall not delegate its authority to amend or modify the Plan pursuant to the provisions of Section 12(b) of the Plan. To the extent of any such delegation, the term “Administrator” when used herein shall mean and include any such delegate.

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(b) Eligibility for Participation. Any Employee, director, officer, consultant, or advisor of the Company or its Subsidiaries may be granted Awards under the Plan, provided that consultants or advisors may only be granted Awards under the Plan if they are natural persons that provide bona fide services to the Company or its Subsidiaries. The Administrator shall designate each individual who will become a Participant. The Administrator’s designation of a Participant in any year shall not require the Administrator to designate such person to receive a Plan Award in any other year.

Section 3. STOCK AVAILABLE FOR PLAN AWARDS

(a) Stock Subject to Plan. The Stock to be subject to or related to Plan Awards may be either authorized and unissued shares or shares held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Section 9, shall be three million (3,000,000) shares.

(b) Computation of Stock Available for Plan Awards. For the purpose of computing the total number of shares of Stock remaining available for Plan Awards under this Plan at any time while the Plan is in effect, the total number of shares determined to be available pursuant to subsections (a) and (c) of this Section 3 shall be reduced by, (1) the maximum number of shares of Stock subject to issuance upon exercise of outstanding Options or outstanding Stock Appreciation Rights granted under this Plan, and (2) the maximum number of shares of Stock related to outstanding Other Stock-Based Awards granted under this Plan, as determined by the Administrator in each case as of the dates on which such Plan Awards were granted.

(c) Terminated, Expired or Forfeited Plan Awards. The shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award shall be made available for further Plan Awards.

Section 4. OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant of Options.

(1) The Administrator, at any time and from time to time while the Plan is in effect, may grant Options to such Employees and other eligible individuals as the Administrator may select, subject to the provisions of this Section 4 and Section 3 of the Plan. Subject to any limitations set forth in the Plan, the Administrator shall have complete discretion in determining: (a) the eligible individuals to be granted an Option; (b) the number of shares of Stock to be subject to the Option; (c) whether the Option is to be an Incentive Stock Option or a Nonqualified Stock Option; provided that, Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary; and (d) any other terms and conditions of the Option as determined by the Administrator in its sole discretion.

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Unless otherwise determined by the Administrator, Incentive Stock Options: (a) will be exercisable at a purchase price per share of not less than One Hundred percent (100%) (or, in the case of a Ten Percent Stockholder, one hundred and ten percent (110%)) of the Fair Market Value of the Stock on the date of grant; (b) will be exercisable over not more than ten (10) years (or, in the case of a Ten Percent Stockholder, five (5) years) after the date of grant; (c) will terminate not later than three (3) months after the Participant’s termination of employment for any reason other than retirement (as defined herein), disability or death; (d) will terminate at the end of the exercise period as specified in the grant in the event of termination of employment as a result of disability, death or retirement; and (e) will comply in all other respects with the provisions of Code Section 422. For purposes hereof, “retirement” shall mean the employee terminates at a time when employee’s combined age and years of service equal at least sixty (60) (subject to the Age and Service Guidelines set forth below). The Age and Service Guidelines are:

a)	the employee must have a minimum of three (3) years of service; and

b)	the employee must have attained a minimum age of fifty-five (55) years during the year of termination. For clarification, Incentive Stock Options granted will continue to be exercisable and will continue to vest until the Incentive Stock Option is terminated hereunder.

Nonqualified Stock Options will be exercisable at purchase prices of not less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant, unless otherwise determined by the Administrator. Nonqualified Stock Options will be exercisable during such periods or on such date as determined by the Administrator and shall terminate at such time as the Administrator shall determine. Nonqualified Stock Options shall be subject to such terms and conditions as are determined by the Administrator; provided that any Option granted to a Section 162(m) Participant shall either have a purchase price of not less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant or be subject to the attainment of such Performance Goals as are established by the Administrator, unless otherwise determined by the Administrator.

(2) Each award agreement evidencing an Incentive Stock Option shall provide that, to the extent that the aggregate Fair Market Value of Stock (as determined on the date of the option grant) that may be purchased by a Participant for the first time during any calendar year pursuant Incentive Stock Options granted under the Plan or any other plan of the Company or its Subsidiaries exceeds $100,000, then such option as to the excess shall be treated as a Nonqualified Stock Option. This limitation shall be applied by taking stock options into account in the order in which they were granted.

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(b) Grant of Stock Appreciation Rights.

(1) The Administrator, at any time and from time to time while the Plan is in effect, may grant Stock Appreciation Rights to such Employees and other eligible individuals as it may select, subject to the provisions of this Section 4 and Section 3 of the Plan. Each Stock Appreciation Right may relate to all or a portion of a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination or expiration of such Option (a “Tandem SAR”), or may be granted independently of any Option, as determined by the Administrator. If the Stock Appreciation Right is granted independently of an Option, the grant price of such right shall be the Fair Market Value of Stock on the date of grant of such Stock Appreciation Right; provided, however, that the Administrator may, in its discretion, fix a grant price in excess of the Fair Market Value of Stock on such grant date.

(2) Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive, without payment to the Company, either (A) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the Stock Appreciation Right being exercised by the Participant, multiplied by the amount by which the Fair Market Value of a share of Stock on the day the right is exercised exceeds the grant price (such amount being hereinafter referred to as the “Spread”), by (ii) the Fair Market Value of a share of Stock on the exercise date; or (B) cash in an amount determined by multiplying (i) the total number of shares of Stock subject to the Stock Appreciation Right being exercised by the Participant, by (ii) the amount of the Spread; or (C) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (A) and (B) above, as determined by the Administrator in its sole discretion; provided, however, that, in the case of a Tandem SAR, the total number of shares which may be received upon exercise of a Stock Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the Fair Market Value on the date of exercise of the total number of shares subject to the related Option or portion thereof.

(c) Terms and Conditions.

(1) Each Option and Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions, including but not limited to the attainment of Performance Goals, as shall be determined by the Administrator in its sole discretion and set forth in the provisions of the award agreement with respect to such Option and Stock Appreciation Right; provided, however, that a Tandem SAR shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or Stock Appreciation Right shall be exercised beyond ten (10) years from the date of grant.

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(2) The Administrator may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Option or Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Administrator from time to time and consistent with the Plan.

(3) With respect to Options issued with Tandem SARs, the right of a Participant to exercise the Tandem SAR shall be cancelled if and to the extent the related Option is exercised, and the right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate shares or cash received upon exercise of the Tandem SAR.

(4) If any fractional share of Stock would otherwise be issued to a Participant upon the exercise of an Option or Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the Fair Market Value of the Stock on the date of exercise.

(d) Award Agreement. Each Option and Stock Appreciation Right shall be evidenced by an award agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve.

(e) Payment for Option Shares.

(1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made in such manner as is provided in the applicable award agreement or otherwise determined by the Administrator.

(2) Any payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made in cash. Notwithstanding the foregoing, if permitted by the Award Agreement or otherwise permitted by the Administrator, the payment may be made by delivery of shares of Stock beneficially owned by the Participant, or attestation by the Participant to the ownership of a sufficient number of shares of Stock, or by a combination of cash and Stock, at the election of the Participant; provided, however, that any shares of Stock so delivered or attested shall have been beneficially owned by the Participant for a period of not less than six (6) months prior to the date of exercise. Any such shares of Stock so delivered or attested shall be valued at their Fair Market Value on the date of such exercise. The Administrator shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required. The Administrator also may authorize payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Stock may be issued directly to the Participant’s broker upon receipt of the Option purchase price in cash directly to the broker.

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(3) To the extent that the payment of the exercise price for the Stock purchased pursuant to the exercise of an Option is made with shares of Stock as provided in Section 4(e)(2) of the Plan, then, at the discretion of the Administrator, the Participant may be granted a replacement Option under the Plan to purchase a number of shares of Stock equal to the number of shares tendered or attested to as permitted in Section 4(e)(2) hereof, with an exercise price per share equal to the Fair Market Value on the date of grant of such replacement Option and with a term extending to the expiration date of the original Option.

(f) Nonqualified Stock Option Awards to Directors.

(1) Each Director shall automatically be granted Nonqualified Stock Options under the Plan in the manner set forth in this Section 4(f). A Director may hold more than one Nonqualified Stock Option, but only on the terms and subject to any restrictions set forth herein.

(2) Each Director (for clarification both employee Directors and non-employee Directors) (if he or she continues to serve in such capacity) shall annually during the time the Plan is in effect, automatically be granted a Non-Qualified Stock Option to purchase a number of shares of Stock that is equal to the sum of (i) 30,000 shares plus (ii) 7,500 shares for each standing Board committee on which the Director serves as of the grant date, plus (iii) 7,500 shares of Stock for each standing Board committee for which the Director serves as the chairperson as of the grant date (which number of shares shall be subject to adjustment in the manner provided in Section 9 of the Plan). For purposes of this Plan, the term “standing Board committee” means the Audit Committee, Compensation Committee, and Governance and Nominating Committee of the Board, any Special committee created by the Board of Directors or any successor to such committees. Nonqualified Stock Options shall be automatically granted to Directors under the Plan only for so long as the Plan remains in effect and a sufficient number of Shares are available hereunder for the granting of such Options.

(3) The exercise price per Share for a Non-Qualified Stock Option granted to a Director under the Plan shall be equal to 100% of the Fair Market Value of a share of Stock on the date of grant of such Option.

(4) Nonqualified Stock Options granted to Directors under the Plan are not vested and cannot be exercised prior to the first anniversary of the date of grant, and thereafter shall vest and may only be exercised with respect to one-third of the Option shares on and after the first anniversary of the date of grant, with respect to two-thirds of the Option shares on a cumulative basis on and after the second anniversary of the date of grant, and with respect to all of the Option shares on a cumulative basis on and after the third anniversary of the date of grant. Notwithstanding the foregoing, such Options shall terminate on the earlier of: ten years after the date of grant; or ninety (90) calendar days after the Director ceases to be a director of the Company for any reason, other than as a result of the Director’s death, disability or retirement. In the case the Director ceases to be a director of the Company as a result of death,

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retirement or disability, the Nonqualified Stock Options granted to Directors under the Plan will termination at the end of the exercise period as specified in the grant. For purposes hereof, “retirement” shall mean the Director terminates at a time when the director’s combined age and years of service (as an employee and director) equal at least sixty (60) (subject to Age and Service Guidelines set forth below).

(g) The Age and Service Guidelines are: the Director must have a minimum of three (3) years of combined service as a director or employee; and (b) the Director must have attained a minimum age of fifty-five (55) years during the year of termination. For clarification, Non-qualified Stock Options granted to Directors will continue to be exercisable and will continue to vest until the Option is terminated hereunder.

Section 5. STOCK AND OTHER STOCK-BASED AND COMBINATION AWARDS

(a) Grants of Other Stock-Based Awards. The Administrator, at any time and from time to time while the Plan is in effect, may grant Other Stock-Based Awards to such Employees or other eligible individuals as it may select. Such Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to or otherwise based on Stock, may include, but are not limited to, awards of restricted Stock or Plan Awards denominated in the form of “stock units”, grants of so-called “phantom stock” and options containing terms or provisions differing in whole or in part from Options granted pursuant to Section 4 of the Plan. Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company or Subsidiary, including a plan of any acquired entity. Each Other Stock-Based Award shall be evidenced by an award agreement in such form as the Administrator may determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Administrator shall have the authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Section 3 of the Plan) and all other terms and conditions of such Plan Awards, including, but not limited to, whether such Plan Awards shall be subject to the attainment of Performance Goals, and whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c) Consideration for Other Stock-Based Awards. In the discretion of the Administrator, any Other Stock-Based Award may be granted as a Stock bonus for no consideration other than services rendered.

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(d) Dividend Equivalents on Plan Awards.

(1) The Administrator may determine that a Participant to whom an Other Stock-Based Award is granted shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends if, on each record date during the performance or restriction period relating to such Plan Award, such Participant had been the holder of record of a number of shares of Stock subject to the Award (as adjusted pursuant to Section 9 of the Plan). Any such payment may be made at the same time as a dividend is paid or may be deferred until such later date as is determined by the Administrator in its sole discretion. Such cash payments are hereinafter called “dividend equivalents”.

(2) Notwithstanding the provisions of subsection (d)(1) of this Section 5, the Administrator may determine that, in lieu of receiving all or any portion of any such dividend equivalent in cash, a Participant shall receive an award of whole shares of Stock having a Fair Market Value approximately equal to the portion of such dividend equivalent that was not paid in cash. Certificates for shares of Stock so awarded may be issued as of the payment date for the related cash dividend or may be deferred until a later date, and the shares of Stock covered thereby may be subject to the terms and conditions of the Plan Award to which it relates (including but not limited to the attainment of any Performance Goals) and the terms and conditions of the Plan, all as determined by the Administrator in its sole discretion.

Section 6. AWARDS TO PARTICIPANTS OUTSIDE OF THE UNITED STATES

In order to facilitate the granting of Plan Awards to Participants who are foreign nationals or who reside or work outside of the United States of America, the Administrator may provide for such special terms and conditions, including without limitation substitutes for Plan Awards, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such substitutes for Plan Awards may include a requirement that the Participant receive cash, in such amount as the Administrator may determine in its sole discretion, in lieu of any Plan Award or share of Stock that would otherwise have been granted to or delivered to such Participant under the Plan. The Administrator may approve any supplements to, or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for purposes of this Section 6 without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provision that is inconsistent with the terms of the Plan as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

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Section 7. PAYMENT OF PLAN AWARDS AND CONDITIONS THEREON

(a) Issuance of Shares. Certificates for shares of Stock issuable pursuant to a Plan Award shall be issued to and registered in the name of the Participant who received such Award. The Administrator may require that such certificates bear such restrictive legend as the Administrator may specify and be held by the Company in escrow or otherwise pursuant to any form of agreement or instrument that the Administrator may specify. If the Administrator has determined that deferred dividend equivalents shall be payable to a Participant with respect to any Plan Award pursuant to Section 5(d) of the Plan, then concurrently with the issuance of such certificates, the Company shall deliver to such Participant a cash payment or additional shares of Stock in settlement of such dividend equivalents.

(b) Substitution of Shares. Notwithstanding the provisions of this subsection (b) or any other provision of the Plan, the Administrator may specify that a Participant’s Plan Award shall not be represented by certificates for shares of Stock but shall be represented by rights approximately equivalent (as determined by the Administrator) to the rights that such Participant would have received if certificates for shares of Stock had been issued in the name of such Participant in accordance with subsection (a) of this Section 7 (such rights being called “Stock Equivalents”). Subject to the provisions of Section 9 of the Plan and the other terms and provisions of the Plan, if the Administrator shall so determine, each Participant who holds Stock Equivalents shall be entitled to receive the same amount of cash that such Participant would have received as dividends if certificates for shares of Stock had been issued in the name of such Participant pursuant to subsection (a) of this Section 7 covering the number of shares equal to the number of shares to which such Stock Equivalents relate. Notwithstanding any other provision of the Plan to the contrary, the Stock Equivalents may, at the option of the Administrator, be converted into an equivalent number of shares of Stock or, upon the expiration of any restriction period imposed on such Stock Equivalents, into cash, under such circumstances and in such manner as the Administrator may determine.

(c) Cooperation. Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award granted to such Participant is outstanding hereunder, and such Participant has not yet received the Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or benefit only if, during the entire period from the date of such Participant’s termination to the date of such receipt, such Participant shall have made himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to, and otherwise cooperate with the Company; provided, however, that the failure to comply with such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived by the Administrator upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

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(d) Tax and Other Withholding. Prior to any distribution of cash, Stock or any other benefit available under a Plan Award (including payments under Section 5(d) and Section 7(b) of the Plan) to any Participant, appropriate arrangements (consistent with the Plan and any rules adopted hereunder) shall be made for the payment of any taxes and other amounts required to be withheld by federal, state or local law.

(e) Substitution. The Administrator, in its sole discretion, may substitute a Plan Award for another outstanding Plan Award or Plan Awards of the same or different type, so long as the substituted Plan Award is substantially equivalent in value to the outstanding Award for which the substitution is being made.

Section 8. NON-TRANSFERABILITY OF PLAN AWARDS

(a) Restrictions on Transfer of Awards. Plan Awards shall not be assignable or transferable by the Participant other than by will or by the laws of descent and distribution except that the Participant may, with the consent of the Administrator, transfer, without consideration, Plan Awards that do not constitute Incentive Stock Options to the Participant’s children, stepchildren, grandchildren, parent(s), stepparent(s), grandparent(s), spouse, sibling(s), mother-in-law, father-in-law, son(s)-in-law, daughter(s)-in-law, brother(s)-in-law or sister(s)-in-law, and to persons with whom the Participant has an adoptive relationship, (or to one or more trusts for the benefit of any such family members or to one or more partnerships in which any such family members are the only partners).

(b) Attachment and Levy. No Plan Award shall be subject, in whole or in part, to attachment, execution or levy of any kind, and any purported transfer in violation hereof shall be null and void. Without limiting the generality of the foregoing, no domestic relations order purporting to authorize a transfer of a Plan Award, or to grant to any person other than the Participant the authority to exercise or otherwise act with respect to a Plan Award, shall be recognized as valid.

Section 9. ADJUSTMENTS TO AWARDS

In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Stock subject to the Plan and which thereafter may be made the subject of Awards under the Plan, (ii) the number and type of Stock subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive

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Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b) of the Code (or any successor provision thereto); and provided further that the number of shares of Stock subject to any Award payable or denominated in Stock shall always be a whole number. Notwithstanding the foregoing, Nonqualified Stock Options subject to grant or previously granted to Non-Employee Directors under Section 4(f) of the Plan at the time of any event described in the preceding sentence shall be subject to only such adjustments as shall be necessary to maintain the relative proportionate interest represented thereby immediately prior to any such event and to preserve, without exceeding, the value of such Options.

Section 10. UNFUNDED STATUS OF THE PLAN

Unless otherwise determined by the Administrator, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant, any Non-Employee Director, or other Person. To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Administrator) shall be no greater than the right of an unsecured general creditor of the Company.

Section 11. RIGHTS AS A STOCKHOLDER

A Participant shall not have any rights as a stockholder with respect to any share covered by any Plan Award until such Participant shall have become the holder of record of such share.

Section 12. TERM, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN AND AGREEMENTS

(a) Term. Unless the Plan is terminated earlier pursuant to subsection (b) of this Section 12, no Incentive Stock Options may be granted under the Plan after ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the shareholders of the Company.

(b) Amendment, Modification and Termination of Plan. The Board may, at any time, amend or modify the Plan or any outstanding Plan Award, including without limitation, to authorize the Administrator to make Plan Awards payable in other securities or other forms of property of a kind to be determined by the Administrator, and such other amendments as may be necessary or desirable to implement such Plan Awards, and may terminate the Plan or any provision thereof; provided, however, that no amendment shall be made without the approval of the stockholders of the Company if such approval would be required by the Code. Subject to the provisions of subsection (c) of this Section 12, the Administrator may, at any time and from time to time, amend or modify any outstanding Plan Award to the extent not inconsistent with the terms of the Plan.

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(c) Limitation. Subject to the provisions of subsection (e) of this Section 12, no amendment to or termination of the Plan or any provision hereof, and no amendment or cancellation of any outstanding Plan Award, by the Board, the Administrator or the stockholders of the Company, shall, without the written consent of the affected Participant, adversely affect any outstanding Plan Award.

(d) Survival. The Administrator’s authority to act with respect to any outstanding Plan Award and the Board’s authority to amend the Plan shall survive termination of the Plan.

(e) Amendment for Changes in Law. Notwithstanding the foregoing provisions, the Board and Administrator shall have the authority to amend outstanding Plan Awards and the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Plan Awards that qualify for beneficial treatment under such rules, without stockholder approval (unless otherwise required by law or the applicable rules of any securities exchange on which the Stock is then traded) and without Participant consent.

Section 13. INDEMNIFICATION AND EXCULPATION

(a) Indemnification. Each person who is or shall have been a member of the Board and the Administrator shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company’s written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person’s lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Board and the Administrator, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board, or the Administrator, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

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Section 14. EXPENSES OF PLAN

The entire expense of offering and administering the Plan shall be borne by the Company and its participating Subsidiaries; provided, that the costs and expenses associated with the redemption or exercise of any Plan Award, including but not limited to commissions charged by any agent of the Company, may be charged to the Participants.

Section 15. FINALITY OF DETERMINATIONS

Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board or the Administrator shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its Subsidiaries, the stockholders, the Administrator, the directors, officers, and employees of the Company and its Subsidiaries, the Participants, and their respective successors in interest.

Section 16. NO RIGHTS TO CONTINUED EMPLOYMENT OR TO PLAN AWARD

(a) No Right to Employment. Nothing contained in this Plan, or in any booklet or document describing or referring to the Plan, shall be deemed to confer on any Participant the right to continue as an employee of the Company or any Subsidiary, whether for the duration of any performance period, restriction period, or vesting period under a Plan Award, or otherwise, or affect the right of the Company or Subsidiary to terminate the employment of any Participant for any reason.

(b) No Right to Award. No Employee or other person shall have any claim or right to be granted a Plan Award under the Plan. Receipt of an Award under the Plan shall not give a Participant or any other person any right to receive any other Plan Award under the Plan. A Participant shall have no rights in any Plan Award, except as set forth herein and in the applicable award agreement.

Section 17. GOVERNING LAW AND CONSTRUCTION

The Plan and all actions taken hereunder shall be governed by, and the Plan shall be construed in accordance with, the laws of the State of Florida without regard to principles of conflict of laws. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of the Plan.

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Exhibit 10.176

700 Corporate Park Drive Clayton, MO 63105 Phone: (314) 727-7070 Fax: (314) 746-0175 www.mySouthwestBank.com

December 20, 2007

Mr. Alan Pearce

Chief Financial Officer

Accentia Biopharmaceuticals, Inc.

324 S. Hyde Park Ave.

Tampa, FL 33606-4127

RE: $4,000,000 line of credit, Loan #956724001-71006

Dear Alan:

With this letter, Southwest Bank of St. Louis hereby extends the maturity date of the above referenced loan to March 31, 2008. We will follow up with a executable note in then near future, but until then, please reference this letter for any inquiries on the new maturity date.

Thanks again for all of your business with the Bank!

Sincerely,

/s/ Scott Z. Larson
Scott Z. Larson
Senior Vice President

Cc: Kurt Kientzle

Member FDIC

Exhibit 10.177

AGREEMENT & CONSENT

WHEREAS reference is made to that certain Facility Credit Agreement dated August 16, 2005 from Hopkins Capital Group II, LLC (“HCGII”) to and for the benefit of Accentia Biopharmaceuticals, Inc., a Florida corporation (“Accentia”) (the “Facility Credit Agreement”); and

WHEREAS, HCGII wishes to confirm and clarify, as a legally binding agreement, the understanding of HCGII and Accentia regarding Accentia’s continued ability to Demand advances under the Facility Credit Agreement and the Line of Credit created thereby;

NOW THEREFORE, HCGII and Accentia hereby agree and affirm as follows:

FOR GOOD AND VALUABLE CONSIDERATION, including without limitation the promises and covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, HCGII hereby affirms and agrees that:

1.	Notwithstanding the definition of “Commitment Termination Date” and “Maturity Date” contained in the Facility Credit Agreement, HCGII hereby confirms its commitment regarding Accentia’s continued ability to demand advances under the Line of Credit created pursuant to the Facility Credit Agreement and hereby agrees that HCGII is legally obligated to make loans under the terms of the Facility Credit Agreement until December 31, 2008, notwithstanding the closing of the Accentia IPO or the occurrence of the Maturity Date.

2.	HCGII hereby irrevocably consents under the provisions of paragraph 2.1(b) of the Facility Credit Agreement to fund any Loan up to the maximum amount defined in the Facility Credit Agreement (for clarification borrowings under the line of credit repaid in cash or stock do not reduce the maximum borrowing amount) provided that proper Demand for such Loan is made in accordance with the terms of the Facility Credit Agreement on or before December 31, 2008 and provided further that such Demand is supported by a unanimous resolution of the Board of Directors of Accentia, with all directors affiliated with HCGII abstaining and not being counted in such vote.

IN WITNESS WHEREOF HCGII and Accentia have executed this Agreement on the dates indicated below, intending to be legally bound hereby.

HOPKINS CAPITAL GROUP II, LLC		ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Francis E. O’Donnell, Jr.	By:	/s/ James A. McNulty

Title:	Managing Partner	Title:	Secretary/Treasurer

Date:	December 27, 2007	Date:	December 27, 2007

Exhibit 10.178

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF THIS WARRANT IS

RESTRICTED AS DESCRIBED HEREIN.

ACCENTIA BIOPHARMACEUTICALS, INC.

Warrant for the Purchase up to Five Hundred Thousand (175,000) Shares

of Common Stock, par value $ 0.001 per share

THIS WARRANT EXPIRES ON December 27, 2012

Warrant No. 1539	175,000 Shares of Common Stock @ $2.91 per share

This Warrant certifies that, for value received, Hopkins Capital Group II, LLC, with an address at 709 The Hamptons Lane, Town and Country MO 63072 (including any transferee, the “Holder”), is entitled to subscribe for and purchase from ACCENTIA BIOPHARMACEUTICALS, INC., a Florida corporation (the “Company”), upon the terms and conditions set forth herein, up to an aggregate of One Hundred Seventy Five Thousand (175,000) shares of the Company Common Stock, par value $0.001 per share (“Common Stock”), at a price (the “Exercise Price”) equal to $2.91 per share, on the following vesting schedule:

Rights to purchase all shares pursuant to this Warrant shall vest immediately upon Grant.

All rights to purchase shares pursuant to this Warrant must be exercised before 5:00 P.M. on December 27, 2012, New York time (the “Exercise Period”), unless such Exercise Period is extended as set forth hereinafter. As used herein the term “this Warrant” shall mean and include this Warrant and any Warrant or Warrants hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part.

The number of shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and the Exercise Price may be adjusted from time to time as hereinafter set forth.

1. This Warrant may be exercised during the Exercise Period, as to the whole or any lesser number of whole Warrant Shares, by the surrender of this Warrant (with the “Election to Exercise” attached hereto, duly executed) to the Company at its office at 324 Hyde Park Avenue, Suite 350, Tampa FL 33606 or at such other place as is designated in writing by the Company, together with cash or a certified or bank cashiers check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised. Each Warrant not exercised prior to 5:00 p.m. on December 31, 2012 New York time shall become null and void and all rights thereunder shall cease as of such time.

2. The Holder shall be deemed to be the holder of record of the Warrant Shares as soon as the Company receives the Warrant, the “Election to Exercise” and the aggregate Exercise Price for the Warrant Shares in accordance with Section 1; provided, however, that if the date of such receipt is a date upon which the transfer books of the Company are closed, the Holder shall be deemed to be the record holder on the next succeeding business day on which such books are open. As soon as practicable after each such exercise of this Warrant, the Company shall issue and cause to be delivered to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the remaining unexercised balance of the Warrant Shares (or portions thereof) subject to purchase hereunder.

3. (a) Any Warrants issued upon the transfer or exercise in part of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such warrant on the part of any other person, and shall not be liable for any registration or transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of the transfer of this Warrant, the Company shall cause to be delivered a new Warrant or Warrants to the person entitled thereto. This Warrant may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares (or portions thereof), upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder.

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(b) The Holder acknowledges that he has been advised by the Company that neither this Warrant nor the Warrant Shares have been registered under the Act, that this Warrant is being or has been issued and the Warrant Shares may be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon the representations to the Company made by the original Holder. The Holder acknowledges that he is familiar with the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of this Warrant or the Warrant Shares issuable upon exercise hereof shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of this Warrant or such Warrant Shares is registered under the Act, it being understood that neither this Warrant nor such Warrant Shares are currently registered for sale and that the Company has no obligation or intention to so register this Warrant or such Warrant Shares except as specifically provided herein, or (ii) this Warrant or such Warrant Shares are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the time of the original issuance of this Warrant for the sale of this Warrant or such Warrant Shares and that there can be no assurance that Rule 144 sales will be available at any subsequent time, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act.

(c) The Holder represents that he/she is an “Accredited Investor” as defined in the Act.

(d) Piggyback Registration Rights. In the event that the Company plans to file a registration statement with the U. S. Securities and Exchange Commission covering shares of common stock of the Company (“Registration Statement”), the Company shall provide written notice to Holder and Holder shall have 30 days to require in writing that all shares of common stock underlying the Warrant, to the extent vested, be covered in the Registration Statement. Notwithstanding the foregoing, the Company shall have full discretion to determine not to include the shares underlying the warrant in any registration statement if the Company reasonably determines that such registration may adversely effect the registration statement, the offering described in the registration statement or otherwise adversely affect the Company.

4. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of providing for the exercise of the rights to purchase Warrant Shares granted pursuant to the outstanding Warrants, such number of shares of Common Stock as shall, from time to time, be required therefore. The Company covenants that the Warrant Shares, upon receipt by the Company of the full Exercise Price therefor, shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

5. (a) In case of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation), or in case of any sale, lease, or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety, such successor, leasing, or purchasing corporation, as the case may

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be, the Company shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale, lease, or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such consolidation, merger, sale, lease, or conveyance, and (ii) make effective provision in its certificate of incorporation or otherwise, if necessary, to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 5.

(b) In case of any reclassification or change of the shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, or merger.

(c) The above provisions of this Section 6 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

(d) This Warrant is fully assignable, as to all or any portion of the rights hereunder, at the discretion of the Holder. The Company will issue the necessary Warrants to give effect to any such assignment upon receipt of a properly-completed Assignment in the form attached to this Warrant, signed by the Holder.

6. The issuance of any shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer or delivery of this Warrant to a person other than, or the issuance and delivery of any certificate in a name other than that of the registered Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

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7. Until such time as an effective Registration Statement covering the Warrant Shares is in place, the Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such warrant Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

In addition, any Warrants issued upon transfer or any new Warrants issued shall bear a similar legend.

8. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant (and upon surrender of any Warrant if mutilated) , including an affidavit of the Holder thereof that this Warrant has been lost, stolen, destroyed or mutilated, together with an indemnity against any claim that may be made against the Company on account of such lost, stolen, destroyed or mutilated Warrant, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder thereof a new Warrant of like date, tenor, and denomination.

9. The Holder of any Warrant shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this warrant.

10. This Warrant shall be construed in accordance with the laws of the State of Florida applicable to contracts made and performed within such State, without regard to principles governing conflicts of law.

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11. The Company irrevocably consents to the jurisdiction of the courts of the State of Florida and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Warrant, any document or instrument delivered pursuant to, in connection with or simultaneously with this Warrant, or a breach of this Warrant or any such document or instrument.

12. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, at 324 Hyde Park Avenue, Suite 350, Tampa FL 33606, Attention: CFO, (ii) if to the Holder, at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 13. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 13 shall be deemed given at the time of receipt thereof.

13. This Warrant may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Warrant, and all future Holders shall be bound thereby.

Dated: December 27, 2007

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty, CPA
Title:	Secretary/Treasurer

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FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer all or any portion of the rights in and to the attached Warrant.)

FOR VALUE RECEIVED,                              hereby sells, assigns, and transfers unto                             a Warrant to purchase                              shares of Common Stock, par value $0.001 per share, of ACCENTIA BIOPHARMACEUTICALS, INC. (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint                              attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Dated:

Signature

Signature Guarantee

NOTICE

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

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To:	ACCENTIA BIOPHARMACEUTICALS, INC.

324 S. Hyde Park Avenue Suite 350

Tampa FL 33606

ELECTION TO EXERCISE

The undersigned hereby exercises his or its rights to purchase                              Warrant Shares covered by the within Warrant and tenders payment herewith in the amount of $                     in accordance with the terms thereof, and requests that certificates for such securities be issued in the name of, and delivered to:

(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

(Print Name, Address and Social Security or Tax Identification Number)

and, if such number of Warrant Shares shall not be all the Warrant Shares covered by the within Warrant, that a new Warrant for the balance of the Warrant Shares covered by the within Warrant be registered in the name of, and delivered to, the undersigned at the address stated below.

Dated:

Name:
(Print)

Address:

(Signature)

(Signature Guarantee)

(Signature Guarantee)

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Exhibit 31.1

CERTIFICATION

I, Francis E. O’Donnell, Jr., certify that:

1. I have reviewed this annual report on Form 10-K of Accentia Biopharmaceuticals, Inc. for the fiscal year ended September 30, 2007;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 28, 2007

By:	/s/ Francis E. O’Donnell, Jr.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Alan M. Pearce, certify that:

1. I have reviewed this annual report on Form 10-K of Accentia Biopharmaceuticals, Inc. for the fiscal year ended September 30, 2007;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 28, 2007

By:	/s/ Alan M. Pearce
Alan M. Pearce
Chief Financial Officer

Exhibit 32.1

CERTIFICATION

In connection with the Annual Report on Form 10-K of Accentia Biopharmaceuticals, Inc. (the “Company”) for the year ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-K”), I, Francis E. O’Donnell, Jr., Chairman of the Board and Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The form 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended: and

(2) The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: December 28, 2007

/s/ Francis E. O’Donnell, Jr.
Francis E. O’Donnell, Jr., M.D.
Chairman of the Board and Chief Executive Officer

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Accentia Biopharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.

Exhibit 32.2

CERTIFICATION

In connection with the Annual Report on Form 10-K of Accentia Biopharmaceuticals, Inc. (the “Company”) for the year ended September 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-K”), I, Alan M. Pearce, Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The form 10-K fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended: and

(2) The information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: December 28, 2007

/s/ Alan M. Pearce
Alan M. Pearce
Chief Financial Officer

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Accentia Biopharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.